As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	4213	48-0948788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff P. Bennett

Vice President—Legal, Interim General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Paul D. Zier

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
10% Series A Convertible Senior Secured Notes due 2015	$140,000,000	$ 1.00	$140,000,000	$16,254
10% Series A Convertible Senior Secured Notes due 2015 Paid-in-Kind	$ 61,918,911	$ 1.00	$ 61,918,911	$ 7,189
10% Series B Convertible Senior Secured Notes due 2015	$100,000,000	$ 1.00	$100,000,000	$11,610
10% Series B Convertible Senior Secured Notes due 2015 Paid-in-Kind	$ 44,227,794	$ 1.00	$ 44,227,794	$ 5,135
Series B Convertible Preferred Stock, par value $1.00 per share	4,999,999	$44.38	$221,896,566	$25,763
Common Stock, par value $0.01 per share	5,978,390,212	—	—	$— (5)
Guarantees of 10% Series A Convertible Senior Secured Notes due 2015	—	—	—	—
Guarantees of 10% Series B Convertible Senior Secured Notes due 2015	—	—	—	—

(1)	This Registration Statement registers (i) (A) the maximum aggregate principal amount of 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) issuable in exchange for claims under the Company’s existing credit agreement (“credit agreement claims”) and (B) the maximum aggregate principal amount of Series A Notes paid-in-kind in respect of interest to be paid on the Series A Notes, (ii) (A) the maximum aggregate principal amount of 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) that will be issued and sold for cash to the holders of credit agreement claims pursuant to subscription rights issued in exchange for credit agreement claims and (B) the maximum aggregate principal amount of Series B Notes paid-in-kind in respect of interest or make whole premium to be paid on the Series B Notes, (iii) the maximum number of shares of new Series B Convertible Preferred Stock, par value $1.00 per share (the “new preferred stock”), comprised of approximately (A) 3,717,948 shares issuable in connection with the exchange offer for credit agreement claims and (B) 1,282,051 shares issuable to an International Brotherhood of Teamsters’ employee stock trust or tax qualified plan in connection with the transaction and (iv) the sum of (A) an estimate of the maximum number of shares of the registrant’s common stock, par value $0.01 per share (the “common stock”), issuable in respect of principal and paid-in-kind interest of the Series A Notes (1,781,355,894 shares), (B) an estimate of the maximum number of shares of common stock issuable in respect of principal, paid-in-kind interest and make whole premium of the Series B Notes (2,334,673,518 shares), (C) an estimate of the number of shares of common stock issuable upon conversion of the new preferred stock being registered hereunder (1,862,360,799 shares) and (D) such currently indeterminate number of shares of common stock as may be required for issuance in respect of the new preferred stock, the Series A Notes and the Series B Notes as a result of anti-dilution provisions thereof or any liquidation preference associated therewith.
(2)	Calculated by dividing the Proposed Maximum Aggregate Offering Price by the maximum number of shares of new preferred stock or the maximum aggregate principal amount of the Series A Notes and Series B Notes, as applicable, that may be issued in connection with the exchange offer.
(3)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(4)	The registration fee has been calculated pursuant to Rule 457(f) of the Securities Act of 1933.
(5)	No additional consideration will be received for the common stock issuable upon conversion of the new preferred stock, the Series A Notes and the Series B Notes, therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act of 1933 with respect to such shares.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
YRC Inc.	Delaware	34-0492670
Roadway LLC	Delaware	20-0453812
Roadway Next Day Corporation	Pennsylvania	23-2200465
YRC Enterprise Services, Inc.	Delaware	20-0780375
YRC Regional Transportation, Inc.	Delaware	36-3790696
USF Sales Corporation	Delaware	36-3799036
USF Holland Inc.	Michigan	38-0655940
USF Reddaway Inc.	Oregon	93-0262830
USF Glen Moore Inc.	Pennsylvania	23-2443760
YRC Logistics Services, Inc.	Illinois	36-3783345
IMUA Handling Corporation	Hawaii	36-4305355
YRC Association Solutions, Inc.	Delaware	20-3720424
Express Lane Service, Inc.	Delaware	20-1557186
YRC International Investments, Inc.	Delaware	20-0890711
USF RedStar LLC	Delaware	N/A
USF Dugan Inc.	Kansas	48-0760565
USF Technology Services Inc.	Illinois	36-4485376
YRC Mortgages, LLC	Delaware	20-1619478
New Penn Motor Express, Inc.	Pennsylvania	23-2209533
Roadway Express International, Inc.	Delaware	34-1504752
Roadway Reverse Logistics, Inc.	Ohio	34-1738381
USF Bestway Inc.	Arizona	86-0104184
USF Canada Inc.	Delaware	20-0211560
USF Mexico Inc.	Delaware	20-0215717
USFreightways Corporation	Delaware	N/A

The address, including zip code and telephone number, including area code, of each additional registrant’s principal executive offices is as shown on the cover page of this Registration Statement on Form S-1, except the address, including zip code and telephone number, including area code for the principal executive offices of (i) New Penn Motor Express, Inc. is 625 South Fifth Ave., Lebanon, PA 17042, (800) 285-5000, (ii) USF Glen Moore Inc. is 1711 Shearer Drive, Carlisle, PA 17013-9970, (717) 245-0788, (iii) USF Holland Inc. is 750 East 40 St., Holland, MI 49423, (616) 395-5000 and (iv) USF Reddaway Inc. is 16277 SE 130 Ave., Clackamas, OR 97015, (503) 650-1286. The name, address, including zip code, of the agent for service for each of the additional registrants is Jeff P. Bennett, Vice President—Legal, Interim General Counsel and Secretary, YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO AMENDMENT, DATED MAY 17, 2011

PRELIMINARY PROSPECTUS

YRC Worldwide Inc.

OFFER TO EXCHANGE

Credit Agreement Claims

for

3,717,948 Shares of Series B Convertible Preferred Stock

$140.0 million in aggregate principal amount of 10% Series A Convertible Senior Secured Notes due 2015

and

Rights to Purchase $100.0 million in aggregate principal amount of 10% Series B Convertible Senior Secured Notes due 2015

AND

Issuance of 1,282,051 Shares of Series B Convertible Preferred Stock to an Employee Stock Trust or Tax Qualified Plan

THE EXCHANGE OFFER AND SUBSCRIPTION RIGHTS (AS EACH IS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2011, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, THE “EXPIRATION DATE”). AS OF THE DATE OF THIS PROSPECTUS, WE HAVE NO INTENTION OF EXTENDING SUCH DATE.

We are proposing a financial restructuring that is intended to improve our balance sheet and the liquidity available to us to operate our business. We have substantial debt and, as a result, significant debt service obligations. We have been deferring payment of interest and fees to our lenders under our existing credit agreement since October 2009, interest and facility fees to purchasers of our accounts receivable pursuant to our asset-backed securitization facility, interest and principal to certain multi-employer pension funds under our contribution deferral agreement, and we have been receiving the benefit of wage reductions and other concessions under modified national labor and other agreements with our employees. If we do not complete the financial restructuring, it is very unlikely we will be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness and other obligations when due and we would likely need to seek protection under the U.S. Bankruptcy Code (the “Bankruptcy Code”). If we commence such a bankruptcy filing, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims.

We are proposing to effect the financial restructuring through the restructuring plan set forth below. We refer to claims under the Company’s existing credit agreement (i) with respect to outstanding letters of credit issued under the revolving credit facility (“LC claims”), (ii) with respect to the outstanding principal amount of term loans (“term loan claims”), (iii) with respect to the outstanding principal amount of loans issued under the revolving credit facility (“revolving credit claims”) and (iv) with respect to deferred interest and fees due and outstanding (“deferred interest and fees claims”), collectively, as “credit agreement claims.” We refer to “non-LC credit agreement claims” as the term loan claims, the revolving credit claims and the deferred interest and fees claims, collectively. The restructuring plan consists of the following related transactions (among others):

•

the refinancing of credit agreement claims, pursuant to which we will (i) exchange, for credit agreement claims, a combination of (A) approximately 3,717,948 shares of our new Series B Convertible Preferred Stock, par value $1.00 (the “new preferred stock”), which new preferred stock shall, immediately following consummation of the Charter Amendment Merger (as defined below), automatically convert into shares of common stock, par value $0.01 per share (the “common stock”), of YRC Worldwide Inc. equal to approximately 72.5% of the common stock outstanding immediately following the consummation of the Charter Amendment Merger, subject to dilution as set forth herein, to be allocated among all holders of credit agreement claims on a pro rata basis, and (B) $140.0 million in aggregate principal amount of our new 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”), to be allocated among all holders of all non- LC credit agreement claims on a pro rata basis, (ii) amend and restate our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer (the “new term loan”), to be initially held by all holders of non-LC credit agreement claims on a pro rata basis and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer, and (iii) issue subscription rights to all eligible holders of credit agreement claims to purchase for cash on a pro rata basis (subject to oversubscription rights) up to $100.0 million in aggregate principal amount of our new 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes” and together with the Series A Notes, the “new convertible notes”);

•

the ABL financing, pursuant to which we will enter into an agreement for a new asset-based loan facility (the “ABL facility”) with initial aggregate commitments of not less than $350.0 million and minimum excess availability on the closing of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility (as defined below) and any reserves), the proceeds of which will be used, in part, to refinance our current asset-backed securitization facility (the “ABS facility”);

•	an amendment and restatement of the contribution deferral agreement we have with certain multi-employer pension funds (the “Contribution Deferral Agreement”);

•

the issuance of approximately 1,282,051 shares of our new preferred stock to (A) a new International Brotherhood of Teamsters (“IBT”) employee stock trust (the “IBT Employee Stock Trust”) or (B) a deferred tax qualified plan (the “IBT Tax Qualified Plan”), and entry into a new stock plan (the “IBT Employee Plan”) with respect to such stock for IBT employees;

•

the amendment of the note securing our deferred multi-employer pension contributions (the “pension note”) to (i) extend the maturity until March 31, 2015, (ii) defer any accrued interest and fees until maturity, (iii) provide for contract rate cash interest payments and (iv) eliminate any mandatory amortization payments (other than in connection with permitted sales of certain collateral); and

•

the restructuring of our board of directors to consist of six members initially nominated by the administrative agent under our existing credit agreement (the “Agent”) and the steering committee of an informal group of unaffiliated Lenders and Participants (as defined in our existing credit agreement) (the “Steering Group”), two members nominated by the IBT and one member that will be the chief executive officer-director. A new chief executive officer and chief financial officer will begin employment at the Company following the close of the exchange offer. A single share of our new Series A Voting Preferred Stock, par value $1.00 per share (the “Series A Voting Preferred Stock”), will be issued to the IBT to confer board representation.

We refer to the financial restructuring as the “restructuring.” We refer to our offer to exchange credit agreement claims for shares of our new preferred stock, the Series A Notes and subscription rights to purchase Series B Notes as the “exchange offer.” For a description of the exchange offer and the procedures for exchanging credit agreement claims, see “The Exchange Offer.”

In connection with and as an integral part of the exchange offer for credit agreement claims, holders of credit agreement claims who participate in the exchange offer will receive as part of their exchange consideration the right to subscribe to purchase an aggregate of $100.0 million in principal amount of our Series B Notes at an offering price of 100.0%. Holders of credit agreement claims may elect to subscribe to purchase up to the amount equal to their pro rata portion of the principal amount of credit agreement claims (the “basic subscription right”). In addition, such electing holders may subscribe to purchase additional Series B Notes in excess of their pro rata portion to the extent that other holders of credit agreement claims do not subscribe to purchase their respective pro rata portions (the “oversubscription right” and together with the basic subscription right, the “subscription rights”). The amount of Series B Notes that an electing holder subscribes to purchase is its “subscription amount.” Each electing holder’s subscription amount will be adjusted pro rata based on the amount of its credit agreement claims to the extent of any oversubscription for the Series B Notes, and we will refund the amount of any oversubscription to each electing holder after giving effect to any such adjustments.

The closing of the exchange offer is conditioned, among other things, on the satisfaction or waiver of a minimum exchange condition, which requires that 100% of the credit agreement claims are validly submitted for exchange and not withdrawn in the exchange offer (the “Minimum Exchange Condition”), the purchase and sale to holders of credit agreement claims of $100.0 million in aggregate principal amount of the Series B Notes in connection with the subscription rights, and other significant conditions. For a description of these and other significant conditions, see “The Exchange Offer—Conditions to the Exchange Offer.”

Subject to applicable law and the terms of the lender support agreement and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) support agreement, we reserve the right to amend or modify the exchange offer at any time if our board of directors determines doing so would be in our best interests.

On April 29, 2011, we entered into a support agreement (the “lender support agreement”) with certain lenders holding credit agreement claims (the “participating lenders”) pursuant to which such participating lenders have agreed, among other things, to support the restructuring by submitting their credit agreement claims for exchange in the exchange offer, subject to certain conditions set forth in the lender support agreement and provided that no “support termination event” (as defined in such lender support agreement) occurs. The participating lenders hold approximately 96% of the principal amount of outstanding credit agreement claims. Also on April 29, 2011, we entered into a support agreement (the “TNFINC support agreement”) with TNFINC pursuant to which TNFINC has agreed, among other things, to the terms of the restructuring and to support the restructuring. See “Support Agreements.”

Our common stock is listed on the NASDAQ Global Select Market under the symbol “YRCW.” There is no market for our new preferred stock, and we do not intend to list the new preferred stock, the Series A Notes or the Series B Notes on NASDAQ or any national or regional securities exchange.

We urge you to carefully read the “Risk Factors ” section beginning on page 37 before you make any decision regarding the exchange offer.

NONE OF THE EXCHANGE OFFER, THE SUBSCRIPTION RIGHTS OR ANY OF THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY, COMPLETENESS OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

You must make your own decision whether to exchange your credit agreement claims or subscribe to purchase Series B Notes pursuant to the exchange offer, and, if you wish to subscribe to purchase Series B Notes, the principal amount of Series B Notes to purchase. None of YRC Worldwide Inc., its subsidiaries, their respective boards of directors, U.S. Bank National Association (the “Subscription Agent”) or U.S. Bank National Association (the “Information and Exchange Agent”) has made any recommendation as to whether or not holders should submit their credit agreement claims for exchange pursuant to the exchange offer or subscribe to purchase Series B Notes.

The date of this prospectus is                     , 2011

Summary Offering Tables

For purposes of this prospectus, the term “exchange consideration” refers to the securities and the subscription rights being offered to the holders of credit agreement claims. For the purposes of this prospectus, the term “holders” in reference to credit agreement claims refers to holders of record of such credit agreement claims on the record date, which date is the expiration date.

The summary offering tables indicate for illustrative purposes the exchange consideration per $1,000 of credit agreement claims to be offered in the exchange offer for credit agreement claims validly submitted for exchange and not withdrawn, as if the exchange offer had been completed as of March 31, 2011. The aggregate amounts outstanding under the existing credit agreement may change up to and including the closing date of the exchange offer, which will cause their respective exchange consideration per $1,000 of claims to change but, in any event, the amount of new preferred stock, Series A Notes and the subscription rights to purchase for cash the Series B Notes offered as exchange consideration will be fixed at approximately 3,717,948 shares of new preferred stock, $140.0 million in aggregate principal amount of Series A Notes and subscription rights to purchase $100.0 million in aggregate principal amount of Series B Notes.

As part of the exchange consideration, if the exchange had closed on March 31, 2011, each $1,000 of credit agreement claims exchanged would have received shares of our new preferred stock and basic subscription rights (subject to oversubscription rights) to purchase for cash the Series B Notes as set forth immediately below:

		Consideration per $1,000 Amount of Credit Agreement Claims Exchanged (as of March 31, 2011)
Type of Credit Agreement Claims	Aggregate Principal Amount Outstanding (1)	Number of Shares of New Preferred Stock (2)	Basic Subscription Right to Pro Rata Portion of Series B Notes (3)(4)
Credit agreement claims	$1,033,566,247.30	3.5972	$96.7524

In addition to the exchange consideration described immediately above, if the exchange had closed on March 31, 2011, each $1,000 of non-LC credit agreement claims also would have received the principal amount of Series A Notes as set forth immediately below:

		Consideration per $1,000 Amount of Non-LC Credit Agreement Claims Exchanged (as of March 31, 2011)
Type of Credit Agreement Claims	Aggregate Principal Amount Outstanding (1)	Principal Amount of Series A Notes (4)(5)
Non-LC credit agreement claims	$576,510,982.30	$242.8401

(1)	Reflects the aggregate amount outstanding at March 31, 2011.
(2)

Represents the number of shares of new preferred stock exchanged per $1,000 amount of credit agreement claims, as if the exchange offer had completed as of March 31, 2011. If the exchange offer is completed, immediately following its completion, approximately 3,717,948 shares of new preferred stock will be issued on a pro rata basis in respect of all outstanding credit agreement claims with a liquidation preference per share of approximately $44.38 and an aggregate liquidation preference of approximately $165.0 million. Such shares of new preferred stock will be convertible into approximately 1,384,832,389 shares of our common stock, subject to certain adjustments and will represent approximately 72.5% of the aggregate voting power on an as-converted basis of our capital stock generally entitled to vote on matters presented to our stockholders immediately after giving effect to the exchange offer (subject to certain limitations). See “Description of the New Preferred Stock.” If the exchange offer is completed, immediately following its completion, approximately 1,282,051 shares of new preferred stock will be issued to the IBT Employee Stock Trust or the IBT Tax Qualified Plan with an aggregate liquidation preference of approximately $56.9 million, which shares will be convertible into approximately 477,528,410 shares of our common stock, subject to certain adjustments, and will represent approximately 25.0% of the aggregate voting power on an as-converted basis of our capital stock generally entitled to vote on matters presented to our stockholders immediately after giving effect to the exchange offer (subject to certain limitations).

(3)	Subject to oversubscription rights, as described in “Subscription Rights.”
(4)	The debt instruments governing each of the Series A Notes and the Series B Notes are the:
(a)	Indenture, among YRC Worldwide Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (the “Series A Indenture”), a description of which is contained in “Description of Series A Notes”; and
(b)	Indenture, among YRC Worldwide Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (the “Series B Indenture”), a description of which is contained in “Description of Series B Notes.”
(5)	Represents the aggregate principal amount of Series A Notes exchanged per $1,000 amount of non-LC credit agreement claims, as if the exchange offer had completed as of March 31, 2011. If the exchange offer is completed, $140.0 million in aggregate principal amount of Series A Notes will be issued on a pro rata basis in respect of all non-LC credit agreement claims.

i

NONE OF YRC WORLDWIDE INC., ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE SUBSCRIPTION AGENT, OR THE INFORMATION AND EXCHANGE AGENT HAS MADE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD SUBMIT THEIR CREDIT AGREEMENT CLAIMS FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISIONS WHETHER TO EXCHANGE YOUR CREDIT AGREEMENT CLAIMS PURSUANT TO THE EXCHANGE OFFER AND WHETHER YOU WISH TO SUBSCRIBE TO PURCHASE SERIES B NOTES.

This prospectus does not constitute an offer to participate in the exchange offer to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The exchange offer is being made on the basis of this prospectus and is subject to the terms described herein and those that may be set forth in any amendment or supplement thereto or incorporated by reference herein. Any decision to participate in the exchange offer should be based on the information contained in this prospectus or any amendment or supplement thereto or specifically incorporated by reference herein. In making an investment decision or decisions, prospective investors must rely on their own examination of us and the terms of the exchange offer and the securities being offered, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offer or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the exchange offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we, the Subscription Agent, the Information and Exchange Agent nor any of our or their respective representatives shall have any responsibility therefor.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this prospectus or any material relating to the Company or the offered securities where action for that purpose is required. Accordingly, the offered securities may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the exchange offer may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction. A holder outside the United States may participate in the exchange offer but should refer to the disclosure under “Non—U.S. Offer Restrictions.”

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to us at the address and telephone number set forth in “Incorporation of Certain Documents by Reference.”

This prospectus, including the documents incorporated by reference herein, and the related letter of exchange contain important information that should be read before any decision is made with respect to participating in the exchange offer.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of YRC Worldwide Inc. or any of its subsidiaries or affiliates since the date hereof.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of exchange, other than those contained in this prospectus and the related letter of exchange. If given or made, such information or representation may not be relied upon as having been authorized by us, the Subscription Agent or the Information and Exchange Agent.

In this prospectus, “we”, “us”, “our” and “the Company” refers to YRC Worldwide Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires. “YRCW” refers expressly to YRC Worldwide Inc. and not its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities to be offered in exchange for the credit agreement claims in the exchange offer, which we have filed with the SEC. This prospectus does not contain all of the information in the registration statement and its related exhibits and schedules. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “YRCW.”

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.yrcw.com. Information contained on our internet website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

•

Our Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2010, except for the consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the report thereon of KPMG LLP, independent registered public accounting firm, included in Part II, Item 8, “Financial Statements and Supplementary Data” of such Annual Report;

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (except for the consolidated financial statements of the Company as of March 31, 2011, included in Item 1 “Financial Statements” of such Quarterly Report); and

•

Our Current Reports on Form 8-K filed with the SEC in 2011 on the following dates: January 3; February 11 and 28; March 1 and 10; April 1 and 29; May 17 (which report includes the consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the report thereon of KPMG LLP, independent registered public accounting firm, and the consolidated financial statements of the Company as of March 31, 2011 (each of which financial statements and schedule were prepared assuming we would continue as a going concern; however, our significant declines in operations, cash flows and liquidity raise substantial doubt about our ability to continue as a going concern), which have been reissued to provide condensed consolidating financial information required by Rule 3-10 of Regulation S-X).

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Jeff P. Bennett

Corporate Secretary

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

To ensure timely delivery of documents, holders must request this information no later than five business days before the date they must make their investment decisions. Accordingly, any request for documents should be made by             , 2011, to ensure timely delivery of the documents prior to the expiration date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the exhibits hereto and those incorporated by reference herein. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Forward-looking statements regarding future events and our future performance, including the expected completion and timing of the restructuring and other information relating thereto, involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

•	failure to consummate the restructuring, at which time we would likely expect to seek protection under the Bankruptcy Code;

•	our recurring losses from operations and negative operating cash flows raise substantial doubt as to our ability to continue as a going concern;

•	the volatility of our stock price and possible delisting of our common stock from the NASDAQ Global Select Market;

•	income tax liability as a result of the exchange offer;

•	increases in pension expense and funding obligations, including obligations to pay surcharges;

•	economic downturn, downturns in our customers’ business cycles and changes in their business practices;

•	competitor pricing activity;

•	the effect of any deterioration in our relationship with our employees;

•	self-insurance and claims expenses exceeding historical levels;

•	adverse changes in equity and debt markets and our ability to raise capital;

•	adverse changes in the regulatory environment;

•	effects of anti-terrorism measures on our business;

•	adverse legal proceeding or Internal Revenue Service audit outcomes;

•	failure to obtain projected benefits and cost savings from operational and performance initiatives;

•	covenants and other restrictions in our credit and other financing arrangements; and

•	the other risk factors that are from time to time included in our reports filed with the SEC.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Many of the factors set forth above are described in greater detail in our filings with the SEC. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION

Credit agreement claims submitted for exchange and not validly withdrawn prior to the withdrawal deadline may not be withdrawn at any time after the withdrawal deadline, which is 5:00 p.m., New York City time, on the expiration date.

Credit agreement claims submitted for exchange, along with letters of exchange and any other required documents should be directed to the Information and Exchange Agent. Any request for assistance in connection with the exchange offer or for additional copies of this prospectus or related materials should be directed to the Information and Exchange Agent. Contact information for the Information and Exchange Agent is set forth on the back cover of this prospectus. None of YRC Worldwide Inc., its subsidiaries, their respective boards of directors, the Subscription Agent or the Information and Exchange Agent has made any recommendation as to whether or not holders should submit their credit agreement claims for exchange pursuant to the exchange offer.

U.S. Bank National Association is acting as both the information agent and the exchange agent for the exchange offer.

Subject to the terms and conditions set forth in the exchange offer, the exchange consideration to which an exchanging holder is entitled pursuant to the exchange offer will be paid on the settlement date, which is the date promptly following the expiration date of the exchange offer, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the exchange offer (the “settlement date”). Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Information and Exchange Agent.

Notwithstanding any other provision of the exchange offer, our obligation to pay the exchange consideration for credit agreement claims validly submitted for exchange and not validly withdrawn pursuant to the exchange offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer.”

v

Subject to applicable securities laws and the terms of the lender support agreement, we reserve the right:

•	to waive any and all conditions to the exchange offer that may be waived by us;

•	to extend the exchange offer;

•	to terminate the exchange offer as set forth in “The Exchange Offer—Conditions to the Exchange Offer;” or

•	otherwise to amend the exchange offer in any respect in compliance with applicable securities laws.

In accordance with applicable securities and other laws, if a material change occurs in the information published, sent or given to holders, we will promptly disclose the change in a manner reasonably calculated to inform holders of the change.

If the exchange offer is withdrawn or otherwise not completed, the exchange consideration will not be paid or become payable to holders of the credit agreement claims who have validly submitted their credit agreement claims for exchange in connection with the exchange offer.

This prospectus and the letter of exchange contain important information that should be read before any decision is made with respect to an exchange of credit agreement claims.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of exchange, other than those contained in this prospectus and the letter of exchange. If given or made, such information or representation may not be relied upon as having been authorized by us.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding the restructuring. These do not contain all of the information that may be important to you. You should carefully read this prospectus and the related letter of exchange, including the information incorporated by reference into this prospectus, to understand fully the terms of the restructuring, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 35 and “Cautionary Note Regarding Forward-Looking Statements” on page iv.

The Restructuring

Q:	What is the purpose of the restructuring?

A:	The purpose of the financial restructuring is to improve our balance sheet and the liquidity available to us to operate our business. We have substantial debt and, as a result, significant debt service obligations. We have been deferring payment of (i) interest and fees to our lenders under our existing credit facility, (ii) interest and facility fees to purchasers of our accounts receivable pursuant to our asset-backed securitization facility, and (iii) interest and principal to certain of our multi-employer pension funds under our Contribution Deferral Agreement, and we have been receiving the benefit of wage reductions and other concessions under modified national labor agreements with our employees. If we do not complete the financial restructuring, it is very unlikely we will be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness and other obligations when due and we would likely need to seek protection under the Bankruptcy Code. If we commence such a bankruptcy filing, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims.

The restructuring consists of the following related transactions (among others):

•

the refinancing of credit agreement claims, pursuant to which we will (i) exchange, for credit agreement claims, a combination of (A) approximately 3,717,948 shares of our new preferred stock, which is automatically convertible into shares of common stock equal to approximately 72.5% of the common stock outstanding immediately following the consummation of the Charter Amendment Merger, subject to dilution, to be allocated among all holders of credit agreement claims on a pro rata basis, and (B) $140.0 million in aggregate principal amount of the Series A Notes, to be allocated among all holders of all non- LC credit agreement claims on a pro rata basis, (ii) amend and restate our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a new term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer, to be initially held by all holders of non-LC credit agreement claims on a pro rata basis and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer, and (iii) issue subscription rights to all eligible holders of credit agreement claims to purchase for cash on a pro rata basis (subject to oversubscription rights) up to $100.0 million in aggregate principal amount of the Series B Notes;

•

the ABL financing, pursuant to which we will enter into an agreement for a new ABL facility with initial aggregate commitments of not less than $350.0 million and minimum excess availability on the closing of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves), the proceeds of which will be used, in part, to refinance the ABS facility;

•	an amendment and restatement of the Contribution Deferral Agreement and pension notes; and

•

the issuance of approximately 1,282,051 shares of our new preferred stock to (A) the IBT Employee Stock Trust or (B) the IBT Tax Qualified Plan, which new preferred stock is automatically convertible into shares of common stock equal to 25.0% of the common stock outstanding immediately following the consummation of the Charter Amendment Merger, subject to dilution, and entry into the new IBT Employee Plan with respect to such stock for IBT employees.

Our board of directors will also be restructured to consist of six members initially nominated by the Agent and the Steering Group, two members nominated by the IBT and one member that will be the chief executive officer-director. A new chief executive officer and chief financial officer will begin employment at the Company following the close of the exchange offer. For more information on the IBT’s right to nominate two members to the board of directors, see “Description of the Series A Voting Preferred Stock.”

If the conditions to completion of the exchange offer are not satisfied or waived, we would likely seek protection under the Bankruptcy Code.

The closing of the exchange offer is conditioned on, among other things, the satisfaction or waiver of the Minimum Exchange Condition and the purchase and sale of $100.0 million in aggregate principal amount of the Series B Notes by holders of credit agreement claims.

For a more detailed description of the exchange offer, see “The Exchange Offer.”

Q:	Why are we pursuing an out of court restructuring rather than an in court restructuring?

A:	An out of court restructuring through the exchange offer or an in court restructuring pursuant to the Bankruptcy Code provide two separate means of restructuring our liabilities and seeking to achieve the survival and long-term viability of our business. We believe that there are advantages to restructuring the Company out of court. We believe that the successful consummation of the exchange offer out of court would, among other things:

•	enable us to continue operating our business without the negative impact that a bankruptcy could have on our relationships with our customers, employees, suppliers, and others;

•	reduce the risk of a potentially precipitous decline in our revenues in a bankruptcy; and

•	allow us to complete our restructuring in less time, with less risk and at lower cost than any bankruptcy alternatives.

If we have to resort to seeking bankruptcy relief, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims.

Q:	What is the restructuring plan?

A:	Under the restructuring plan, we would complete the exchange offer and enter into agreements to amend and restate our existing credit agreement and the Contribution Deferral Agreement, enter into the new ABL facility and issue shares of our new preferred stock to the IBT Employee Stock Trust or the IBT Qualified Tax Plan. Following the completion of the exchange offer, we plan to seek stockholder approval to a merger with a wholly-owned subsidiary of YRCW, with YRCW as the surviving corporation, as described below in the question “The Exchange Offer—What stockholder approval is necessary for the consummation of the exchange offer?” Each of the transactions would be completed out-of-court. The closing of the exchange offer is conditioned, among other things, on the satisfaction or waiver of the Minimum Exchange Condition, the purchase and sale of $100.0 million in aggregate principal amount of the Series B Notes by holders of credit agreement claims pursuant to their subscription rights and other significant conditions.

See “The Restructuring” and “The Exchange Offer.”

Q:	What is the expected impact of the restructuring?

A:

We believe that the completion of the restructuring is critical to our continuing viability. The restructuring, if successful, will increase our capital and liquidity levels and reduce the amount of our outstanding debt and related deferred interest and fees. Specifically, upon the completion of the restructuring, we expect the aggregate principal amount of our indebtedness and related deferred interest and fees to be reduced from approximately $1.3 billion as of March 31, 2011 to approximately $1.1 billion at the closing of the restructuring ($832.5 million excluding the paid-in-kind interest bearing, convertible Series A Notes and Series B Notes), consisting principally of $271.5 million in aggregate principal amount of term loans under the amended and restated credit agreement, $140.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series A Notes, $100.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series B Notes, approximately $69.4 million in aggregate principal amount of 6% Convertible Senior Notes due 2014 (the “6% Notes”), $339.2 million in aggregate principal amount under our lease financing obligations and $149.4 million outstanding in aggregate principal amount under our contribution deferral agreement. See “Capitalization” and “Source and Use of Proceeds.”

The ABL facility contemplated by the restructuring will provide us with an aggregate facility size of at least $350.0 million, subject to borrowing base availability. The ABL facility is expected to provide the Company with additional liquidity through a higher advance rate than the receivable purchase rate under our existing ABS facility. The Series B Notes will provide us net proceeds of $100.0 million for working capital and other general corporate purposes, including the refinancing of outstanding indebtedness.

Notwithstanding the restructuring, our balance sheet would remain significantly leveraged, a significant portion of our debt would mature prior to or during 2015 and we would continue to face potentially significant future funding obligations for our single and multi-employer pension funds. Assuming we are able to complete the restructuring, we expect that cash generated from operations, together with the proceeds of the ABL facility and the Series B Notes, will be sufficient to allow us to fund our operations, to increase working capital as necessary to support our strategy and to fund planned expenditures for the foreseeable future.

Q:	What are the support agreements?

A:	On April 29, 2011, we entered into the lender support agreement with certain participating lenders, pursuant to which such participating lenders have agreed, among other things, to support the restructuring by submitting their credit agreement claims for exchange in the exchange offer, subject to certain conditions set forth in the lender support agreement being satisfied and provided that no support termination event has occurred. The participating lenders hold approximately 96% of the principal amount of outstanding credit agreement claims. Also on April 29, 2011, we entered into the TNFINC support agreement pursuant to which TNFINC has agreed, among other things, to support a restructuring consistent with the terms and conditions set forth in the lender support agreement and the annexed term sheet. See “The Support Agreements.”

Q:	Why is it important that I exchange my claims under the existing credit agreement?

A:	If we do not complete the restructuring because the conditions to the exchange offer have not been satisfied or waived, including the Minimum Exchange Condition, which requires that all credit agreement claims are submitted for exchange in the exchange offer and not withdrawn, we expect we will face an immediate liquidity crisis because we expect that the lenders under our existing credit agreement will declare an event of default under our existing credit agreement and all amounts outstanding under the existing credit agreement, including deferred interest and fees, would become immediately due and payable. Such failure to complete the restructuring and event of default under our existing credit agreement would cause cross-defaults under, among other things, our ABS facility, the Contribution Deferral Agreement and the indenture governing the 6% Notes and the wage and other concessions of the IBT under its national labor agreement with us would become null and void.

In the event that we experience a liquidity crisis as described above, it would likely result in our filing for bankruptcy protection pursuant to the Bankruptcy Code on terms other than may be contemplated by the restructuring plan. If we commence such a bankruptcy filing, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims. See “Risk Factors—Risk Relating to Not Accepting the Exchange Offer” for more information on the possible consequences if the restructuring is not successfully completed.

The exchange offer is subject to certain conditions. In particular, the exchange offer is subject to the satisfaction or waiver of the Minimum Exchange Condition. See “The Exchange Offer—Conditions to the Exchange Offer.”

The Exchange Offer

Q:	Who is making the exchange offer?

A:	YRC Worldwide Inc., on behalf of itself and all of its direct and indirect subsidiaries, is offering to pay the exchange consideration to holders of record of credit agreement claims who agree to exchange their credit agreement claims in accordance with the terms of the exchange offer.

Q: What claims are the subject of the exchange offer?

A:	Claims of the lenders under our existing credit agreement in respect of outstanding borrowings, including LC claims, term loan claims, revolving credit claims and deferred interest and fees claims, which we refer to herein as credit agreement claims, are the subject of the exchange offer. As of March 31, 2011, there was approximately $1,033,566,247.30 in amount of credit agreement claims outstanding.

Q:	How long will the exchange offer be open?

A:	The exchange offer is currently scheduled to expire at 5:00 p.m., New York City time, on , 2011, unless extended by us.

Q:	What will I receive if I exchange my credit agreement claims pursuant to the exchange offer and they are accepted?

A:	For illustrative purposes, the “exchange consideration” per $1,000 of principal amount of credit agreement claims accepted for exchange will be the number of shares of our new preferred stock, the principal amount of Series A Notes and the basic subscription right (subject to oversubscription rights) to purchase the principal amount of Series B Notes as is set forth in the summary offering tables on the inside front cover of this prospectus.

Assuming the exchange offer is consummated, holders of record of credit agreement claims will receive, in the aggregate, approximately 3,717,948 shares of the new preferred stock (which on an as-converted basis will represent approximately 72.5% of the voting power immediately after giving effect to the exchange offer), $140.0 million in aggregate principal amount of Series A Notes and such holders will, subject to subscription rights, collectively purchase $100.0 million in aggregate principal amount of Series B Notes. We will also amend and restate our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a new term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer, to be initially held by all holders of non-LC credit agreement claims on a pro rata basis and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer.

Q:	What stockholder approval is necessary for the consummation of the exchange offer?

A:

No stockholder approval will be necessary to consummate the exchange offer. Following the completion of the exchange offer, we plan to file with the SEC a preliminary proxy statement relating to the special meeting of our common stockholders and new preferred stockholders to be called as soon as practicable following the consummation of the exchange offer. We will seek stockholder approval (the “Stockholder

Approval”) to a merger of a wholly owned subsidiary with and into YRCW with YRCW as the surviving entity (the “Charter Amendment Merger”). In connection with the Charter Amendment Merger, we will amend and restate YRCW’s certificate of incorporation to increase the amount of authorized shares of common stock to a sufficient number to (i) permit the automatic conversion of all the shares of new preferred stock issued in the exchange offer into shares of our common stock and (ii) allow for conversion of the Series A Notes and the Series B Notes. Following the completion of the Charter Amendment Merger and the amendment of YRCW’s charter, we will have a number of authorized shares of common stock that equals the aggregate amount necessary to provide for:

•

the conversion of the new preferred stock into common stock, including the new preferred stock issued to holders of credit agreement claims and the IBT Employee Stock Trust or the IBT Tax Qualified Plan;

•	the issuance of shares of common stock in respect of the Series A Notes and the Series B Notes; and

•	additional shares equal to up to 25% of the total issued and outstanding shares following the consummation of the foregoing.

Q:	Will the exchange consideration I receive upon exchange of the credit agreement claims be freely tradable in the U.S.?

A:	The shares of new preferred stock, the Series A Notes and the Series B Notes, as well as the shares of common stock issuable upon conversion of the new preferred stock or in respect of the Series A Notes and the Series B Notes will be freely tradable in the U.S., unless you are an affiliate of the Company, as that term is defined in the Securities Act. Our common stock is listed on the NASDAQ Global Select Market under the symbol “YRCW.” However, absent an exception to the NASDAQ listing rule requiring shareholder approval prior to the issuance our new preferred stock, Series A Notes and Series B Notes, our common stock will be delisted if we consummate the exchange offer. We intend to apply to the NASDAQ for a waiver of the shareholder approval rule under the financial viability exception. However, we may not receive this waiver. Our common stock may also be delisted if it does not maintain a minimum trading price of $1.00 per share over a consecutive 30-day trading period. We have agreed to use commercially reasonable efforts to cause the listing of our common stock on at least one of the New York Stock Exchange, American Stock Exchange or NASDAQ as soon as practicable following consummation of the exchange offer. In addition, as part of the restructuring, we have agreed to provide registration rights to those holders who own securities that are, or are convertible into, 10% or more of our common stock or who otherwise may be deemed our affiliates upon closing of the exchange offer.

We do not intend to list the new preferred stock, Series A Notes or Series B Notes on NASDAQ or any national or regional securities exchange, and therefore no trading market for the new preferred stock will exist upon consummation of the exchange offer, and none is likely to develop. However, if Stockholder Approval is obtained and the Charter Amendment Merger is completed, the new preferred stock will be automatically converted into shares of our common stock. In addition, the Series A Notes and Series B Notes may be converted into our common stock upon the terms and subject to the conditions set forth in their respective indentures, and the Series A Notes and Series B Notes will vote on an As-Converted-to-Common-Stock-Basis (subject to certain limitations as set forth in the indentures).

Q:	What are the terms of the new preferred stock?

A:

Each share of new preferred stock is automatically convertible into shares of our common stock upon the receipt of Stockholder Approval of the Charter Amendment Merger and the filing of an amended and restated certificate of incorporation increasing the amount of authorized shares of our common stock with the State of Delaware. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the then outstanding shares of new preferred stock are entitled to receive approximately $44.38 for each outstanding share of new preferred stock, subject to adjustment for the addition of any compounding dividends or accruals. If we do not obtain the Stockholder Approval of the Charter Amendment Merger at the first meeting at which such matter is presented (or, if earlier, upon the date that is

60 days following the consummation of the exchange offer), the new preferred stock will accrue additional liquidation preference at a rate of 20.0% per annum, compounding quarterly, until the Charter Amendment Merger becomes effective. If our assets and funds are insufficient to permit the payment to the holders of our new preferred stock of their full preferential amounts, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of our new preferred stock and any other class or series ranking on liquidation in parity with our new preferred stock. Upon completion of the exchange offer and prior to any conversion of the new preferred stock, the holders of our new preferred stock have the right to vote on all matters presented to stockholders on an As-Converted-to-Common-Stock-Basis (subject to certain limitations). See “Description of the New Preferred Stock.”

Q:	May I exchange only a portion of the credit agreement claims that I hold?

A:	If you participate in the exchange offer, you must submit for exchange all of your credit agreement claims in the exchange offer.

Q:	When will I receive the exchange consideration for exchanging my credit agreement claims pursuant to the exchange offer?

A:	Subject to the terms and conditions set forth in the exchange offer, the exchange consideration that an exchanging holder is entitled to receive pursuant to the exchange offer will be paid on the settlement date. If the exchange offer is not consummated, no such exchange will occur, and no delivery of exchange consideration will be made. Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Information and Exchange Agent.

Q:	How do I participate in the restructuring?

A:	To participate in the exchange offer, you must validly submit your credit agreement claims for exchange to the Information and Exchange Agent. It is your responsibility to validly exchange your credit agreement claims. Only a holder of record of credit agreement claims as of the record date may exchange the credit agreement claims in the exchange offer. The record date will be the expiration date of the exchange offer. For Participants (as defined in the existing credit agreement) to participate in the exchange offer, such Participant should instruct the holder of record of its participated credit agreement claims to participate in the exchange offer and take such actions as necessary to participate on such Participant’s behalf. To exchange in the exchange offer, a record holder must complete, sign and date the letter of exchange, or a copy thereof, have the signatures thereon guaranteed if required by the letter of exchange, and mail or otherwise deliver the letter of exchange or copy to the Information and Exchange Agent prior to the expiration date. To be exchanged effectively, the letter of exchange and other required documents must be received by the Information and Exchange Agent at the address set forth on the back cover page of this prospectus prior to the expiration date. The exchange by a holder prior to the expiration date shall constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of exchange.

If you have questions or need assistance in connection with the exchange offer or require additional letters of exchange and any other required documents, you may contact U.S. Bank National Association, the Information and Exchange Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

See “The Exchange Offer—Procedures for Exchanging Credit Agreement Claims” for more information.

Q:	What are the conditions to the exchange offer?

A:	Consummation of the exchange offer is conditioned upon the satisfaction or waiver (to the extent permitted) of the conditions described under “The Exchange Offer—Conditions to the Exchange Offer,” which include, among other things, the Minimum Exchange Condition, the conditions to the purchase and sale of the Series B Notes and the conditions to enter into our amended and restated credit agreement, the ABL facility, the amended and restated Contribution Deferral Agreement, and related agreements and documents.

Q:	How did you establish the terms of the exchange offer?

A:	As previously disclosed in Current Reports on Form 8-K that we filed with the SEC on December 21, 2010 and on January 3, 2011, the continued deferral of interest, fees and other obligations under our credit agreement was conditioned upon our entering into an agreement-in-principle with TNFINC, lenders holding at least 51% of exposure as defined in our existing credit agreement, the Agent and the Steering Group Majority (as defined herein) (collectively, the “Consenting Parties”) on or before February 28, 2011 setting forth the material terms of our restructuring (the “AIP Condition”). The continued deferral of interest, fees and other obligations under our ABS facility and our Contribution Deferral Agreement with multi-employer pension funds and the continued benefit of the wage reduction and other concessions of the IBT under its national labor agreement with us were also conditioned on satisfying the AIP Condition. On February 28, 2011, we and the other Consenting Parties reached a non-binding agreement in principle in the form of a term sheet entitled “Summary of Principal Terms of Proposed Restructuring” (the “Term Sheet”) setting forth the material terms of our proposed restructuring, of which the exchange offer forms a part, thereby satisfying the AIP Condition in our existing credit agreement. “Steering Group Majority” means the lenders of the Steering Group representing more than 50% of the Steering Group’s exposure under the existing credit agreement (including participations).

Between February 28, 2011 and April 29, 2011, we negotiated several definitive agreements to the restructuring with the Consenting Parties and other constituents to the restructuring, including the multi-employer pension funds under our Contribution Deferral Agreement. The advisors to those parties engaged in numerous discussions with our management, legal and financial advisors regarding our restructuring and reviewed, commented and approved the definitive documents relating to the restructuring.

Q:	What risks should I consider in deciding whether or not to exchange my credit agreement claims pursuant to the exchange offer?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors” herein and described under the caption “Risk Factors” located in certain of the documents incorporated by reference into this prospectus.

Q:	Is the Company making a recommendation regarding whether I should exchange my credit agreement claims in the exchange offer?

A:	None of YRCW, its subsidiaries or their respective boards of directors has made, nor will they make, a recommendation to any holder as to whether such holder should exchange its credit agreement claims in the exchange offer. You must make your own investment decision with regard to the exchange offer. We urge you to carefully read this prospectus and the related letter of exchange in its entirety, including the information set forth in the section entitled “Risk Factors.”

Q:	What are the U.S. federal income tax consequences of the exchange offer?

A:	While not free from doubt, we intend to take the position that the exchange of credit agreement claims pursuant to the exchange offer is expected to constitute a fully taxable exchange. For a summary of material U.S. federal income tax consequences of the exchange offer, see “Material United States Federal Income Tax Considerations.”

Q:	If I am a holder outside of the U.S., can I participate in the exchange offer?

A:	For a description of certain offer restrictions applicable to holders outside the U.S., see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offer to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

Q:	Can I revoke the exchange of my credit agreement claims at any time?

A:	You may withdraw credit agreement claims at any time prior to 5:00 p.m., New York City time, on the expiration date, or as permitted under applicable law. You must send a written withdrawal notice to the exchange agent. If you change your mind, you may re-exchange your credit agreement claims by again following the exchange procedures at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal of Exchanges.” Notwithstanding the foregoing, lenders holding approximately 96% of the outstanding credit agreement claims have agreed, subject to certain conditions set forth in the lender support agreement, and provided that no support termination event has occurred, to timely exchange and not withdraw their credit agreement claims in the exchange offer. See “The Support Agreements.”

Q:	What amendment to our certificate of incorporation is being made?

A:	The number of shares of our common stock that may be issued upon conversion of the new preferred stock and in respect of the Series A Notes and the Series B Notes issued in the exchange offer exceeds the number of shares of common stock currently authorized under YRCW’s current certificate of incorporation. Consequently, following the consummation of the exchange offer, we will seek Stockholder Approval of the Charter Amendment Merger in connection with which we will amend and restate our certificate of incorporation to increase the number of authorized shares of our common stock.

On the date the certificate of merger is filed with the Delaware Secretary of State, the new preferred stock will automatically convert into common stock at a conversion rate of approximately 372.4722 shares of common stock for each share of new preferred stock, subject to certain adjustments.

See “Description of the New Preferred Stock.”

Q:	Will fractional shares be issued in the exchange offer?

A:	Fractional shares of new preferred stock will be issued in connection with the exchange offer. However, no fractional shares of common stock will be issued upon conversion of the new preferred stock into shares of common stock. Upon such conversion, to the extent that a holder of new preferred stock would be entitled to receive a fractional share of common stock, the number of shares of common stock to be received by such holder will be rounded down to the nearest whole number, and no cash or other consideration will be delivered to such holder in lieu of such fractional share. The principal amount of Series A Notes and the basic subscription right to purchase Series B Notes will be rounded down to the nearest $1.00, with no cash or other consideration delivered in respect of such rounding down.

Q:	Are there dissenters’ rights in connection with the exchange offer?

A:	Holders of credit agreement claims do not have dissenters’ rights of appraisal in connection with the exchange offer.

Q:	Who do I call if I have any questions on how to exchange my credit agreement claims or any other questions relating to the exchange offer?

A:	Questions and requests for assistance, and all correspondence in connection with the exchange offer, or requests for additional letters of exchange and any other required documents, may be directed to U.S. Bank National Association, the Information and Exchange Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

The Subscription Rights

Q:	What are the subscription rights?

A:	In connection with and as an integral part of the exchange offer for credit agreement claims, holders of credit agreement claims who participate in the exchange offer will receive as part of their exchange consideration the right to subscribe to purchase an aggregate of $100.0 million in principal amount of our Series B Notes at an offering price of 100.0%. There is a basic subscription right and an oversubscription right.

Q:	What is the basic subscription right?

A:	Holders of credit agreement claims may elect to subscribe to purchase up to the amount equal to their pro rata portion of the principal amount of credit agreement claims, which we refer to as the “basic subscription right.” The amount per $1,000 in credit agreement claims that may be subscribed for under the basic subscription right is set forth in the summary offering tables on the inside front cover of this prospectus.

Q:	What is the oversubscription right?

A:	In addition to the basic subscription right, such electing holders may subscribe to purchase additional Series B Notes in excess of their pro rata portion to the extent that other holders of credit agreement claims do not subscribe to purchase their respective pro rata portions, which we refer to as the “oversubscription right” and together with the basic subscription right, the “subscription rights”. The amount of Series B Notes that an electing holder subscribes to purchase is its “subscription amount.” Each electing holder’s subscription amount will be adjusted pro rata to the extent of any oversubscription for the Series B Notes, and we will refund the amount of any oversubscription to each electing holder after giving effect to any such adjustments.

Q:	Will fractional Series B Notes be issued?

A:	No. Fractional Series B Notes will not be issued. Principal amounts of Series B Notes will be rounded down to the nearest $1.00, with no cash or other consideration in respect of such rounding down.

Q:	What if there is an insufficient number of Series B Notes to satisfy the oversubscription requests?

A:	If there is an insufficient number of Series B Notes to fully satisfy the oversubscription requests of electing holders, electing holders who exercised their oversubscription right will receive their pro rata portion of the aggregate principal amount of unsubscribed Series B Notes in proportion to the amount of such holders’ credit agreement claims as a percentage of the total amount of credit agreement claims of all holders of credit agreement claims that have exercised their oversubscription rights.

Q:	Am I required to exercise any or all of the subscription rights I receive in exchange for my credit agreement claims?

A:	No. You may choose to exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights prior to the expiration date they will expire without value. However, your percentage ownership interest in us will be diluted to the extent that other holders of credit agreement claims exercise their subscription rights and subsequently convert their Series B Notes into shares of common stock.

Q:	How soon must I act to exercise my subscription rights?

A:	The subscription rights must be exercised prior to the expiration date. If you elect to exercise any rights, the Subscription Agent must actually receive all required documents from you or your nominee at or before the expiration date and all payments at or before the deadline specified in such documents. Although we have the option of extending the expiration date of the subscription rights, we currently do not intend to do so.

Q:	How do I make payment?

A:	In order to have validly paid for the Series B Notes pursuant to your subscription rights, your payment must be made in U.S. dollars for the full subscription amount of Series B Notes subscribed for by wire transfer of immediately available funds to the account maintained by the Subscription Agent for the purpose of the subscription to the Series B Notes. Your payment will be considered received by the Subscription Agent only upon receipt by wire transfer of collected funds in the Subscription Agent’s account. See the subscription certificate for more information on how to exercise your subscription rights and make payment thereunder.

Q:	When will I receive my subscription certificate?

A:	Promptly after the date of this prospectus, the Subscription Agent will send a subscription certificate to each holder of credit agreement claims.

Q:	May I transfer my subscription rights?

A:	The subscription rights represent part of the exchange consideration paid to holders of credit agreement claims. Subscription rights are not transferable rights.

Q:	Can we cancel, terminate, amend or extend the subscription rights?

A:	Yes. Subject to applicable law and the terms of the lender support agreement, we may decide to cancel or terminate the exchange offer (including the subscription rights) at any time before the expiration of the exchange offer. Further, the lender support agreement sets forth a number of conditions that must be satisfied or waived for the exchange offer to be consummated. If the exchange offer is cancelled or terminated, all affected subscription rights will expire without value and all subscription payments received by the Subscription Agent will be returned promptly, without interest or deduction.

Subject to the terms of the lender support agreement, we may amend the terms of the exchange offer or the subscription rights or extend the expiration date of the exchange offer and subscription rights. The period for exercising your subscription rights may be extended by us, although we do not presently intend to do so.

Q:	Is the Company making a recommendation regarding whether I should exchange my credit agreement claims in the exchange offer and exercise my subscription rights?

A:	None of YRCW, its subsidiaries or their respective boards of directors has made, nor will they make, a recommendation to any holder as to whether such holder should exchange its credit agreement claims in the exchange offer and exercise the subscription rights such holder would receive as part of the exchange consideration. You must make your own investment decision with regard to the exchange offer including any exercise of subscription rights. We urge you to carefully read this prospectus and the related letter of exchange in its entirety, including the information set forth in the section entitled “Risk Factors.”

Q:	Will I have withdrawal rights?

A:	Yes. You may revoke, withdraw or otherwise cancel your previously exercised subscription rights at any time prior to the expiration date. To do so, please deliver a written notice of withdrawal to the Subscription Agent stating:

•	the name of the holder of record of credit agreement claims;

•	the subscription amount previously subscribed to; and

•	a statement that the holder is withdrawing its election to exercise its subscription rights.

If you do not indicate the subscription amount being withdrawn then you will be deemed to have withdrawn all of your subscription amount. Your notice of withdrawal must be received by the Subscription Agent no later than the expiration date. All subscription payments for withdrawn subscriptions will be returned promptly without interest or deduction.

Q:	What if I do not exercise my subscription rights prior to the expiration date?

A:	If you do not exercise your subscription rights prior to the expiration date, your unexercised subscription rights will be null and void and will have no value.

Q:	Can I exercise my subscription rights if I do not participate in the exchange offer?

A:	If you do not participate in the exchange offer, your unexercised subscription rights will be null and void and will have no value at the expiration date.

Q:	How do I exercise my subscription rights? What forms and payment are required to purchase the Notes?

A:	If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the Subscription Agent using the methods outlined in this prospectus; and

•	deliver a properly completed subscription certificate to the Subscription Agent before the expiration date.

If you do not indicate the number of basic subscription rights being exercised or oversubscription rights being exercised, or do not forward full payment of the aggregate subscription price payment for full subscription amount that you indicate as being subscribed for, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you made to the Subscription Agent. If your aggregate subscription price payment is greater than your subscription amount you owe for your subscription, we or the Subscription Agent will return the excess amount to you by wire transfer, without interest or deduction, as soon as practicable after the expiration date.

Q:	When will I receive my Series B Notes?

A:	If you exercise your subscription rights and purchase Series B Notes pursuant to the exchange offer, we will deliver your Series B Notes to you as soon as practicable after the expiration date of the exchange offer.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means you will buy our Series B Notes, and should be considered as carefully as you would consider any other convertible debt investment.

You should carefully read the section entitled “Risk Factors” in this prospectus, the risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein and all of the other information incorporated by reference in this prospectus in their entirety before you decide whether to exercise your rights.

Q:	If the exchange offer is not completed, will my subscription payment be refunded to me?

A:	Yes. The Subscription Agent will hold all funds it receives in a separate bank account until completion of the exchange offer. If the exchange offer is not completed, all subscription payments received by the Subscription Agent will be returned promptly, without interest or deduction.

Q:	How do I exercise my subscription rights if I live outside the United States?

A:	We will not mail subscription certificates to claim holders that have addresses outside the United States. Instead, we will have the Subscription Agent hold the subscription certificates for those holders’ accounts. To exercise your subscription rights, foreign holders must notify the Subscription Agent before 11:00 a.m., New York City time, three business days prior to the expiration date, take all other steps which are necessary to exercise your subscription rights and, with respect to holders whose addresses are outside the United States, must establish to our satisfaction that it is permitted to exercise its subscription rights under applicable law. If the procedures set forth in the prospectus for foreign holders are not followed prior to the expiration date, your subscription rights will expire and be null and void.

For a description of certain offer restrictions applicable to holders outside the U.S., see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offer, including the exercise of any subscription rights, to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

Q:	If I decide to exercise subscription rights received as part of the exchange consideration, will I have to pay any fees or commissions in connection with the exchange offer?

A:	We will pay all fees and expenses of the Subscription Agent and the Information and Exchange Agent in connection with the exchange offer. Holders who subscribe to purchase the Series B Notes will not be obligated to pay brokerage fees or commissions to the Subscription Agent, the Information and Exchange Agent or us.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus, including the section entitled “Risk Factors,” the documents referred to under the heading “Where You Can Find More Information” and the documents incorporated by reference under the heading “Incorporation of Certain Documents by Reference.”

Our Company

YRC Worldwide Inc., one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries and its interest in certain joint ventures offers its customers a wide range of transportation services. These services include global, national and regional transportation. Our operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. This unit includes our less-than-truckload (“LTL”) subsidiary YRC Inc. (“YRC”), and YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. In addition to the United States (“U.S.”) and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express, Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the U.S., Canada, Mexico and Puerto Rico.

•	YRC Truckload reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

On August 13, 2010, we completed the initial closing of the sale of the majority of our YRC Logistics business to a third party.

At March 31, 2011, approximately 77% of our labor force was subject to collective bargaining agreements, which predominantly expire in 2015.

YRC Worldwide Inc. was incorporated in Delaware in 1983 and is headquartered in Overland Park, Kansas. We employed approximately 32,000 people as of March 31, 2011. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our website is www.yrcw.com. Through the “SEC Filings” link on our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. All of these filings may be viewed or printed from our website free of charge.

Summary of the Restructuring Plan

Background

The economic environment beginning in 2008, where market conditions were especially weak, and continuing in 2009 has had a dramatic effect on our industry and on our Company. The weak economic environment negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of freight we serviced and the price we received for our services. In addition, we believe that many of our then-existing customers reduced their business with us due to their concerns regarding our financial condition. In 2010, and continuing into 2011, market conditions started to rebound and our customer base stabilized and as a result our volumes stabilized in the first quarter of 2010 and began to grow sequentially, seasonally adjusted, throughout the remainder of 2010 and into 2011. Pricing conditions in the industry, however, remain competitive and we believe that we will continue to face competition stemming from excess capacity in the market in the near term. As a result, we continue to experience lower year-over-year revenue (primarily a function of declining volume), operating losses and net losses.

In light of the past and current economic environment, and the resulting challenging business conditions, we have executed on a number of significant initiatives beginning in 2008 through 2011 to improve liquidity, which are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference herein.

Liquidity

We are proposing a financial restructuring that is intended to improve our balance sheet and the liquidity available to us to operate our business. We have substantial debt and, as a result, significant debt service obligations. We have been deferring payment of interest and fees to our lenders under our existing credit facility since October 2009, interest and facility fees to purchasers of our accounts receivable pursuant to our asset-backed securitization facility, interest and principal to certain multi-employer pension funds under our Contribution Deferral Agreement, and we have been receiving the benefit of wage reductions and other concessions under modified national labor and other agreements with our employees.

We believe that the completion of the restructuring is critical to our continuing viability. The restructuring, if successful, will decrease our shareholders’ deficit and increase our liquidity levels and reduce the amount of our outstanding debt and related deferred interest and fees. Specifically, upon the completion of the restructuring, we expect the aggregate principal amount of our indebtedness and related deferred interest and fees to be reduced from approximately $1.3 billion as of March 31, 2011 to approximately $1.1 billion at the closing of the restructuring ($832.5 million excluding the paid-in-kind interest bearing, convertible Series A Notes and Series B Notes), consisting principally of $271.5 million in aggregate principal amount of term loans under the amended and restated credit agreement, $140.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series A Notes, $100.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series B Notes, approximately $69.4 million in aggregate principal amount of 6% Notes, $339.2 million in aggregate principal amount under our lease financing obligations and $149.4 million outstanding in aggregate principal amount under our contribution deferral agreement. See “Capitalization” and “Source and Use of Proceeds.”

The Series B Notes would provide us with net proceeds of $100.0 million for working capital and general business purposes.

The ABL facility contemplated by the restructuring would provide us with up to $400.0 million in liquidity, subject to availability under a borrowing base, for working capital purposes and other general corporate purposes.

We have entered into a commitment letter with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) in which it has committed $50.0 million of such facility and to use best efforts to arrange a syndicate of banks, financial institutions and other institutional lenders to participate in the remaining $350.0 million of the ABL facility in each case subject to satisfaction (or waiver) of certain conditions precedent. Morgan Stanley has not committed to provide us with any financing, or to provide or underwrite or participate in any loans or other financing under the ABL facility other than its $50.0 million commitment.

Notwithstanding the restructuring, our balance sheet would remain significantly leveraged, a significant portion of our debt would mature prior to or during 2015 and we would continue to face potentially significant future funding obligations for our single and multi-employer pension funds. Assuming we are able to complete the restructuring, we expect that cash generated from operations, together with the proceeds of the ABL facility and the Series B Notes, will be sufficient to allow us to fund our operations, to increase working capital as necessary to support our strategy and to fund planned expenditures for the foreseeable future.

The Restructuring

The Restructuring	The restructuring consists of the exchange offer and related transactions:

•	the refinancing of credit agreement claims, pursuant to which we will:

(i)	exchange, for the credit agreement claims, a combination of:

(A)	approximately 3,717,948 shares of our new preferred stock, which shall, immediately following consummation of the Charter Amendment Merger, automatically convert into shares of common stock, equal to approximately 72.5% of the common stock outstanding immediately following the consummation of the Charter Amendment Merger, subject to certain dilution on account of the management incentive plan and the new convertible notes, allocated among all holders of credit agreement claims on a pro rata basis; and

(B)	$140.0 million in aggregate principal amount of our Series A Notes, allocated among all holders of non- LC credit agreement claims on a pro rata basis;

(ii)	amend and restate our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a new term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer, to be initially held by all holders of non-LC credit agreement claims on a pro rata basis ($271.5 million as of March 31, 2011) and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer; and

(iii)	issue subscription rights to all eligible holders of credit agreement claims to purchase for cash on a pro rata basis (subject to oversubscription rights) up to $100.0 million in aggregate principal amount of our Series B Notes;

•

entry into an ABL facility with initial aggregate commitments of not less than $350.0 million and minimum excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves);

•	amendment and restatement of the Contribution Deferral Agreement and pension notes; and

•

issuance of approximately 1,282,051 shares of our new preferred stock to the IBT Employee Stock Trust or the IBT Tax Qualified Plan, which new preferred stock will automatically convert into shares of common stock, equal to 25.0% of the common stock outstanding immediately following the consummation of the Charter Amendment Merger, subject to certain dilution on account of the management incentive plan and the new convertible notes.

Pro Forma Capital Stock	Assuming that we complete the restructuring and all outstanding credit agreement claims are exchanged through the exchange offer and related transactions, at the closing of, and after giving effect to, the exchange offer:

•

holders of credit agreement claims will hold approximately 72.5% of our voting power, subject to certain limitations and subject to dilution by the management incentive plan and the new convertible notes;

•

the IBT Employee Stock Trust or the IBT Tax Qualified Plan will hold approximately 25.0% of our voting power, subject to certain limitations and subject to dilution by the management incentive plan and the new convertible notes; and

•

our current stockholders would continue to hold the number of shares of our common stock outstanding immediately prior to giving effect to the exchange offer, or approximately 2.5% of our voting power, subject to certain limitations and subject to dilution by the management incentive plan and the new convertible notes.

Support Agreements	We have entered into the lender support agreement with participating lenders holding approximately 96% of the credit agreement claims pursuant to which such participating lenders have agreed, subject to certain conditions set forth in the lender support agreement and provided that no support termination event has occurred, to support the restructuring by submitting their credit agreement claims for exchange in the exchange offer. We have also entered into the TNFINC support agreement pursuant to which TNFINC has agreed, among other things, to the terms of the restructuring and to support the restructuring. See “Support Agreements.”

Amended and Restated Credit Agreement	As part of the restructuring, we expect to enter into an amendment and restatement of our existing credit agreement providing for, among other things, (x) the conversion of non-LC credit agreement claims into a new term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer, to be initially held by all holders of non-LC credit agreement claims on a pro rata basis ($271.5 million as of March 31, 2011) and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer. See “Description of Certain Other Indebtedness—Bank Group Credit Agreement.”

ABL Facility	As a part of the restructuring, we expect to enter into the ABL financing, with initial aggregate commitments of not less than $350.0 million and minimum excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves).

Corporate Governance	Following the close of the exchange offer, our new board of directors will consist of six members nominated by the Agent and the Steering

Group, two members nominated by the IBT and one member that will be the chief executive officer-director. A new chief executive officer and chief financial officer will begin employment at the Company following the close of the exchange offer. For more information on the IBT’s right to nominate two members to the board of directors, see “Description of the Series A Voting Preferred Stock.”

Management Incentive Plan	A new management equity incentive plan (the “management incentive plan”) will be implemented as soon as reasonably practicable after the completion of the exchange offer to provide designated members of post-restructuring management with shares of our common stock and/or stock option awards, exercisable for our common stock. The management incentive plan will contain terms and conditions that shall be determined by our new board of directors.

Merger; Charter Amendment	We will hold a stockholder vote after the completion of the exchange offer and seek Stockholder Approval of the Charter Amendment Merger. If we obtain the Stockholder Approval, a certificate of merger, along with the amended and restated certificate of incorporation, will be filed with the Secretary of State of Delaware which, among other things, will increase the number of authorized shares of our common stock. Upon the effectiveness of the amended and restated certificate of incorporation, the new preferred stock will automatically convert into common stock at a conversion rate of approximately 372.4722 shares of common stock for each share of new preferred stock, subject to adjustment for the addition of any compounding dividends or accruals (if any), and the Series A Notes and Series B Notes may convert into common stock at an initial conversion price of approximately $0.1134 (following the second anniversary of the issue date) and $0.0618 (following the Charter Amendment Merger), respectively, and may vote on an as-converted basis with holders of our common stock (subject to certain limitations set forth in the indentures).

If we do not obtain the Stockholder Approval of the Charter Amendment Merger at the first meeting at which such matter is presented (or, if earlier, upon the date that is 60 days following the consummation of the exchange offer), the new preferred stock will accrue additional liquidation preference until the Charter Amendment Merger becomes effective at a rate of 20.0% per annum, compounding quarterly.

Upon completion of the exchange offer and prior to any conversion of the new preferred stock, the holders of our new preferred stock have the right to vote on all matters presented to stockholders on an As-Converted-to-Common-Stock-Basis, subject to certain limitations. See “Description of the New Preferred Stock.”

Risk Factors	You should carefully consider the matters described in this prospectus under “Risk Factors,” and the risk factors described in the documents incorporated by reference into this prospectus.

The Exchange Offer

The following is a summary of the restructuring transactions and the terms of the exchange offer. For a more complete description, see “The Exchange Offer.”

Offeror	YRC Worldwide Inc.

Claims Subject to Exchange Offer	Credit agreement claims held by the lenders of record under our existing credit agreement. Participants in loans under the existing credit agreement will not be eligible to participate in the exchange offer except through lenders of record.

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of exchange, we are offering to exchange credit agreement claims for 3,717,948 shares of our new preferred stock on a pro rata basis, issue subscription rights to holders of credit agreement claims to purchase for cash on a pro rata basis (subject to oversubscription rights) up to $100.0 million in aggregate principal amount of our new Series B Notes, and exchange non-LC credit agreement claims for $140.0 million in aggregate principal amount of our new Series A Notes on a pro rata basis.

The new preferred stock will be fully paid and nonassessable upon issuance at the consummation of the exchange offer.

In addition, simultaneously with closing of the exchange offer, we will amend and restate our existing credit agreement to provide for, among other things, (i) the conversion of credit agreement claims into the term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer, to be initially held by to all holders of non-LC credit agreement claims on a pro rata basis and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer.

See “The Exchange Offer—Terms of the Exchange Offer” for more information.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our absolute discretion, may extend the expiration date for the exchange offer for any purpose, including to permit the satisfaction or waiver of any or all conditions to the exchange offer.

Withdrawal of Exchanges

You may withdraw credit agreement claims submitted for exchange at any time prior to the expiration date, or as permitted under applicable law. We, in our absolute discretion, may extend the withdrawal deadline for the exchange offer for any purpose. You must send a written withdrawal notice to the exchange agent. If you change your mind, you may resubmit your credit agreement claims for exchange by again following the exchange procedures at any time prior to 5:00 p.m., New York City time, on the expiration date. Any credit agreement claims validly submitted for exchange prior to the withdrawal deadline that are not validly withdrawn prior to the withdrawal deadline may not be withdrawn on or after the withdrawal deadline, and credit agreement claims validly submitted for exchange on or after the withdrawal deadline may not be withdrawn, in each case subject to limited circumstances described in “The Exchange Offer—Withdrawal of Exchanges.”

Notwithstanding the foregoing, lenders holding approximately 96% of the outstanding credit agreement claims have agreed, subject to the conditions set forth in the lender support agreement and provided that no support termination event occurs, to timely exchange and not withdraw their credit agreement claims in the exchange offer. See “Support Agreements.”

Settlement Date	The settlement date of the exchange offer will be promptly following the expiration date, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the exchange offer.

Conditions to the Exchange Offer	Consummation of the exchange offer is conditioned upon the satisfaction or waiver (to the extent permitted) of the conditions described under “The Exchange Offer—Conditions to the Exchange Offer.”

Among other things, the exchange offer is subject to the following conditions precedent:

•	satisfaction of the Minimum Exchange Condition, which requires that all credit agreement claims are validly submitted for exchange and not withdrawn;

•

on or before the closing of the exchange offer, we shall have made public any then material nonpublic information theretofore disclosed by us or our representatives to the participating lenders who had agreed to receive private information from the Company;

•

the initial funding under the ABL facility, with a minimum of $350.0 million in initial aggregate commitments and excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves), shall have occurred (or shall occur substantially concurrently with completion of the exchange offer) and be in form and substance acceptable to the Agent, the Steering Group Majority and the Company, each in their sole discretion;

•	the offering of the Series B Notes, with aggregate net proceeds to us of not less than $100.0 million, shall have closed simultaneously with completion of the exchange offer;

•

certain documents as described in the lender support agreement as the “approved transaction documents,” which by their terms are to be effective at or prior to completion of the exchange offer, shall be in full force and effect;

•	certain agreements relating to contributions to our multi-employer pension funds shall be in full force and effect;

•

the new IBT Employee Stock Trust or the IBT Tax Qualified Tax Plan (including a new IBT Employee Stock Plan), in form and substance acceptable to the Company, the Agent and the Steering Group Majority, shall have been established by the Company and be in full force and effect;

•

our new board, other than the IBT director designees, shall have been elected or designated by the existing members of the board of directors as “continuing directors” (provided that the director candidates were selected by the Agent and Steering Group Majority at least ten (10) days prior to the closing of the exchange offer), in each case unless otherwise waived by the Agent and Steering Group Majority;

•

the registration statement on Form S-1, of which this prospectus is a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order suspending its effectiveness or any proceedings seeking a stop order;

•

the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the restructuring, including the exchange offer; and

•

if, in sole discretion of the Company, upon the advice of its outside legal counsel, the Company determines that consummation of the exchange offer would result in a breach of its or its affiliated entities’ fiduciary obligations under applicable law.

Termination	We, and the participating lenders under the lender support agreement, each have the right to terminate or withdraw the exchange offer if certain conditions to the exchange offer are not met or waived by the expiration date. We expressly reserve the right, subject to applicable law and the terms of the lender support agreement, to (a) waive any and all of the conditions to the exchange offer (to the extent permitted) on or prior to the expiration date and (b) amend the terms of the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

In addition, the participating lenders have the right to terminate the lender support agreement, including terminating their agreement to tender (or not withdraw) their credit agreement claims, if a material adverse effect occurs.

If the exchange offer is terminated, withdrawn or otherwise not consummated prior to the expiration date, no consideration will be paid or become payable to holders who have properly submitted for exchange their credit agreement claims pursuant to the exchange offer. See “The Exchange Offer—Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination.”

Procedures for Exchanging	For a description of the procedures for exchanging credit agreement claims in the exchange offer, see “The Exchange Offer.” For further information, contact the Information and Exchange Agent.

Consequences of Failure to Exchange	The closing of the exchange offer is conditioned, among other things, on 100% of the credit agreement claims being validly submitted for exchange and not withdrawn in the exchange offer. If you fail to validly submit your credit agreement claims (or withdraw such credit agreement claims), the exchange offer may not close. For a description of the consequences of failing to exchange your credit agreement claims, see “—The Exchange Offer—Consequences of Failure to Consummate Exchange Offer” and “Risk Factors—If we are not able to consummate the exchange offer, our lenders may declare an event of default under our existing credit agreement and we would need to seek protection under the Bankruptcy Code on terms other than as contemplated by the restructuring.”

Consequences of Failure to Consummate Exchange Offer	If we are unable to complete the exchange offer and the restructuring plan, we would then expect to seek relief under the Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to Section 363(b) of the Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

If we commence such a bankruptcy filing, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offer, see “Risk Factors—If we are not able to consummate the exchange offer, our lenders may declare an event of default under our existing credit agreement and we would need to seek protection under the Bankruptcy Code on terms other than as contemplated by the restructuring.”

Holders Outside the U.S. Eligible to Participate in the Exchange Offer	For a description of certain offer restrictions applicable to holders outside the U.S., see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offer to any person in any jurisdiction where it is unlawful to make such an offer.

Information and Exchange Agent	U.S. Bank National Association is the Information and Exchange Agent for the exchange offer. Its address and telephone number are listed on the back cover page of this prospectus.

Material United States Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations relating to the exchange offer, see “Material United States Federal Income Tax Considerations.”

Summary of the New Preferred Stock

The following is a summary of the terms of the new preferred stock. See also “Description of Our Capital Stock.”

Offering Amount	4,999,999 shares of new preferred stock with an initial liquidation preference of approximately $221.9 million.

Liquidation Preference	Approximately $44.38 per share, as may be increased as set forth in the “Dividends” section below (the “Liquidation Preference”).

Conversion	The new preferred stock will not be convertible into common stock until the Charter Amendment Merger is consummated. Upon closing of the Charter Amendment Merger, based on the number of shares of common stock outstanding as of March 31, 2011, each share of preferred stock will automatically convert into shares of common stock, at a rate equal to approximately 372.4722 shares of common stock per $44.38 of Liquidation Preference of the new preferred stock (the conversion price, subject to specified anti-dilution adjustments, the “Conversion Price”). Such common stock will be fully paid and nonassessable when issued.

Dividends	The new preferred stock will not accrue dividends until and unless the date on which our stockholders vote to reject the proposal to approve the Charter Amendment Merger at the first meeting of stockholders upon which such matter is submitted for a vote or otherwise on the 60th day following the closing of the exchange offer if Stockholder Approval has not been obtained by such date (the “Dividend Accrual Date”). Beginning on and following such Dividend Accrual Date and ending on the date upon which we complete the Charter Amendment Merger, the preferred stock shall accrue cumulative dividends on its Liquidation Preference at an annual rate of 20%, which shall be added to the Liquidation Preference of such preferred stock on a quarterly basis.

Voting Rights	Upon completion of the exchange offer and prior to any conversion of the new preferred stock, the holders of our new preferred stock have the right to vote on all matters presented to stockholders on an As-Converted-to-Common-Stock-Basis, subject to certain limitations.

Participation	The new preferred stock will include the following participation features:

(i)	if a cash dividend is declared on the common stock, the holders of the new preferred stock will participate on As-Converted-to-Common-Stock-Basis; and

(ii)	in the event of a liquidation, each holder of new preferred stock shall be entitled to receive the greater of:

(a)	the aggregate Liquidation Preference of its shares of new preferred stock plus any accrued but unpaid dividends thereon; and

(b)	the amount such holder would receive as a holder of common stock assuming the prior conversion of each of its shares of preferred stock.

Maturity	The new preferred stock does not have any maturity date, and we are not required to redeem the new preferred stock.

Registration Rights	At the completion of the exchange offer, we and our guarantor subsidiaries will enter into a registration rights agreement with certain holders of the new preferred stock under which we will agree to prepare and file with the SEC a registration statement covering the resale of such new preferred stock and the shares of our common stock such securities are convertible into, on or prior to the fifth business day after the consummation of the Charter Amendment Merger. We will also use our commercially reasonable efforts to cause the SEC to declare the registration statement effective within the timeframes set forth in the registration rights agreement and to maintain such effectiveness.

Listing	We do not intend to list the new preferred stock on any national or regional securities exchange.

Transfer Agent and Registrar	Computershare Trust Company, N. A.

Use of Proceeds	We will not receive any proceeds from issuance of shares of new preferred stock.

An investment in the new preferred stock or any shares of common stock issuable upon conversion or otherwise on account of the new preferred stock involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the new preferred stock or our common stock.

Description of Series A Notes

The summary below describes the principal terms of the Series A Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series A Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Series A Notes. The “Description of Our Capital Stock” section of this prospectus contains a more detailed description of our common stock.

Issuer	YRC Worldwide Inc.

Securities Offered	Up to $140.0 million in aggregate principal amount of Series A Notes and the underlying shares of our common stock into which the Series A Notes will be convertible after the Charter Amendment Merger.

Maturity	March 31, 2015.

Interest Rate and Payment Dates	10% per year. Interest will be payable on a semiannual basis in arrears on March 31 and September 30 of each year commencing on September 30, 2011. Interest on the Series A Notes will be paid only in-kind through the issuance of additional Series A Notes. See “Description of Series A Notes—Principal, Maturity and Interest.”

Ranking	The Series A Notes and the guarantees of the Series A Notes will be senior secured obligations of the issuer and the guarantors and will:

•

rank senior in right of payment to all of the issuer’s and the guarantors’ future indebtedness and other obligations that expressly provide for their subordination to the Series A Notes and the guarantees thereof;

•

be effectively senior to all of the issuer’s and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the Series A Notes, after giving effect to first-priority liens on the collateral and certain other permitted liens;

•

be effectively junior to the issuer’s and the guarantors’ indebtedness and other obligations that are either (i) secured by liens on the collateral that are senior or prior to the liens securing the Series A Notes, including indebtedness under the ABL facility, the Contribution Deferral Agreement and the amended and restated credit agreement in each case, to the extent of the value of such senior priority lien collateral or (ii) secured by assets that are not part of the collateral that is securing the Series A Notes, in each case, to the extent of the value of the collateral;

•	be pari passu in right of payment and security with the Series B Notes;

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of the issuer’s subsidiaries that do not guarantee the Series A Notes.

Guarantees	The Series A Notes will be initially guaranteed by all of our domestic subsidiaries that will guarantee obligations under the amended and restated credit agreement. In the event any of our existing or future domestic subsidiaries guarantees any indebtedness valued in excess of $5.0 million, then such subsidiary will also guarantee our indebtedness under the Series A Notes. In the event of a sale of all or substantially all of the capital stock or assets of any guarantor, the guarantee of such guarantor will be released. See “Description of Series A Notes—Guarantees.”

Collateral	Junior priority liens on substantially the same collateral securing the amended and restated credit agreement (other than any leasehold interests and equity interests of subsidiaries to the extent such pledge of equity interests would require increased financial statement reporting obligations pursuant to Rule 3-16 of Regulation S-X). See “Description of Series A Notes—Security for the Series A Notes.”

Conversion Rights	The Series A Notes will not be convertible into common stock until after the Charter Amendment Merger is consummated and the second anniversary of the issue date of the Series A Notes. After such time, at any time after the second anniversary of the issue date of the Series A Notes, subject to certain limitations on conversion and issuance of shares, holders may convert any outstanding Series A Notes into shares of our common stock at the initial conversion price per share of approximately $0.1134. This represents a conversion rate of approximately 8,822 shares of common stock per $1,000 principal amount of Series A Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series A Notes—Conversion Rights—Conversion Rate Adjustments.”

Voting Rights	After the Charter Amendment Merger, the Series A Notes will entitle the holders thereof to vote with the common stock on As-Converted-to-Common-Stock-Basis, subject to certain limitations. See “Description of Series A Notes—Equity Voting Rights.”

Optional Redemption	The Series A Notes may be redeemed, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption Date. See “Description of Series A Notes—Optional Redemption.”

Certain Covenants	The indenture governing the Series A Notes will contain covenants limiting, among other things, the issuer’s and its restricted subsidiaries’ ability to (i) create liens on assets and (ii) merge, consolidate, or sell all or substantially all of the issuer’s and the guarantors’ assets. These covenants are subject to important exceptions and qualifications. See “Description of Series A Notes—Certain Covenants.”

Registration Rights

At the completion of the Exchange Offer, we and our guarantor subsidiaries will enter into a registration rights agreement with certain holders of the Series A Notes under which we will agree to prepare and file with the SEC a registration statement covering the resale of such Series A Notes and the shares of our common stock such securities are convertible into, on or prior to the fifth business day after the consummation of the Charter Amendment Merger. We will also use our commercially reasonable efforts to cause the SEC to declare the registration statement effective within the timeframes set forth in the registration rights agreement and to maintain such effectiveness.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional amounts in partial liquidated damages in the form of additional Series A Notes. See “Registration Rights.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Series A Notes.

Trading	We do not intend to list the notes on any national securities exchange or automated quotation system.

Trustee and Collateral Agent	U.S. Bank National Association.

An investment in the Series A Notes or any shares of common stock issuable upon conversion or otherwise on account of the notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Series A Notes or our common stock.

Summary of Subscription Rights

The following is a summary of the terms of the Subscription Rights. For a more complete description, see “The Subscription Rights.”

The Subscription Rights	In connection with and as an integral part of the exchange offer, holders of credit agreement claims who participate in the exchange offer will receive the right to subscribe to purchase an aggregate of $100.0 million in principal amount of our Series B Notes at an offering price of 100.0%. Holders of credit agreement claims who participate in the exchange offer may elect to subscribe to purchase up to the amount equal to their pro rata portion of the principal amount of credit agreement claims, which we refer to as the “basic subscription right.” In addition, such electing holders may subscribe to purchase additional Series B Notes in excess of their pro rata portion to the extent that other holders of credit agreement claims do not subscribe to purchase their respective pro rata portions, which we refer to as the “oversubscription right” and together with the basic subscription right, the “subscription rights”. The amount of Series B Notes that an electing holder subscribes to purchase is its “subscription amount.” Each electing holder’s subscription amount will be adjusted pro rata to the extent of any oversubscription for the Series B Notes, and we will refund the amount of any oversubscription to each electing holder after giving effect to any such adjustments.

Only holders of record of credit agreement claims that exchange credit agreement claims in the exchange offer will have the right to purchase the Series B Notes. Participants (as defined in the existing credit agreement) who would like to subscribe to purchase Series B Notes should instruct the holder of record of its participated credit agreement claims to participate in the subscription rights in the manner set forth in the subscription documents.

Expiration Date; Extensions	The subscription rights will expire at the expiration date. We, in our absolute discretion, may extend the expiration date for the exchange offer and subscription rights for any purpose, including to permit the satisfaction or waiver of any or all conditions to the exchange offer.

Method of Subscription	You may subscribe to purchase Series B Notes by delivering to the Subscription Agent (i) your properly completed and executed subscription certificate (the “subscription certificate”) with any required signature guarantees or other supplemental documentation and (ii) payment by wire transfer in immediately available funds for your subscription amount, in accordance with the instructions accompanying the subscription certificate, in each case, for actual receipt prior to the subscription rights expiration date.

By returning its payment of its subscription amount and a subscription certificate, each electing holder at the completion of the exchange offer will be bound by the subscription certificate to purchase its subscription amount, subject to any adjustment by the Company in the event of an oversubscription for the Series B Notes.

See “Subscription Rights” for more information on how to exercise your subscription rights hereunder.

Subscription Agent and Information Agent	The Subscription Agent for the subscription rights is U.S. Bank National Association. The address for delivery to U.S. Bank National Association is: Two Liberty Place, 50 S. 16th Street, Suite 2000, Mail Station: EX-PA-WBSP, Philadelphia, PA 19102, Attention: George Rayzis.

United States Federal Income Tax Considerations	For a detailed discussion of the material United States federal income tax consequences of receiving or exercising the subscription rights, see “Material United States Federal Income Tax Consequences.”

Description of Series B Notes

The summary below describes the principal terms of the Series B Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series B Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Series B Notes. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our common stock.

Issuer	YRC Worldwide Inc.

Securities Offered	Up to $100.0 million in aggregate principal amount of Series B Notes, and the underlying shares of our common stock into which the Series B Notes will be convertible after the Charter Amendment Merger, including shares issued in respect of a make whole premium.

Maturity	March 31, 2015.

Interest Rate and Payment Dates	10% per year. Interest will be payable on a semiannual basis in arrears on March 31 and September 30 of each year commencing on September 30, 2011. Interest on the Series B Notes will be paid only in-kind through the issuance of additional Series B Notes. See “Description of Series B Notes—Principal, Maturity and Interest.”

Ranking	The Series B Notes and the guarantees of the Series B Notes will be senior secured obligations of the issuer and the guarantors and will:

•

rank senior in right of payment to all of the issuer’s and the guarantors’ future indebtedness and other obligations that expressly provide for their subordination to the Series B Notes and the guarantees thereof;

•

be effectively senior to all of the issuer’s and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the Series B Notes, after giving effect to first-priority liens on the collateral and certain other permitted liens;

•

be effectively junior to the issuer’s and the guarantors’ indebtedness and other obligations that are either (i) secured by liens on the collateral that are senior or prior to the liens securing the Series B Notes, including indebtedness under the ABL facility, the Contribution Deferral Agreement and the amended and restated credit agreement, in each case to the extent of the value of such senior priority lien collateral or (ii) secured by assets that are not part of the collateral that is securing the Series B Notes, in each case, to the extent of the value of the collateral;

•	be pari passu in right of payment and security with the Series A Notes; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of the issuer’s subsidiaries that do not guarantee the Series B Notes.

Guarantees	The Series B Notes will be initially guaranteed by all of our domestic subsidiaries that will guarantee obligations under the amended and restated credit agreement. In the event any of our existing or future domestic subsidiaries guarantees any indebtedness valued in excess of $5.0 million, then such subsidiary will also guarantee our indebtedness under the Series B Notes. In the event of a sale of all or substantially all of the capital stock or assets of any guarantor, the guarantee of such guarantor will be released. See “Description of Series B Notes—Guarantees.”

Collateral	Junior priority liens on substantially the same collateral securing the amended and restated credit agreement (other than any leasehold interests and equity interests of subsidiaries to the extent such pledge of equity interests would require increased financial statement reporting obligations pursuant to Rule 3-16 of Regulation S-X). See “Description of Series B Notes—Security for the Notes.”

Conversion Rights	The Series B Notes will not be convertible into common stock until the Charter Amendment Merger is consummated. After such time, holders may convert any outstanding Series B Notes into shares of our common stock at the initial conversion price per share of approximately $0.0618. This represents a conversion rate of approximately 16,187 shares of common stock per $1,000 principal amount of Series B Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series B Notes—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, holders of Series B Notes will not receive any cash payment representing accrued and unpaid interest, however, such holders will receive a make whole premium paid in shares of our common stock for the Series B Notes that were converted. See “Description of Series B Notes—Conversion Rights—Make Whole Premium.”

Voting Rights	After the Charter Amendment Merger, the Series B Notes will entitle the holders thereof to vote with the common stock on an As-Converted-to-Common-Stock-Basis, subject to certain limitations. See “Description of Series B Notes—Equity Voting Rights.”

Change of Control	If a change of control of the issuer occurs, we must give holders of the Series B Notes the opportunity to sell us their Series B Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Series B Notes—Change of Control.”

Certain Covenants	The indenture governing the Series B Notes will contain covenants limiting, among other things, the issuer’s and its restricted subsidiaries’ ability to:

•	pay dividends or make certain other restricted payments or investments;

•	incur additional indebtedness and issue disqualified stock or subsidiary preferred stock;

•	create liens on assets;

•	sell assets;

•	merge, consolidate, or sell all or substantially all of the issuer’s or the guarantors’ assets;

•	enter into certain transactions with affiliates; and

•	create restrictions on dividends or other payments by the issuer’s restricted subsidiaries.

These covenants are subject to important exceptions and qualifications. See “Description of Series B Notes—Certain Covenants.”

Registration Rights	At the completion of the Exchange Offer, we and our guarantor subsidiaries will enter into a registration rights agreement with certain holders of the Series B Notes under which we will agree to prepare and file with the SEC a registration statement covering the resale of such Series B Notes and the shares of our common stock such securities are convertible into, on or prior to the fifth business day after the consummation of the Charter Amendment Merger. We will also use our commercially reasonable efforts to cause the SEC to declare the registration statement effective within the timeframes set forth in the registration rights agreement and to maintain such effectiveness.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional amounts in partial liquidated damages in the form of additional Series B Notes. See “Registration Rights.”

Use of Proceeds	We will use the net cash proceeds of the Series B Notes for working capital and general business purposes, including the refinancing of indebtedness.

Trading	We do not intend to list the Series B Notes on any national securities exchange or automated quotation system.

Trustee and Collateral Agent	U.S. Bank National Association.

An investment in the Series B Notes or any shares of common stock issuable upon conversion or otherwise on account of the Series B Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Series B Notes or our common stock.

Summary Consolidated Historical Financial Data

The following table sets forth summary consolidated historical financial data. Our summary consolidated historical financial data as of and for the three months ended March 31, 2011 and 2010, and as of and for the years ended December 31, 2010, 2009, 2008, 2007, and 2006, have been derived from the consolidated financial statements for such periods either incorporated by reference in this prospectus or not included herein.

The summary consolidated historical financial data presented herein should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands except per share and other data)	2011	2010	2010	2009	2008	2007	2006
For the Year
Operating revenue	$1,122,886	$987,144	$4,334,640	$4,871,025	$8,318,674	$8,998,108	$9,308,948
Operating income (loss)	(67,974)	(233,180)	(230,560)	(890,374)	(931,745)	(579,300)	525,888
Net income (loss) from continuing operations	(102,269)	(270,135)	(301,113)	(634,254)	(825,664)	(648,537)	263,591
Net income (loss) from discontinued operations, net of tax	—	(4,004)	(23,084)	12,235	(150,709)	8,175	11,060
Net income (loss)	(102,269)	(274,139)	(324,197)	(622,019)	(976,373)	(640,362)	274,651
Less: Net loss attributable to non-controlling interest	(489)	—	(1,963)	—	—	—	—
Net income (loss) attributable to YRC Worldwide Inc.	(101,780)	(274,139)	(322,234)	(622,019)	(976,373)	(640,362)	274,651
Net capital (proceeds) expenditures	1,515	3,906	(66,109)	(95,769)	34,686	338,424	303,057
Net cash provided by (used in) operating activities	(46,254)	18,290	1,097	(378,297)	219,820	392,598	532,304
Net cash provided by (used in) investing activities	1,354	3,906	105,622	134,080	(86,934)	(341,087)	(328,971)
Net cash provided by (used in) financing activities	58,568	10,279	(61,490)	16,656	134,230	(69,669)	(209,303)

At Year-End
Total assets	2,624,343	2,592,933	2,592,933	3,032,074	3,966,113	5,062,623	5,851,759
Total debt	1,115,525	1,060,135	1,060,135	1,132,909	1,349,736	1,219,895	1,266,296
Total YRC Worldwide Inc. stockholders’ equity (deficit)	(285,250)	(188,123)	(188,123)	167,190	481,451	1,621,342	2,203,567
Non-controlling interest	(2,396)	(1,894)	(1,894)	—	—	—	—
Total stockholders’ equity (deficit)	(287,646)	(190,017)	(190,017)	167,190	481,451	1,621,342	2,203,567

Measurements
Basic per share data:
Net income (loss) from continuing operations attributable to YRC Worldwide Inc.	(2.14)	(12.96)	(7.55)	(266.13)	(358.47)	(283.68)	114.88
Net income (loss) from discontinued operations	—	(0.19)	(0.58)	5.13	(65.43)	3.58	4.82
Net income (loss)	(2.14)	(13.15)	(8.13)	(261.00)	(423.90)	(280.10)	119.70
Average common shares outstanding – basic	47,638	20,849	39,601	2,383	2,303	2,286	2,294
Diluted per share data:
Net income (loss) from continuing operations attributable to YRC Worldwide Inc.	(2.14)	(12.96)	(7.55)	(266.13)	(358.47)	(283.68)	112.96
Net income (loss) from discontinued operations	—	(0.19)	(0.58)	5.13	(65.43)	3.58	4.74
Net income (loss)	(2.14)	(13.15)	(8.13)	(261.00)	(423.90)	(280.10)	117.70
Average common shares outstanding – diluted	47,638	20,849	39,601	2,383	2,303	2,286	2,334

Other Data
Number of employees	32,000	32,000	32,000	36,000	55,000	63,000	66,000
Operating ratio: (a)
National Transportation	107.0%	127.9%	106.9%	121.3%	111.9%	97.6%	93.8%
Regional Transportation	100.3%	112.8%	100.3%	109.6%	107.5%	130.7%	94.3%
Truckload	115.3%	111.4%	109.6%	107.7%	109.7%	105.2%	93.6%

(a)	Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or plus the result of dividing operating loss by operating revenue and expressed as a percentage.

Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer

The following table sets forth unaudited pro forma condensed consolidated financial information for the exchange offer as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010. The data set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer,” included elsewhere in this prospectus, to our historical consolidated financial statements as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010, which are incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on May 17, 2011.

The unaudited pro forma condensed consolidated financial information for the exchange offer assumes that each of the adjustments below that are directly attributable to the exchange offer and factually supportable had occurred as of March 31, 2011 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the respective periods for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offer, including the payment of related fees and expenses;

•	amendment and restatement of our existing credit agreement;

•	entry into the ABL facility;

•	amendment and restatement of the Contribution Deferral Agreement and pension notes;

•	issuance of shares of our new preferred stock to the IBT Employee Stock Trust or the IBT Tax Qualified Plan; and

•	conversion of the new preferred stock into common stock.

The exchange offer will result in very significant dilution to our current common shareholders.

The unaudited pro forma condensed consolidated financial data for the exchange offer is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization,” “Accounting Treatment of the Exchange Offer,” and “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer,” included elsewhere in this prospectus, and to our historical consolidated financial statements as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010, which are incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on May 17, 2011.

The unaudited pro forma condensed consolidated financial data for the exchange offer assumes, among other things, (A) the satisfaction of the Minimum Exchange Condition, which requires that 100% of all credit agreement claims be submitted for exchange, (B) the purchase and sale of $100.0 million in aggregate principal amount of Series B Notes pursuant to the subscription rights and (C) that we obtain Stockholder Approval of the Charter Amendment Merger which will permit us to amend our certificate of incorporation and to issue common stock in the recapitalization. As consideration for their credit agreement claims, the exchanging holders will receive the number of new securities and the basic subscription right (subject to oversubscription rights) to the amount of Series B Notes for each $1,000 of principal amount of credit agreement claims as is set forth in the summary offering tables on the inside front cover of this prospectus.

The unaudited pro forma condensed consolidated financial data for the exchange offer is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offer and other pro forma events been consummated as of March 31, 2011 for purposes of our balance sheet data or as of the beginning of the respective periods for purposes of our statements of operations data for the three months ended March 31, 2011 and for the year ended December 31, 2010, nor is it necessarily indicative of our future financial position or results of operations.

The actual effects of the exchange offer and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

	Pro Forma (unaudited)
	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	(In thousands)
Statements of Operations Data:
Operating revenue	$1,122,886	$4,334,640
Net loss from continuing operations	(98,477)	(276,084)

Pro Forma (unaudited) As of March 31, 2011
(In thousands)
Balance Sheet Data:
Total assets	$2,513,956
Total debt	956,284
Total liabilities	2,573,615
Shareholders’ deficit	(59,659)

The assumptions we used to estimate the value of our common stock given to exchanging holders as part of the exchange consideration are described further under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer,” included elsewhere in this prospectus.

RISK FACTORS

Before you participate in the exchange offer, you should carefully consider the risks described below. You should also consider the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. There are additional risks attendant to being an investor in our securities that you should review whether or not you elect to participate in the exchange offer. You should review all the risks attendant to being an investor in our equity and debt securities prior to making an investment decision.

Risks Relating to Not Accepting the Exchange Offer

If we are not able to consummate the exchange offer, our stakeholders may declare an event of default under our existing agreements with them and we would need to seek protection under the Bankruptcy Code on terms other than as contemplated by the restructuring.

We have entered into recent amendments to our existing credit agreement, our ABS facility, our Contribution Deferral Agreement and the term sheet to our modified NMFA with the IBT that require that certain conditions and cross-conditions regarding our proposed restructuring be met. We cannot provide any assurance that such conditions will be met or otherwise extended, nor can we provide any assurance that, in such an event, our indebtedness, including all deferred amounts, will not be accelerated by our lenders. In the event any such conditions are not satisfied, waived or amended under any of our existing credit agreement, the ABS facility, the Contribution Deferral Agreement or the term sheet to the modified NMFA, we would likely be required to seek protection under the Bankruptcy Code.

For example, the agreement in principle condition required that the terms of our proposed restructuring be approved by certain of our multi-employer pension funds. At the required date, certain of the multi-employer pension funds had not approved the terms of our restructuring (although all multi-employer pension funds have agreed to support the restructuring as of the date of this prospectus), and, as a result, the lenders have the right, but not the obligation, to declare an event of default under our existing credit agreement. Such right has not been waived by the lenders. We cannot provide any assurance that the lenders will not declare an event of default under our existing credit agreement. If the lenders declare an event of default under our existing credit agreement, we anticipate that we would likely seek protection under the Bankruptcy Code.

Additionally, if the restructuring does not close by the applicable required date, the deferral of interest and fees under our existing credit agreement will end on the fifth day (or if the fifth day is not a business day, the immediately following business day) following such failure and the lenders may declare an event of default under our existing credit agreement.

Similarly, the recent amendments to our ABS facility, Contribution Deferral Agreement and the term sheet to the modified NMFA contain significant conditions with respect to the continued (i) deferral of amounts under the ABS facility and the Contribution Deferral Agreement and (ii) concessions in the modified NMFA. We do not expect that we will have sufficient liquidity to pay deferred amounts under our existing credit agreement, ABS facility and Contribution Deferral Agreement, make contributions to multi-employer pension funds in amounts greater than set forth in the modified NMFA or lose wage, benefit and work rule concessions set forth in the NMFA in 2011 if such conditions are not met or extended and such deferral, contributions and concessions do not continue.

If we are unable to consummate the exchange offer, the Company will face an immediate liquidity crisis that could likely result in the Company filing for bankruptcy protection on terms other than as contemplated by the restructuring, which could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders.

The exchange offer is subject to various conditions including, among others, that holders of 100% of the credit agreement claims submit their credit agreement claims for exchange and that we receive subscriptions for at least $100.0 million of Series B Notes. If the conditions to the exchange offer are not satisfied or we are otherwise unable to consummate the exchange offer, we will face an immediate liquidity crisis that could likely result in our filing for bankruptcy protection on terms other than as contemplated by the restructuring.

We believe that seeking relief under the Bankruptcy Code by filing for bankruptcy protection could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders. For example:

•

our customers would likely cease or substantially reduce their use of our services to avoid the possibility of stranded freight in our network in the event we cease to operate or substantially reduce our operations;

•	our suppliers may attempt to cancel our contracts or restrict ordinary credit terms, require financial assurances of performance or refrain entirely from providing goods or services to us;

•

our insurance companies and parties who govern or oversee our self insurance programs may attempt to cancel or adversely modify such relationships or fail to renew insurance policies or self insurance arrangements or demand additional collateral or increase premiums or payments;

•	our employees may become distracted from performance of their duties or more easily attracted to other career opportunities;

•	the coordination of a bankruptcy filing and operation under protection of the bankruptcy court would involve significant costs, including expenses of legal counsel and other professional advisors;

•	we may have difficulty continuing to obtain and maintain contracts necessary to continue our operations and at affordable rates with competitive terms;

•	we may have difficulty maintaining existing and building new relationships;

•

transactions outside the ordinary course of business would be subject to the prior approval of the bankruptcy court, which may limit our ability to respond timely to certain events or take advantage of certain opportunities;

•	we may not be able to obtain court approval or such approval may be delayed with respect to motions made in the bankruptcy proceedings;

•	we may be unable to retain and motivate key executives and employees through the process of a Chapter 11 reorganization, and we may have difficulty attracting new employees;

•	there can be no assurance as to our ability to maintain or obtain sufficient financing sources for operations or to fund any reorganization plan and meet future obligations;

•

there can be no assurance that we will be able to successfully develop, confirm and consummate one or more plans of reorganization that are acceptable to the bankruptcy court and our creditors, and other parties in interest;

•	there can be no assurance that we may not be required to convert a Chapter 11 reorganization into a Chapter 7 liquidation; and

•	the value of our common stock could be affected as a result of a bankruptcy filing.

In addition, any distributions that you may receive in respect of your credit agreement claims under a liquidation or under a protracted reorganization case or cases under the Bankruptcy Code other than in connection with a successful prepackaged plan would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay.

Risks Relating to the Exchange Offer

The completion of the exchange offer is subject to a number of significant conditions and we cannot assure you all such conditions will be satisfied.

We are not obligated to complete the exchange offer under certain circumstances and unless and until the conditions to the completion of the exchange offer, including the Minimum Exchange Condition, are satisfied or waived, including:

•

the initial funding under the ABL facility, with a minimum of $350.0 million in initial aggregate commitments and excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves), shall have occurred (or shall occur substantially concurrently with completion of the exchange offer) and be in form and substance acceptable to the Agent, the Steering Group Majority and the Company, each in their sole discretion;

•

the offering of the Series B Notes, with aggregate net proceeds to us of not less than $100.0 million (before deducting any expenses relating to the exchange offer or subscription offer) shall have closed simultaneously with completion of the exchange offer;

•

certain documents as described in the lender support agreement as the “approved transaction documents,” which by their terms are to be effective at or prior to completion of the exchange offer, shall be in full force and effect;

•	certain agreements relating to contributions to our multi-employer pension funds are in full force and effect; and

•	certain other significant conditions.

As of the date of this prospectus, we have entered into a commitment letter with Morgan Stanley relating to a new up to $400.0 million asset-based revolving credit facility in which it has committed $50.0 million of such facility and to use best efforts to arrange a syndicate of banks, financial institutions and other institutional lenders to participate in the remaining $350.0 million of the ABL facility in each case subject to satisfaction (or waiver) of certain conditions precedent. Morgan Stanley has not committed to provide us with any financing, or to provide or underwrite or participate in any loans or other financing under the ABL facility other than its $50.0 million commitment. We will not be able to complete the exchange offer unless we obtain commitments for at least $350.0 million and otherwise reach agreement with such lenders on the terms of the definitive documents that relate to the ABL facility. We cannot assure you that (i) we will obtain such commitments, (ii) we will satisfy or obtain a waiver of the conditions precedent, or (iii) we will otherwise reach agreement on the terms of the ABL facility. We are also required by the conditions of the exchange offer to simultaneously complete the exchange offer and the related transactions as of the closing of the exchange offer. We cannot assure you that we will be able to satisfy all conditions to such transactions simultaneously, and therefore we cannot assure you that we will be able to complete the exchange offer and the restructuring.

None of the Company, our board of directors, any officer or other affiliate of the Company, the Subscription Agent or the Information and Exchange Agent makes any recommendation as to whether a holder of the credit agreement claims should exchange or refrain from exchanging its credit agreement claims in the exchange offer or to subscribe to purchase Series B Notes.

The restructuring has been approved by our board of directors. However, none of the Company, our board of directors, any officer or other affiliate of the Company, the subscription agent or the Information and Exchange Agent makes any recommendation as to whether a holder of credit agreement claims should exchange or refrain from exchanging its credit agreement claims in the exchange offer or to subscribe to purchase Series B Notes and none of the Company, our board of directors, any officer or other affiliate of the Company, the subscription agent or the Information and Exchange Agent has authorized any person to make such a recommendation. Holders of credit agreement claims are urged to evaluate carefully all information included or incorporated by reference into this prospectus, consult with their own investment, legal, business and tax advisors and make their own decision whether to participate in the exchange offer or subscribe to purchase Series B Notes. In addition, we have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the credit agreement claims for purposes of preparing a report concerning the fairness of the exchange offer or the restructuring. The future value of the exchange consideration received by an exchanging holder may not equal or exceed the value of the credit agreement claims exchanged. Our board of directors has made no determination that the consideration to be received in the exchange offer represents a fair valuation of the outstanding credit agreement claims. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of credit agreement claims.

Risks Relating to Accepting the Exchange Offer

The exchange ratios for the exchange offer do not reflect any independent valuation of the credit agreement claims or exchange consideration.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of credit agreement claims and exchange consideration therefor. If you exchange your credit agreement claims and the exchange offer is consummated, you may or may not receive more than or as much value as you would if you choose to keep your credit agreement claims (whether the exchange offer is or is not consummated) and in the event of any subsequent foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding other than in connection with a successful prepackaged plan, you may have a smaller claim than if you had retained your credit agreement claims and you may recover less than you would have had you retained your credit agreement claims.

To the extent a trading market for these securities develops after consummation of the offering, the securities could trade at prices well below the prices ascribed to them in the exchange offer or, in the case of the Series B Notes, the subscription offer price. Each holder of credit agreement claims must make its own investment decision regarding the securities offered.

To the extent holders of credit agreement claims receive shares of our preferred stock in the exchange offer they will lose their contractual rights as creditors.

Shares of our new preferred stock received as exchange consideration for credit agreement claims in the exchange offer will not include the contractual rights that benefit the holders of credit agreement claims. For example, in a liquidation or insolvency proceeding, a holder of new preferred stock will be paid, if at all, only after claims of holders of debt are satisfied, including the repayment of principal and accrued interest on any outstanding convertible notes. Consequently, exchanging holders of credit agreement claims who become holders of new preferred stock after consummation of the exchange offer, may suffer more from future adverse developments relating to our financial condition, performance, results of operations or prospects than they would as holders of our indebtedness. In addition, unlike indebtedness, where principal and interest are payable on specified due dates, in the case of the new preferred stock, dividends are payable only to the extent dividends are declared by our board of directors, if at all.

We expect to issue a substantial number of shares of our new preferred stock convertible into our common stock in connection with the exchange offer, and we cannot predict the price at which our common stock will trade following the exchange offer.

Assuming all credit agreement claims are exchanged and the other conditions to the exchange offer are waived or satisfied, we would issue to holders of credit agreement claims approximately 3,717,948 shares of our new preferred stock which would represent approximately 1,384,832,389 shares or 72.5% of the pro forma common equity of the Company on an As Converted-to-Common-Stock-Basis immediately after giving effect to the exchange offer (based on the number of shares of our common stock outstanding as of March 31, 2011). We would also issue $140.0 million in aggregate principal amount of Series A Notes and $100.0 million in aggregate principal amount of Series B Notes, which, together with additional Series A Notes and Series B Notes issuable as payment-in-kind interest or make whole premium, would be convertible under certain conditions into 1,781,355,894 and 2,334,673,518 shares of our common stock, respectively (based on the number of shares of our common stock outstanding as of March 31, 2011). We will also issue approximately 1,282,051 shares of our new preferred stock to the IBT Employee Stock Trust or the IBT Tax Qualified Plan, which would represent approximately 477,528,410 shares or 25.0% of the pro forma common equity of the Company on an As-Converted-to-Common-Stock-Basis immediately after giving effect to the exchange offer (based on the number of shares of our common stock outstanding as of March 31, 2011).

We cannot predict what the demand for our new preferred stock or common stock will be following the exchange offer, how many shares of our new preferred stock and common stock will be offered for sale or be sold following the exchange offer or the price at which our new preferred stock or common stock will trade following the exchange offer. Some of the holders of credit agreement claims may be investors that cannot or are unwilling to hold equity securities and may therefore seek to sell the new preferred stock they receive in the exchange offer, or the shares of common stock they receive upon conversion of the preferred stock or new convertible notes they receive in the exchange offer. There are no agreements or other restrictions that prevent the sale of a large number of our shares of new preferred stock or common stock immediately following the exchange offer. The issuance of the shares of the new preferred stock, Series A Notes and Series B Notes offered pursuant to this prospectus in exchange for credit agreement claims have been registered with the SEC. As a consequence, those securities and the common stock into which they are convertible will, in general, be freely tradable. Sales of a large number of such securities or shares of common stock after the exchange offer could materially depress the trading price of such securities or our common stock.

The price of our common stock, and therefore of the new convertible notes and new preferred stock, may fluctuate significantly, and this may make it difficult for you to resell the new convertible notes, the new preferred stock or any shares of our common stock (including those issuable upon conversion of the new convertible notes or new preferred stock) when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the new convertible notes and the new preferred stock are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We are subject to restrictions on paying dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on the new preferred stock or shares of our common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. In addition, our existing credit agreement prohibits, and our amended and restated credit agreement will prohibit, the payment of dividends on our common stock and preferred stock in other than additional shares of our common stock.

Absent an exception to the NASDAQ listing rule requiring shareholder approval prior to issuance of our new preferred stock, Series A Notes and Series B Notes, our common stock currently listed on the NASDAQ will be delisted if we consummate the exchange offer.

NASDAQ Listing Rule 5635(d) provides that, in other than a public offering, shareholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, if the securities being issued are equal to or in excess of 20% of the voting power or number of shares of common stock outstanding immediately before the issuance for less than the greater of book value or market value of the stock. If we consummate the exchange offer, we will be required to issue shares of new preferred stock and Series A Notes and Series B Notes convertible into substantially in excess of the 20% threshold provided under Rule 5635(d) for a price that is likely less than the greater of book value or market value of our common stock. In addition, holders of our new preferred stock will also be able to vote their new preferred stock on an As-Converted-to-Common-Stock-Basis (subject to certain limitations), and the conversion rate for this purpose may be below the market price of our common stock on the date of issuance of the new preferred stock, which would also violate NASDAQ listing rules. However, as soon as practicable following the date of this prospectus, we intend to submit a formal request to NASDAQ for a waiver from the shareholder approval requirement pursuant to the financial viability exception contained in NASDAQ Listing Rule 5635(f). Such rule provides that an exception may be made to the shareholder approval policy described above upon application to the NASDAQ when (1) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (2) reliance by the company on this exception is expressly approved by the audit committee of the board of directors. If NASDAQ does not grant our request for an exemption, our common stock would be subject to delisting by the NASDAQ if we complete the exchange offer.

In addition, NASDAQ’s continued listing requirements provide, among other requirements, that the minimum trading price of our common stock not fall below $1.00 per share over a consecutive 30 day trading period. Upon receipt from NASDAQ of notice of non-compliance, we would have a period of 180 days to regain compliance with this requirement. The price per share of our common stock may fall below the $1.00 per share minimum trading price. If this occurs, we may seek and obtain stockholder approval to implement a reverse stock split of our common stock, and we may be able to regain compliance with NASDAQ’s continued listing requirements before the 180-day grace period expires. There can be no assurance that we will be successful in receiving such stockholder approval within the requisite time period following completion of the proposed restructuring, or at all.

Delisting of our common stock would have an adverse effect on the market liquidity of our common stock and, as a result, the market price for our common stock could become more volatile. Further, delisting also could make it more difficult for us to raise additional capital.

If our common stock were to be delisted from NASDAQ, there may be a delay or difficulty in our being able to relist our common stock on an exchange.

As discussed above, if NASDAQ does not grant our request for an exemption, our common stock will be subject to delisting by the NASDAQ if we complete the exchange offer. If such delisting were to occur, it may take some time before we are able to relist our common stock on NASDAQ or to list our common stock on another national stock exchange. In such circumstances, it is possible that we will not be able to list our common stock on NASDAQ or another national stock exchange within the first year after the exchange offer. If our common stock is not listed on NASDAQ or another national stock exchange, there may be an adverse effect on the market liquidity of our common stock and, as a result, the market price for our common stock could become more volatile.

If an active trading market does not develop for the new convertible notes, you may not be able to resell such notes.

The new convertible notes are new issues of securities for which there is currently no public market. We have not listed, and we have no plans to list, the new convertible notes on any national securities exchange or to include these notes in any automated quotation system upon their registration. This may limit the trading market for the new convertible notes. The lack of a trading market could adversely affect your ability to sell such notes and the price at which you may be able to sell such notes. The new convertible notes may trade at a discount from their initial offering price and the liquidity of the trading market, if any, and future trading prices of the new convertible notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that any market for the new convertible notes which develops will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.

No trading market for the new preferred stock exists, and none is likely to develop, and holders of new preferred stock may not be able to convert their new preferred stock into common stock.

The shares of new preferred stock have not been and will not be listed on NASDAQ or any other national or regional securities exchange, and we are not likely to list the shares of new preferred stock in the future. Additionally, the shares of new preferred stock are being issued in certificated form and not in book-entry form and will not be DTC-eligible. We do not anticipate that shares of the new preferred stock will become DTC-eligible in the future. The inability of the new preferred stock to be held in book- entry form may prevent some buyers, such as certain institutional buyers, from purchasing the new preferred stock. Settlement of any transfers of the new preferred stock may take an extended period of time. As a result, no trading market for the new preferred stock will exist upon consummation of the exchange offer, and none is likely to develop. In addition, we must obtain the approval of our stockholders to amend our certificate of incorporation to increase our amount of authorized common stock before the new preferred stock may be converted into common stock. If we are not able to obtain this stockholder approval in connection with the Charter Amendment Merger, the new preferred stock may not be converted. The holders of new preferred stock do not have any redemption rights, other than upon a liquidation. These factors will likely limit the liquidity of the new preferred stock.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of the new convertible notes, could adversely affect the trading price of our common stock and the value of the new convertible notes and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the new convertible notes. We cannot predict the size of future issuances or the effect, if any, that such issuances may have on the market price for our common stock. Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales may occur, could adversely affect prevailing trading prices of our common stock and the value of the new convertible notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. Further sales of shares of our common stock or the availability of shares of our common stock for future sale, including sales of our common stock by investors who view the new convertible notes as a more attractive means of equity participation in our company or in connection with hedging and arbitrage activity that may develop with respect to our common stock, could adversely affect the trading price of our common stock or the value of the new convertible notes.

The conversion rates of the new preferred stock and new convertible notes may not be adjusted for all dilutive events that may adversely affect the price of the new preferred stock, the new convertible notes or the common stock issuable upon conversion of the new preferred stock or new convertible notes.

The conversion rates of the new preferred stock and new convertible notes are subject to adjustment upon certain events (see “Description of the New Preferred Stock—Anti-Dilution Adjustments,” “Description of the Series A Notes—Anti-Dilution Adjustments” and “Description of the Series B Notes—Anti-Dilution Adjustments”). We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the new preferred stock or new convertible notes, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the new preferred stock and new convertible notes. We are generally not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

Our substantial indebtedness and lease obligations could adversely affect our financial flexibility and our competitive position.

We have, and upon consummation of the exchange offer and the application of the net proceeds therefrom, we will continue to have a significant amount of indebtedness. As of March 31, 2011, on an as adjusted basis after giving effect to the restructuring, we would have had approximately $1.1 billion of outstanding indebtedness. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. We also have, and will continue to have, significant lease obligations. As of March 31, 2011, our minimum rental expense under operating leases for the remainder of 2011 and full year 2012 was $60.6 million and $51.5 million, respectively. As of March 31, 2011, our total operating lease obligations totaled $147.6 million. Our substantial indebtedness and lease obligations could have other important consequences to you and significant effects on our business. For example, it could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness and leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from taking advantage of business opportunities;

•	make it more difficult to satisfy our financial obligations;

•	place us at a competitive disadvantage compared to our competitors that have less debt and lease obligations; and

•

limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes on satisfactory terms or at all.

In addition, the indenture governing our Series B Notes will contain, and the agreements evidencing or governing our existing or future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could increase the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although covenants under the indenture governing the Series B Notes, our amended and restated credit agreement and other agreements will limit our ability and the ability of our present and future subsidiaries to incur additional indebtedness, the terms of the indenture governing the Series B Notes, our amended and restated credit agreement and other agreements will permit us to incur significant additional indebtedness. In addition, the indentures governing our new convertible notes will not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indentures governing the new convertible notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

In addition, if we are unable to meet our debt service obligations under our existing and future indebtedness, the holders of such indebtedness would have the right, following any applicable cure period, to cause the entire principal amount thereof to become immediately due and payable. If our outstanding indebtedness was accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed, including holders of the new convertible notes.

Restrictive covenants in the documents governing our existing and future indebtedness may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

The documents governing our existing indebtedness contain and the documents governing any of our future indebtedness will likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The documents governing our existing indebtedness, among other things, limit our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	enter into sale/leaseback transactions;

•	merge, consolidate or sell substantially all of our assets;

•	make investments and acquire assets; and

•	make certain payments on indebtedness;

The restrictions could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral for the benefit of the holders of our indebtedness.

Not all of our subsidiaries are guarantors of our obligations under the new convertible notes and therefore the notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes. Your right to receive payments on the new convertible notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The guarantors will include only our existing and future domestic subsidiaries that guarantee any indebtedness of the Company or any of its subsidiaries in an aggregate amount of $5.0 million or more. In addition, any subsidiary that we properly designate as an unrestricted subsidiary under the indentures governing the Series B Notes, will not provide guarantees of the Series B Notes. None of our foreign subsidiaries will guarantee the new convertible notes.

The new convertible notes and guarantees thereof will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes including our foreign subsidiaries and such liabilities will be required to be paid before the holders of the notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there were a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of the new convertible notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors and preferred stockholders, of any such subsidiary.

Our non-guarantor subsidiaries accounted for approximately $214.6 million or 5%, of our total revenues for the year ended December 31, 2010.

The pledge of the capital stock or other securities of the issuer’s subsidiaries that secure the new convertible notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The new convertible notes and the guarantees will be secured by a second-priority security interest in the stock of our domestic subsidiaries (including the guarantors) and 65% of the voting capital stock (and 100% of the non-voting capital stock) of our first-tier foreign subsidiary directly owned by the Company or any domestic guarantor. Under the SEC regulations in effect as of the issue date of the new convertible notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the new convertible notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Under the indentures governing the new convertible notes and the collateral documents, the capital stock and other securities of any subsidiary of the issuer that have been pledged as collateral to secure the new convertible notes or the guarantees would be excluded from the collateral securing the new convertible notes to the extent liens thereon would trigger the requirement to file separate financial statements of that subsidiary with the SEC under Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the new convertible notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the new convertible notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Series A Notes—Security for the Series A Notes” and Description of the Series B Notes—Security for the Series B Notes.”

Other secured indebtedness and obligations, including under our amended and restated credit agreement, will be effectively senior to the new convertible notes to the extent of the value of the collateral securing such indebtedness and obligations. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the new convertible notes.

The new convertible notes will be secured on a second-priority basis by the same collateral (subject to certain limitations) securing, on a first-priority basis, our amended and restated credit agreement, certain of our hedging obligations and certain of our cash management obligations. The new convertible notes will also be secured on a third-priority basis by the same collateral (subject to certain limitations) securing, on a first-priority basis, our ABL facility, certain of our hedging obligations and certain of our cash management obligations. The new convertible notes will also be secured on a third-priority basis by the same collateral (subject to certain limitations), securing, on a first-priority basis, our Contribution Deferral Agreement. In addition, under the terms of the indentures governing the new convertible notes, we will be permitted in the future to incur additional indebtedness and other obligations that may share in the second-priority liens on the collateral securing the new convertible notes and, in certain circumstances, in the first-priority liens on the collateral. The first-priority liens on the collateral securing our amended and restated credit agreement, our Contribution Deferral Agreement, our ABL facility, certain of our hedging obligations and certain of our cash management obligations and any such future indebtedness and obligations will be higher in priority as to such collateral than the security interests securing the new convertible notes and the guarantees.

The holders of obligations secured by the first-priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the new convertible notes and other obligations secured by second-priority or third-priority liens, as applicable, will be entitled to any recovery from the collateral. As a result, the new convertible notes will be effectively junior in right of payment to indebtedness under our amended and restated credit agreement, our Contribution Deferral Agreement, our ABL Facility, certain of our hedging obligations and certain of our cash management obligations and any other indebtedness and obligations collateralized by a higher priority lien on the collateral, to the extent of the realizable value of such collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the new convertible notes and other obligations secured by the second-priority or third-priority liens, as applicable, if any, after payment in full of all obligations secured by the first-priority or second-priority liens, as applicable, on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the new convertible notes, then holders of the new convertible notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets, which claim will rank equal in priority with the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first-priority and second-priority liens, as applicable, and our other unsecured senior indebtedness.

Under the indentures governing the new convertible notes, we could also incur additional indebtedness and obligations secured by first-priority liens and second-priority liens so long as such first- and second-priority liens are securing indebtedness and obligations permitted to be incurred by the covenants described under “Description of the Series A Notes” and “Description of the Series B Notes” and certain other conditions are met. Our ability to designate future indebtedness as either first-priority secured or second-priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the new convertible notes and our obligations secured by first-priority and second-priority liens, as applicable, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

There are certain categories of property that are excluded from the collateral.

Certain assets are excluded from the collateral securing the new convertible notes and the guarantees. Excluded assets are summarized as follows: (i) leasehold interests, (ii) any property to the extent any grant of a security interest therein (a) is prohibited by applicable law or governmental authority or (b) is prohibited by or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under any applicable shareholder or similar agreement or (iii) any lease, license, contract, property right or agreement to which any grantor is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement, other than in the case of each of clause (ii) and (iii), to the extent that any such term would be rendered ineffective pursuant to applicable specified provisions of Article 9 of the UCC of any relevant jurisdiction, (iv) certain de minimis motor vehicles (other than rolling stock or equipment), (v) deposit accounts for the sole purpose of funding payroll obligations, tax obligations or holding funds owned by persons other than the Company, (v) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law, (v) equity interests of subsidiaries which would require separate financial statements if pledged and (vii) any other property which the administrative agent under the amended and restated credit agreement may determine to exclude from its collateral in its reasonable discretion after giving consideration to the cost and material credit support with respect to such property. See “Description of the Series A Notes—Security for the Series A Notes” and Description of the Series B Notes—Security for the Series B Notes.” If an event of default occurs and the new convertible notes are accelerated, the new convertible notes and the guarantees will rank equally in right with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

It may be difficult to realize the value of the collateral securing the new convertible notes.

The collateral securing the new convertible notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agent for our amended and restated credit agreement and any other creditors that also have the benefit of first liens on the collateral securing the new convertible notes from time to time, including the ABL facility, whether on or after the date the new convertible notes are issued. We have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the new convertible notes as well as the ability of the administrative agent for our amended and restated credit agreement, the collateral agent for our ABL facility, or the holders of the new convertible notes, to realize or foreclose on such collateral.

No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the new convertible notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. Any claim for the difference between the amount, if any, realized by holders of the new convertible notes from the sale of the collateral securing the new convertible notes and the obligations under the new convertible notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the new convertible notes and all other senior secured obligations, interest may cease to accrue on the new convertible notes from and after the date the bankruptcy petition is filed.

In connection with this exchange offer, we are not required to provide new surveys with respect to our owned real properties intended to constitute collateral for the new convertible notes. To the extent accurate, we will, however, be required to give affidavits stating that there have been no changes made to the properties for which surveys were prepared when we last encumbered such properties in 2009 for the benefit of some of our lenders. As to real properties for which there were no surveys so provided in 2009 or with respect to which affidavits cannot be provided because changes have been made to such properties, there is no independent assurance that, among other things, (i) the real property encumbered by each mortgage includes all of the property owned by us or the subsidiary guarantors that was intended to be mortgaged, or (ii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value of such real properties.

In addition, because a portion of the collateral will consist of pledges of voting capital stock and non-voting capital stock of certain of the issuer’s foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the new convertible notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the liens securing the new convertible notes.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. The indentures governing the new convertible notes will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset value. Releases of collateral from the liens securing the indenture governing the new convertible notes will be permitted under some circumstances (as discussed below).

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the indentures, collateral documents and an intercreditor agreement. The collateral documents and intercreditor agreement set out certain limitations on the rights of the holders of the new convertible notes offered hereby to require security or perfection of such security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement, the claims of the holders of the new convertible notes offered hereby to the proceeds of such enforcement will rank behind claims of the holders of obligations under our amended and restated credit agreement, our ABL facility and the Contribution Deferral Agreement, which each are first-priority obligations with respect to certain assets, and holders of additional secured indebtedness and obligations (to the extent such liens are permitted liens and limited to the value of the collateral subject to the senior lien).

The security interest of the collateral agent for the new convertible notes will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent for the new convertible notes will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent for the new convertible notes may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. Further, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner.

Holders of the new convertible notes will not control decisions regarding collateral.

The lenders under our amended and restated credit agreement and ABL Facility and multi-employer pension funds under the Contribution Deferral Agreement, as holders of first-priority lien obligations, will control substantially all matters related to the collateral subject to such first-priority liens pursuant to the terms of the intercreditor agreement. The holders of the first-priority lien obligations may cause the collateral agent thereunder, which we refer to as the “first lien agent,” to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including certain amendments of and waivers under the collateral documents) with which holders of the new convertible notes may disagree or that may be contrary to the interests of holders of the new convertible notes, even after a default under the new convertible notes. The collateral documents governing the second-priority liens may not be amended in any manner inconsistent with or in violation of the intercreditor agreement absent the consent of the first lien agent.

Furthermore, until the first-priority lien obligations are paid in full, the holders of the second-priority lien obligations and the collateral agent for the new convertible notes, which we refer to as the “second lien agent,” will not be permitted to enforce the second lien security interests in the collateral even if an event of default under the indenture has occurred and the new convertible notes have been accelerated, except: (i) to file a proof of claim or statement of interest with respect to the new convertible notes in any insolvency or liquidation proceeding; (ii) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its lien on, the collateral securing the second-priority liens (to the extent not adverse to the first-priority liens or the rights of the first lien agent to exercise remedies in respect of such liens); or (iii) if, after the passage of a period of 180 days following the date the second lien agent delivers written notice to the first lien agent of acceleration of the obligations under either of the indentures governing the new convertible notes, neither the first lien agent nor or any holder of the first-priority lien obligations has commenced and is diligently exercising the rights of the holders of the first-priority lien obligations in the collateral.

We cannot assure you that in the event of a foreclosure by the holders of the first-priority lien obligations and, as applicable, the second priority lien obligations, the proceeds from the sale of collateral will be sufficient to satisfy all or any of the amounts outstanding under the new convertible notes after payment in full of the obligations secured by first-priority liens and, if applicable, second-priority liens, on the collateral.

We will in most cases have control over the collateral unless and until there is an event of default, and the sale of particular assets by us could reduce the pool of assets securing the new convertible notes and the guarantees.

The collateral documents generally allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the new convertible notes and the guarantees unless and until there is an event of default. Subject to the limitations in the indentures governing the new convertible notes and our amended and restated credit agreement, our ABL facility and the Contribution Deferral Agreement, we may sell or dispose of certain of our assets, which could decrease the value of the collateral securing the new convertible notes.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can be properly perfected and its priority retained only through certain actions undertaken by the secured party. The liens in the collateral securing the new convertible notes may not be perfected with respect to the claims of the new convertible notes if the actions necessary to perfect any of these liens are not taken on or prior to the date of the indentures governing the new convertible notes. There can be no assurance that the collateral agent on behalf of the lenders under our amended and restated credit agreement, ABL facility or the multi-employer pensions funds under the Contribution Deferral Agreement has taken all actions necessary to create properly perfected security interests in the collateral securing the indebtedness under the amended and restated credit agreement, ABL facility or Contribution Deferral Agreement, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such nonperfection. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The issuer and the guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent for the new convertible notes will monitor, or that we will inform such agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the new convertible notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the new convertible notes against third parties.

Additionally, the indentures and the collateral documents entered into in connection with the issuance of the new convertible notes will not require us to take certain actions that might improve the perfection or priority of the liens of the collateral agent in the collateral. The actions being required will include (i) the filing of UCC-1 financing statements in the jurisdictions of incorporation of the issuer and the subsidiary guarantors, (ii) the filing of U.S. intellectual property security agreements at closing (with periodic supplements thereafter) with respect to material U.S. registered intellectual property included in the collateral, (iii) the granting of mortgages over owned real properties (iv) the recordation and notation of a second lien on rolling stock (including tractor trailers) certificates of title (including through a collateral trust agreement with the first lien agent in certain states not permitting recordation of a second lien on certificates of title), (v) the entering into of deposit account control agreements and securities account control agreements (if applicable) with the collateral agent for the new convertible notes as a party thereto, (vi) the holding by the first lien agents of certain physical collateral as agent for the collateral agent for the new convertible notes for the purposes of perfection, (vii) at any time when such items are not required to be taken in favor of the collateral agent under our amended and restated credit agreement, the delivery of stock certificates and certain other physical collateral to the collateral agent for the new convertible notes and (viii) other actions required pursuant to the collateral documents, including actions required on a post closing basis with respect to existing and after-acquired collateral. As a result of these limitations, the security interest of the collateral agent for the new convertible notes in a portion of the collateral may not be perfected or enforceable (or may be subject to other liens) under applicable U.S. law or foreign law.

Security over all of the collateral will not be in place upon the date of issuance of the new convertible notes or will not be perfected on such date.

Certain security interests will not be in place on the date of issuance of the new convertible notes or will not be perfected on such date. We will be required to file or cause to be filed financing statements under the Uniform Commercial Code to perfect the security interests that can be perfected by such filings. In particular, the security interests relating to our rolling stock (including tractor trailers) and owned real property will not be perfected on the date of issuance of the new convertible notes.

In the case of rolling stock (including tractor trailers), depending on the jurisdiction, we will have up to 8 months after the date of issuance of the new convertible notes to perfect the security interest. Any issues that we are unable to resolve in connection with the perfection of such security interests may negatively impact the value of the collateral. Any issues that we are unable to resolve in connection with the perfection of such security interests may negatively impact the value of the collateral. To the extent a security interest in certain collateral is perfected following the date of issuance of the new convertible notes, it might be avoidable in bankruptcy.

In addition, we will be required to record the mortgages on the closing date, provided that if, for reasons beyond our reasonable control, we are unable to record any mortgage on the closing date, so long as we are continuously and diligently pursuing the recordation of any such mortgage, we are entitled to not more than an additional 45 day period after the closing date to record the same. One or more of these mortgages may constitute a significant portion of the value of the collateral securing the new convertible notes and the guarantees. In addition, we may not have title insurance policies on our properties in place at the time of issuance of the new convertible notes to insure, among other things, (i) loss resulting from the entity represented by us to be the owner thereof not holding fee title or a valid leasehold interest in the properties and such interest being encumbered by unpermitted liens and (ii) the validity and second-lien priority of the mortgages granted to the collateral agent for the new convertible notes.

We have agreed to obtain standard American Land Title Company commitments for the issuance of mortgagee title insurance policies in the amounts of the fair market values of the properties on the closing date, with title policies to be provided as soon as practicable after the closing date but in all events not later than 45 days after closing.

If the issuer or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the new convertible notes, any mortgage delivered after the issue date of the new convertible notes would face a greater risk of being invalidated than if we had delivered it at the issue date. If a mortgage is delivered after the issue date, it will be treated under bankruptcy law as if it were delivered to secure previously existing debt, which is materially more likely to be avoided as a preference by the bankruptcy court than if the mortgage were delivered and promptly recorded at the time of the issue date of the new convertible notes. To the extent that the grant of any such mortgage is avoided as a preference, you would lose the benefit of the security interest in the core project that the mortgage was intended to provide.

There are circumstances, other than repayment or discharge of the new convertible notes, under which the collateral securing the new convertible notes and guarantees will be released, without your consent, the consent of the trustee or the consent of the collateral agent for the new convertible notes.

Under various circumstances, all or a portion of the collateral may be released, including:

•

in whole, upon satisfaction and discharge of the indentures governing the new convertible notes, as described below under “Description of the Series A Notes—Satisfaction and Discharge” and Description of the Series B Notes—Satisfaction and Discharge”;

•

in part, as to any property that (a) is sold, transferred or otherwise disposed of by us or any guarantor, other than to us or another guarantor, in a transaction permitted or otherwise not prohibited by the indenture at the time of such sale, transfer or other disposition or (b) is owned or at any time acquired by a guarantor that has been released from its guarantee in accordance with the indenture, concurrently with the release of such guarantee;

•

automatically upon release by (i) the lenders under our amended and restated credit agreement of their first-priority security interest in such collateral (other than as a result of the discharge of such first lien obligations), (ii) lenders under our ABL facility of their first-priority security interest in such collateral (other than as a result of the discharge of such first lien obligations) or (iii) the multi-employer pension funds under the Contribution Deferral Agreement of their first-priority security interest in such collateral (other than as a result of the discharge of such first lien obligations), in each case pursuant to the intercreditor agreement;

•	in part, in accordance with the applicable provisions of the collateral documents; and

•	as otherwise set forth in the intercreditor agreement and collateral trust agreement.

In addition, the guarantee of a guarantor will be released in connection with a sale or merger of such guarantor in a transaction permitted or not prohibited by the applicable indentures. The indenture governing the Series B Notes will also permit the issuer to designate one or more of its restricted subsidiaries that is a guarantor of the Series B Notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Series B Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Series B Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Series B Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Series B Notes—Certain Covenants—Future Guarantors.”

The collateral is subject to casualty risks.

Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. We cannot assure you that any insurance proceeds received by us upon the total or partial loss of the pledged collateral will be sufficient to satisfy all of our secured obligations, including the new convertible notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

State law may limit the ability of the second lien agent to foreclose on the real property and improvements included in the collateral.

The new convertible notes will be secured by, among other things, liens on owned real property and improvements located in the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Jersey, New York, New Mexico, Nevada, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia, and Wisconsin. The laws of those states may limit the ability of the second lien agent and the holders of the new convertible notes to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the new convertible notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the new convertible notes, the trustee and the collateral agent for the new convertible notes also may be limited in their ability to enforce a breach of the “no liens” covenant in the indenture governing the new convertible notes. Some decisions of state courts have placed limits on a lenders’ ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and the holders of the new convertible notes, the trustee and the second lien agent may need to demonstrate that enforcement is reasonably necessary to protect against impairment of their security or to protect against an increased risk of default. Although these court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee, the second lien agent and the holders of the new convertible notes from declaring a default and accelerating the new convertible notes by reason of a breach of the “no liens” covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Lien searches may not reveal all liens on the collateral.

We cannot guarantee that the lien searches on the collateral that will secure the new convertible notes will reveal any or all existing liens on such collateral. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the new convertible notes and could have an adverse effect on the ability of the second lien agent to realize or foreclose upon the collateral securing the new convertible notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the new convertible notes, including pursuant to collateral documents delivered after the respective dates of the indentures governing the new convertible notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the new convertible notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period. As more fully described above, certain of the assets securing the new convertible notes will not be subject to a valid and perfected security interest on the date of issuance of the new convertible notes. We have agreed to use commercially reasonable efforts to obtain a valid and perfected security interest on such assets to secure the new convertible notes.

In the event of our bankruptcy, the ability of the holders of the new convertible notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the new convertible notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict:

•	how long payments under the new convertible notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent for the new convertible notes could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the new convertible notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the second lien agent may not object to a number of important matters with respect to the first-priority collateral of the lenders under our amended and restated credit agreement, the lenders under our ABL facility or the multi-employer pension funds under the Contribution Deferral Agreement, as applicable, following the filing of a bankruptcy petition so long as any first-priority lien obligations are outstanding. After such a filing, the value of such collateral securing the new convertible notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Moreover, the second lien agent may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the second lien agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the new convertible notes.

In the event of a bankruptcy of the issuer or any of the guarantors, holders of the new convertible notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the new convertible notes exceed the fair market value of the collateral securing the new convertible notes.

In any bankruptcy proceeding with respect to the issuer or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the new convertible notes on the date of the bankruptcy filing was less than the then-current principal amount of the new convertible notes. Upon a finding by the bankruptcy court that the new convertible notes are under collateralized, the claims in the bankruptcy proceeding with respect to the new convertible notes would be bifurcated between a secured claim in an amount equal to the value of the collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of the new convertible notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the new convertible notes to receive “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the new convertible notes.

The value of the collateral securing the new convertible notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding by or against us, holders of the new convertible notes will only be entitled to post-petition interest under applicable U.S. federal bankruptcy laws to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the new convertible notes that have a security interest in collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under applicable U.S. federal bankruptcy laws. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and therefore the value of the noteholders’ interest in the collateral may not equal or exceed the sum of the first-lien obligations and the principal amount of the new convertible notes.

Fraudulent conveyance laws allow courts, under certain circumstances, to avoid or subordinate guarantees and require noteholders to return payments received from guarantors.

The new convertible notes will be guaranteed by certain of the issuer’s subsidiaries. If a guarantor becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors, the guarantee of the new convertible notes by such guarantor may be reviewed under U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee of the new convertible notes could be avoided, or claims in respect of such guarantee could be subordinated to other obligations of the guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, incurred such guarantee with the intent of hindering, delaying or defrauding its creditors or:

•	received less than reasonably equivalent value or fair consideration for entering into such guarantee; and

•	either:

•	was insolvent by reason of entering into such guarantee;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

There can be no assurance as to what standard a court would apply to determine whether or not a guarantor was solvent at the relevant time or, regardless of the standard used, that its guarantees would not be subordinated to such guarantor’s other debt.

A subsidiary’s guarantee of the new convertible notes could be subject to the claim that, since the subsidiary incurred its guarantee for the benefit of its parent (the issuer of the new convertible notes), and only indirectly for the benefit of the subsidiary, its obligations under its guarantee were incurred for less than reasonably equivalent value or fair consideration. If a court held that the guarantee should be avoided as a fraudulent conveyance, the court could avoid, or hold unenforceable, the guarantee, which would mean that noteholders would not receive any payments under such guarantee, and the court could direct holders of the new convertible notes to return any amounts that they have already received from the applicable guarantor. Furthermore, the holders of the new convertible notes would cease to have any direct claim against the guarantor. Consequently, the guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets might be available (directly or indirectly) to pay the new convertible notes. Sufficient funds to repay the new convertible notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the avoidance of a guarantee could result in acceleration of the new convertible notes (if not otherwise accelerated due to the issuer’s or the guarantor’s insolvency or bankruptcy filing).

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may automatically reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless and, in any case, this provision may not be effective to protect a guarantee from being avoided under fraudulent transfer laws. For example, in a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect similar guarantees.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

Holders of the new convertible notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could avoid the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under. See “Description of the Series A Notes—Guarantees,” and “Description of the Series B Notes-Guarantees.”

The new preferred stock ranks junior to all of our and our subsidiaries’ liabilities.

The new preferred stock are equity interests in YRCW and do not constitute indebtedness. As such, the new preferred stock ranks junior to all of our indebtedness and other non-equity claims of YRCW such as under our credit facilities, the Series A Notes, the Series B Notes and the 6% Notes, including in a liquidation of YRCW. In addition, the new preferred stock ranks junior in right of payment to all obligations of our subsidiaries. In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the securities only after all of our liabilities have been paid. The rights of holders of the new preferred stock to participate in the assets of our subsidiaries upon any liquidation, reorganization, receivership, or conservatorship of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of bankruptcy, liquidation, or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the common stock or the new preferred stock then outstanding. Further, the new preferred stock places no restrictions on our business or operations or on our ability to incur indebtedness. Also, the new preferred stock places no restrictions on our ability engage in any transactions, subject only to the limited voting rights referred to under “Description of the New Preferred Stock—Voting Rights.”

Any adverse rating of the new convertible notes may cause their trading price to fall.

If Moody’s Investors Service, Standard & Poor’s or another rating service rates the new convertible notes and if any of such rating services lowers its rating on the new convertible notes below the rating initially assigned to the new convertible notes, announces its intention to put the new convertible notes on credit watch or withdraws its rating of the new convertible notes, the trading price of the new convertible notes could decline.

Our credit ratings may not reflect all risks of an investment in the new convertible notes.

Our credit ratings may not reflect the potential impact of all risks related to the market values of the new convertible notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the new convertible notes.

We may not be able to repurchase the Series B Notes when required.

Upon the occurrence of a change of control, holders of the Series B Notes may require us to repurchase their Series B Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases or our ability to make such repurchases may be restricted by the terms of our other then outstanding debt. The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available or that the terms of our other then outstanding debt will permit us at the time of any such events to make any required repurchases of the Series B Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Series B Notes may impair our ability to obtain additional financing in the future.

Conversion of the new convertible notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their new convertible notes, depress the price of our common stock, and in some cases, cause holders to become affiliates of the Company.

The conversion of some or all of the new convertible notes may dilute the ownership interests of existing shareholders. Any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the new convertible notes into shares of our common stock could depress the price of our common stock. Furthermore, holders of a sufficient aggregate principal amount of our new convertible notes may become affiliates of the Company upon issuance of our common stock to those holders on account of such a mandatory conversion. An affiliate of the Company is subject to the reporting requirements of Section 16 of the Exchange Act and may be subject to the purchase and sale provisions thereof with respect to their common stock. Further, the holder’s common stock could only be sold pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement covering its shares of common stock.

You may have to return the exchange consideration received in the exchange offer or face additional adverse consequences if a court deems the issuance of the shares of our common stock and new preferred stock and the Series A Notes and the Series B Notes to be a fraudulent conveyance.

In a bankruptcy case, a trustee, debtor in possession or some other party acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy case on the basis that such transfers or obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include either transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the actual intent of hindering, delaying or defrauding current or future creditors. The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that we paid the exchange consideration under circumstances constituting a fraudulent conveyance, the value of any consideration holders of credit agreement claims or convertible notes received with respect to exchange consideration could also be recovered from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as holders of the credit agreement claims. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy case. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy court under applicable fraudulent conveyance laws, within the applicable limitation period, which are typically longer than two years, and a trustee, in a bankruptcy case, may also use such state fraudulent conveyance laws.

Therefore, if a court determined that such transfers were deemed to be fraudulent conveyances, it could void the securities issued as part of the exchange consideration, subordinate the claims to any or all of our other debts, require you to return any payments received from us or impose other forms of damages.

You may be required to repay or restore the exchange consideration if a bankruptcy court concludes that the payment of the exchange consideration is a voidable preference.

If we or any of our subsidiaries becomes a debtor under the Bankruptcy Code within 90 days after we consummate the exchange offer (or, with respect to any insiders specified in bankruptcy law, within one year after consummation of the exchange offer), and a bankruptcy court determines that we were insolvent at the time of the exchange offer (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition) and that no applicable defenses or exceptions exist, the court could find that the delivery of the exchange consideration involved a preferential transfer. If a bankruptcy court were to reach such a conclusion, you may be required to repay or restore, in whole or in part, the exchange consideration.

The issuance of preferred stock to the holders of credit agreement claims and to the IBT Employee Stock Trust or the IBT Tax Qualified Plan in connection with the restructuring in the amounts currently contemplated may constitute a change in control under certain agreements to which we are a party.

Immediately following the consummation of the exchange offer, assuming 100% of the credit agreement claims are exchanged, holders of credit agreement claims will hold approximately 72.5% of our capital stock and the IBT Employee Stock Trust or the IBT Tax Qualified Plan will hold approximately 25% of our capital stock. Also, over a majority of the members of our board of directors will be replaced. Therefore, the consummation of the exchange offer may constitute a change in control under certain agreements to which we are a party, including contracts with customers. A change in control may give the counterparties the right to terminate the contracts, accelerate the amounts due under the contracts or demand payment, or materially change the terms of the contracts. In such a case, our business or liquidity may be adversely affected. In addition, this transaction may require us to pay amounts owed to our previous financial and other advisors under engagement contracts, and any such amounts may be material.

Tax Risk Factor

We may incur income tax liability as a result of the exchange offer.

We may realize cancellation of indebtedness income (“COD income”) as a result of the exchange offer. For a summary of the material U.S. federal income tax consequences of the exchange offer, See “Material United States Federal Income Tax Considerations.”

Other Risks Relating to Our Business

In addition to the risks and uncertainties contained elsewhere in this prospectus or in our other SEC filings, the following risk factors should be carefully considered in evaluating us. These risks could have a material adverse effect on our business, financial condition and results of operations.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

We are a holding company and our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the new term loans, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries’ ability to make any advances, distributions or other payments to us may be restricted by, among other things, debt instruments, tax considerations and legal restrictions. If we are unable to obtain funds from our subsidiaries as a result of these restrictions, we may not be able to pay principal of, or interest on, the new term loans when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

Our significant declines in operations, cash flows, and liquidity and need to generate adequate positive cash flow from operations or obtain adequate funding to fund our business raise substantial doubt as to our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which implies that we will continue to meet our obligations and continue our operations for at least the next 12 months. However, our significant declines in operations, cash flows, and liquidity raise substantial doubt about our ability to continue as a going concern. Realization values may be substantially different from carrying values as shown, and our consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.

We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to a number of general economic factors that may adversely affect our business, financial condition and results of operations, many of which are largely out of our control. These factors include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Due to our high fixed-cost structure, in the short-term it is difficult for us to adjust expenses proportionally with fluctuations in volume levels. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could adversely affect our business, financial condition and results of operations. The factors contributing to these risks and costs include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, fuel surcharge collection, impact on liquidity from the lag between higher payments for fuel and the collection of higher fuel surcharges in a rising fuel cost environment, terrorist attacks, license and registration fees, insurance premiums and self-insurance levels, difficulty in recruiting and retaining qualified drivers, the risk of outbreak of epidemical illnesses, the risk of widespread disruption of our technology systems, and increasing equipment and operational costs. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that could have a material adverse effect on our business, financial condition and results of operations.

Numerous competitive factors could adversely affect our business, financial condition and results of operations. These factors include the following:

•

We compete with many other transportation service providers of varying sizes, some of which have a lower cost structure, more equipment and greater capital resources than we do or have other competitive advantages.

•

Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain or grow our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to offset fuel price increases through a fuel surcharge on our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances, we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor disruptions or stoppages, which could have a material adverse effect on our business, financial condition and results of operations and place us at a disadvantage relative to non-union competitors.

Virtually all of our operating subsidiaries have employees who are represented by the IBT. These employees represent approximately 77% of our workforce at March 31, 2011.

Each of our YRC, New Penn, and Holland subsidiaries employ most of their unionized employees under the terms of a common national master freight agreement with the IBT, as supplemented by additional regional supplements and local agreements. The IBT ratified a five-year agreement that took effect on April 1, 2008, and will expire on March 31, 2015, as modified by the IBT Agreement. The IBT also represents a number of employees at Reddaway, and Reimer under more localized agreements, which have wages, benefit contributions and other terms and conditions that better fit the cost structure and operating models of these business units.

Certain of our subsidiaries are regularly subject to grievances, arbitration proceedings and other claims concerning alleged past and current non-compliance with applicable labor law and collective bargaining agreements.

Neither we nor any of our subsidiaries can predict the outcome of any of the matters discussed above. These matters, if resolved in a manner unfavorable to us, could have a material adverse effect on our business, financial condition and results of operations.

Our pension expense and funding obligations could increase significantly and have a material adverse effect on our business, financial condition and results of operations.

Our future funding obligations for our U.S. single-employer defined benefit pension plans qualified with the Internal Revenue Service depend upon their funded status, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine funding levels and actuarial experience and any changes in government laws and regulations.

Pursuant to the terms of the IBT Agreement, the ability of the Company’s subsidiaries to begin making contributions to the multi-employer pension funds (“the Funds”) on June 1, 2011 at the rate of 25% of the contribution rate in effect on July 1, 2009 is subject to the approval of the Funds. Legislative changes to current law or other satisfactory action or arrangements are required to enable certain of the Funds (based on their funded status) to accept contributions at a reduced rate. Absent such legislative changes or other satisfactory action, the IBT Agreement provides that a Fund that cannot allow the Company’s subsidiaries to begin to make contributions at a reduced rate to the Fund by June 1, 2011 may elect to either (i) apply the amount of the contributions toward paying down previously deferred contributions under our Contribution Deferral Agreement, (ii) have the amount of the contributions placed in escrow until such time when the Fund is able to accept re-entry at the reduced rate, or (iii) if options (i) or (ii) are not available under applicable law or fund documentation, agree on other terms acceptable to the Company’s subsidiaries and the applicable Fund.

If the funding of the Funds does not reach certain goals (including those required not to enter endangered or critical status or those required by a Fund’s funding improvement or rehabilitation plan), our pension expenses and required cash contributions could further increase upon the expiration of our collective bargaining agreements and, as a result, could materially adversely affect our business, financial condition and results of operations. Decreases in investment returns that are not offset by contributions could also increase our obligations under such plans.

The Pension Protection Act provides that certain plans with a funded percentage of less than 65%, or that fail other tests, will be deemed to be in critical status. Plans in critical status must create a rehabilitation plan to exit critical status within periods that the Pension Protection Act prescribes. We believe that based on information obtained from public filings and from plan administrators and trustees, many of the multi-employer pension funds, including The Central States Southeast and Southwest Areas Pension Plan, which is our largest multi-employer fund, are in critical status.

We believe that based on information obtained from public filings and from plan administrators and trustees, our portion of the contingent liability in the case of a full withdrawal or termination from all of the multi-employer pension plans would be an estimated $8 billion on a pre-tax basis before taking into consideration the recent market recovery. If the Company were subject to withdrawal liability with respect to a plan, ERISA provides that a withdrawing employer can pay the obligation in a lump sum or over time based upon an annual payment that is the product of the highest contribution rate to the relevant plan multiplied by the average of the three highest consecutive years measured in contribution base units, which, in some cases, could be up to 20 years. Even so, our applicable subsidiaries have no current intention of taking any action that would subject us to payment of material withdrawal obligations, however we cannot provide any assurance that such obligations will not arise in the future which would have a material adverse effect on our business, financial condition and results of operations.

Ongoing self-insurance and claims expenses could have a material adverse effect on our business, financial condition and results of operations.

Our future insurance and claims expenses might exceed historical levels. We currently self-insure for a majority of our claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our business, financial condition and results of operations could be adversely affected, and we may have to post additional letters of credit to state workers’ compensation authorities or insurers to support our insurance policies. If we lose our ability to self insure, our insurance costs could materially increase, and we may find it difficult to obtain adequate levels of insurance coverage.

We have significant ongoing capital requirements that could have a material adverse effect on our business, financial condition and results of operations if we are unable to generate sufficient cash from operations.

Our business is capital intensive. If we are unable to generate sufficient cash from operations to fund our capital requirements, we may have to limit our growth, utilize our existing capital, or enter into additional financing arrangements, including leasing arrangements, or operate our revenue equipment (including tractors and trailers) for longer periods resulting in increased maintenance costs, any of which could reduce our income. If our cash from operations and existing financing arrangements are not sufficient to fund our capital requirements, we may not be able to obtain additional financing at all or on terms acceptable to us. In addition, our credit facilities contain provisions that limit our level of capital expenditures.

We operate in an industry subject to extensive government regulations, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Departments of Transportation and Homeland Security and various federal, state, local and foreign agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and permits to conduct transportation business. We may also become subject to new or more restrictive regulations that the Departments of Transportation and Homeland Security, the Occupational Safety and Health Administration, the Environmental Protection Agency or other authorities impose, including regulations relating to engine exhaust emissions, the hours of service that our drivers may provide in any one time period, security and other matters. Compliance with these regulations could substantially impair equipment productivity and increase our costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future laws and regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable environmental laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws and regulations, we could be held responsible for all of the costs relating to any contamination at our past or present terminals and at third-party waste disposal sites. If we fail to comply with applicable environmental laws and regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

In addition, as climate change initiatives become more prevalent, federal, state and local governments and our customers are beginning to promulgate solutions for these issues. This increased focus on greenhouse gas emission reductions and corporate environmental sustainability may result in new regulations and customer requirements that could negatively affect us. This could cause us to incur additional direct costs or to make changes to our operations in order to comply with any new regulations and customer requirements, as well as increased indirect costs or loss of revenue resulting from, among other things, our customers incurring additional compliance costs that affect our costs and revenues. We could also lose revenue if our customers divert business from us because we haven’t complied with their sustainability requirements. These costs, changes and loss of revenue could have a material adverse affect on our business, financial condition and results of operations.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and key personnel and depend on their continued services to successfully implement our business strategy. Our CEO has announced his intention to retire upon successful completion of our restructuring. In addition, effective March 31, 2011, the Company appointed an interim CFO to replace our former CFO. The loss of senior management or key personnel and any difficulty in recruiting and retaining appropriately qualified replacements, including appropriately qualified replacements for our CEO and interim CFO, could have a material adverse effect on our business, financial condition and results of operations.

A closing condition of the exchange offer is that a new chief executive officer and chief financial officer will have been selected to begin employment at the Company following completion of the exchange offer. A five person committee has been formed to identify candidates to be the chief executive officer and chief financial officer of the Company, which committee consists of three representatives of the Steering Group, a representative of TNFINC, and a representative of the Agent. We have also retained and are compensating a professional search firm selected by the committee to assist the committee. There is no guarantee that the committee will be able to recruit and retain appropriately qualified replacements for our CEO and interim CFO within the timeframe required to complete the restructuring. In such event, the exchange offer may not be completed unless waived by the Agent and Steering Group Majority under the lender support agreement.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

The outcome of legal proceedings and IRS audits to which the Company and its subsidiaries are a party could have a material adverse effect on our businesses, financial condition and results of operations.

The Company and its subsidiaries are a party to various legal proceedings, including claims related to personal injury, property damage, cargo loss, workers’ compensation, employment discrimination, breach of contract, multi-employer pension plan withdrawal liability, class actions and antitrust violations. See Note 16 “Commitments, Contingencies and Uncertainties” to our consolidated financial statements incorporated by reference herein. The IRS may issue adverse tax determinations in connection with its audit of our 2010 prior year tax returns or the returns of a consolidated group that we acquired in 2005. See Note 12 “Income Taxes” to our 2010 consolidated financial statements incorporated by reference herein. We may incur significant expenses defending these legal proceedings and IRS audits. In addition, we may be required to pay significant awards, settlements or taxes, or lose the benefits under existing agreements, in connection with these proceedings and audits, which could have a material adverse effect on our businesses, financial condition and results of operations. The restructuring is also subject to the lack of unexpected or adverse litigation results.

We may not obtain further benefits and cost savings from operational changes and performance improvement initiatives.

In response to our business environment, we initiated operational changes and process improvements to reduce costs and improve financial performance. The changes and initiatives included integrating our Yellow Transportation and Roadway networks, reorganizing our management, reducing overhead costs, closing redundant facilities and eliminating unnecessary activities. There is no assurance that these changes and improvements will be successful or that we will not have to initiate additional changes and improvements in order to achieve the projected benefits and cost savings.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the following ratios in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. There are no preference securities outstanding as of the date of this prospectus. While there were preference securities outstanding during a portion of the fiscal year ended 2010, such preference securities did not accrue or otherwise pay any dividends. Therefore, the ratios of earnings to combined fixed charges and preference dividends are identical to the ratios of earnings to fixed charges.

	Pro Forma				Historical
	Three Months Ended March 31, 2011 (3)		Fiscal Year Ended December 31, 2010 (3)		Three Months Ended March 31, 2011 (2)		Fiscal Year Ended December 31,
							2010 (2)		2009 (2)		2008 (2)		2007 (2)		2006
Ratio of Earnings to Fixed Charges (1)	(1.9x	)	(1.7x	)	(1.6x	)	(1.3x	)	(4.0x	)	(9.7x	)	(5.4x	)	5.2x

(1)	The ratio of earnings to fixed charges is computed by dividing the sum of earnings before provision for taxes on income, income or loss from equity investees and fixed charges by fixed charges. Fixed charges represent interest expense, amortization of debt premium, discount, and capitalized expenses, and an appropriate interest factor for operating leases.
(2)	The deficiency in earnings necessary to achieve a 1.0x ratio was $669.7 million for the year ended December 31, 2007, $1,004.0 million for the year ended December 31, 2008, $863.1 million for the year ended December 31, 2009, $391.0 million for the year ended December 31, 2010 and $107.4 million for the three months ended March 31, 2011.
(3)	The deficiency in pro forma earnings to achieve a 1.0x pro forma ratio was $365.9 million for the year ended December 31, 2010, and $103.6 million for the three months ended March 31, 2011.

SOURCE AND USE OF PROCEEDS

Assuming the restructuring was completed as of March 31, 2011, the following table summarizes the estimated sources and uses of the consideration in connection with the restructuring. The table below assumes that 100% in aggregate principal amount of the credit agreement claims are exchanged by us in the exchange offer and related transactions and 100% of the subscription rights are exercised for the Series B Notes. Actual amounts may differ from these estimates.

Sources of Funds		Uses of Funds
(Dollars in millions)
New preferred stock and new convertible notes offered hereby:		Restructuring of credit agreement claims (1)	$576.5
New preferred stock	$165.0	ABS Facility:
Series A Notes	140.0	Retirement of ABS borrowings	147.2
Series B Notes	100.0	Estimated fees and expenses of restructuring	29.8
		Paydown ABL Facility	147.2

ABL Facility:		Total uses of funds	$900.7
Borrowings on the ABL facility	147.2
Amended and restated credit facility:
Revolving facility	—
New term loan	271.5
Remaining cash from balance sheet	77.0

Total sources of funds	$900.7

(1)	Includes amounts for term loan claims, revolving credit claims and deferred interest and fees claims under the existing credit agreement. Does not include amounts for the LC claims under the existing credit agreement in the amount of approximately $457 million.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently listed on the NASDAQ Global Select Market under the symbol “YRCW.” The following table contains, for the periods indicated, the high and low sale prices per share of our common stock. The presentation below has been retroactively adjusted for a 1-for-25 reverse stock split of our common stock, which became effective on NASDAQ on October 1, 2010.

	High	Low
2009
First Quarter	$136.25	$37.00
Second Quarter	$148.50	$38.00
Third Quarter	$154.50	$22.25
Fourth Quarter	$120.75	$20.00

2010
First Quarter	$29.50	$8.75
Second Quarter	$20.00	$3.75
Third Quarter	$11.00	$2.50
Fourth Quarter	$6.54	$3.10

2011
First Quarter	$5.28	$1.19
Second Quarter (through May 16, 2011)	$2.21	$1.17

There were 4,551 holders of record of our common stock as of May 16, 2011.

As of May 16, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $1.19. We did not declare any cash dividends on our common stock in each of 2006 through 2010 and through 2011 (year-to-date).

We may not be able to obtain a financial viability exception from NASDAQ that grants us a waiver of certain NASDAQ listing rules that may be violated by certain terms of the new preferred stock, Series A Notes and Series B Notes being issued in the exchange offer, in which case we will be delisted from NASDAQ if we complete the exchange offer. See “Risk Factors—Absent an exception to the NASDAQ listing rule requiring shareholder approval prior to issuance of our new preferred stock, Series A Notes and Series B Notes, our common stock currently listed on the NASDAQ will be delisted if we consummate the exchange offer.”

We do not intend to list the new preferred stock, the Series A Notes or the Series B Notes on any national securities exchange or automated quotation system.

Our payment of dividends in the future will be determined by our board of directors and will depend on business conditions, our financial condition, our earnings, restrictions and limitations imposed under our various debt instruments or credit agreements, and other factors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011 on an historical basis and on an as adjusted basis to give effect to the consummation of the restructuring. The table below assumes 100% of the credit agreement claims outstanding as of March 31, 2011 are validly submitted for exchange and not withdrawn prior to the expiration date and exchanged by us in the exchange offer and related transactions and 100% of the subscription rights are exercised for the Series B Notes. The financial information included below has been derived by applying certain pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Statements for the Exchange Offer” to our historical unaudited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on May 17, 2011, which has been incorporated by reference into this prospectus. See “Where You Can Find More Information.” Debt amounts are shown below at face values. No adjustments have been made to reflect normal course operation by us or other developments with our business after March 31, 2011, and thus the pro forma information provided below is not indicative of our actual cash position or capitalization at any date.

	As of March 31, 2011
	Historical	As Adjusted
	(dollars in thousands at face values (2) except per share data)
	(unaudited)
Cash and cash equivalents	$156,685	$79,648

Debt (1):
Credit agreement:
Revolving credit facility	$175,982	$—
Term loan	254,210	—
ABS facility	147,237	—
Lease financing obligations	339,227	339,227
Pension contribution deferral agreement	138,498	149,403
6% Notes	69,410	69,410
Contingent convertible notes	1,870	1,870
Other	1,122	1,122
Amended credit facility:
New term loan	—	271,511
ABL facility	—	—
New convertible notes:
Series A Notes	—	140,000
Series B Notes	—	100,000

Total debt	$1,127,556	$1,072,543

Common stock, $0.01 par value per share	479	19,102
Preferred stock, $1 par value per share	—	1
Capital surplus	1,644,290	1,797,380
Accumulated deficit	(1,601,294)	(1,545,021)
Accumulated other comprehensive loss	(235,988)	(235,988)
Treasury stock, at cost (123 shares)	(92,737)	(92,737)

Total YRC Worldwide shareholders’ deficit	(285,250)	(57,263)
Non-controlling interest	(2,396)	(2,396)

Total shareholders’ deficit	(287,646)	(59,659)

Total capitalization (3)	$839,910	$1,012,884

(1)	Our outstanding indebtedness as of March 31, 2011 does not include: (i) outstanding letters of credit of $521,736, of which $457,055 were issued under the revolving credit facility and $64,681 were issued under the ABS facility or (ii) deferred interest and fees of $178,165, of which $146,319 relates to the credit agreement, $20,941 relates to the ABS facility and $10,905 relates to the pension contribution deferral agreement.
(2)	The face value presented herein may differ from the carrying value in our consolidated financial statements and pro forma financial information.
(3)	On a pro forma basis our total capitalization at March 31, 2011 was $896,625.

THE RESTRUCTURING

Background

The economic environment beginning in 2008, where market conditions were especially weak, and continuing in 2009 has had a dramatic effect on our industry and on our Company. The weak economic environment negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of freight we serviced and the price we received for our services. In addition, we believe that many of our then-existing customers reduced their business with us due to their concerns regarding our financial condition. In 2010 and continuing into 2011, market conditions started to rebound and our customer base stabilized and as a result our volumes stabilized in the first quarter of 2010 and began to grow sequentially, seasonally adjusted, throughout the remainder of 2010 and into 2011. Pricing conditions in the industry, however, remain competitive and we believe that we will continue to face competition stemming from excess capacity in the market in the near term. As a result, we continue to experience lower year-over-year revenue (primarily a function of declining volume), operating losses and net losses.

In light of the past and current economic environment, and the resulting challenging business conditions, we have executed on a number of significant initiatives beginning in 2009 and continuing in 2011 to improve liquidity, which are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference herein.

Restructuring

We are proposing a financial restructuring that is intended to improve our balance sheet and the liquidity available to operate our business. We have substantial debt and, as a result, significant debt service obligations. We have been deferring payment of interest and fees to our lenders under our existing credit agreement since October 2009, interest and facility fees to purchasers of our accounts receivable pursuant to our ABS facility, interest and principal to certain multi-employer pension funds under our Contribution Deferral Agreement, and we have been receiving the benefit of wage reductions and other concessions under modified national labor and other agreements with our employees.

We believe that the completion of the restructuring is critical to our continuing viability. The restructuring, if successful, will decrease our shareholders’ deficit and increase our liquidity levels and reduce the amount of our outstanding debt and related deferred interest and fees. Specifically, upon the completion of the restructuring, we expect the aggregate principal amount of our indebtedness and related deferred interest and fees to be reduced from approximately $1.3 billion as of March 31, 2011 to approximately $1.1 billion at the closing of the restructuring ($832.5 million excluding the paid-in-kind interest bearing, convertible Series A Notes and Series B Notes), consisting principally of $271.5 million in aggregate principal amount of term loans under the amended and restated credit agreement, $140.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series A Notes, $100.0 million in aggregate principal amount of paid-in-kind interest bearing, convertible Series B Notes, approximately $69.4 million in aggregate principal amount of 6% Notes, $339.2 million in aggregate principal amount under our lease financing obligations and $149.4 million outstanding in aggregate principal amount under our contribution deferral agreement. See “Capitalization” and “Source and Use of Proceeds.”

The Series B Notes would provide us with net proceeds of $100.0 million for working capital and general business purposes, including the refinancing of indebtedness.

The ABL facility contemplated by the restructuring would provide us with an aggregate facility size of at least $350.0 million, subject to availability under a borrowing base, for working capital purposes and other general corporate purposes.

Notwithstanding the restructuring, our balance sheet would remain significantly leveraged, a significant portion of our debt would mature prior to or during 2015 and we would continue to face potentially significant future funding obligations for our single and multi-employer pension funds. Assuming we are able to complete the restructuring, we expect that cash generated from operations, together with the proceeds of the ABL facility and the Series B Notes, will be sufficient to allow us to fund our operations, to increase working capital as necessary to support our strategy and to fund planned expenditures for the foreseeable future.

Current Liquidity

The following table provides details of the outstanding components and unused available capacity under our existing credit agreement and ABS facility at March 31, 2011 and December 31, 2010:

(in millions)	March 31, 2011	December 31, 2010
Capacity:
Revolving loan	$706.4	$713.7
ABS facility	325.0	325.0

Total capacity	1,031.4	1,038.7

Amounts outstanding:
Revolving loan	(176.0)	(142.9)
Letters of credit (3/31/11: $457.0 revolver; $64.7 ABS facility)	(521.7)	(515.7)
ABS facility borrowings	(147.2)	(122.8)

Total outstanding	(844.9)	(781.4)

ABS borrowing base restrictions	(107.5)	(135.7)
Restricted revolver reserves	(70.9)	(70.9)

Total restricted capacity	(178.4)	(206.6)

Unrestricted unused capacity (3/31/11: $2.5 revolver; $5.6 ABS facility)	$8.1	$50.7

During April 2011, net availability on our revolver increased by $0.2 million as a result of asset sales, and unused available capacity at April 30, 2011 was $2.7 million. Additionally, the ABS facility borrowing base has increased by $11.5 million during April, we have drawn down and utilized letters of credit of $17 million and as of April 30, 2011 our unrestricted unused available capacity is $0.1 million.

Comprehensive Recovery Plan

As a part of our comprehensive recovery plan, we have executed on a number of significant initiatives beginning in 2009 and continuing in 2011 to improve liquidity, which are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Current Report on Form 10-Q for the three months ended March 31, 2011.

Certain of these actions in 2011 are further described below. The final execution of our comprehensive recovery plan has a number of risks that are not within our control that may adversely impact our liquidity and compliance with the financial covenants in our credit facilities. Notwithstanding our entering into the lender support agreement and the TNFINC support agreement, we anticipate that we will continue to face risks and uncertainties regarding our short and medium-term liquidity. There is no assurance that we will be successful in completing our comprehensive recovery plan. See “Risks and Uncertainties Regarding Future Liquidity” below.

The Restructuring

On February 28, 2011, we, TNFINC, the Required Lenders (at least 51% of exposure as defined in the existing credit agreement), the Agent and the Steering Group Majority (collectively referred to as the “Consenting Parties”) reached a non-binding agreement in principle in the form of a term sheet entitled “Summary of Principal Terms of Proposed Restructuring” or “Term Sheet” setting forth the material terms of our proposed restructuring.

On April 29, 2011, we entered into the lender support agreement with the participating lenders under our existing credit agreement, pursuant to which such participating lenders agreed, subject to certain conditions set forth in the lender support agreement and provided that no support termination event has occurred, to support the restructuring by exchanging credit agreement claims in the exchange offer for the exchange consideration. The Term Sheet was also amended. The participating lenders hold approximately 96% of the principal amount of outstanding credit agreement claims.

Under the lender support agreement, among other things, we must use our commercially reasonable efforts to support and complete the restructuring, negotiate related definitive transaction documents, take certain actions related to the Charter Amendment Merger (as described below) and file a registration statement related to the exchange offer and related transactions with the SEC.

Pursuant to the lender support agreement, the restructuring contemplates an exchange offer for certain credit agreement claims and related interdependent transactions that will be simultaneously completed at the closing of the exchange offer. The restructuring contemplates:

•	with respect to credit agreement claims,

(i)	the exchange offer of credit agreement claims for our new preferred stock, convertible into approximately 72.5% (subject to dilution as described below) of our outstanding common stock and for $140.0 million in aggregate principal amount of our new Series A Notes that are convertible into additional shares of our common stock,

(ii)	the letter of credit facility under the existing credit agreement and outstanding letters of credit will be continued under the amended and restated credit agreement, provided that the letter of credit facility will be amended to reflect a revised interest rate payable in cash, and

(iii)	we will convert a portion of remaining borrowing claims under the existing credit agreement not satisfied in (i) above into a new term loan under the amended and restated credit agreement;

•

additionally, the lenders would purchase and we would sell for cash pursuant to subscription rights issued in connection with the exchange offer an aggregate principal amount of $100.0 million of our newly issued Series B Notes, the proceeds of which would be retained by us for use in our business, including for the refinancing of indebtedness;

•

the ABS facility would be refinanced in full with the ABL facility, which is expected to provide additional liquidity through a higher advance rate than the receivable purchase rate under the ABS facility. Pursuant to the TNFINC support agreement, that agreement requires, among other things, a minimum $350.0 million aggregate facility size and excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves);

•

the Contribution Deferral Agreement would be amended and restated to (i) extend the maturity until March 31, 2015, (ii) defer any accrued interest and fees until maturity, (iii) provide for contract rate cash interest payments and (iv) eliminate any mandatory amortization payments (other than in connection with permitted sales of certain collateral);

•

in consideration for consent to the restructuring by TNFINC on behalf of employees represented by the IBT, shares of new preferred stock convertible into approximately 25% (subject to dilution as described below) of our common stock would be issued to the IBT Employee Stock Trust or the IBT Tax Qualified Plan and allocated among certain eligible employees represented by the IBT; and

•

our new board of directors would consist of six members initially nominated by the Agent and the Steering Group, two members nominated by the IBT and one member that will be the chief executive officer-director;

The new preferred stock (and the common stock into which it may be converted) issued in connection with the exchange offer to the Lenders and to the IBT Employee Stock Trust or the IBT Tax Qualified Plan would be subject to dilution by a management equity incentive plan to be implemented by the new board as soon as reasonably practicable after the closing of the exchange offer and by common stock issued upon conversion of the new convertible notes.

Following the closing of the exchange offer, we will file a proxy statement with the SEC for the solicitation of votes to approve the Charter Amendment Merger, pursuant to which a wholly owned subsidiary of YRCW would merge into YRCW, with YRCW as the surviving corporation and having an amended and restated certificate of incorporation permitting the automatic conversion of the new preferred stock into common stock and providing for sufficient authorized shares of common stock to permit the conversion of the new convertible notes into common stock. The new preferred stock will be permitted to vote on the Charter Amendment Merger on As-Converted-to-Common-Stock-Basis along with the holders of our then outstanding common stock (subject to certain limitations). The new convertible notes would be permitted to vote on an As-Converted-to-Common-Stock-Basis with our common stock after the Charter Amendment Merger is completed.

Our common stock is listed on NASDAQ and is subject to the NASDAQ listing rules. Absent an exception to the NASDAQ listing rule requiring stockholder approval prior to the issuance our new preferred stock and new convertible notes, our common stock will be subject to delisting if we consummate the exchange offer. We intend to apply to NASDAQ for a waiver of the stockholder approval rule under the financial viability exception. In the lender support agreement, we have agreed to use commercially reasonable efforts to cause the listing of our common stock on at least one of the New York Stock Exchange, American Stock Exchange or NASDAQ as soon as practicable following consummation of the exchange offer.

In the event the exchange offer and related transactions as contemplated by the lender support agreement are completed, we anticipate that our current stockholders will hold approximately 2.5% of the restructured Company’s outstanding common stock as of the closing of the exchange offer, subject to further dilution by the management incentive plan and common stock issuable upon conversion of the new convertible notes.

Under the lender support agreement, the obligations of the Company and the participating lenders to consummate the exchange offer are subject to significant conditions. The lender support agreement will terminate under certain circumstances. Approved definitive transactional documents relating to the restructuring may be amended, modified or supplemented only to the extent permitted by the lender support agreement. See “The Support Agreements.”

Credit Facilities

We have two primary liquidity vehicles:

•

our existing credit agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among YRCW, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent (the “Agent”), and the other lenders that are parties thereto (the “Lenders”), and

•	our ABS facility, whereby we receive financing through the sale of certain of our accounts receivable.

The Credit Agreement and the ABS facility are collectively referred to herein as the “credit facilities.”

Credit Agreement

On February 28, 2011 and April 29, 2011, the Company entered into amendments to the Credit Agreement relating to, among other things, the restructuring.

Credit Agreement Amendment No. 20

On February 28, 2011, we and certain of our subsidiaries entered into Amendment No. 20 (“Credit Agreement Amendment 20”) to the Credit Agreement.

Milestones

Pursuant to the terms of Credit Agreement Amendment 20, the Required Lenders (at least 51% of exposure as defined in the Credit Agreement), the Agent and the Steering Group Majority acknowledged that the Term Sheet satisfied setting forth the material terms of our restructuring (the “AIP Condition”).

In addition, Credit Agreement Amendment 20 amended certain milestones and added a milestone as follows:

•

Credit Agreement Amendment 20 extended the deadline for each document required to effectuate the restructuring of the Company and its subsidiaries contemplated by the AIP to be in final form and acceptable to the Consenting Parties (the “Documentation Condition”) from March 15, 2011 to April 29, 2011 (or such later date approved by the Supermajority Lenders (as defined in the Credit Agreement) but not later than December 31, 2011). Credit Agreement Amendment 20 also amended the Documentation Condition to add the following additional requirements (i) lenders representing at least 90% of exposure (as defined in the Credit Agreement) must sign an agreement supporting the restructuring, (ii) subject to satisfaction of the Closing Condition (as defined below), TNFINC must consent to the restructuring and waive any termination, modification similar rights under the restructuring plan such that the restructuring plan shall be fully binding on the parties thereto, (iii) subject to satisfaction of the Closing Condition, the Specified Pension Fund Deferral Transaction Documents (as defined in the Credit Agreement) must be amended to reflect the terms of the restructuring and (iv) subject to satisfaction of the Closing Condition and to the extent deemed reasonably necessary, the ABS facility must be amended to reflect the terms of the restructuring. The Documentation Condition was satisfied on April 29, 2011 pursuant to Credit Agreement Amendment 21 (as defined below).

•

Credit Agreement Amendment 20 extended the deadline for the restructuring to be effectuated and closed (the “Closing Condition”) from May 13, 2011 to July 22, 2011 (or such later date approved by the Supermajority Lenders but not later than December 31, 2011); provided, that the Closing Condition deadline will be May 31, 2011 if the Pension Fund Amendment Condition is not satisfied on or before that date (the “Restructuring Closing Date”).

•

Credit Agreement Amendment 20 added a milestone that required the Company to obtain, by March 10, 2011, the nonbinding agreement (on terms and conditions acceptable to Company, the Agent, the Steering Group Majority and TNFINC) of the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) to the terms of the Term Sheet (subject to the conditions included in the Term Sheet as applied to the Funds (the “Pension Fund Condition”)).

“Pension Fund Amendment Condition” means that the Specified Pension Fund Deferral Transaction Documents have been amended to extend the deferral of interest and amortization payments from May 31, 2011 to July 22, 2011, subject to earlier termination if the Documentation Condition or the Closing Condition is not satisfied by the applicable required date. The Pension Fund Amendment Condition was satisfied on April 29, 2011 pursuant to CDA Amendment 10 (as defined below).

If the Closing Condition is not satisfied by the applicable required date, then (i) the deferral of interest and fees under the Credit Agreement will end on the fifth day (or if the fifth day is not a business day, the immediately following business day) following such failure and (ii) the Required Lenders may declare an event of default under the Credit Agreement. Because the Pension Fund Condition was not satisfied by the applicable required date, resulting in a Milestone Failure, the Required Lenders may, but are not required to, declare an event of default under the Credit Agreement. As a result of the Milestone Failure, we have classified our debt under the Credit Agreement as current maturities of long-term debt. We have also classified the 6% Notes and pension contribution deferral obligations as current maturities of long-term debt due to cross-default provisions within the respective lending agreements.

Minimum Consolidated EBITDA Covenant

Credit Agreement Amendment 20 removed the minimum Consolidated EBITDA (as defined in the Credit Agreement) covenant in respect of the period ending March 31, 2011 and reset the minimum EBITDA covenant for each fiscal quarter thereafter in an amount to be agreed to by the Company, the Agent and the Required Lenders on or prior to April 29, 2011.

Annual Financial Statements

Credit Agreement Amendment 20 modified the affirmative covenant that requires financial statements of the Company for the fiscal year ended 2010 with an audit opinion that does not include a “going concern” qualification to permit an audit opinion with a “going concern” qualification in connection with such financial statements.

Credit Agreement Amendment No. 21

On April 29, 2011, we and certain of our subsidiaries entered into Amendment No. 21 (“Credit Agreement Amendment 21”) to the Credit Agreement. Credit Agreement Amendment 21:

•	amended the Documentation Condition so that the lender support agreement, the TNFINC support agreement and the CDA Amendment 10 (as defined below) collectively satisfied the Documentation Condition;

•	extended the deadline by which the Consolidated EBITDA (as defined in the Credit Agreement) covenant levels must be set by the Company, the Agent and the Required Lenders to July 22, 2011;

•

amended the definition of Deferral Suspension Event (as defined in the Credit Agreement) to permit payments to employee benefit pension plans (including multi-employer plans) at the times and in the amounts required by the labor agreement previously reached with the IBT; and

•

amended the definition of Deferral Termination Date (as defined in the Credit Agreement) to permit the reimbursement of fees and expenses pursuant to the terms of the Contribution Deferral Agreement, as amended by CDA Amendment 10.

ABS Amendments

ABS Amendment No. 22

On February 28, 2011, we, as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS facility”), entered into Amendment No. 22 to the ABS facility (“ABS Amendment 22”).

Similar to the Credit Agreement Amendment 20, ABS Amendment 22 removed the minimum Consolidated EBITDA (as defined in the Credit Agreement) covenant in respect of the period ending March 31, 2011 and reset the minimum EBITDA covenant for each fiscal quarter thereafter in an amount to be agreed to by the Company, the Administrative Agent and the Required Co-Agents on or prior to April 29, 2011. The Co-Agents consented to Credit Agreement Amendment 20 and agreed to extend the deferral of interest and fees to the fifth day following July 22, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the definition of Deferred Payment Termination Date below) so long as the Amortization Date (as defined in the ABS facility) or the Deferred Payment Termination Date does not occur prior to that date. If the ABS facility is refinanced on or before the deferred interest and fees are due, then YRRFC will not have to pay the deferred interest and fees.

ABS Amendment 22 added the Pension Fund Condition milestone that is described above. Because the Pension Fund Condition was not satisfied by the required date, $5 million of deferred commitment fees under the ABS facility that were due after the required date became payable on May 2, 2011. These fees were deferred until the fifth day following July 22, 2011 pursuant to ABS Amendment 23 (as defined below).

The date that deferred interest and fees are due in the event of a Deferral Suspension Event (as defined in the Credit Agreement) was also extended to the earlier of the Amortization Date (as defined in the ABS facility) or the Deferred Payment Termination Date.

“Required Co-Agents” means the Administrative Agent and the Co-Agents (other than the Falcon Agent) for two of the Banks Groups (as defined in the ABS facility).

“Deferred Payment Termination Date” means the earliest of the occurrence of (i) the earliest to occur of (a) the fifth day following February 28, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the AIP Condition (as defined in the Credit Agreement) has been satisfied on or prior to February 28, 2011 (or such extended date), (b) the fifth day following April 29, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the Documentation Condition has been satisfied in a manner acceptable to the Agents on or prior to April 29, 2011 (or such extended date) and (c) the fifth day following the Restructuring Closing Date (or if such fifth day is not a business day, the next succeeding business day) (or, in the case of each of the foregoing clauses (a), (b) and (c), such later date as may be agreed to by the Required Co-Agents and YRRFC, but in no event to be later than December 31, 2011) and (ii) any Deferral Termination Event (as defined in the Credit Agreement). Pursuant to the terms of the ABS Amendment 22, the Co-Agents have acknowledged that the Term Sheet satisfied the AIP Condition. The Documentation Condition was satisfied on April 29, 2011 pursuant to ABS Amendment 23 (as defined below).

In connection with ABS Amendment 22, a covenant under the ABS facility was modified to permit an audit opinion with respect to the Company’s financial statements for the fiscal year ended 2010 to contain a going concern qualification.

ABS Amendment No. 23

On April 29, 2011, we, as Performance Guarantor, and the parties to the ABS facility, entered into Amendment No. 23 to the ABS facility (“ABS Amendment 23”).

Similar to Credit Agreement Amendment 21, ABS Amendment 23 extended the deadline by which the Consolidated EBITDA (as defined in the Credit Agreement) covenant levels must be set by the Company and the Required Co-Agents (as defined in the ABS facility) to July 22, 2011.

In connection with ABS Amendment 23, the Co-Agents consented to Credit Agreement Amendment 21, confirmed that the Documentation Condition (as defined in the Credit Agreement) had been satisfied and agreed to extend the deferral of the $5 million commitment fee due on May 2, 2011 (as a result of not satisfying the Pension Fund Condition by the required deadline) to the fifth day following July 22, 2011 (or if such fifth day is not a business day, the next succeeding business day); provided that those amounts may become due earlier upon the occurrence of an Amortization Date (as defined in the ABS facility) or a Deferral Termination Event (as defined in the Credit Agreement). In addition, pursuant to the terms of the ABS Amendment, if a Support Termination Event (as defined in the Lender support agreement) occurs under the Lender support agreement and any party to the Credit Agreement demands payment of any amount in the nature of fees or interest that have been deferred, suspended or otherwise not paid when due, all deferred interest and fees under the ABS facility will become due and payable. If the ABS facility is refinanced on or before the date the deferred interest and commitment fees are due, then we will not have to pay the deferred commitment fees.

Contribution Deferral Agreement

CDA Amendment No 8

On February 28, 2011, YRC Inc., USF Holland Inc., New Penn Motor Express Inc., USF Reddaway Inc. and each of the guarantors party thereto (each a subsidiary of the Company), Wilmington Trust Company, as agent, and Majority Funds (as defined in the Contribution Deferral Agreement) entered into Amendment No. 8 to the Contribution Deferral Agreement (“CDA Amendment 8”).

Pursuant to CDA Amendment 8, the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) acknowledged that the Term Sheet satisfied the AIP Condition, which acknowledgement was amended to require only the approval of the Consenting Parties to the Term Sheet.

In addition, CDA Amendment 8 amended certain milestones under the Contribution Deferral Agreement that are a condition to the continued deferral of Monthly Amortization Payments and Monthly Interest Payments (each as defined in the Contribution Deferral Agreement). Such amendments resulted in the milestones under the Contribution Deferral Agreement being conformed to the Documentation Condition and the Closing Condition definitions and deadlines in Credit Agreement, as described above, except that (i) the Documentation Condition did not require further documentation in respect of the ABS facility and (ii) the Majority Funds must agree to any extension of the deadline applicable to the Documentation Condition or the Closing Condition. The Documentation Condition was satisfied on April 29, 2011 pursuant to CDA Amendment 9 (as defined below).

If the Closing Condition is not satisfied by the applicable required date, then the Majority Funds may accelerate the due date of the Monthly Amortization Payments and Monthly Interest Payments at any time on or after the fifth day (or if the fifth day is not a business day, the immediately following business day) following such failure.

CDA Amendment No 9

On April 29, 2011, YRC Inc., USF Holland Inc., New Penn Motor Express Inc., USF Reddaway Inc. and each of the guarantors party thereto (each a subsidiary of the Company), Wilmington Trust Company, as agent, and Majority Funds entered into Amendment No. 9 to the Contribution Deferral Agreement ( “CDA Amendment 9”).

Pursuant to CDA Amendment 9, the Documentation Condition in connection with the restructuring was amended so that (i) an amendment to the Contribution Deferral Agreement in respect of the restructuring, signed by all of the funds party to the Contribution Deferral Agreement, (ii) an agreement to support the restructuring with respect to the Credit Agreement, signed by at least 90% of the lenders party thereto, and (iii) the TNFINC support agreement collectively satisfied the Documentation Condition.

CDA Amendment No. 10

On April 29, 2011, YRC Inc., USF Holland Inc., New Penn Motor Express Inc., USF Reddaway Inc. and each of the guarantors party thereto (each a subsidiary of the Company), the pension funds party to the Contribution Deferral Agreement and Wilmington Trust Company, as agent, entered into Amendment No. 10 to the Contribution Deferral Agreement ( “CDA Amendment 10”).

As of the date of CDA Amendment 10, the Supermajority Funds (as defined in the Contribution Deferral Agreement) approved the extension of the termination date of the deferral of monthly amortization payments and monthly interest payments to July 22, 2011 (or such later date as may be agreed by the Supermajority Funds), and, with all Funds’ (as defined in the Contribution Deferral Agreement) approval, effective upon satisfaction of the conditions precedent therein, including closing of the exchange offer, the Contribution Deferral Agreement, including schedules and exhibits thereto will be amended and restated to effect changes to certain provisions in connection with the restructuring.

IBT Agreement

On February 28, 2011, TNFINC, YRC Inc., USF Holland Inc. and New Penn Motor Express Inc. entered into a Certification and Second Amendment to TNFINC Term Sheet (the “Second IBT Amendment”) to extend (i) the Documentation Deadline to April 29, 2011 and (ii) the Closing Deadline to July 22, 2011 (or, in the case of each of the foregoing clauses (i) and (ii), such later date as TNFINC may agree in its sole discretion) (the “Extension Period”). Unless TNFINC otherwise agrees, the Extension Period and the wage, work rule and benefit concessions set forth in the restructuring plan will terminate upon the occurrence of the events contained in the Second IBT Amendment. In addition, the extensions would terminate on (i) April 29, 2011 in the event that the Company fails to enter into definitive documentation that is acceptable to TNFINC (in its sole discretion), or (ii) July 22, 2011 in the event that the restructuring is not consummated, unless such dates are extended by TNFINC in its sole discretion at such time.

On April 29, 2011, we entered into the TNFINC support agreement, as described above, in which TNFINC acknowledged that the Company had satisfied the Documentation Condition.

Risks and Uncertainties Regarding Future Liquidity

In light of our recent operating results, we have satisfied our short term liquidity needs through a combination of borrowings under our credit facilities, retained proceeds from asset sales, sale/leaseback financing transactions, issuances of our common stock and 6% Notes and an income tax refund from the IRS. In an effort to further manage liquidity, we have also instituted the deferral of principal and interest payments under the Contribution Deferral Agreement, certain interest and fees due under our Credit Agreement and ABS facility, and we have received the benefit of wage reductions and other concessions from the modified NMFA (including prior modifications to the NMFA). Throughout 2010 we reviewed and into 2011 we continue to review the strategic and financing alternatives available to us and retained legal and financial advisors to assist us in this regard.

As described above, on February 28, 2011, we and the other Consenting Parties reached a non-binding agreement in principle in the form of the Term Sheet. On April 29, 2011, we entered into the Lender support agreement under which participating lenders holding approximately 96% of the principal amount of outstanding credit agreement claims agreed to support the restructuring as described above under the caption “—The Restructuring.” On April 29, 2011, we also entered into the TNFINC support agreement whereby TNFINC agreed to support a restructuring consistent with the terms and conditions set forth in the Term Sheet and the lender support agreement. The restructuring is intended to improve our balance sheet and our liquidity with which to operate. The restructuring is conditioned on, among other things, the Minimum Exchange Condition, which requires that all credit agreement claims are validly submitted for exchange and not withdrawn.

A Milestone Failure has occurred because the Pension Fund Condition, which required we obtain, by March 10, 2011, the nonbinding agreement (on terms and conditions acceptable to Company, the Agent, the Steering Group Majority and TNFINC) of the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) to the terms of the Term Sheet (subject to the conditions included in the Term Sheet as applied to the Funds) was not satisfied by the required date, and, as a result, the Required Lenders have the right, but not the obligation, to declare an event of default under the Credit Agreement. The Required Lenders have not indicated that they intend to declare an event of default under the Credit Agreement, and we worked with the parties to satisfy the Documentation Condition as of April 29, 2011. Neither the Agent nor the Required Lenders have waived the Milestone Failure. We cannot provide any assurance that the Required Lenders will not declare an event of default under the Credit Agreement. If the Required Lenders declare an event of default under the Credit Agreement, we anticipate that we would seek protection under the Bankruptcy Code. As a result of the Milestone Failure, we have classified our debt under the Credit Agreement as current maturities of long-term debt. We have also classified the 6% Notes and pension contribution deferral obligations as current maturities of long-term debt due to cross-default provisions within the respective lending agreements.

In addition to the Pension Fund Condition, other significant milestones and conditions for our restructuring and the continuation of deferrals (through completion of the restructuring) under the Credit Agreement, ABS facility and Contribution Deferral Agreement and the continuation of cost savings under our labor agreements include, but are not limited to the Closing Condition, the deadline for the restructuring to be effectuated and closed by July 22, 2011 (or such later date approved by the Supermajority Lenders, Required Co-Agents, Supermajority Funds and TNFINC but not later than December 31, 2011). The obligations of the Company and the participating lenders to complete the restructuring are subject to significant milestones and conditions as set forth under the caption “The Support Agreements—Obligations of Company and Participating Lenders to Complete the Exchange Offer.” The lender support agreement and the TNFINC support agreement are subject to termination as described under the captions “The Support Agreements—Termination of the Lender Support Agreement” and “The Support Agreements—TNFINC Support Agreement,” respectively.

To continue to have sufficient liquidity to meet our cash flow requirements prior to completion of the restructuring and through the remainder of 2011:

•

we must implement our proposed restructuring within the milestone conditions as set forth in the lender support agreement, the TNFINC support agreement and under our Credit Agreement, ABS facility, Contribution Deferral Agreement and Second IBT Amendment;

•	our operating results, pricing and shipping volumes must continue to improve;

•	we must continue to have access to our credit facilities;

•	we must continue to defer payment of, in each case through the completion of the restructuring and thereafter pursuant to the final terms of the restructuring, as applicable:

•	interest and fees to our lenders under the Credit Agreement,

•	interest and facility fees to purchasers of our accounts receivable pursuant to the ABS facility, and

•	interest and principal to certain of our multi-employer pension funds pursuant to the Contribution Deferral Agreement;

•	the cost savings under our labor agreements, including wage reductions, temporary cessation of multi-employer pension fund contributions and savings due to work rule changes, must continue;

•

the multi-employer pension funds must allow the Company’s subsidiaries to re-enter the plans at the reduced contribution rate pursuant to the terms of the IBT Agreement or enter into alternative arrangements pursuant to the terms of the lender support agreement;

•	we must complete real estate sale transactions currently under contract as anticipated; and

•	we must continue to implement and realize substantial cost savings measures to match our costs with business levels and to continue to become more efficient.

Some or all of these factors are beyond our control and as such we anticipate that we will continue to face risks and uncertainties regarding our short and medium-term liquidity. We cannot provide you with any assurances that the conditions contained in the definitive agreements supporting the restructuring will be satisfied or that the restructuring can be completed in the timeframes required under our various agreements with our stakeholders. We cannot provide you with any assurances that any restructuring can be completed out-of-court or whether we will be required to implement the restructuring under the supervision of a bankruptcy court, in which event, the Company cannot provide you with any assurances that the terms of any such restructuring will not be substantially and materially different from those described in this prospectus or that an effort to implement an in-court restructuring would be successful.

We expect to continue to monitor our liquidity carefully, work to reduce this uncertainty and address our cash needs through a combination of one or more of the following actions:

•	we continue to, and expect to implement further cost actions and efficiency improvements;

•	we will continue to aggressively seek additional and return business from customers;

•	we will continue to attempt to reduce our collateral requirements related to our insurance programs;

•	if appropriate, we may sell additional equity or pursue other capital market transactions;

•	we may consider selling non-strategic assets or business lines; and

•	we expect to carefully manage receipts and disbursements, including amounts and timing, focusing on reducing days sales outstanding and managing days payables outstanding.

We have substantial debt and, as a result, significant debt service obligations. As of March 31, 2011, we had approximately $1.1 billion of secured indebtedness outstanding. We are deferring payment of (i) interest and fees to our lenders under the Credit Agreement, (ii) interest and facility fees to purchasers of our accounts receivable pursuant to the ABS facility, and (iii) interest and principal to the multi-employer pension funds pursuant to the Contribution Deferral Agreement, and we are receiving the benefit of wage reductions and other concessions from the modified NMFA. As of March 31, 2011, the amounts deferred under the Credit Agreement, the ABS facility and the Contribution Deferral Agreement were approximately $146.3 million, $20.9 million and $68.6 million respectively. As of March 31, 2011, the amount of benefit of the wage reductions and other concessions realized under the modified NMFA (including prior modifications to the NMFA) was approximately $1.1 billion. In the event the conditions and cross-conditions under the Credit Agreement, the ABS facility, the Contribution Deferral Agreement and the modified NMFA are not satisfied, and the restructuring is not completed, the amounts deferred and the benefits realized under such agreements could become payable or reimbursable, as applicable. If we do not complete the restructuring, it is very unlikely we will be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness and other obligations when due. In such an event, we would likely be required to reorganize under Chapter 11 or liquidate under Chapter 7 of the Bankruptcy Code.

Amended and Restated Credit Agreement

Upon consummation of the exchange offer, we will enter into an amendment and restatement of our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing of the exchange offer (the “new term loan”), to be initially held by all holders of non-LC credit agreement claims on a pro rata basis ($271.5 million as of March 31, 2011) and (y) an amended letter of credit facility for all LC claims outstanding as of the closing of the exchange offer. For a description of the material terms of the amended and restated credit agreement, see “Description of Certain Other Indebtedness—Bank Group Credit Agreement.”

ABL Facility

Upon consummation of the exchange offer, we will enter into the ABL facility, with initial aggregate commitments of not less than $350.0 million and minimum excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves). We have entered into a commitment letter with Morgan Stanley relating to an up to $400.0 million asset-based revolving credit facility in which it has committed $50.0 million of such facility and to use best efforts to arrange a syndicate of banks, financial institutions and other institutional lenders to participate in the remaining $350.0 million of the ABL facility. Morgan Stanley has not committed to provide us with any financing, or to provide or underwrite or participate in any loans or other financing under the ABL facility other than its $50.0 million commitment. For a description of the material terms of the ABL facility, see “Description of Certain Other Indebtedness—ABL facility.”

Corporate Governance

Following the close of the exchange offer, our new board of directors will consist of six members initially nominated by the Agent and the Steering Group, two members nominated by the IBT and one member that will be the chief executive officer-director. A new chief executive officer and chief financial officer will begin employment at the Company following the close of the exchange offer. We will make any necessary filings, including a Schedule 14f-1, with the SEC at least 10 days prior to the election or designation of the new board of directors.

Management Incentive Plan

A new management equity incentive plan (the “management incentive plan”) will be implemented as soon as reasonably practicable after the completion of the exchange offer to provide designated members of post-restructuring management with shares of our common stock and/or stock option awards, exercisable for our common stock. The management incentive plan will contain terms and conditions that shall be determined by our new board of directors.

The Charter Amendment Merger

As soon as reasonably practicable following the closing of the exchange offer, we will hold a stockholder vote to seek Stockholder Approval of the Charter Amendment Merger. The holders of the new preferred stock will be entitled to vote with the holders of the common stock on an As-Converted-to-Common-Stock-Basis (subject to certain limitations). Upon obtaining the Stockholder Approval, a certificate of merger, along with the amended and restated certificate of incorporation, will be filed with the Secretary of State of Delaware which, among other things, will increase the number of authorized shares of our common stock. Upon the effectiveness of the amended and restated certificate of incorporation, (i) the new preferred stock will automatically convert into common stock at a conversion rate of approximately 372.4722 shares of common stock for each share of new preferred stock and (ii) the Series A Notes and Series B Notes may convert into common stock at an initial conversion price of approximately $0.1134 and $0.06118 per share, respectively, and the holders of the Series A

Notes and the Series B Notes may vote on an As-Converted-to-Common-Stock-Basis (subject to certain limitations set forth in the indentures).

Equity Ownership and Voting Power Following the Restructuring

Prior to the Charter Amendment Merger

The following tables set forth the beneficial ownership of the new preferred stock and common stock on a fully-diluted basis for each of the parties indicated therein immediately following the completion of the restructuring.

	Beneficial Ownership of New Preferred Stock		Beneficial Ownership of Common Stock
	No. of Shares	Percentage	No. of Shares	Percentage
Holders of credit agreement claims	3,717,948	74.4%	—	—
Holders of Series A Notes	—	—	—	—
Holders of Series B Notes	—	—	—	—
IBT Employee Stock Trust or IBT Tax Qualified Plan	1,282,051	25.6%	—	—
Existing common stockholders (1)	—	—	47,752,841	74.4%
Holders of 6% Notes (1)(2)	—	—	5,284,781	8.2%
Holders of stock awards (1)(3)	—	—	11,193,182	17.4%

Total	4,999,999	100.0%	64,230,804	100.0%

(1)	All amounts as of March 31, 2011.
(2)	The shares listed represent the maximum number of shares issuable to holders of the 6% Notes. These shares are issuable as either payment of Restricted Interest (as defined in the 6% Note indenture) or upon the conversion of the 6% Notes into equity. Any Restricted Interest will be paid based on a Restricted Interest Conversion Price (as defined in the 6% Note indenture) which, as of the date of this prospectus, shall not be less than $9.50 per share of common stock. Any voluntary conversion of the 6% Notes will be convertible based on a Conversion Price (as defined in the 6% Note indenture) which, as of the date of this prospectus, shall not be less than $10.75 per share of common stock. The full terms of the 6% Notes can be found in the 6% Notes indenture.
(3)	The stock awards represent unvested restricted share units and outstanding options with exercise prices ranging from $12.00 to $1,086.50 per share.

Except as may be otherwise expressly provided in YRCW’s certificate of incorporation or as expressly required by applicable law, holders of the new preferred stock will be entitled, for so long as any shares of new preferred stock remain outstanding, to vote on all matters on which holders of common stock generally are entitled to vote (or to take action by written consent of the stockholders), voting together as a single class with the shares of common stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Company and each holder of shares of new preferred stock will be entitled to such number of votes as such holder would receive on an As-Converted-to-Common-Stock-Basis on the record date for such vote; provided, however, that such number of votes of such new preferred stock will be limited in order to comply with NASDAQ Listing Rule 5640 unless compliance therewith has been waived by NASDAQ, or we have received a waiver of any comparable requirement of any other exchange on which we seek to list. This limitation will be applicable in the event that the per share trading price of the common stock exceeds $0.12 as of the closing date of the restructuring. The following table shows the relative voting power percentages at various assumed trading prices of the common stock on the closing date of the restructuring:

	Assumed Common Stock Trading Price
	$0.06	$0.12	$0.25	$0.50	$0.75	$1.00	$1.25
Holders of credit agreement claims	72.5%	72.5%	70.6%	67.1%	64.0%	61.2%	58.6%
IBT Employee Stock Trust or IBT Tax Qualified Plan	25.0	25.0	24.3	23.2	22.1	21.1	20.2
Existing common stockholders	2.5	2.5	5.1	9.7	13.9	17.7	21.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Following the Charter Amendment Merger

The following tables set forth the beneficial ownership of the common stock on a fully-diluted basis for each of the parties indicated therein assuming the completion of the Charter Amendment Merger, and, in all cases, that such parties continue to hold all of the securities they were issued upon the completion of the restructuring.

	Beneficial Ownership of Common Stock
	No. of Shares	Percentage
Holders of credit agreement claims	1,384,832,389	22.9%
Holders of Series A Notes	1,781,355,894	29.5%
Holders of Series B Notes	2,334,673,518	38.6%
IBT Employee Stock Trust or IBT Tax Qualified Plan	477,528,410	7.9%
Existing common stockholders (1)	47,752,841	0.8%
Holders of 6% Notes (1)(2)	5,284,781	0.1%
Holders of stock awards (1)(3)	11,193,182	0.2%

Total	6,042,621,015	100.0%

(1)	All amounts as of March 31, 2011.
(2)	The shares listed represent the maximum number of shares issuable to holders of the 6% Notes. These shares are issuable as either payment of Restricted Interest (as defined in the 6% Note indenture) or upon the conversion of the 6% Notes into equity. Any Restricted Interest will be paid based on a Restricted Interest Conversion Price (as defined in the 6% Note indenture) which, as of the date of this prospectus, shall not be less than $9.50 per share of common stock. Any voluntary conversion of the 6% Notes will be convertible based on a Conversion Price (as defined in the 6% Note indenture) which, as of the date of this prospectus, shall not be less than $10.75 per share of common stock. The full terms of the 6% Notes can be found in the 6% Notes indenture.
(3)	The stock awards represent unvested restricted share units and outstanding options with exercise prices ranging from $12.00 to $1,086.50 per share.

Upon the effectiveness of the Required Charter Amendment, except as may be otherwise expressly provided in YRCW’s certificate of incorporation or as expressly required by the applicable law, holders of the Series A Notes and the Series B Notes will be entitled, for so long as any such notes remain outstanding, to vote on all matters on which holders of common stock generally are entitled to vote (or to take action by written consent of the stockholders), voting together as a single class with the shares of common stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Company and each holder of such notes will be entitled to such number of votes as such holder would receive on an As-Converted-to-Common Stock-Basis on the record date for such vote; provided, however, that, such number of votes of such notes will be limited in order to comply with NASDAQ Listing Rule 5640 unless compliance therewith has been waived by NASDAQ, or we have received a waiver of any comparable requirement of any other exchange on which we seek to list. This limitation will be applicable in the event that the per share trading price of the common stock exceeds $0.11 and $0.06 with respect to the Series A Notes and Series B Notes, respectively, as of the closing date of the restructuring.

	Assumed Common Stock Trading Price
	$0.06	$0.12	$0.25	$0.50	$0.75	$1.00	$1.25
Holders of credit agreement claims	25.3%	32.2%	45.5%	55.9%	60.5%	63.1%	64.8%
Holders of Series A Notes	42.6	28.2	18.9	11.6	8.4	6.6	5.4
Holders of Series B Notes	22.5	27.4	18.4	11.3	8.2	6.4	5.2
IBT Employee Stock Trust or Tax Qualified Plan	8.7	11.1	15.7	19.3	20.9	21.8	22.3
Existing common stockholders	0.9	1.1	1.6	1.9	2.1	2.2	2.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE SUPPORT AGREEMENTS

Lender Support Agreement

We entered into the lender support agreement on April 29, 2011, with certain lenders (the “participating lenders”) under our existing credit agreement pursuant to which such lenders have agreed, among other things, to support the restructuring by submitting their credit agreement claims for exchange in the exchange offer. The obligation of the participating lenders to tender their credit agreement claims in the exchange offer is subject to a number of conditions set forth in the lender support agreement. Such obligation on the part of the participating lenders will further terminate upon the occurrence of a “support termination event” (as defined in such lender support agreement). The participating lenders hold approximately 96% of the principal amount of outstanding credit agreement claims. We filed a copy of the lender support agreement as exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on April 29, 2011. See “Where You Can Find More Information.”

Exchange of Credit Agreement Claims

On the terms and subject to the conditions of the lender support agreement, each participating lender agreed (solely on behalf of itself and not on behalf of any affiliate) to timely and validly tender their respective credit agreement claims and not withdraw the requisite tender of such credit agreement claims (or cause such tender to be withdrawn). Each participating lender also agreed not to transfer its respective interest in the credit agreement claims, other than transfers to other participating lenders or to persons who are “accredited investors” and who execute a joinder to become bound by the lender support agreement. Any such transfer must also satisfy the transfer requirements of our existing credit agreement.

Obligations of the Company

Under the lender support agreement, we made a number of agreements, including, among other things, to use commercially reasonable efforts to support and complete the restructuring, negotiate definitive transaction documents, take certain actions related to the Charter Amendment Merger and file this registration statement related to the exchange offer and related transactions with the SEC.

Obligations of the Company and Participating Lenders to Complete the Exchange Offer

The obligations of the Company and the participating lenders to consummate the exchange offer are conditioned upon the following to occur, in summary form:

•

the registration statement (of which this prospectus forms a part) shall have been declared effective by the SEC and shall remain effective, and on or before the closing of the exchange offer, we shall have made public any then material nonpublic information theretofore disclosed by us or our representatives to the participating lenders who had agreed to receive private information from the Company;

•

the initial funding under the ABL facility shall have occurred (or shall occur substantially concurrently with completion of the exchange offer) and be in form and substance acceptable to the Agent, the Steering Group Majority and the Company, each in their sole discretion;

•	the offering of the Series B Notes, with aggregate net proceeds to YRCW of not less than $100.0 million, shall have closed simultaneously with completion of the exchange offer;

•

each of the definitive documents described as approved transaction documents, which by their terms are to be effective at or prior to completion of the exchange offer, shall be in full force and effect;

•	certain agreements related to contributions to the multi-employer pension funds shall be in full force and effect;

•	the new IBT Employee Stock Trust or IBT Tax Qualified Plan (including a new IBT Employee Stock Plan), in form and substance materially consistent with the Term Sheet and acceptable to the Company,

the Agent and the Steering Group Majority, shall have been established by the Company and be in full force and effect;

•

our new board, other than the IBT director designees, shall have been elected or designated by the existing members of the board of directors as “continuing directors” (provided that the director candidates were selected by the Agent and Steering Group Majority at least ten (10) days prior to the closing of the exchange offer), unless otherwise waived by the Agent and Steering Group Majority; and

•	the satisfaction of the Minimum Exchange Condition, which requires that 100% of all credit agreement claims be exchanged in the exchange offer.

Termination

The lender support agreement will terminate under certain circumstances, including, but not limited to the following (each, a “support termination event”):

•	by the mutual written consent of the Company and 66 2/3% of the aggregate amount of outstanding credit agreement claims of the participating lenders;

•	at 5:00 p.m. prevailing Eastern Time on July 22, 2011, as to each participating lender who has not agreed to extend such date;

•	upon the occurrence of any of the following, unless waived or extended by the Agent and the Steering Group Majority:

•

at 5:00 p.m. prevailing Eastern Time on June 15, 2011 if the Company has not delivered to the Agent and the Steering Group Majority binding commitments with respect to the ABL facility in an aggregate amount not less than $300.0 million in form and substance acceptable to the Company, the Agent and the Steering Group Majority;

•	at 5:00 p.m. prevailing Eastern Time on June 22, 2011 unless the Company has commenced the exchange offer (the “solicitation commencement date”); or

•	if the exchange offer has not been consummated within 15 business days after the solicitation commencement date.

•	certain events of bankruptcy or dissolution including an involuntary proceeding against the Company;

•

three (3) business days after the Company furnishes the participating lenders with written notice of its intent, in the exercise of its fiduciary duties and based, at least in part, upon the advice of its outside legal counsel to the board of directors of the Company, to take any action that is prohibited under the lender support agreement or to refrain from taking any action that is required under the lender support agreement;

•

upon the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in the lender support agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach;

•	the issuance by any governmental authority of any ruling or order enjoining the consummation of a material portion of the restructuring;

•	the entry of a court order invalidating, disallowing, subordinating or otherwise limiting the enforceability, priority or validity of the credit agreement claims or any liens securing them;

•	a default or event of default under the existing credit agreement that is not waived or cured within 10 days of the Company obtaining knowledge of such default or event of default;

•	IBT terminating, or threatening in writing to terminate, the IBT Agreement or upon the occurrence of any termination event under TNFINC support agreement;

•	upon the occurrence of a material adverse effect (as defined in the lender support agreement); and

•

on June 30, 2011, unless certain agreements relating to contributions to the multi-employer pension funds are entered into on or prior to such date, or any such agreement is terminated, amended or modified in a manner adverse to the Company or the participating lenders, or otherwise ceases to be in full force and effect.

A support termination event may be waived only upon the written approval of 75% of the aggregate amount of outstanding credit agreement claims of the participating lenders.

TNFINC Support Agreement

On April 29, 2011, we entered into the TNFINC support agreement with TNFINC pursuant to which TNFINC has agreed, among other things, to the terms of the restructuring and to support the restructuring. The conditions to TNFINC’s obligations under the TNFINC support agreement are substantially similar to those under the lender support agreement except that, with respect to the ABL facility, the TNFINC support agreement requires, among other things, $350.0 million in aggregate facility size and $80.0 million of availability (net of refinancing the ABS facility and any reserves) under the ABL facility.

The TNFINC support agreement will terminate under certain circumstances, including, but not limited to (i) upon the occurrence of a material adverse effect; (ii) certain events of bankruptcy or dissolution including an involuntary proceeding against us; or (iii) on June 1, 2011, unless certain agreements relating to contributions to our multi-employer pension funds are reached in writing, or any such agreement is terminated, amended or modified in a manner adverse to us or the participating lenders, or otherwise ceases to be in full force and effect.

A copy of the TNFINC support agreement was attached as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on April 29, 2011. See “Where You Can Find More Information.”

BANKRUPTCY RELIEF

We have not commenced any cases in the bankruptcy court under chapter 11 of the Bankruptcy Code. We also have not taken any corporate action authorizing the commencement of any reorganization cases.

We do not intend to file petitions for relief under chapter 11 of the Bankruptcy Code if the exchange offer and restructuring is consummated. However, if we are unable to complete the exchange offer and address our near term liquidity needs as a result of ongoing discussions with our lenders, the IBT and multi-employer pension funds, we would then likely expect to seek relief under the Bankruptcy Code. We are considering various alternatives under the Bankruptcy Code in consultation with our lenders, TNFINC and the multi-employer pension funds that provide benefits to our IBT employees.

One alternative we are considering is a sale or sales, pursuant to section 363(b) of the Bankruptcy Code (the “363 Sale”), of some, most or substantially all of the Company’s operating assets, including its subsidiaries, to prospective buyers. The holders of any claims, including, without limitation, credit agreement claims may receive less in the 363 Sale than in the restructuring.

Another alternative we are considering is proposing a plan of reorganization (the “plan”). If we were to propose a plan of reorganization we would expect to negotiate the terms of that plan with our key creditors and stakeholders. We may ask affected creditors to vote on any such plan prior to our filing for bankruptcy, or may wait and ask affected creditors to vote on such a plan after our filing for bankruptcy. We cannot predict what consideration, if any, would be offered to holders of credit agreement claims in any such plan of reorganization. A plan may provide that holders of credit agreement claims receive value equal to their collateral under the existing credit agreement. If the holders of credit agreement claims are offered consideration under the plan but the class of credit agreement claim holders does not accept the plan, we may seek to confirm the plan notwithstanding the rejection of such class.

It is possible that a bankruptcy court would not approve the 363 Sale or confirm any expedited alternate plan of reorganization described above, and that, as a result, any chapter 11 case may become a longer, more traditional chapter 11 case, which we believe would result in holders of credit agreement claims receiving less than they would receive in the exchange offer, the 363 Sale or the plan. It is also possible that a more traditional chapter 11 case could be converted to a case under chapter 7 of the Bankruptcy Code, which we believe would result in holders of credit agreement claims receiving nothing.

If we decide to seek bankruptcy relief under any alternative, it is currently expected that certain of our subsidiaries will also file chapter 11 cases (or commence other similar reorganization proceedings) and pursue the same form of relief as, or a different form of relief than, that pursued by YRCW.

If we seek bankruptcy relief, we expect that holders of credit agreement claims would likely receive less consideration than they would in the restructuring described in this prospectus or little or no consideration for their credit agreement claims at all.

ACCOUNTING TREATMENT OF THE EXCHANGE OFFER

Both the exchange of our existing credit agreement claims for a combination of new shares of our convertible preferred stock and new Series A Notes, and the conversion of our existing credit agreement claims into a new term loan and a new letter of credit facility will be accounted for as a troubled debt restructuring. For the purposes of the pro forma adjustments, we have reflected, based on tenders at the Minimum Exchange Condition participation level, the issuance to the tendering holders of the exchange consideration for each $1,000 of principal amount of credit agreement claims exchanged as is set forth in the summary offering tables on the inside front cover of the prospectus.

Assuming the satisfaction of the Minimum Exchange Condition and the Charter Amendment Merger, we will issue approximately 1.4 billion shares of our common stock with a derived value of approximately $0.06 per share in exchange for $165 million face value of credit agreement claims. The derived value of the shares of our common stock issued pursuant to the exchange offer was derived using a methodology that considered the estimated enterprise value of the Company and other fair value estimates of the Company’s various debt and equity instruments before and after the restructuring including the current trading prices of our credit agreement claims. This derived equity value, after considering these various fair value estimates, was divided by the expected number of common shares outstanding after the exchange on an as converted basis (assuming 100% of the aggregate principal amount of credit agreement claims is exchanged, approximately 1.4 billion shares) resulting in a derived value of approximately $0.06 per share. Although the derived value of $0.06 per share does not reflect current quoted prices for our common stock, we believe this derived value is representative of the effect of the substantial dilution contemplated in the restructuring. As discussed under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer,” the final accounting treatment for the exchange offer will be based on the fair values of our common stock, preferred stock and other debt and financial instruments issued at closing, and these market prices could differ significantly from the estimated per share amount used in the unaudited pro forma condensed consolidated financial information for the exchange offer. There can be no assurance that actual fair values of the equity, debt and other financial instruments will not change significantly from the assumptions set forth in this pro forma financial information.

The carrying amount of the credit agreement claims tendered are expected to be greater than the derived value of the shares of our common stock issued pursuant to the exchange consideration. In applying troubled debt restructuring accounting, we reduced the carryover basis of the restructured debt by the derived value of the above noted equity along with the estimated value of the conversion and redemption options for the new Series A Notes. After these adjustments, we allocated the carryover basis of the credit agreement claims to the new term loan and new Series A Notes based upon the relative value of each new debt security.

The accounting treatment of the exchange offer as described in this section relates solely to the exchange of credit agreement claims for shares of our common stock and the Series A Notes. Discussion pertaining to other pro forma adjustments related to the restructuring, including the amendment of the existing Contribution Deferral Agreement, the equity award to the IBT employees, the issuance of new Series B Notes and the replacement of the existing ABS facility with the new ABL facility, is discussed further under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer,” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOR THE EXCHANGE OFFER

The following sets forth unaudited pro forma condensed consolidated financial information for the exchange offer as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010. The data set forth has been derived by applying the pro forma adjustments to our historical consolidated financial statements as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010, which are incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on May 17, 2011.

Pursuant to the requirements under Article 11 of Regulation S-X, the unaudited pro forma condensed consolidated statements of operations for the exchange offer gives effect to adjustments for transactions expected to have a continuing impact on us, that (1) are directly attributable to the exchange offer and are factually supportable, and (2) represent material events that have occurred and had, or will have, a material effect on our financial statements and capital structure. The unaudited pro forma condensed consolidated balance sheet gives effect to adjustments for transactions regardless of whether they have a continuing impact on us or are non-recurring, that are (1) directly attributable to the exchange offer and are factually supportable, and (2) represent material events which have occurred after March 31, 2011 and had, or will have, a material effect on our financial statements and capital structure.

The unaudited pro forma condensed consolidated financial information for the exchange offer assumes that each of the adjustments below that are directly attributable to the exchange offer and factually supportable had occurred as of March 31, 2011 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the respective periods for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offer, including the payment of related fees and expenses;

•	amendment and restatement of our existing credit agreement;

•	entry into the ABL facility;

•	amendment and restatement of the Contribution Deferral Agreement and pension notes;

•	issuance of shares of our new preferred stock to the IBT Employee Stock Trust or the IBT Tax Qualified Plan; and

•	conversion of the new preferred stock into common stock.

The unaudited pro forma condensed consolidated financial data for the exchange offer assumes, among other things, (A) the satisfaction of the Minimum Exchange Condition, which requires that 100% of all credit agreement claims be exchanged in the exchange offer, (B) the purchase and sale of $100.0 million in aggregate principal amount of Series B Notes pursuant to the subscription rights and (C) that we obtain Stockholder Approval of the Charter Amendment Merger which will permit us to amend our certificate of incorporation and to issue common stock in the recapitalization. As consideration for their credit agreement claims, the exchanging holders will receive the number of new securities and the basic right to subscribe (subject to oversubscription rights) to the amount of Series B Notes for each $1,000 of principal amount of credit agreement claims as is set forth in the summary offering tables on the inside front cover of this prospectus.

The exchange offer will result in very significant dilution to our current common shareholders, and will result in pro forma ownership levels of approximately 2.5%, 72.5% and 25% for existing shareholders, credit agreement claimholders and IBT employees, respectively, immediately after giving effect to the exchange offer assuming the Minimum Exchange Condition participation level in the exchange offer.

The unaudited pro forma condensed consolidated financial information for the exchange offer is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization” and “Accounting Treatment of the Exchange Offer,” included elsewhere in this prospectus, and to our historical consolidated financial statements as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010, which are incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on May 17, 2011.

The unaudited pro forma condensed consolidated financial information for the exchange offer is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offer been consummated as of March 31, 2011 or as of the beginning of the period, respectively, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the exchange offer and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material. Furthermore, the determination of the accounting for these transactions as a troubled debt restructuring, debt extinguishment or non-significant debt modification may be affected by the fair values of equity, debt, and financial instruments issued at closing.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2011

(in thousands)

	Historical	Credit Agreement Claims (1)	CDA (2)	Union Grant (3)	Series B Notes (4)	ABL/ABS Facility (5)	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$156,685	$(15,661)D	$(1,664)F	—	$100,000J	$(157,237)L	$79,648
					(2,475)K
Accounts receivable, net	497,915	—	—	—	—	—	497,915
Prepaid expenses and other	205,559	—	—	—	—	—	205,559

Total current assets	860,159	(15,661)	(1,664)		97,525	(157,237)	783,122

Net property and equipment	1,500,438	—	—	—	—	—	1,500,438
Intangibles, net	135,151						135,151
Other assets	128,595	(41,784)A	1,664F	—	2,475K	10,000M	95,245
			(1,861)G			(3,844)N

Total assets	$2,624,343	$(57,445)	$(1,861)	—	$100,000	$(151,081)	$2,513,956

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable	$165,940	—	—		—	$(15,000)N	$150,940
Wages, vacations and employees’ benefits	205,517	—	—		—		205,517
Other current and accrued liabilities	482,077	(146,319)A	(10,905)G		—	(6,909)N	317,944

Current maturities of long–term debt	780,898	(254,210)A	(138,498)G		—	(147,237)L	7,591
		(175,982)A
		(591)A
		(56,789)E

Total current liabilities	1,634,432	(633,891)	(149,403)	—	—	(169,146)	681,992

Other Liabilities:
Long–term debt, less current portion	334,627	436,485C	67,231G	—	53,561J	—	948,693
		56,789E
Deferred income taxes, net	119,588	—	—	—	—	—	119,588
Pension and postretirement	452,280	—	—	—	—	—	452,280
Claims and other liabilities	371,062	—	—	—	—	—	371,062

	Historical	Credit Agreement Claims (1)	CDA (2)	Union Grant (3)	Series B Notes (4)	ABL/ABS Facility (5)	Pro Forma
Commitments and contingencies
Shareholders’ Deficit:
Common stock, $0.01 par value per share	479	13,848B	—	4,775H	—	—	19,102
Preferred stock, $1 par value per share	—	—	—	1I	—	—	1
Capital surplus	1,644,290	(2,211)D	—	23,877H	46,439J	—	1,797,380
		75,485B
		9,500A
Accumulated deficit	(1,601,294)	(13,450)D	80,311G	(28,652)H	—	18,065N	(1,545,021)
				(1)I
Accumulated other comprehensive loss	(235,988)	—	—	—	—	—	(235,988)
Treasury stock, at cost (123 shares)	(92,737)	—	—	—	—	—	(92,737)

Total YRC Worldwide Inc. shareholders’ deficit	(285,250)	83,172	80,311	—	46,439	18,065	(57,263)
Non-controlling interest	(2,396)	—	—	—	—	—	(2,396)

Total shareholders’ deficit	(287,646)	83,172	80,311	—	46,439	18,065	(59,659)

Total liabilities and shareholders’ deficit	$2,624,343	$(57,445)	$(1,861)	$—	$100,000	$(151,081)	$2,513,956

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2011

(in thousands except per share data)

	Historical	Credit Agreement (1)	CDA (2)	Union Grant (3)	Series B Notes (4)	ABL/ABS Facility (5)	Pro Forma
Operating Revenue	$1,122,886	—	—	—	—	—	$1,122,886
Operating Expenses:
Salaries, wages and employees’ benefits	680,818	(8,109)AA	—	—	—	—	682,066
		9,357BB
Equity based compensation benefit	(1,053)	—	—	—	—	—	(1,053)
Operating expenses and supplies	277,196	—	—	—	—	—	277,196
Purchased transportation	119,662	—	—	—	—	—	119,662
Depreciation and amortization	49,296	—	—	—	—	—	49,296
Other operating expenses	67,900	—	—	—	—	—	67,900
Gains on property disposals, net	(2,959)	—	—	—	—	—	(2,959)

Total operating expenses	1,190,860	1,248	—	—	—	—	1,192,108

Operating Loss	(67,974)	(1,248)	—	—	—	—	(69,222)

Nonoperating (Income) Expenses:
Interest expense	38,803	(17,850)AA	(1,803)CC	—	5,544EE	(6,081)FF	33,763
		8,922BB	5,396DD			832GG
Other	43						43

Nonoperating expenses, net	38,846	(8,928)	3,593	—	5,544	(5,249)	33,806

Income (Loss) Before Income Taxes	(106,820)	7,680	(3,593)	—	(5,544)	5,249	(103,028)
Income tax benefit	(4,551)	—	—	—	—	—	(4,551)

Net Loss from Continuing Operations	(102,269)	7,680	(3,593)	—	(5,544)	5,249	(98,477)
Less: Net Loss Attributable to Non-Controlling Interest	(489)	—	—	—	—	—	(489)

Net Loss Attributable to YRC Worldwide Inc.	$(101,780)	$7,680	$(3,593)	—	$(5,544)	$5,249	$(97,988)

Weighted Average Common Shares Outstanding—Basic and Diluted
	47,638	—	—	—	—	—	1,910,114
Basic and Diluted Loss Per Share from Continuing Operations attributable to YRC Worldwide Inc.	$(2.14)	—	—	—	—	—	$(0.05)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer.

YRC WORLDWIDE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands except per share data)

		(1)	(2)	(3)	(4)	(5)
	Historical	Credit Agreement	CDA	Union Grant	Series B Notes	ABL/ABS Facility	Pro Forma
Operating Revenue	$4,334,640	—	—	—	—	—	$4,334,640
Operating Expenses:
Salaries, wages and employees’ benefits	2,671,468	(33,300)AA	—	—	—	—	2,676,591
		38,423 BB
Equity based compensation expense	31,205	—	—	—	—	—	31,205
Operating expenses and supplies	949,224	—	—	—	—	—	949,224
Purchased transportation	455,800	—	—	—	—	—	455,800
Depreciation and amortization	198,508	—	—	—	—	—	198,508
Other operating expenses	248,142	—	—	—	—	—	248,142
Losses on property disposals, net	5,572	—	—	—	—	—	5,572
Impairment charges	5,281	—	—	—	—	—	5,281

Total operating expenses	4,565,200	5,123	—	—	—	—	4,570,323

Operating loss	(230,560)	(5,123)	—	—	—	—	(235,683)

Nonoperating (Income) Expenses:
Interest expense	159,192	(73,811)AA	(8,573)CC	—	22,426EE	(32,427)FF	129,040
		35,894 BB	23,006 DD			3,333GG
Equity investment impairment	12,338	—	—	—	—	—	12,338
Other	1,510	—	—	—	—	—	1,510

Nonoperating expenses, net	173,040	(37,917)	14,433	—	22,426	(29,094)	142,888

Income (Loss) Before Income Taxes	(403,600)	32,794	(14,433)	—	(22,426)	29,094	(378,571)
Income tax benefit	(102,487)	—	—	—	—	—	(102,487)

Net Income (Loss) from continuing operations	(301,113)	32,794	(14,433)	—	(22,426)	29,094	(276,084)
Less: Net Loss Attributable to Non-Controlling Interest	(1,963)	—	—	—	—	—	(1,963)

Net Loss Attributable to YRC Worldwide Inc.	$(299,150)	$32,794	$(14,433)	$—	$(22,426)	$29,094	$(274,121)

Weighted Average Common Shares Outstanding—Basic and Diluted	39,601	—	—	—	—	—	1,910,114
Basic and Diluted Earnings (Loss) Per Share from continuing operations Attributable to YRC Worldwide Inc.	$(7.55)	—	—	—	—	—	$(0.14)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offer.

YRC WORLDWIDE INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOR THE EXCHANGE OFFER

Notes

Consolidated Balance Sheet as of March 31, 2011 and Consolidated Income Statements for the three months ended March 31, 2011 and the year ended December 31, 2010

1.	Restructure existing Credit Agreement Claims and revise maturity to March 31, 2015

In connection with the restructuring, we will exchange $305.0 million of credit agreement claims for 3,717,948 shares of our new preferred stock and $140.0 million in aggregate principal amount of our Series A Notes. We will also modify our Credit Agreement as it relates to term loan borrowings and letters of credit to, among other things, extend the maturity date to March 31, 2015.

(A)	The following table shows carrying values of the various credit agreement claims outstanding prior to the restructuring and estimated carrying values of the securities outstanding upon effecting the exchange and Credit Agreement modifications described above:

Credit Agreement Claims prior to Restructuring	Amount (in thousands)	Securities and Indebtedness Post- Restructuring	Amount (in thousands)
Principal amount of term loan	$254,210	Principal amount of term loan	$271,511
Revolving credit facility borrowings	175,982	Premium on term loan	23,283
Letters of credit	457,055	Principal amount of Series
		A Notes	140,000
Deferred interest on term loan	26,053	Premium on Series A Notes	1,691
Deferred interest on revolving credit facility		Conversion feature in Series
	43,165	A Notes	9,500
Deferred fees on letters of credit	45,256	Letters of credit	457,055
Deferred Credit Agreement amendment fees	31,845	New Preferred Stock	89,333

Total Deferred Interest and Fees	146,319

Principal amount of Credit Agreement Claims	1,033,566
Premium on term loan borrowings	591
Less: Deferred charges on Credit Agreement Claims	(41,784)
Less: Letters of Credit	(457,055)	Less: Letters of Credit	(457,055)

Basis of Credit Agreement Claims to allocate in troubled debt restructuring	$535,318		$535,318

This element of the restructuring is being accounted for as a troubled debt restructuring. Pro forma adjustments have been made to establish the carryover basis of the new debt securities, as well as to indicate the estimated fair value of the equity to be issued pursuant to the exchange.

(B)	The $89.3 million shown above represents the issuance of new preferred stock in exchange for credit agreement claims. For purposes of this pro forma presentation, we have made the following assumptions regarding the new preferred stock:

•	The new preferred stock has converted into 1,385 million shares of our common stock at a ratio of 372.47 to 1

•

The estimated fair value of our common stock is approximately $0.06 per share. This assumption was derived based on an estimate of enterprise value, less the estimated fair value of debt instruments post-restructuring, to arrive at a post-restructuring equity value for the Company. Such equity value was then divided by estimated common shares outstanding, including as-converted shares of our new preferred stock and conversion of the Series B Notes. Enterprise value was estimated based on a contemporaneous valuation using assumptions related to market multiples of earnings, a market approach and Level 3 fair value measurement. The market approach used publicly traded peer companies within our industry. The resulting estimated fair value of common stock of $89.3 million was shown as a proforma adjustment of $13.8 million par value and $75.5 million capital surplus.

(C)	Pro forma adjustments have been made to record the remaining carryover basis of the credit agreement claims as Series A Notes and term loan borrowings. The remaining carryover basis has been allocated between the principal amount of Series A Notes and term loan borrowing.

(Amount in thousands)
Basis of Credit Agreement claims to allocate in troubled debt restructuring	535,318
Less estimated fair value of preferred stock	(89,333)
Less conversion feature in Series A Notes	(9,500)

Carryover basis	436,485

Allocation to Series A Notes (par value $140 million)	141,691
Allocation to term loan (par value $271.5 million)	294,794

436,485

We made a pro forma adjustment to the carrying value of the new Series A Notes in the amount of $9.5 million representing the estimated fair value of the conversion feature within the Series A Notes. The conversion feature was estimated based on a contemporaneous valuation using an option pricing model, a Level 3 fair value measurement. The conversion feature has been bifurcated as an equity-classified derivative.

(D)	Pro forma adjustments have been made for $15.7 million of estimated professional fees related to this element of the restructuring. Of this amount, $13.5 million is related to the issuance of the Series A Notes and modifications to the Credit Agreement. Such amount has been recognized as a reduction in shareholders’ equity (deficit), as such costs are not expected to have a continuing impact in connection with the restructuring. This treatment is consistent with troubled debt restructuring accounting, where such costs would be charged to expense. Estimated costs of $2.2 million are related to the issuance of the new preferred stock and have been presented as a reduction to capital surplus. Debt costs have been allocated to the debt and equity issuances of the restructuring on a relative fair value basis, for the purpose of this pro forma presentation.

(AA)	Represents the elimination of all interest expense, amortization of premium on term loan borrowings, letter of credit fee expense, and amortization of deferred charges historically related to credit agreement claims:

	Three-months ended March 31, 2011	Year-ended December 31,2010
	(in thousands)	(in thousands)
Term loan interest expense	$6,302	$16,941
Term loan premium amortization	(104)	(417)
Revolving credit facility interest expense	4,524	30,114
Amortization of deferred charges	7,128	27,173

Interest expense	$17,850	$73,811

Letter of credit fee expense	$8,109	$33,300

(BB)	Pro forma adjustments have been made to record estimated interest expense, amortization of premium, and amortization of deferred charges related to the securities issued, (resulting in estimated effective interest rates of 7.5% and 9.6% for the Term Loan and Series A Notes, respectively,) assuming such securities were outstanding at the beginning of the respective periods:

	3-months ended March 31, 2011	Year-ended December 31, 2010
	(in thousands)	(in thousands)
Term loan interest expense	$6,788	$27,151
Amortization of premium on term loan	(1,261)	(5,184)
Interest expense on Series A Notes	3,500	14,350
Amortization of premium on Series A Notes	(105)	(423)

	$8,922	$35,894

Letter of credit fee expense	$9,357	$38,423

(E)	Represents the reclassification of $56.8 million of outstanding 6% Notes to long-term debt. The completion of the Restructuring removes the right of the Credit Agreement lenders to declare an event of default under the Credit Agreement due to the March 10, 2011 Milestone Failure. As such, our consolidated financial statements are no longer impacted by the cross-default provisions in the 6% Notes and pension contribution deferral obligations.

2.	Restructure existing Contribution Deferral Agreement and revise maturity to March 31, 2015

In connection with the restructuring, we will enter into an amendment and restatement of the contribution deferral agreement we have with certain multi-employer pension funds to which we contribute (the “Contribution Deferral Agreement”). Such amendment will, among other things, increase the interest rate for certain funds, revise the maturity date to March 31, 2015 for amounts outstanding at the date of the restructuring, which consist of $138.5 million of pension contribution deferral obligations and $10.9 million of deferred interest, and convert deferred interest to principal.

This element of the restructuring is being accounted for as an exchange of debt instruments with substantially different terms. Debt extinguishment accounting has been applied to amounts outstanding under the Contribution Deferral Agreement at March 31, 2011, and a related gain has been recognized upon extinguishment. The new Contribution Deferral Obligation debt instrument has been recorded in the pro forma balance sheet as a new debt issuance at estimated fair value of $67.2 million. The estimated fair value of the new debt instrument was based on a contemporaneous valuation using assumptions related to market comparables for similar debt instruments, a market approach and Level 3 fair value measurement.

(F)	Pro forma adjustments have been made for $1.7 million of estimated professional fees related to this element of the restructuring. Such amount has been capitalized as debt issue costs and will be recognized as interest expense over the life of the new Contribution Deferral Agreement.

(G)	Pro forma adjustments have been made to record the impact of the modification to the Contribution Deferral Agreement

(Amount in thousands)
Pension contribution deferral obligations	138,498
Deferred interest on pension contribution deferral obligations	10,905
Deferred charges on pension contribution deferral obligations	(1,861)

Carrying amount of pension contribution deferral obligations	147,542
Estimated fair value of new pension contribution deferral obligation	67,231

Gain recognized on extinguishment of debt	80,311

Such gain has been recognized directly to shareholders’ equity (deficit) as such gain is not expected to have a continuing impact in connection with the restructuring.

(CC)	Represents the elimination of all interest expense historically related to the Contribution Deferral Agreement

	3-months ended March 31, 2011 (in thousands)	Year-ended December 31, 2010 (in thousands)
Interest expense	$1,803	$8,573

(DD)	Pro forma adjustments have been made to record estimated interest expense and amortization of deferred charges related to the new Contribution Deferral Agreement (resulting in an estimated effective interest rate of 32.5%), assuming such issuance had occurred at the beginning of the respective periods:

	3-months ended March 31, 2011 (in thousands)	Year-ended December 31, 2010 (in thousands)
Interest expense	$2,708	$10,832
Amortization of discount	2,635	11,933
Deferred charges amortization	53	241

	$5,396	$23,006

3.	Issue new equity to IBT employees in exchange for ratification of labor contract modifications through March 31, 2015

In connection with the restructuring, we will issue 1,282,051 shares of our new preferred stock to a IBT Employee Stock Trust or IBT Tax Qualified Plan, and enter into a new stock plan with respect to such stock for IBT employees.

This element of the restructuring is being accounted for as the grant of a share-based payment award to employees. For purposes of this pro forma presentation we have made the following assumptions:

•	a grant date has been achieved

•	the new preferred stock has converted into 477,528,410 shares of our common stock at a ratio of 372.47 to 1

•	the grant date estimated fair value assumptions used to value this award at $0.06 per share of as-converted common stock are consistent with the discussion above at (B)

(H)	Represents the grant of as-converted common stock to the IBT

Amount (in thousands)
Share-based payment expense	$28,652
Par value of common stock at $0.01 per share	4,775

Increase in capital surplus	$23,877

The pro forma adjustment related to the share-based payment expense has been made to shareholders’ equity (deficit) as such expense is not expected to have a continuing impact in connection with the Restructuring.

(I)	In connection with the restructuring, we will issue one share of Series A Voting Preferred Stock to the IBT in order to confer board rights upon the IBT. The share of Series A Voting Preferred Stock has a liquidation preference of $1.00 and does not pay any dividends. The IBT will be permitted to appoint two directors to the Company’s board of directors, until such time at which the share is redeemed by the Company in accordance with its terms.

The substance of this element of the restructuring is the conveyance of one additional board seat to the IBT. As such, for the purposes of this pro forma presentation, the one share is being recorded at its liquidation value of $1.00.

4.	Issue $100 million new money convertible notes due March 31, 2015

In connection with the restructuring, we will issue subscription rights up to $100 million in aggregate principal amount of our new Series B Notes.

(J)	Reflects the cash proceeds of $100.0 million and the recognition of the equity and debt components of the Series B Notes. The estimated fair value of the conversion feature within the Series B Notes of $46.4 million has been bifurcated as an equity-classified derivative. The conversion feature was estimated based on a contemporaneous valuation using an option pricing model, a Level 3 fair value measurement. The value attributed to the debt component of the Series B Notes is the residual amount of $53.6 million.

(K)	Pro forma adjustments have been made for $2.5 million of estimated professional fees related to this element of the restructuring. Such amount has been capitalized as debt issue costs and will be recognized as interest expense over the life of the Series B Notes.

(EE)	Pro forma adjustments have been made to record estimated interest expense, amortization of discount, and amortization of deferred charges related to the Series B Notes (resulting in an estimated effective interest rate of 25.0%,) assuming the Series B Notes were outstanding at the beginning of the respective periods:

	3-months ended March 31, 2011	Year-ended December 31, 2010
	(in thousands)	(in thousands)
Interest expense on Series B Notes	$2,500	$10,250
Amortization of discount on Series B Notes	2,902	11,610
Amortization of deferred charges	142	566

Total	$5,544	$22,426

5.	Refinance existing 364-Day $325 million ABS with new 3-year $400 million ABL facility

In connection with the restructuring, on May 16, 2011, the Company executed a commitment letter with Morgan Stanley relating to a new up to $400.0 million ABL facility, the proceeds of which will be used to refinance the ABS facility, provide working capital and for other general corporate purposes. Pursuant to the commitment letter, Morgan Stanley committed to provide $50.0 million of the principal amount of the ABL facility and agreed to use best efforts to syndicate the remaining $350.0 million of the ABL facility, in each case subject to satisfaction (or waiver) of certain conditions precedent.

This element of the restructuring is being accounted for as an extinguishment of existing debt, as none of the lenders expected to participate in the ABL facility, currently participate in the ABS facility.

(L)	Reflects the estimated uses of funds in connection with the extinguishment of the ABS facility.

	Amount		Amount
Sources of Funds	(in thousands)	Uses of Funds	(in thousands)
ABL facility borrowing	$147,237	Repayment of principal amount of ABS facility	$147,237
Company cash	10,000	ABL Facility and professional fees related to the transaction	10,000

Total	$157,237	Total	$157,237

Following the refinancing of the ABS facility with proceeds from the ABL facility, as described above, the pro forma adjustments reflect the pay down of ABL facility borrowings as shown below, resulting in no borrowing under the ABL facility as of March 31, 2011.

Company cash, including proceeds from the Series B Notes	$147,237	Pay down ABL facility borrowings	$147,237

(M)	Represents the capitalization of the estimated facility and professional fees related to the transaction of $10.0 million. Such costs will be recognized as interest expense over the life of the ABL facility.

(N)	Pro forma adjustments have been made to shareholders’ equity (deficit) for those income statement items that are not expected to have a continuing impact in connection with the restructuring as follows:

Amount (in thousands)
Write-off of deferred charges on ABS facility	$3,844
Gain recognized on forgiveness of deferred ABS facility amendment fees and accrued interest	(21,909)

Reduction in accumulated deficit	$(18,065)

(FF)	Represents the elimination of all interest expense and amortization of deferred charges historically related to the ABS facility:

	3-months ended March 31, 2011 (in thousands)	Year-ended December 31, 2010 (in thousands)
ABS facility interest	$4,433	$16,597
ABS facility deferred charges amortization	1,648	15,830

Total	$6,081	$32,427

(GG)	Pro forma adjustments have been made to record estimated interest expense and amortization of deferred charges related to the ABL facility, assuming the ABL facility has a three-year term and was outstanding at the beginning of the respective periods:

	3-months ended March 31, 2011 (in thousands)	Year-ended December 31, 2010 (in thousands)
ABL facility interest	$—	$—
ABL facility deferred charges amortization	832	3,333

Total	$832	$3,333

6.	Income taxes

The pro forma pre-tax changes have no net effect on the tax benefit or the balance of current or deferred income taxes because their initial tax impact is fully offset by the related change in the valuation allowance for deferred tax assets.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of exchange, we are offering to exchange credit agreement claims held by record holders for the exchange consideration, consisting of (as applicable) the number of shares of our new preferred stock, the aggregate principal amount of Series A Notes and the basic subscription rights (subject to oversubscription rights) to purchase the aggregate principal amount of Series B Notes for each $1,000 principal amount of credit agreement claims set forth below. The new preferred stock will be fully paid and nonassessable upon the consummation of the exchange.

The summary offering tables indicate for illustrative purposes the exchange consideration per $1,000 of credit agreement claims to be offered in the exchange offer for credit agreement claims validly submitted for exchange and not withdrawn, as if the exchange offer had been completed as of March 31, 2011. The aggregate principal amounts outstanding under the existing credit agreement may change up to and including the closing date of the exchange offer, which will cause their respective exchange consideration per $1,000 of claims to change but, in any event, the amount of new preferred stock, Series A Notes and the subscription rights to purchase for cash the Series B Notes offered as exchange consideration will be fixed at approximately 3,717,948 shares of new preferred stock, $140.0 million in aggregate principal amount of Series A Notes and subscription rights to purchase $100.0 million in aggregate principal amount of Series B Notes.

As part of the exchange consideration, if the exchange had closed on March 31, 2011, each $1,000 of credit agreement claims exchanged would have received shares of our new preferred stock and basic subscription rights (subject to oversubscription rights) to purchase for cash the Series B Notes as set forth immediately below:

		Consideration per $1,000 Amount of Credit Agreement Claims Exchanged (as of March 31, 2011)
Type of Credit Agreement Claims	Aggregate Principal Amount Outstanding (1)	Number of Shares of New Preferred Stock (2)	Basic Subscription Right to Pro Rata Portion of Series B Notes (3)(4)
Credit agreement claims	$1,033,566,247.30	3.5972	$96.7524

In addition to the exchange consideration described immediately above, if the exchange had closed on March 31, 2011, each $1,000 of non-LC credit agreement claims also would have received the principal amount of Series A Notes as set forth immediately below:

		Consideration per $1,000 Amount of Non-LC Credit Agreement Claims Exchanged (as of March 31, 2011)
Type of Credit Agreement Claims	Aggregate Principal Amount Outstanding (1)	Principal Amount of Series A Notes (4)(5)
Non-LC credit agreement claims	576,510,982.30	$242.8401

(1)	Reflects the aggregate amount outstanding at March 31, 2011.
(2)

Represents the number of shares of new preferred stock exchanged per $1,000 amount of credit agreement claims, as if the exchange offer had completed as of March 31, 2011. If the exchange offer is completed, immediately following its completion, approximately 3,717,948 shares of new preferred stock will be issued on a pro rata basis in respect of all outstanding credit agreement claims with a liquidation preference per share of approximately $44.38 and an aggregate liquidation preference of approximately $165.0 million. Such shares of new preferred stock will be convertible into approximately 1,384,832,389 shares of our common stock, subject to certain adjustments and will represent approximately 72.5% of the aggregate voting power on an as-converted basis of our capital stock generally entitled to vote on matters presented to our stockholders immediately after giving effect to the exchange offer (subject to certain limitations). See “Description of the New Preferred Stock.” If the exchange offer is completed, immediately following its completion, approximately 1,282,051 shares of new preferred stock will be issued to the IBT Employee Stock Trust or the IBT Tax Qualified Tax Plan with an aggregate liquidation preference of approximately $56.9 million, which shares will be convertible into approximately 477,528,410 shares of our common stock, subject to certain adjustments, and will represent approximately 25.0% of the aggregate voting power on an as-converted basis of our capital stock generally entitled to vote on matters presented to our stockholders (subject to certain limitations).

(3)	Subject to oversubscription rights, as described in “Subscription Rights.”
(4)	The debt instruments governing each of the Series A Notes and the Series B Notes are the:
(a)	Indenture, among YRC Worldwide Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (the “Series A Indenture”), a description of which is contained in “Description of Series A Notes”; and
(b)	Indenture, among YRC Worldwide Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (the “Series B Indenture”), a description of which is contained in “Description of Series B Notes.”
(5)	Represents the aggregate principal amount of Series A Notes exchanged per $1,000 amount of non-LC credit agreement claims, as if the exchange offer had completed as of March 31, 2011. If the exchange offer is completed, $140.0 million in aggregate principal amount of Series A Notes will be issued on a pro rata basis in respect of all non-LC credit agreement claims.

Our obligation to pay the exchange consideration for credit agreement claims exchanged pursuant to the exchange offer is subject to several conditions referred to below under the caption “Conditions to the Exchange Offer.”

If we are unable to complete the exchange offer and the restructuring plan, we would then expect to seek relief under the Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of our assets pursuant to Section 363(b) of the Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

If we commence such a bankruptcy filing, we expect that holders of credit agreement claims may receive consideration that is substantially less than what is being offered under the restructuring and may receive little or no consideration for their credit agreement claims. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offer, see “Risk Factors—If we are not able to consummate the exchange offer, our lenders may declare an event of default under our existing credit agreement and we would need to seek protection under the Bankruptcy Code on terms other than as contemplated by the restructuring.”

None of YRCW, its subsidiaries, its or their respective boards of directors, the Subscription Agent nor the Information and Exchange Agent has made a recommendation to any holder of the credit agreement claims, and each is remaining neutral as to whether holders should exchange credit agreement claims into the exchange offer. Holders should make their own investment decisions with regard to the exchange offer based upon their assessment of the market value of the credit agreement claims, the likely value of the exchange consideration, their liquidity needs, investment objectives and other factors relevant to them.

Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on , 2011, subject to our right to extend that time and date with respect to the exchange offer in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offer is so extended.

For purposes of the exchange offer, the term “withdrawal deadline” means 5:00 p.m., New York City time, on                     , 2011, subject to our right in each case to extend the applicable withdrawal time and date in our absolute discretion, in which case the withdrawal deadline means the latest time and date to which it is so extended.

Any waiver, amendment or modification of the exchange offer will apply to all credit agreement claims exchanged pursuant to the exchange offer. We will give oral (to be promptly confirmed in writing) or written notice of material changes, including the extension of the expiration date, withdrawal date or voting deadlines, to the Information and Exchange Agent and will disseminate additional offer documents and extend the exchange offer and withdrawal rights as we determine necessary and to the extent required by law. We may extend the exchange offer if there are material changes to its terms to give holders additional time to consider such changes. Any such extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

We expressly reserve the right, in our sole discretion and subject to applicable law to terminate or withdraw the exchange offer as described below in “—Conditions to the Exchange Offer.” If the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly exchanged their credit agreement claims pursuant to the exchange offer. In any such event, the credit agreement claims previously exchanged pursuant to the exchange offer will be promptly returned to the exchanging holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offer. During any extension and irrespective of any amendment to the exchange offer, all credit agreement claims previously validly submitted for exchange and not withdrawn and not accepted for exchange or withdrawn thereunder will remain subject to the exchange offer and may be accepted thereafter by us, subject to compliance with applicable law. We may waive conditions without extending the exchange offer, in accordance with applicable law. As of the date of this prospectus, we have no intention of extending the expiration date or withdrawal date. See also “Announcements” in this section below.

Announcements

Any extension, termination or amendment of the exchange offer, including modifying or waiving the Minimum Exchange Condition, will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the exchange offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of credit agreement claims of such amendment and extend the expiration date of the exchange offer, to the extent required under federal securities law.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Credit Agreement Claims for Exchange and Delivery

On the settlement date, if the exchange offer is consummated, the exchange consideration will be issued in exchange for credit agreement claims held by record holders validly submitted for exchange and not withdrawn on or prior to the expiration date.

If the conditions to the exchange offer are satisfied, or if we validly waive all of the conditions that have not been satisfied, and after we receive validly completed and duly executed letters of exchange with respect to credit agreement claims validly submitted for exchange and not withdrawn for exchange, we will accept for exchange at the expiration date such credit agreement claims by notifying the Information and Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our absolute discretion, to delay acceptance for exchange of credit agreement claims validly submitted for exchange and not withdrawn under the exchange offer or to terminate the exchange offer and not accept for exchange any credit agreement claims not previously accepted, (1) if any of the conditions to the exchange offer shall not have been satisfied or validly waived by us or (2) in order to comply in whole or in part with any applicable law.

In all cases, the exchange consideration for credit agreement claims validly submitted for exchange and not withdrawn pursuant to the exchange offer will be made only after timely receipt by the Information and Exchange Agent of the properly completed and duly executed letter of exchange (or a facsimile thereof) and any other documents required by the letter of exchange.

For purposes of the exchange offer, we will be deemed to have accepted for exchange credit agreement claims validly submitted for exchange (and not validly withdrawn) as provided herein when, and if, we give oral (if promptly confirmed in writing) or written notice to the Information and Exchange Agent of our acceptance of the credit agreement claims for exchange pursuant to the exchange offer. In all cases, the exchange of credit agreement claims pursuant to the exchange offer will be made by deposit of the exchange consideration with the Information and Exchange Agent, which will act as your agent for the purposes of receiving the exchange consideration from us, and delivering the exchange consideration to you. On and after the settlement date, the exchanging holders whose credit agreement claims have been exchanged by us will cease to be entitled to receive any interest or fees on such credit agreement claims. Such exchanging holders will receive the applicable exchange consideration for the credit agreement claims accepted for exchange.

If, for any reason whatsoever, acceptance for exchange of any credit agreement claims held by record holders validly submitted for exchange and not withdrawn pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of the credit agreement claims) or we extend the exchange offer or are unable to accept for exchange the credit agreement claims validly submitted for exchange and not withdrawn pursuant to the exchange offer, then, without prejudice to our rights set forth herein, we may instruct the Information and Exchange Agent to retain validly submitted credit agreement claims and those credit agreement claims may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Exchanges” in this section below.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted credit agreement claims or otherwise.

We will pay all fees and expenses of the Subscription Agent and the Information and Exchange Agent in connection with the exchange offer. Exchanging holders will not be obligated to pay brokerage fees or commissions to the Subscription Agent, the Information and Exchange Agent or us.

Market and Trading Information

Holders of the credit agreement claims are urged to contact their brokers or other advisors to obtain the best available information as to current market prices for their credit agreement claims before deciding whether to exchange such credit agreement claims pursuant to the exchange offer.

Procedures for Exchanging Credit Agreement Claims

General

To participate in the exchange offer, you must validly submit your credit agreement claims for exchange to the Information and Exchange Agent as described below. It is your responsibility to validly exchange your credit agreement claims. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

Only a holder of record of credit agreement claims as of the record date may exchange the credit agreement claims in the exchange offer. To exchange in the exchange offer, a holder must complete, sign and date the letter of exchange, or a copy thereof, have the signatures thereon guaranteed if required by the letter of exchange, and mail or otherwise deliver the letter of exchange or copy to the Information and Exchange Agent prior to the expiration date. To be exchanged effectively, the letter of exchange and other required documents must be received by the Information and Exchange Agent at the address set forth on the back cover page of this prospectus prior to the expiration date. The exchange by a holder prior to the expiration date shall constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of exchange.

THE METHOD OF DELIVERY OF THE LETTER OF EXCHANGE AND ALL OTHER REQUIRED DOCUMENTS TO THE INFORMATION AND EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE INFORMATION AND EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF EXCHANGE SHOULD BE SENT TO US.

If the letter of exchange is signed by a person other than the record holder of any credit agreement claims listed therein, the letter of exchange must be endorsed or accompanied by a properly completed authorization, signed by the record holder as that record holder’s name appears in the company’s existing credit agreement.

If the letter of exchange or other authorization are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of exchange unless waived by us.

If you have any questions or need help in exchanging your credit agreement claims, please contact the Information and Exchange Agent, whose address and telephone numbers are listed on the back cover page of this prospectus.

To validly exchange credit agreement claims pursuant to the exchange offer, holders must timely submit for exchange their credit agreement claims in accordance with the procedures set forth in this prospectus and the letter of exchange. We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under any of this prospectus or the other offer materials provided therewith.

Effect of Letter of Exchange

Subject to and effective upon the acceptance for exchange of credit agreement claims submitted for exchange thereby, by executing and delivering a letter of exchange, each record holder (1) irrevocably sells, assigns and transfers to or upon our order all right, title and interest in and to all the credit agreement claims submitted for exchange thereby and (2) irrevocably appoint the Information and Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as our agent with respect to the exchanged credit agreement claims), with full power coupled with an interest, to:

•	deliver the credit agreement claims, together with all accompanying evidences of transfer and authenticity, to or upon our order; and

•	receive all benefits or otherwise exercise all rights of holders of the credit agreement claims, all in accordance with the terms of the exchange offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any credit agreement claims submitted for exchange pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any or all exchanges of any credit agreement claims determined by us not to be in proper form, or if the acceptance of, or exchange of, such credit agreement claims may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to any offer that we are legally permitted to waive.

Your exchange will not be deemed to have been validly made until all defects or irregularities in your exchange have been cured or waived. None of us, the Information and Exchange Agent, the Subscription Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any exchange or withdrawal of any credit agreement claims or will incur any liability for failure to give any such notification. Please send all materials to the Information and Exchange Agent and not to us.

Withdrawal of Exchanges

Credit agreement claims submitted for exchange and not validly withdrawn prior to the withdrawal deadline may not be withdrawn after the withdrawal deadline, and credit agreement claims submitted for exchange after the withdrawal deadline may not be withdrawn at any time, unless the applicable offer is terminated without any credit agreement claims being accepted or as required by applicable law. If such a termination occurs, the credit agreement claims will be returned to the exchanging holder as promptly as practicable. See “Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination” in this section for applicable withdrawal deadlines.

A holder who validly withdraws credit agreement claims previously submitted for exchange prior to the withdrawal deadline and does not validly resubmit such credit agreement claims for exchange prior to the expiration date will not receive the exchange consideration. A holder who validly withdraws previously submitted credit agreement claims prior to the applicable withdrawal deadline and validly re-exchanges credit agreement claims prior to the expiration date will receive the exchange consideration.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any credit agreement claims submitted for exchange pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of credit agreement claims) or we extend the exchange offer or are unable to accept for exchange, or exchange, the credit agreement claims submitted for exchange pursuant to the exchange offer, we may instruct the Information and Exchange Agent to retain such submitted credit agreement claims, and those credit agreement claims may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have submitted for exchange your credit agreement claims, you may withdraw those credit agreement claims prior to the withdrawal deadline by delivering a written withdrawal instruction to the Information and Exchange Agent in accordance with the relevant procedures described herein. To be effective, a written or facsimile transmission notice of withdrawal of an exchange must:

•	be received by the Information and Exchange Agent at the address specified on the back cover of this prospectus prior to the applicable withdrawal deadline;

•	specify the name of the holder of the credit agreement claims to be withdrawn;

•	contain the aggregate principal amount represented by such credit agreement claims; and

•

be signed by the holder of the credit agreement claims in the same manner as the original signature on the letter of exchange or be accompanied by documents of transfer sufficient to have the Agent (or person performing a similar function) register the transfer of the credit agreement claims into the name of the person withdrawing the credit agreement claims.

If the credit agreement claims to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Information and Exchange Agent of written or facsimile transmission of the notice of withdrawal even if physical release is not yet effected. A withdrawal of credit agreement claims can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective submission for exchange of credit agreement claims as invalid and ineffective. If we waive our rights to reject a defective submission for exchange of credit agreement claims, subject to the other terms and conditions set forth in this prospectus and the related letter of exchange, you will be entitled to the exchange consideration.

If you withdraw your credit agreement claims previously submitted for exchange, you will have the right to resubmit for exchange all of them prior to the expiration date in accordance with the procedures described above for exchanging credit agreement claims. If we amend or modify the terms of the exchange offer or the information concerning the exchange offer in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the exchange offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Notwithstanding the foregoing, lenders holding approximately 96% of the outstanding credit agreement claims have agreed, subject to any support termination event, to timely exchange and not withdraw their credit agreement claims in the exchange offer. See “The Support Agreements.”

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, the obligations of the Company and the participating lenders to consummate the exchange offer are subject to satisfaction or waiver of the following conditions:

•	the Minimum Exchange Condition, which requires that all credit agreement claims be validly submitted for exchange and not withdrawn;

•

on or before the closing of the exchange offer, we shall have made public any then material nonpublic information theretofore disclosed by us or our representatives to the participating lenders who had agreed to receive private information from the Company;

•

the initial funding under the ABL facility, with a minimum of $350.0 million in initial aggregate commitments and excess availability on the closing date of the exchange offer of not less than $80.0 million (net of refinancing of the ABS facility and any reserves), shall have occurred (or shall occur substantially concurrently with completion of the exchange offer) and be in form and substance acceptable to the Agent, TNFINC, the Majority Funds, the Steering Group Majority and the Company, each in their sole discretion;

•	the offering of the Series B Notes, with aggregate net proceeds to the Company of not less than $100.0 million, shall have closed simultaneously with completion of the exchange offer;

•

each of the definitive documents described as approved transaction documents, which by their terms are to be effective at or prior to completion of the exchange offer, shall be in full force and effect;

•	certain agreements related to contributions to the multi-employer pension funds shall be in full force and effect;

•

the new IBT Employee Stock Trust (including a new IBT Employee Stock Plan) or IBT Tax Qualified Plan, in form and substance acceptable to the Company, the Agent and the Steering Group Majority, shall have been established by the Company and be in full force and effect;

•

our new board, other than the IBT director designees, shall have been elected or designated by the existing members of the board of directors as “continuing directors” (provided that the director candidates were selected by the Agent and Steering Group Majority at least ten (10) days prior to the closing of the exchange offer) unless otherwise waived by the Agent and Steering Group Majority;

•

the registration statement on Form S-1, of which this prospectus is a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order suspending its effectiveness or any proceedings seeking a stop order;

•

there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), and there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer that, in our sole judgment would or might prohibit, prevent, restrict or delay consummation of any exchange offer; and

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment would or might prohibit, prevent, restrict or delay consummation of any exchange offer.

The determination by us as to an event, development or circumstance described or referred to above shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

We may waive any of the conditions above, subject to the terms of the lender support agreement. Any waiver of any of these conditions or any other material amendment or modification of the terms of the exchange offer will be followed promptly by public announcement of the waiver, amendment or modification. See “Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination” and “Announcements” both in this section.

In addition, our obligation to transfer any exchange consideration is conditioned upon our acceptance of credit agreement claims that have been validly submitted for exchange (and not withdrawn) pursuant to the exchange offer.

Under the exchange offer, if any of these foregoing events, developments or circumstances occurs, subject to the termination rights described above, we may (a) return credit agreement claims submitted for exchange thereunder to you, (b) extend the exchange offer and, subject to applicable law, retain all credit agreement claims submitted for exchange thereunder until the expiration of the exchange offer or (c) amend the exchange offer in any respect by giving oral (to be promptly confirmed in writing) or written notice of such amendment to the Information and Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right, subject to applicable law and the terms of the lender support agreement, to amend, the terms of the exchange offer. We will give holders notice of such amendments as may be required by applicable law.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

No Appraisal Rights

Holders of the credit agreement claims do not have dissenters’ rights of appraisal in connection with the exchange offer.

SUBSCRIPTION RIGHTS

Background of the Subscription Rights

The subscription rights represent part of the exchange consideration offered to holders of credit agreement claims in the exchange offer. Holders of credit agreement claims have the right, but not the obligation, to purchase for cash $100.0 million in aggregate principal amount of our Series B Notes, the proceeds of which we will use for working capital and other general business purposes. The purchase and sale of $100.0 million in aggregate principal amount of the Series B Notes is a closing condition of the exchange offer. If holders of credit agreement claims collectively subscribe to purchase less than $100.0 million in aggregate principal amount of our Series B Notes, neither the exchange offer nor the restructuring will completed.

Terms of the Subscription Rights

In connection with and as an integral part of the exchange offer, holders of credit agreement claims who participate in the exchange offer will receive the right to subscribe to purchase an aggregate of $100.0 million in principal amount of our Series B Notes at an offering price of 100.0%. Holders of credit agreement claims may elect to subscribe to purchase up to the amount equal to their pro rata portion of the principal amount of credit agreement claims, which we refer to as the “basic subscription right.” In addition, such electing holders may subscribe to purchase additional Series B Notes in excess of their pro rata portion to the extent that other holders of credit agreement claims do not subscribe to purchase their respective pro rata portions, which we refer to as the “oversubscription right” and together with the basic subscription right, the “subscription rights”. The amount of Series B Notes that an electing holder subscribes to purchase is its “subscription amount.” Each electing holder’s subscription amount will be adjusted pro rata to the extent of any oversubscription for the Series B Notes, and we will refund the amount of any oversubscription to each electing holder after giving effect to any such adjustments.

To the extent that acceptance of valid subscriptions to purchase Series B Notes would require us to issue more than $100.0 million (the “Maximum Issuance Amount”) in aggregate principal amount of Series B Notes in connection with the subscription rights, we will allocate subscription amounts for Series B Notes on a pro rata basis and make corresponding reductions to the subscription amount of Series B Notes to be purchased by each electing holder of credit agreement claims. In the event of an oversubscription, the subscription amount of each electing holder who oversubscribed will be reduced by the amount of the oversubscription of the Series B Notes on a pro rata basis, based on such holder’s aggregate credit agreement claims as compared to the aggregate credit agreement claims of all electing holders who oversubscribed, such that the aggregate principal amount of commitments to purchase Series B Notes shall not exceed the applicable Maximum Issuance Amount.

In the event that a pro rata reduction in the subscription amount of Series B Notes to be purchased pursuant to the subscription rights would cause such electing holder of credit agreement claims to purchase Series B Notes in an integral multiple of other than $1,000, we may adjust the amount of Series B Notes to be purchased by such eligible holder down to the nearest multiple of $1.00. We will refund the amount of any oversubscription to each electing holder after giving effect to any such adjustments.

Each electing holder must validly deliver its subscription certificate and payment of its subscription amount to the Subscription Agent prior to the expiration date. At the expiration date, each electing holder of credit agreement claims will be bound by its subscription certificate to purchase its subscription amount, subject to any adjustment by the Company in the event of an oversubscription to the Series B Notes. If, due to an adjustment by the Company in an oversubscription of the Series B Notes, the electing holder is not able to subscribe for the full amount of Series B Notes elected on the subscription certificate, the Subscription Agent will return to the electing holder the funds for the amount of Series B Notes that were not allocated to the electing holder.

Conditions to the Subscription Rights

The subscription rights are an integral part of the exchange consideration of the exchange offer and expire contemporaneously with the exchange offer. Notwithstanding any other provisions relating to subscription rights, we will not be required to accept any subscription certificates validly submitted (and not validly withdrawn) pursuant to the exchange offer, and may terminate, amend or extend any offer or delay or refrain from accepting subscription certificates or transferring any exchange consideration to the applicable trustees (or persons performing a similar function) in respect of any subscription rights, if any of the conditions described under “The Exchange Offer—Conditions to the Exchange Offer” have not been satisfied, or are reasonably determined by us to have not been satisfied and, in our reasonable judgment, such failure makes it inadvisable to proceed with the exchange offer, or, to the extent permitted, waived.

Expiration and Extensions; Amendments and Termination

You may subscribe to purchase Series B Notes at any time prior to the expiration of the exchange offer at its expiration date. Your subscription certificate and payment of your subscription amount must be received by the Subscription Agent on or prior to the expiration date. If you use mail for your subscription certificate or your subscription amount, we recommend that you use insured, registered mail, return receipt requested.

We may extend the expiration date in our sole discretion. We will extend the expiration date as required by applicable law, and may choose to extend it if we decide to give eligible holders more time to elect to subscribe to purchase Series B Notes. If we elect to extend the previously scheduled expiration date, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the subscription rights. If we amend the subscription rights in a manner that we determine constitutes a material or significant change, we will extend the expiration date so that the exchange offer and integrally related subscription rights remain open for a period that provides the holders a reasonable time to review and evaluate the change after it is communicated to holders. The exact length of such extension will depend upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer including the integrally related subscription rights, we will comply with applicable securities laws by disclosing any such amendment by means of an prospectus supplement that we distribute to the holders of the credit agreement claims. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Method of Subscription

You must (i) properly complete and execute your subscription certificate with any required signature guarantees or other supplemental documentation and (ii) deliver payment for your subscription amount, as described in the instructions accompanying the subscription certificate.

Your subscription to purchase Series B Notes will not be considered delivered unless the Subscription Agent actually receives from you all of the required documents and payment of your subscription amount prior to the expiration date.

Delivery of Subscription Materials

You should deliver your subscription certificate and all related documents to the Subscription Agent by one of the methods described below:

By First Class Mail, Hand, Express Mail or Overnight Courier:

U.S. Bank National Association

Two Liberty Place

50 S. 16th Street, Suite 2000

Mail Station: EX-PA-WBSP

Philadelphia, PA 19102

Attention: George Rayzis

You may call the Subscription Agent toll-free at (800) 945-4689 or direct at (215) 761-9317.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Amount Subscribed for Purchase

If you do not indicate the aggregate principal amount of Series B Notes that you wish to subscribe to purchase (including your subscription request pursuant to your oversubscription right), then you will be deemed to have subscribed to purchase the amount of Series B Notes as determined by your subscription amount delivered to the Subscription Agent.

SIGNATURE GUARANTEE MAY BE REQUIRED

YOUR SIGNATURE ON EACH SUBSCRIPTION CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, NAMELY A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE UNITED STATES, SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE SUBSCRIPTION AGENT, UNLESS:

•	YOUR SUBSCRIPTION CERTIFICATE PROVIDES THAT SERIES B NOTES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE SUBSCRIPTION RIGHTS; OR

•	YOU ARE AN ELIGIBLE INSTITUTION.

Instructions for Completing Your Subscription Certificate

You should read and follow the instructions accompanying the subscription certificate carefully.

You are responsible for the method of delivery of your subscription certificate(s) and payment for the subscription amount(s) to the Subscription Agent. If you send your subscription certificate(s) by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the expiration date.

Determinations Regarding Subscriptions to Purchase Series B Notes

We will decide all questions concerning the timeliness, validity, form and eligibility of the election of your subscription to purchase Series B Notes and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject your subscription to purchase Series B Notes because of any defect or irregularity. We will not accept any subscription to purchase Series B Notes until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

None of us, the Subscription Agent, the Information Agent or the Exchange Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription certificates or will be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your subscription to purchase if your method of subscription is not in accordance with the terms of the subscription rights. We will also not accept your subscription to purchase Series B Notes if our issuance of the Series B Notes to you could be deemed unlawful under applicable law.

Questions about the Subscription Offer

If you have any questions or require assistance regarding the method of subscription or requests for additional copies of this prospectus, please contact U.S. Bank National Association, the Subscription Agent for this offer, toll-free at (800) 945-4689 or direct at (215) 761-9317.

Subscription Agent

We have appointed U.S. Bank National Association to act as subscription agent in connection with the subscription rights. We will pay all expenses of the Subscription Agent related to its acting in such role in connection with the subscription rights and have also agreed to indemnify the Subscription Agent from liabilities that it may incur in connection with the subscription rights, including liabilities under the federal securities laws. However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the subscription to purchase and the purchase of the Series B Notes will be for the account of the person subscribing to purchase and purchasing the Series B Notes, and none of such commissions, fees or expenses will be paid by us or the Subscription Agent.

Revocation, Withdrawal or Cancellation of Subscription Certificates

You may revoke, withdraw or otherwise cancel your previously delivered subscription certificate at any time prior to the expiration date. To do so, please deliver a written notice of withdrawal to the Subscription Agent stating:

•	the name of the holder of the credit agreement claims; and

•	a statement that the holder of the credit agreement claims is withdrawing its subscription to purchase Series B Notes.

Your notice of withdrawal must be received by the Subscription Agent no later than the expiration date.

Foreign Holders

We will not mail subscription certificates to holders of credit agreement claims that have addresses outside the U.S. Instead, we will have the Subscription Agent hold the subscription certificates for those holders’ accounts. To subscribe to purchase Series B Notes, foreign holders must notify the Subscription Agent before 11:00 a.m., New York City time, three business days prior to the expiration date, take all other steps which are necessary to subscribe to purchase Series B Notes and, with respect to a holder whose address is outside the U.S., establish to our satisfaction that it is permitted to subscribe to purchase Series B Notes under applicable law. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, the holders will not be able to subscribe to purchase Series B Notes.

DESCRIPTION OF THE NEW PREFERRED STOCK

The following summarizes the material terms of the new preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, and the certificate of designations relating to the new preferred stock, which we will file with the Secretary of the State of Delaware and include as an exhibit to a Current Report on Form 8-K that we will file with the SEC at or prior to the issuance of the new preferred stock.

General

As of the date of this prospectus, we currently do not have any shares of preferred stock issued or outstanding, and, therefore, the new preferred stock will be our senior preferred stock. The new preferred stock will be convertible into our common stock. The new preferred stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of ours to mandatorily redeem, repurchase or retire the new preferred stock. The new preferred stock will, however, be subject to automatic conversion upon the receipt of Stockholder Approval.

The new preferred stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full by exchanging their credit agreement claims and that we may not ask them to surrender additional funds. Holders of the new preferred stock will not have preemptive or subscription rights to acquire more of our stock. Holders of the new preferred stock have class voting rights, together with holders of parity stock having like voting rights, with respect to certain fundamental changes in the terms of the new preferred stock. In addition, from the date of issuance holders of the new preferred stock will be entitled to vote with holders of common stock on an As-Converted-to-Common-Stock-Basis (as defined in “—Voting Rights”), and each share of new preferred stock upon issuance will be entitled to approximately 372.4722 votes per share, subject to certain anti-dilution rights, when voting with the holders of common stock.

Ranking

The new preferred stock will have an initial liquidation preference of approximately $44.38 per share and will rank senior to our common stock and any other stock that ranks junior to the new preferred stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

The new preferred stock are equity interests in the Company and do not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the new preferred stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the liquidation preference of any capital stock, including the new preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the new preferred stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the new preferred stock, a liquidating distribution in the amount of the greater of (i) approximately $44.38 per share of new preferred stock plus any accrued but unpaid dividends and (ii) the amount such holder would receive as a holder of common stock on an As-Converted-To-Common-Stock-Basis. Holders of the new preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the new preferred stock, the amounts paid to the holders of new preferred stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of new preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of parity stock on which dividends accrue on a cumulative basis, if any). If the liquidation preference has been paid in full to all holders of the new preferred stock then the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this section, a merger or consolidation by us with or into any other entity, including a merger or consolidation in which the holders of the new preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets will not constitute a liquidation, dissolution or winding up of our affairs.

Conversion

The new preferred stock will not be convertible into common stock until Stockholder Approval is received. Upon receipt of Stockholder Approval, each share of new preferred stock will automatically convert into shares of common stock, at a rate equal to approximately 372.4722 shares of common stock per approximately 44.38 of Liquidation Preference of the new preferred stock (representing an initial conversion price of approximately $0.12 per share) (the conversion price, subject to anti-dilution adjustment as set forth below, the “Conversion Price”). Such common stock will be fully paid and nonassessable when issued. The final conversion price will be set at the closing of the exchange offer based on the number of shares of common stock outstanding.

Dividends

The new preferred stock will not accrue dividends until and unless the date on which our stockholders vote to reject the proposal to approve the Charter Amendment Merger at the first meeting of stockholders upon which such matter is submitted for a vote or otherwise on the 60th day following the closing of the exchange offer if Stockholder Approval has not been obtained by such date (the “Dividend Accrual Date”). Beginning on and following such Dividend Accrual Date and ending on the date upon which the Charter Amendment Merger becomes effective, the new preferred stock shall accrue cumulative dividends on its Liquidation Preference at an annual rate of 20.0%, which shall be added to the Liquidation Preference of such new preferred stock on a quarterly basis.

Redemption

The new preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the new preferred stock will have no right to require the redemption or repurchase of the new preferred stock.

Anti-Dilution Adjustments

The Conversion Price will be subject to customary anti-dilution adjustments including, among other things:

•

issuances of shares of common stock as a dividend or distribution on shares of the common stock, to the extent the holders of new preferred stock are not entitled to receive such dividends or distributions, and share splits or share combinations;

•

distributions to all holders of common stock of rights, warrants or options entitling them to subscribe for or purchase shares of common stock at a price per share less than fair market value, to the extent the holders of the new preferred stock are not entitled to subscribe for or purchase such shares; and

•

distributions of shares of capital stock, evidences of indebtedness or other assets or property to all or substantially all holders of the common stock and certain spin-off transactions, to the extent the holders of the new preferred stock are not entitled to participate in the distribution or spin-off transaction pursuant to its participation rights.

Holders of new preferred stock will be subject to dilution by the management incentive plan and common stock issuable upon conversion of the new convertible notes.

Voting Rights

Except as may be otherwise expressly provided in YRCW’s certificate of incorporation or as expressly required by applicable law, holders of the new preferred stock will be entitled, for so long as any shares of new preferred stock remain outstanding, to vote on all matters on which holders of common stock generally are entitled to vote (or to take action by written consent of the stockholders), voting together as a single class with the shares of common stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Company and each holder of shares of new preferred stock will be entitled to such number of votes as such holder would receive on an As-Converted-to-Common-Stock-Basis on the record date for such vote; provided, however, that such number of votes shall be limited to          votes for each such share of common stock on an As-Converted-to-Common-Stock-Basis in order to comply with NASDAQ Listing Rule 5640 unless compliance therewith has been waived by NASDAQ, or we have received a waiver of any comparable requirement of any other exchange on which we seek to list. As used herein, “As-Converted-to-Common-Stock-Basis” gives effect immediately prior to the applicable record date, with respect to an annual or special meeting of the Company’s stockholders, to the conversion of the new preferred stock into common stock in accordance with “—Conversion” above.

So long as any shares of new preferred stock remain outstanding, we will not adopt or make, as applicable, without the affirmative vote or consent of the holders of at least a majority of the outstanding new preferred stock, given in person or by proxy, either in writing or at a meeting:

•	any amendment to the YRCW’s certificate of incorporation or bylaws that would adversely affect the rights of the holders of the new preferred stock;

•	any amendment, alteration or change to the rights, preferences and privileges of the new preferred stock;

•

any declaration of, or payment in respect of, any dividend or other distribution upon, in each case prior to the date on which Stockholder Approval is received, any shares of capital stock ranking equally to the new preferred stock (“Parity Stock”) or junior to the new preferred stock, including the common stock (“Junior Stock”);

•

any redemption, repurchase or acquisition, in each case prior to the date on which Stockholder Approval is received, of any Parity Stock, Junior Stock or any capital stock of any of the Company’s subsidiaries (subject to customary exceptions); provided that the foregoing limitations shall not apply to redemptions, purchases or other acquisitions of shares of common stock or other Junior Stock by the Company in connection with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Company; and

•

the authorization of, issuance of, or reclassification into, in each case prior to the date on which Stockholder Approval is received, Parity Stock (including additional shares of new preferred stock), capital stock that would rank senior to the new preferred stock or debt securities convertible into capital stock.

Without the consent of the holders of the new preferred stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the new preferred stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the new preferred stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the new preferred stock that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the new preferred stock that is not inconsistent with the provisions of the certificate of designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of new preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of new preferred stock to effect such redemption.

Listing of the New Preferred Stock

We do not intend to list the new preferred stock on any national or regional securities exchange.

Transfer Agent and Registrar

Computershare Trust Company, N. A. will be the transfer agent, registrar and redemption agent for the new preferred stock.

Book-Entry; Delivery and Form

The shares of new preferred stock will be issued in book-entry form to the holders of credit agreement claims on the systems of the Company’s transfer agent, Computershare Trust Company, N.A. The new preferred stock will not be DTC-eligible.

DESCRIPTION OF SERIES A VOTING PREFERRED STOCK

General

We are issuing one share of Series A Voting Preferred Stock to the IBT in order to confer board representation upon the IBT as part of the restructuring plan. The share of Series A Voting Preferred Stock has a liquidation preference of $1.00 and does not pay any dividends. The IBT, as the holder of the one share of Series A Voting Preferred Stock, will be permitted to appoint two directors to the Company’s Board, until such time at which the share is redeemed by the Company in accordance with its terms. The share of Series A Voting Preferred Stock will be redeemed if the IBT and the Company’s subsidiaries cease to be in a collective bargaining agreement which provides for such governance rights, if the IBT ceases to be the authorized representative of such subsidiaries’ employees or if the IBT transfers or attempts to transfer the share. Prior to any redemption of the share of Series A Voting Preferred Stock, the IBT will also be able to appoint one of its appointed directors to each of the governance, audit, finance and compensation committees of the Board, provided that such director satisfies certain independence requirements set forth in the Company’s bylaws.

Ranking

The Series A Voting Preferred Stock will have a liquidation preference of $1.00 per share and will rank senior to our common stock and any other stock that ranks junior to the Series A Voting Preferred Stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

The Series A Voting Preferred Stock is an equity interest in the Company and does not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the Series A Voting Preferred Stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the liquidation preference of any capital stock, including the Series A Voting Preferred Stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs (whether completely or partially), the holder of the Series A Voting Preferred Stock is entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the Series A Voting Preferred Stock, a liquidating distribution in an amount in cash equal to $1.00. The holder of the Series A Voting Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Dividends

The holder of the share of Series A Voting Preferred Stock shall not be entitled to the payment of any dividends or distributions.

Redemption

The Series A Voting Preferred Stock is subject to mandatory redemption provisions and the share of Series A Voting Preferred Stock shall be automatically redeemed, with no further action required on the part of the holder of the Series A Voting Preferred Stock, if the IBT and the Company’s subsidiaries cease to be in a collective bargaining agreement which provides for such governance rights, if the IBT ceases to be the authorized representative of such subsidiaries’ employees or if the IBT transfers or attempts to transfer the share.

Conversion

The Series A Voting Preferred Stock is not convertible into any other security of the Company.

Voting Rights

The holder of the Series A Voting Preferred Stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, and, in connection with such matters, will be entitled to one vote per share of Series A Voting Preferred Stock, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

Governance Rights

So long any shares of Series A Voting Preferred Stock remain outstanding and such shares have not been redeemed in accordance with their terms, the IBT, as the holder of the share of Series A Voting Preferred Stock, will be entitled to elect two directors to the Board. Each such director elected by the IBT must not have previously been and is not permitted to become an officer, director, employee or member of the IBT during his or her term and must be determined by the Board to be an “Independent Director” as defined in NASDAQ Listing Rule 5605(a)(2) and to meet the independence requirements of Rule 10A-3(b)(1) under the Exchange Act, or such director must immediately resign from the board. The IBT may remove its appointed directors at any time, and will also be permitted to fill any vacancies to the Board resulting from death, resignation, retirement, disqualification or removal of its appointed directors. Additionally, for so long as the IBT has the right to appoint directors, the IBT will also have the right to appoint one of its directors to serve on each of the governance, audit, finance and compensation committees of the Board, provided that such director satisfies certain independence requirements set forth in the Company’s bylaws.

Listing of the Series A Voting Preferred Stock

We do not intend to list the Series A Voting Preferred Stock on any national or regional securities exchange.

Transfer Rights

Neither the Series A Voting Preferred Stock nor any rights of its rights will be transferrable, in whole or in part.

DESCRIPTION OF SERIES A NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Company,” “us” or “we” refer only to YRC Worldwide Inc. and not to any of its subsidiaries or affiliates.

The Company will issue on the Issue Date $140.0 million aggregate principal amount of 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) under an indenture (the “Series A Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Series A Notes include those stated in the Series A Indenture and those made part of the Series A Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Series A Notes will have the benefit of certain collateral security as provided in the Collateral Documents and discussed below under “—Security for the Series A Notes”. The Collateral Agent will enter into, on behalf of and binding as to all present and future Holders, the Senior Priority Lien Intercreditor Agreement, which will contain, for the benefit of the applicable Senior Secured Party with respect to any Collateral, provisions relating to (i) the junior status of the Liens in favor of the Collateral Agent for the benefit of the Secured Parties and various related limitations on the rights of the Collateral Agent (on behalf of the Trustee, the Other Notes Trustee, the Holders and the Other Note Holders) with respect to the Collateral and (ii) turn-over requirements with respect to payments to the Collateral Agent, the Trustee or Holders from proceeds of Collateral. See “—Security for the Series A Notes—Payments Over in Violation of Senior Priority Lien Intercreditor Agreement.”

The Series A Notes are convertible into shares of our Common Stock as described under “—Conversion Rights.”

The following description is only a summary of the material provisions of the Series A Indenture, the Registration Rights Agreement and the Collateral Documents. It does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below.

Brief Description of the Series A Notes

The Series A Notes:

•	are senior obligations of the Company;

•	are convertible into shares of Common Stock as described under “—Conversion Rights”;

•	are secured by junior-priority Liens in the Collateral that are subject only to Permitted Liens, as described under “—Security for the Series A Notes”;

•	are guaranteed on a senior secured basis by each Guarantor;

•	are structurally subordinated to any existing and future Indebtedness of Subsidiaries of the Company that are not Guarantors;

•

are effectively junior to the Company’s and the Guarantors’ indebtedness and other obligations that are either (i) secured by Liens on the Collateral that are senior or prior to the Liens securing the Series A Notes and the Other Notes, including the Senior Priority Lien Obligations to the extent of the value of such senior priority Lien Collateral, as described under “—Security for the Series A Notes” or (ii) secured by assets that are not part of the Collateral securing the Series A Notes to the extent of the value of the assets securing such obligations;

•	are pari passu in right of payment with all existing and future Indebtedness of the Company that is not subordinated in right of payment to the Series A Notes;

•

are effectively senior, together with the Other Notes on an equal and ratable basis, to all Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens securing the Series A Notes and unsecured Indebtedness of the Company to the extent that the value of the Collateral exceeds the amount of such senior obligations;

•	are secured on an equal priority basis with the Other Notes by Liens on the Collateral; and

•	are senior in right of payment to any future subordinated obligations of the Company.

Principal, Maturity and Interest

The Series A Indenture will provide for the issuance of up to $140.0 million of Series A Notes thereunder and an amount of additional notes issued in respect of interest payments on any such Series A Notes (“Series A PIK Notes”). The Series A Notes and any Series A PIK Notes will be issued in fully registered form only, without coupons, in minimum denominations of $1.00 and any integral multiple thereof. The Series A Notes will mature on March 31, 2015.

Interest will be payable on a semiannual basis in arrears on March 31 and September 30 of each year (each, an “Interest Payment Date”), commencing on September 30, 2011. The Company will make each interest payment to the Holders of record on the March 15 and September 15 immediately preceding the related Interest Payment Date. Interest on the Series A Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Upon the occurrence and during the continuation of an Event of Default, the interest rate will be increased by 2% per annum.

Interest on the Series A Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be paid only in-kind through the issuance of Series A PIK Notes (the “PIK Interest”) and will accrue for each interest period at 10% per annum. As used in this description, the term “Series A Notes” includes any Series A PIK Notes.

Methods of Receiving Payments on the Series A Notes

The Company will make all cash payments of principal and premium on each Note in global form registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global Note.

On each Interest Payment Date, the Company shall request the Trustee to, and the Trustee shall upon the Company’s request, authenticate and deliver Series A PIK Notes for original issuance to the Holders of the Series A Notes on the relevant record date, in an aggregate principal amount necessary to pay the PIK Interest. With respect to Series A PIK Notes represented by one or more global notes registered in the name of DTC or its nominee on the relevant record date, the principal amount of such Series A PIK Notes shall be increased by an amount equal to the amount of PIK Interest for the applicable interest period. Any Series A PIK Note so issued will be dated as of the applicable Interest Payment Date, will bear interest from and after such date and will be issued with the designation “PIK” on the face thereof. Notwithstanding anything to the contrary in this description, the Company may not issue Series A PIK Notes in lieu of paying interest in cash if such interest is payable with respect to any principal that is due and payable, whether at stated maturity, upon redemption, repurchase or otherwise.

Paying Agent and Registrar for the Series A Notes

The Trustee will initially act as paying agent and registrar in respect of the Series A Indenture. The Company may change the paying agent or registrar without prior notice to the Holders of the Series A Notes, and the Company or any of its Subsidiaries may act as paying agent.

Guarantees

The Guarantors will jointly and severally Guarantee, on a senior secured basis, our obligations under the Series A Notes and the other Documents (as well as the Other Note Documents). The initial Guarantors will be all of the Company’s domestic Subsidiaries that guarantee any Indebtedness of the Company or any of its or any of its Restricted Subsidiaries in an aggregate amount equal to or greater than $5.0 million. Not all of the Company’s Subsidiaries will Guarantee the Series A Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Documents to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could Guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Accepting the Exchange Offer—Fraudulent conveyance laws allow courts, under certain circumstances, to avoid or subordinate guarantees and require noteholders to return payments received from guarantors.”

Pursuant to the Series A Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other Person to the extent described below under “—Consolidation, Merger and Sale of Assets” and (B) the Capital Stock of a Guarantor may be sold or otherwise disposed of to another Person; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all of the assets of such Guarantor or the sale or other disposition of the Capital Stock of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor, following which such Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all of the assets of a Guarantor,

in each case as permitted by the Series A Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Guarantee will be automatically released from its obligations thereunder.

The Guarantee of a Guarantor also will be automatically released:

(1)	upon the release or discharge of the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Secured Obligations;

(2)	upon the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of Senior Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described in the Intercreditor Agreements; or

(3)	if our obligations under the Series A Indenture are discharged in accordance with the terms of the Series A Indenture.

Ranking

Other Indebtedness versus Series A Notes

The Indebtedness evidenced by the Series A Notes will be senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including the Other Notes, will have the benefit, together with the Other Notes, of the junior-priority Liens on the Collateral described below under “—Security for the Series A Notes” and will be senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Series A Notes. Pursuant to the Senior Priority Lien Intercreditor Agreement and the other applicable Collateral Documents, the Liens on the Collateral securing the Series A Notes will be junior in priority (subject to Permitted Liens described under “—Security for the Series A Notes”) to all Liens on the Collateral at any time granted to secure Senior Priority Lien Obligations, in each case to the extent of the value of the senior priority Lien Collateral. In addition, pursuant to the Series A Indenture and the Collateral Trust Agreement, the Liens on the Collateral granted to the Collateral Agent secure the Secured Obligations on an equal priority and ratable basis. As of March 31, 2011, after giving effect to the Transactions, the Company would have had aggregate principal amount of Indebtedness of approximately $1.1 billion.

Liabilities of Subsidiaries versus Series A Notes

The Series A Notes will be guaranteed by the Guarantors. The Indebtedness evidenced by the Guarantees will be senior Indebtedness of the applicable Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor, including the Other Notes, will have the benefit, together with the Other Notes, of the junior-priority Liens on the Collateral described below under “—Security for the Series A Notes” and will be senior in right of payment to all future Indebtedness of such Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantees. Pursuant to the Senior Priority Lien Intercreditor Agreement and the other applicable Collateral Documents, the Liens on the Collateral securing the Guarantees will be junior in priority (subject to Permitted Liens described under “—Security for the Series A Notes”) to all Liens on the Collateral at any time granted to secure Senior Priority Lien Obligations, in each case to the extent of the value of the senior priority Lien Collateral. In addition, pursuant to the Series A Indenture and the Collateral Trust Agreement, Liens on the Collateral granted to the Collateral Agent secure the Guarantees (as Secured Obligations) on an equal priority and ratable basis.

As of March 31, 2011, after giving effect to the Transactions, the Guarantors would have had Indebtedness of approximately $956.3 million.

All of the Company’s operations are conducted through its Subsidiaries. Some of its Subsidiaries are not guaranteeing the Series A Notes, and, as described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, under certain circumstances, the Company’s future Subsidiaries may not be required to guarantee the Series A Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the Series A Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company’s non-guarantor Subsidiaries.

At March 31, 2011, the total liabilities of the Company’s non-guarantor Subsidiaries were approximately $39.9 million, including trade payables.

Security for the Series A Notes

The Series A Notes and the Guarantees and all Notes Obligations with respect thereto under the Series A Indenture will be secured by junior-priority Liens on (subject to Permitted Liens) the Collateral in favor of the Collateral Agent. The Collateral consists of substantially the same assets securing the Bank Group Obligations;

namely, substantially all of the tangible and intangible assets of the Company and the Guarantors, but in any event not including Excluded Property and any issued and outstanding equity interests of any foreign subsidiary (other than up to 65% of the issued and outstanding equity interests of any first tier foreign subsidiary) until the Bank Group Representative elects to include such equity interests in the collateral securing the Bank Group Obligations.

The Liens in favor of the Collateral Agent securing the Notes Obligations and the Other Notes Obligations will be junior in priority to any and all Liens at any time granted:

•

with respect to ABL Priority Collateral, in favor of the ABL Agent (on a first-priority basis) for the benefit of the ABL Secured Parties and the Bank Group Agent (on a second-priority basis) for the benefit of the Bank Group Secured Parties to secure, respectively, ABL Obligations and Bank Group Obligations;

•

with respect to Pension Fund Priority Collateral, in favor of the Pension Fund Agent (on a first-priority basis) for the benefit of the Pension Fund Secured Parties and the Bank Group Agent (on a second-priority basis) for the benefit of the Bank Group Secured Parties, to secure, respectively, Pension Fund Obligations and Bank Group Obligations; and

•	with respect to Bank Group Priority Collateral, in favor of the Bank Group Agent (on a first-priority basis) for the benefit of the Bank Group Secured Parties.

The security interests in favor of the Collateral Agent will also be subject to Permitted Liens.

With respect to ABL Priority Collateral, Pension Fund Priority Collateral and Bank Group Priority Collateral: (i) the Person holding a Senior Lien on such priority Collateral, together with any other Persons on whose behalf such Person is holding such Senior Liens, are collectively referred to as the “Senior Secured Party” as to such priority Collateral; and (ii) any other Person holding a Lien on such priority Collateral (including the Collateral Agent), together with any other Persons on whose behalf such Person is holding such Liens, are collectively referred to herein as a “Junior Secured Party” as to such priority Collateral.

A “Senior Lien” with respect to any Collateral is initially the Lien of the Person who holds a first-priority Lien (as described above) on such Collateral until the obligations of such Person and the other Persons on whose behalf such Person is holding such Liens are paid in full and then is the Person (if any) who holds a second-priority Lien on such Collateral (such Lien, a “Junior Second Lien”) until the obligations of such Person and the other Persons whose behalf such Person is holding such Liens are paid in full. A “Junior Third Lien” with respect to any Collateral is a third priority Lien junior to the Senior Lien and Junior Second Lien with respect to such Collateral.

With respect to any Collateral, the Senior Secured Party for such Collateral, and any other Person that has a Lien on such Collateral that is senior to the Collateral Agent’s, may have rights and remedies that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of Holders and the Other Notes Holders.

On the Issue Date, the Collateral Agent will enter into the Senior Priority Lien Intercreditor Agreement with the Company, the Guarantors, the ABL Agent, the Pension Fund Agent, the Bank Group Agent, to provide for, among other things, the relative priorities of Liens on the Collateral, as set forth above.

In addition, on the Issue Date, the Company and the Guarantors will enter into the Collateral Trust Agreement with the Collateral Agent, the Trustee and the Other Notes Trustee. The Collateral Trust Agreement will set forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon all Collateral for the benefit of all present and future holders of Notes Obligations and Other Notes Obligations (if any) and all other Secured Parties.

The Collateral Agent will act for the benefit of:

•	the Holders;

•	the Other Notes Holders; and

•	the other Secured Parties.

The Collateral Agent will hold (directly or through co-trustees or separate trustees), and will be entitled to enforce on behalf of the holders of the Secured Obligations, all Liens on the Collateral created by the Collateral Documents for their benefit, subject to the provisions of the Intercreditor Agreements, each as described below.

Except as provided in the Collateral Trust Agreement or as directed by the Directing Parties in accordance with the Collateral Trust Agreement, as further described below in “—Enforcement of Liens”, the Collateral Agent will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Collateral Documents, the Liens created thereby or the Collateral.

Additional Senior Priority Lien Obligations

The Senior Priority Lien Intercreditor Agreement will provide that the Company and the Guarantors may incur additional Senior Priority Lien Obligations, in an amount not to exceed $100 million by increasing the commitments under the ABL Credit Agreement. All additional Senior Priority Lien Obligations will be pari passu in right of payment with the Series A Notes. Additional Senior Priority Lien Indebtedness will only be permitted to be secured by the Collateral if such Liens constitute Permitted Liens.

After-Acquired Collateral

From and after the Issue Date and subject to the express limitations set forth in the Collateral Documents, the Company and the Guarantors will agree that all Senior Priority After-Acquired Property shall be Collateral under the Series A Indenture and all appropriate Collateral Documents and shall take all necessary action, including the execution and delivery of such mortgages, deeds of trust, security instruments, supplements and joinders to security instruments, financing statements, certificates and opinions of counsel (in each case, in accordance with the applicable terms and provisions of the Series A Indenture and the Collateral Documents), so that such Senior Priority After-Acquired Property is subject to the Lien of appropriate Collateral Documents and such Lien is perfected and has priority over other Liens in each case to the extent required by and in accordance with the applicable terms and provisions of the Series A Indenture and the applicable Collateral Documents.

Information Regarding Collateral

The Company will furnish to the Collateral Agent, with respect to the Company or any Guarantor, ten days’ prior written notice of any change in (i) such Person’s corporate name, (ii) the location at which certain Collateral owned by such Person is located, (iii) such Person’s form or jurisdiction of organization, (iv) such Person’s organizational taxpayer identification number or (v) such Person’s mailing address. The Company will also furnish other customary collateral reports.

Further Assurances

Subject to the terms of the Collateral Documents, the Company and the Guarantors shall promptly (as applicable) make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its receivables, equipment, contracts, instruments, investment property, chattel paper, and other property or rights covered by the security interest hereby granted, as may be required and as the Collateral Agent may reasonably request to perfect, preserve and protect its security interest in the Collateral. The Company shall also be bound by the further assurances clauses contained in the other Collateral Documents, including the Collateral Trust Agreement.

Collateral Documents

The Company, the Guarantors and the Collateral Agent will enter Collateral Documents defining the terms of the security interests that secure the Series A Notes and the Guarantees and the Other Notes (and related guarantees). These security interests will secure the payment and performance when due of all of the Secured Obligations.

The applicable Collateral Documents will provide that, so long as no Notice of Acceleration is in effect, and subject to certain terms and conditions, the Company and the Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the applicable Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Collateral Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. Subject to the provisions of the Intercreditor Agreements, the Bank Group Agent will maintain in its possession certificates evidencing pledges of Capital Stock to the extent such Capital Stock is certificated and will also hold such certificates as agent for the Collateral Agent for perfection purposes. Further, pursuant to the Security Agreement, other than cash and cash equivalents held in Deposit Accounts constituting Excluded Property, the Company and the Guarantors will hold all cash and cash equivalents in deposit accounts subject to deposit account control agreements or in securities accounts subject to securities account control agreements. The deposit account control agreements will be among the Company or any Guarantor, a banking institution holding the Company’s or such Guarantor’s funds, the Collateral Agent, the Bank Group Agent, if any, and the ABL Agent, if any and to the extent applicable, with respect to collection and “control” for purposes of perfection under Article 9 of the Uniform Commercial Code of all deposits and balances held in all deposit accounts maintained by the Company or such Guarantor with such banking institution. The securities account control agreements will be among the Company or any Guarantor, the securities intermediary with which the Company or such Guarantor maintains a securities account, the Collateral Agent, the Bank Group Agent, if any, and the ABL Agent, if any and to the extent applicable, with respect to collection and “control” for purposes of perfection under Article 9 of the Uniform Commercial Code of all assets held in such Securities Account maintained by the Company or such Guarantor with such securities intermediary.

When a Notice of Acceleration is in effect, to the extent permitted by law and subject to the provisions of the Collateral Documents:

(a) Grantor will permit the Collateral Agent or its nominee, with prior notice to such Grantor, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Investment Property that is included in the Collateral and owned by such Person or any part thereof, and to receive all dividends and interest in respect of such Collateral;

(b) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law; and

(c) the Collateral Agent will have all other rights and remedies under the Collateral Documents.

In the event of the enforcement of the security interests in the Collateral, the holder of the Senior Lien, in accordance with the terms of the security agreements in respect of the Senior Priority Lien Obligations and the Senior Priority Lien Intercreditor Agreement described below, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it for the ratable benefit of the holders of the Senior Priority Lien Obligations.

The Senior Priority Lien Intercreditor Agreement

On the date of the Series A Indenture, the Collateral Agent, on behalf of all Secured Parties, will enter into the Senior Priority Lien Intercreditor Agreement with the Company, the Guarantors, the ABL Agent, on behalf of all ABL Secured Parties, the Pension Fund Agent, on behalf of all Pension Fund Secured Parties and the Bank Group Agent, on behalf of all Bank Group Secured Parties, to provide for, among other things, the junior nature of the Collateral Agent’s Liens. The Senior Priority Lien Intercreditor Agreement will include certain intercreditor arrangements relating to the junior rights of the Collateral Agent in the ABL Priority Collateral, the Bank Group Priority Collateral and the Pension Fund Priority Collateral as described under the caption “—Security for the Series A Notes” above.

The Senior Priority Lien Intercreditor Agreement will permit the ABL Obligations, the Bank Group Obligations, the Pension Fund Obligations, and the Secured Obligations to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities set forth in the Senior Priority Lien Intercreditor Agreement, in each case without the consent of any Secured Party or any holder of ABL Obligations, Bank Group Obligations or Pension Fund Obligations, subject to certain restrictions, including the restrictions set forth in the caption “—Amendments” below.

Limitation on Enforcement of Remedies

The Senior Priority Lien Intercreditor Agreement will provide that the Senior Secured Party with respect to any Collateral shall have the exclusive right to exercise any rights and remedies with respect to such Collateral or to commence or prosecute the enforcement of any of the rights and remedies under the collateral documents securing the obligations of the Senior Secured Party or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the United States Bankruptcy Code (any such action, an “Enforcement Action”) with respect to any Senior Lien the Senior Secured Party has in such Collateral, without any consultation with or consent of any Junior Secured Party. The Senior Priority Lien Intercreditor Agreement will provide that, notwithstanding the foregoing, any Junior Secured Party may, subject to the provisions described in “—Releases” below, with respect to any Collateral, to the extent such Junior Secured Party is secured by a Lien that is immediately junior to the then Senior Lien with respect to such Collateral (the “Secondary Secured Parties”) take any Enforcement Action with respect to such Collateral or join with any person in commencing, or petition for or vote in favor of any Enforcement Action with respect to such Collateral, after a period of 180 days has elapsed since the date on which the Secondary Secured Party has delivered to the Senior Secured Party with respect to such Collateral written notice of the acceleration of the indebtedness owing to it (the “Standstill Period”).

Notwithstanding the expiration of the Standstill Period or anything in the Senior Priority Lien Intercreditor Agreement to the contrary, the Senior Priority Lien Intercreditor Agreement will provide that the Secondary Secured Party will not be able take any Enforcement Action with respect to the applicable Collateral, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any Enforcement Action with respect to such Collateral, if the Senior Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement and pursuit thereof), any Enforcement Action with respect to such Collateral or any such action or proceeding (prompt written notice thereof to be given to the Secondary Secured Party by the Senior Secured Party).

After the expiration of the Standstill Period, so long as the Senior Secured Party with respect to any Collateral shall have not commenced any action to enforce its Lien on any material portion of such Collateral, in the event that and for so long as the Secondary Secured Party have commenced any actions to enforce its Lien with respect to all or any material portion of such Collateral to the extent permitted under the Senior Priority Lien Intercreditor Agreement and is diligently pursuing such actions, the Senior Secured Party will not be able take any action of a similar nature with respect to such Collateral.

In addition, the Senior Priority Lien Intercreditor Agreement will provide that neither the Bank Group Agent, any other Bank Group Secured Party, the Pension Fund Agent, any other Pension Fund Secured Party, the Collateral Agent nor any holder of the Series A Notes or any holder of the Other Notes shall take any Enforcement Action with respect to, or join with any person in commencing, or petition for or vote in favor of any Enforcement Action with respect to, any of the Company’s or any of its Subsidiaries’ trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned, until after a period of 10 days has elapsed since the date on which such Person has delivered to the ABL Representative written notice of such Person’s intention to exercise any Enforcement Action under the applicable loan documents governing the indebtedness held by the applicable secured parties (the “ABL Standstill Period”) provided, however, that the applicable representative or secured parties may take any such Enforcement Action or join with any Person in commencing, or petitioning for or voting in favor of any such Enforcement Action prior to the end of the ABL Standstill Period if (i) an exigent circumstance arising as a result of fraud, theft, concealment, destruction, waste or abscondment then exists or (ii) an exigent circumstance other than an exigent circumstance as described in clause (i) above then exists, and, after notice thereof has been provided by the applicable representative to the ABL Representative, the ABL Representative has consented thereto.

Waivers of Remedies

The Senior Priority Lien Intercreditor Agreement will require the Collateral Agent, on behalf of the Secured Parties, to agree that, subject to the exception described under the caption “—Limitation on Enforcement of Remedies”:

•

they will not take or cause to be taken any action, the purpose or effect of which is to make (i) any junior Lien on any applicable Collateral pari passu with or senior to, or to give any holder of a junior Lien on any applicable Collateral any preference or priority relative to, the Senior Liens with respect to any applicable Collateral or (ii) any Junior Third Lien on any applicable Collateral pari passu with or senior to, or to give any holder of a Junior Third Lien on any applicable Collateral any preference or priority relative to, the Junior Second Liens with respect to any applicable Collateral;

•

they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an insolvency proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of any applicable Collateral by any holder of a Senior Lien or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any holder of a Senior Lien with respect to any applicable Collateral;

•

they have no right to (i) direct the holder of a Senior Lien to exercise any right, remedy or power with respect to any applicable Collateral or (ii) consent or object to the exercise by the holder of a Senior Lien of any right, remedy or power with respect to its Senior Lien on any applicable Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior Lien creditor or otherwise, they will irrevocably waive such right);

•

they will not institute any suit or other proceeding or assert in any suit, insolvency proceeding or other proceeding any claim against any holder of a Senior Lien seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any applicable Collateral;

•

they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings with respect to a junior Lien on any applicable Collateral (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce a junior Lien on any applicable Collateral, other than filing a proof of claim;

•	they will not commence judicial or nonjudicial foreclosure proceedings with respect to a junior Lien on any applicable Collateral; and

•	they will not seek, and hereby waive any right, to have any applicable Collateral or any other assets or any part thereof marshalled upon any foreclosure or other disposition of the Collateral.

Reciprocal waivers will be provided by the Bank Group Secured Parties, the ABL Secured Parties and the Pension Fund Secured Parties.

Relative Lien Priorities

The Senior Priority Lien Intercreditor Agreement will provide that notwithstanding the date, manner or order of grant, attachment or perfection of any Senior Lien, any Junior Second Lien or any Junior Third Lien, and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any security agreement, any alleged or actual defect or deficiency in any of the foregoing or any other circumstances whatsoever:

•

any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be and shall remain senior and prior to any junior Lien in respect of such Collateral;

•

any Junior Second Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be and shall remain senior and prior to any to any Junior Third Lien in respect of such Collateral;

•

any Junior Second Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral; and

•

any Junior Third Lien favor of the Collateral Agent in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be junior and subordinate in all respects to any Senior Lien and any Junior Second Lien in respect of such Collateral.

Prohibition on Contesting Liens

The Senior Priority Lien Intercreditor Agreement will provide that the no Bank Group Secured Party, Secured Party, Pension Fund Secured Party or ABL Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any insolvency proceeding), the validity, extent, perfection, priority or enforceability of any security interest of any Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties or ABL Secured Parties in any applicable Collateral. Notwithstanding any failure by any Bank Group Secured Party, Secured Party, Pension Fund Secured Party or ABL Secured Party to perfect its security interests in any applicable Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in any applicable Collateral granted to the Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties or ABL Secured Parties, the priority and rights as between the Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties and ABL Secured Parties with respect to any applicable Collateral shall be as set forth above under the caption “—Security for the Series A Notes”.

Access to Facility, Books and Records

Under the Senior Priority Lien Intercreditor Agreement, the Pension Fund Agent will acknowledge and agree that:

•

in connection with the exercise of the Collateral Agent’s remedies against the Company or any other Guarantor with respect to any Collateral (that is also collateral of the Pension Fund Agent) on which the Collateral Agent has a Junior Second Lien; or

•	if a Pension Fund Secured Party should acquire possession of any Pension Fund Priority Collateral in respect of which the Pension Fund Agent shall have a Senior Lien,

the Pension Fund Agent will allow the Collateral Agent to access Collateral on which the Collateral Agent has a Lien located at any such Pension Fund Priority Collateral constituting real property, subject to certain terms and conditions.

In addition, under the Senior Priority Lien Intercreditor Agreement, the Bank Group Agent and the Collateral Agent will acknowledge and agree that:

•	in connection with the exercise of ABL Agent’s remedies against the Company or any other ABL Borrowers with respect to any ABL Priority Collateral securing the ABL Obligations; or

•

if the Bank Group Agent or any other Bank Group Creditor should acquire possession of any applicable Collateral constituting real property in respect of which the Bank Group Agent shall have a Senior Lien and/or the Collateral Agent shall have a Junior Second Lien, the Bank Group Agent and the Collateral Agent will allow the ABL Agent to access ABL Priority Collateral located at any such Collateral constituting real property, subject to certain terms and conditions.

Application of Proceeds

The Senior Priority Lien Intercreditor Agreement will provide that all proceeds of any applicable Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of such Collateral, whether or not pursuant to an insolvency proceeding, and any distribution in any insolvency proceeding in respect of claims secured by such Collateral, shall be distributed as follows:

•	first, to the holders of Senior Liens on such Collateral until their secured obligations are paid in full,

•	second, to the holders of Junior Second Liens on such Collateral until their secured obligations are paid in full, and

•	thereafter, if applicable, to the holders of Junior Third Liens on such Collateral until their secured obligations are paid in full.

Payments Over in Violation of Senior Priority Lien Intercreditor Agreement

The Senior Priority Lien Intercreditor Agreement will provide that any Collateral that may be received by any holder of a junior Lien or which is otherwise received in violation of the Senior Priority Lien Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the applicable holder of the Senior Lien on such Collateral, in the same form as received, with any necessary endorsements. Each Secured Party will irrevocably authorize (i) the Pension Fund Agent and/or the Bank Group Agent to make any such endorsements in respect of Collateral securing the Pension Fund Obligations as agent for the Collateral Agent, (ii) the ABL Agent and/or the Bank Group Agent to make any such endorsements in respect of the ABL Priority Collateral as agent for the Collateral Agent and (iii) the Bank Group Agent to make any such endorsements in respect of the Bank Group Priority Collateral as agent for the Collateral Agent.

Releases

The Senior Priority Lien Intercreditor Agreement will provide that upon any release, sale or disposition of Collateral permitted pursuant to the terms of the loan documents governing the then Senior Priority Lien Obligations that results in the release of the Senior Lien on any applicable Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action but excluding any release on or after payment in full of the Senior Priority Lien Obligations), whether or not such sale or other disposition is expressly prohibited by the loan documents governing the then junior secured obligations, the junior Liens on such Collateral shall be automatically and unconditionally released with no further consent or action of any Person and in any such instance, each of the junior secured parties shall, at the Company’s expense, promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Secured Party or the Company shall reasonably request in writing to evidence such release of the applicable junior Liens.

Bailees for Perfection

Under the Senior Priority Lien Intercreditor Agreement, each of the ABL Agent, on behalf of itself and each ABL Secured Party, the Bank Group Agent, on behalf of itself and each Bank Group Secured Party, the Collateral Agent, on behalf of itself and each Convertible Note Secured Party, will acknowledge that, to the extent that it or a third party on its behalf, holds physical possession of or has “control” (as defined in the Uniform Commercial Code) over, or is noted as a lienholder on or maintains possession or custody of any certificate of title with respect to any vehicle constituting, Collateral pursuant to the ABL Documents, the Bank Group Documents or the Collateral Documents, as applicable, the ABL Agent, on behalf of itself and each ABL Secured Party, the Bank Group Agent, on behalf of itself and each Bank Group Secured Party, the Collateral Agent, on its behalf and each Secured Party, as applicable, each will agree to, directly or through a third party, hold or control, or suffer to exist any notation thereof as lienholder on or maintain possession or custody of such certificate of title with respect to any vehicle constituting, such Collateral as bailee and as non-fiduciary agent for the ABL Agent, the Bank Group Agent and the Collateral Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC and applicable certificate of title laws), solely for the purpose of (i) perfecting the security interest (including any second-priority or third-priority security interest) granted under the ABL Documents, Bank Group Documents or the Collateral Documents, as applicable, in such Collateral and (ii) maintaining possession and custody by persons other than the Company or any subsidiary thereof (and providing for safekeeping) of any certificates of title with respect to any vehicles constituting Collateral in which any such security instrument has so been granted, all subject to the terms and conditions of the Senior Priority Lien Intercreditor Agreement.

DIP Financing

The Senior Priority Lien Intercreditor Agreement will provide that the aggregate principal amount of all Bank Group DIP Financings and ABL DIP Financings (collectively, “DIP Financings”), each as described below, will not exceed $175.0 million at any time in the aggregate, which amount shall be in addition to the total amount of ABL Obligations or Bank Group Obligations, as applicable, outstanding as of the date of commencement of any insolvency proceeding.

If any Bank Group Loan Party becomes subject to any insolvency proceeding, and if the Senior Secured Party with respect to the Bank Group Priority Collateral desires to consent (or not object) to the use of cash collateral under the United States Bankruptcy Code or to provide financing to any Bank Group Loan Party under the United States Bankruptcy Code or to consent (or not object) to the provision of such financing to any Bank Group Loan Party by the Senior Secured Party with respect to the Bank Group Priority Collateral (any such financing, “Bank Group DIP Financing”), then the junior secured parties with respect to the Bank Group Priority Collateral will agree with respect to the Bank Group Priority Collateral, and the ABL Agent will agree, on behalf of itself and the other ABL Secured Parties, that, except to the extent that such Bank Group DIP Financing seeks to impose a Lien that is senior to or equal in priority to Senior Liens held on Collateral other than the Bank Group Priority Collateral by the Pension Fund Secured Parties or ABL Secured Parties, each such Junior Secured

Party and each ABL Secured Party, in each case in its respective capacity as a secured creditor (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Bank Group DIP Financing and (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such Bank Group DIP Financing except as set forth under the caption “—Other Agreements With Respect to Insolvency or Liquidation Proceedings” below; provided that the interest rate, fees, advance rates, lending limits and sub-limits and other terms are commercially reasonable under the circumstances. A Bank Group DIP Financing will be secured solely by the Bank Group Priority Collateral.

If any ABL Loan Party becomes subject to any insolvency proceeding, and if the Senior Secured Party with respect to the ABL Priority Collateral desires to consent (or not object) to the use of cash collateral under the United States Bankruptcy Code or to provide financing to any ABL Loan Party under the United States Bankruptcy Code or to consent (or not object) to the provision of such financing to any ABL Loan Party by the Senior Secured Party with respect to the ABL Priority Collateral (any such financing, “ABL DIP Financing”), then the junior secured parties with respect to the ABL Priority Collateral will agree and the Pension Fund Agent will agree, on behalf of itself and the other Pension Fund Secured Parties, that, except to the extent that such ABL DIP Financing seeks to impose a Lien that is senior to or equal in priority to Senior Liens held on Collateral other than the ABL Priority Collateral by such junior secured parties or Pension Fund Secured Parties, each such Junior Secured Party and each Pension Fund Secured Party, in each case in its respective capacity as a secured creditor (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing, and (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such ABL DIP Financing “—Other Agreements With Respect to Insolvency or Liquidation Proceedings”; provided that the interest rate, fees, advance rates, lending limits and sub-limits and other terms are commercially reasonable under the circumstances. An ABL DIP Financing will be secured solely by the ABL Priority Collateral.

Other Agreements With Respect to Insolvency or Liquidation Proceedings

The Senior Priority Lien Intercreditor Agreement will require the Collateral Agent to agree on behalf the Secured Parties that:

•

no Secured Party will, in or in connection with any insolvency proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any junior lien on any Collateral, or the value of any claims of such parties under Section 506(a) of the United States Bankruptcy Code or otherwise, as applicable; provided that the Collateral Agent may file a proof of claim in an insolvency proceeding, subject to the limitations contained in the Senior Priority Lien Intercreditor Agreement and only if consistent with the terms and the limitations on such Collateral Agent imposed by the Senior Priority Lien Intercreditor Agreement;

•

no Secured Party will seek relief from the automatic stay or from any other stay in any insolvency proceeding or take any action in derogation thereof, in each case in respect of (i) any Pension Fund Priority Collateral, without the prior written consent of the Pension Fund Agent, (ii) any ABL Priority Collateral, without the prior written consent of the ABL Agent or (iii) any Bank Group Priority Collateral, without the prior written consent of the Bank Group Agent; and

•

no Secured Party (other than in their respective capacities as unsecured creditors) will object to, contest, or support any other Person objecting to or contesting, (i) any request by the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Parties for adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral, or any adequate protection provided to the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Parties with respect to their Senior Liens or Junior Second Liens on any applicable Collateral or (ii) any objection by the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other

Bank Group Secured Parties or the ABL Agent or other ABL Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Party under Section 506(b) or 506(c) of the United States Bankruptcy Code or otherwise with respect to their Senior Liens or Junior Second Liens on any applicable Collateral. In any insolvency proceeding, (x) if the Pension Fund Secured Parties (or any subset thereof), the Bank Group Secured Parties (or any subset thereof) or ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral consisting of additional collateral (with replacement Liens on such additional collateral) and/or superpriority claims in connection with any DIP Financing or use of cash collateral, and the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, do not object to the adequate protection being provided to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, then in connection with any such DIP Financing or use of cash collateral the Collateral Agent, on behalf of the Secured Parties, may seek or accept adequate protection with respect to their junior Liens on the applicable Collateral consisting solely of (A) a replacement Lien on the same additional collateral, subordinated to the Senior Liens and, if applicable, Junior Second Liens, securing the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and such DIP Financing on the same basis as the other junior Liens securing the Secured Obligations are so subordinated to the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, under the Senior Priority Lien Intercreditor Agreement and (B) superpriority claims junior in all respects to the superpriority claims granted to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, provided, however, that the Collateral Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Secured Parties, in any stipulation and/or order granting such adequate protection with respect to their junior Liens on the applicable Collateral that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (y) in the event the Collateral Agent, on behalf of the applicable Secured Parties, seeks or accepts adequate protection with respect to their junior Liens on the applicable Collateral in accordance with clause (x) above and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of the Secured Parties, agrees that the Pension Fund Agent, Bank Group Agent or ABL Agent, as applicable, shall also be granted a Senior Lien on such additional collateral as security for the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and any such DIP Financing and that any Lien on such additional collateral shall be subordinated to the Liens on such collateral securing the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, as adequate protection, with such subordination to be on the same terms that the other junior Liens of the Collateral Agent are subordinated to the Senior Liens or Junior Second Liens, as applicable, on the applicable Collateral securing such Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, under the Senior Priority Lien Intercreditor Agreement. The Collateral Agent, on behalf of the Secured Parties, will agree that except as expressly set forth above none of them shall seek or accept adequate protection with respect to their junior Liens on any applicable Collateral without the prior written consent of the Pension Fund Agent, Bank Group Agent or ABL Agent, as applicable, that holds such Senior Lien or Junior Second Lien, as applicable, on such Collateral.

Notice of Exercise of Remedies

The Senior Priority Lien Intercreditor Agreement will require, in the absence of an exigent circumstance, the Bank Group Agent and the ABL Agent to deliver to the Collateral Agent five business days prior written notice of its intention to commence any Enforcement Action or accelerate the Bank Group Obligations or the ABL Obligations, as applicable (such notice being a “Trigger Notice”). The Senior Priority Lien Intercreditor Agreement will further require that, if an exigent circumstance exists, the ABL Agent or the Bank Group Agent, as applicable, will give the Collateral Agent the Trigger Notice as soon as practicable and in any event contemporaneously with the taking of such action. Unless an exigent circumstance exists, for a period not to exceed five business days following delivery of a Trigger Notice and at any time following the receipt of a Purchase Notice, the Bank Group Secured Parties or the ABL Secured Parties, as applicable, will not commence any foreclosure or other action to sell or otherwise realize upon the applicable Collateral (provided that continuing collection of accounts receivable and certain other actions will not be prohibited) unless and until the applicable Person fails to consummate a purchase in accordance with the terms of such Purchase Notice.

Purchase Option

The Senior Priority Lien Intercreditor Agreement will provide that to the extent permitted by applicable law, at any time following receipt of a Trigger Notice or at any time following the commencement of an insolvency proceeding of the Company or a Guarantor, the Secured Parties shall have the continuing option (the “Purchase Option”) to purchase at par (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses, but excluding the early termination fee payable pursuant to the applicable loan documents and except that any letter of credit obligations shall be cash collateralized at an amount equal to 103.5% of the face amount of such letters of credit) all of the Bank Group Obligations from the Bank Group Secured Parties and/or all of the ABL Obligations from the ABL Secured Parties (such Convertible Note Secured Parties that exercise the Purchase Option are referred to as the “Purchasing Noteholders”) upon five Business Days prior written notice from Purchasing Noteholders (or their representative) to the Bank Group Agent and/or the ABL Agent, as applicable (the “Purchase Notice”). The Purchasing Noteholders also must satisfy certain other conditions.

However, if the Holders shall have given a Purchase Notice, the Other Notes Holders may, on or prior to the date specified as the closing date in such Purchase Notice, acquire the right to purchase such Purchase Option Obligations from the applicable Holders upon one Business Day prior written notice and by delivering the purchase price therefor.

Amendments

The Senior Priority Lien Intercreditor Agreement will provide that the Collateral Agent, the Secured Parties and the Company may not, without the prior written consent of the Bank Group Agent, amend, modify, supplement, extend, replace, renew, restate or refinance the Notes Obligations or Other Notes Obligations if the effect thereof is to:

•

increase the interest rate applicable thereto (other than the imposition of the default rate of interest as provided in the Series A Indenture and the Other Notes Indenture, as applicable, as in effect on the Issue Date),

•

shorten the scheduled final maturity date of the Series A Notes or the Other Notes or any scheduled date of interim amortization thereof (other than in connection with the acceleration of the Series A Notes and the Other Notes in accordance with the terms of the Collateral Trust Agreement) or otherwise shorten the weighted average life to maturity of the Series A Notes or the Other Notes, or

•	add amortization payments or modify the amortization schedule of the Series A Notes or the Other Notes in a manner adverse to the Bank Group Loan Parties.

The Senior Priority Lien Intercreditor Agreement also provides that the Collateral Agent and the Secured Parties may not, without the prior written consent of the Bank Group Agent, sell, assign, transfer or encumber any interest in the Series A Notes, the Other Notes, the Series A Indenture, the Other Indenture or the Collateral Documents to any person or entity not bound to the Senior Priority Lien Intercreditor Agreement in the same manner as the Collateral Agent is bound under the Senior Priority Lien Intercreditor Agreement.

The Senior Priority Lien Intercreditor Agreement will also provide certain restrictions on the ability of the Bank Group Secured Parties’, the ABL Secured Parties’, the Pension Fund Secured Parties’ and the Company and its Subsidiaries’ ability to amend modify, supplement, extend, replace, renew, restate or refinance the Bank Group Obligations, the ABL Obligations and the Pension Fund Obligations, including:

•

absent consent, (other than any DIP Financing) if the effect thereof is to increase the interest rate applicable to the ABL Obligations by more than 2.0% per annum (other than the imposition of the default rate of interest as provided in the ABL Documents as of the Issue Date), provided that the foregoing limitation shall not apply to any ABL DIP Financing, including any rollup of the prepetition ABL Obligations, as part of any ABL DIP Financing, provided by some or all of the ABL Secured Parties;

•

absent consent, (other than any DIP Financing) if the effect thereof is to increase the interest rate applicable to the Bank Group Obligations by more than 2.0% per annum (other than the imposition of the default rate of interest as provided in the Bank Group Documents as of the Issue Date); provided that payment of any amendment, consent or waiver fee shall be equated to interest rates based on an assumed three-year average life to maturity without any present value discount for purposes of calculating such 2.0%; and

•

absent consent, if the effect thereof is to increase the interest rate applicable to the Pension Fund Obligations (other than the imposition of the default rate of interest as provided in the Contribution Deferral Agreement as of the Issue Date).

Avoidance Actions

The Senior Priority Lien Intercreditor Agreement will provide that if any holder of a Senior Lien or Junior Second Lien on any Collateral is required in any insolvency proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Bank Group Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Bank Group Obligations, Pension Fund Obligations, Obligations with respect to the Series A Notes or Other Notes, or ABL Obligations, as applicable, shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred. The Senior Priority Lien Intercreditor Agreement will provide that none of the parties thereto shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made with respect to any applicable Collateral, whether by preference or otherwise.

Asset Dispositions in Insolvency

The Senior Priority Lien Intercreditor Agreement will provide that no Junior Secured Parties shall, in an insolvency proceeding or otherwise, oppose any sale or disposition of any assets of any Bank Group Loan Party, any Pension Fund Obligor or ABL Loan Party comprising any applicable Collateral that is supported by the holder of a Senior Lien on such asset or assets comprising such applicable Common Collateral, and all such parties will be deemed to have consented under Section 363 and/or Section 1123(a)(5)(d), as applicable, of the United States Bankruptcy Code (and otherwise) to any such sale and to have released their Liens on such assets; provided that, Junior Secured Parties may credit bid on the applicable Collateral in any such sale or disposition in accordance with Section 363(k) of the United States Bankruptcy Code; provided further that, any such credit bid must contemplate the payment in full in cash of the Bank Group Obligations, Pension Fund Obligations, ABL Obligations and/or the Obligations with respect to Series A Notes and/or the Other Notes, to the extent such obligations are secured by Liens that are senior in priority to the Lien of the Junior Secured Parties making such credit bid with respect to the Collateral that is the subject of such sale or disposition, upon closing of any resulting sale or disposition.

The Collateral Trust Agreement

On the Issue Date, the Company and the Guarantors will enter into the Collateral Trust Agreement with the Collateral Agent, the Trustee and the Other Notes Trustee. The Collateral Trust Agreement will set forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of Collateral for the benefit of all present and future Secured Parties.

The Collateral Trust Agreement will permit the Series A Notes and the Other Notes to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities and collateral trust arrangements set forth in the Collateral Trust Agreement, in each case without the consent of any Holder, any Other Notes Holder or any other Secured Party.

Enforcement of Liens

The Collateral Trust Agreement will provide that either the Trustee or the Other Notes Trustee may deliver to the Collateral Agent in respect of the Secured Obligations for which Trustee or the Other Notes Trustee acts, a notice (such notice, a “Notice of Acceleration”) stating that (a) the Secured Obligations for which the Trustee or the Other Notes Trustee acts as a representative have not been paid in full at the stated final maturity thereof and any applicable grace period has expired or (b) an event of default has occurred and is continuing under and as defined in the provisions of the Documents or the Other Notes Documents, as applicable and, as a result thereof, the related Secured Obligations outstanding under the Documents or the Other Notes Documents have become (or have been declared to be) due and payable in accordance with the terms of the Series A Indenture or the Other Notes Indenture and have not been paid in full. A Notice of Acceleration will be deemed to be in effect upon certain insolvency proceedings of the Company and/or the Guarantors.

So long as a Notice of Acceleration is in effect, upon the written direction of the Directing Parties, as provided in the Collateral Trust Agreement, the Collateral Agent, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, shall exercise the rights and remedies provided in the Collateral Trust Agreement and in the other Collateral Documents, as provided in the Collateral Trust Agreement. The Collateral Agent will not be empowered and shall have no obligation to take any Collateral enforcement action with respect to the Collateral under Collateral Trust Agreement or under any other Collateral Document unless a Notice of Acceleration is in effect. Subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, if a Notice of Acceleration is in effect, the Collateral Agent will comply with written instructions originated by the Directing Parties directing disposition of the funds in its control without further consent by the Company or the Guarantors. The Collateral Agent and the Secured Parties will agree that the Collateral Agent shall exercise all of its powers, rights and remedies under the Collateral Trust Agreement and under the Collateral Documents as directed in writing from the Directing Parties directing such exercise.

Equal and Ratable Sharing

The Collateral Trust Agreement will provide that the Liens granted to the Collateral Agent under the Collateral Documents shall be treated, as among the Secured Parties, as being for the equal and ratable benefit of all the Secured Parties (subject to the provisions of the Collateral Trust Agreement described under the caption “—Order of Application” below), without preference, priority, prejudice or distinction as to any Lien of any Secured Party over any other Secured Party. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any of the Secured Obligations secured by the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or any defect or deficiencies in the Liens securing the Secured Obligations or any other circumstance whatsoever, each Holder, each Other Notes Holder and each other Secured Party shall have equal priority on a pari passu and a pro rata basis to all of the Collateral and proceeds thereof.

Order of Application

The Collateral Trust Agreement will provide that, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, the Collateral Agent will have the right at any time to apply moneys held by it to the payment of due and unpaid “trustee fees” (as defined in the Collateral Trust Agreement).

In addition, the Collateral Trust Agreement will provide that, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, all moneys held by the Collateral Agent in the Collateral Account while a Notice of Acceleration is in effect shall, to the extent available for distribution (it being understood that the Collateral Agent may liquidate, without liability, investments prior to maturity in order to make a distribution) and unless otherwise directed by the Directing Parties, as provided herein, be distributed by the Collateral Agent in the following order of priority (with such distributions being made by the Collateral Agent to the Trustee and the Other Notes Trustee for the Secured Parties entitled thereto, and the Trustee and the Other Notes Trustee shall be responsible for insuring that amounts distributed to it are distributed to its Secured Parties in the order of priority set forth below):

•

First, to the Collateral Agent (and other trustees appointed pursuant to the Collateral Trust Agreement) for any unpaid trustee fees then due and then to any Secured Party that has theretofore advanced or paid any trustee fees constituting administrative expenses allowable under Section 503(b) of the United States Bankruptcy Code, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Secured Parties in proportion to the amounts of such trustee fees advanced by the respective Secured Parties and remaining unpaid on such distribution date;

•

Second, to any Secured Party which has theretofore advanced or paid any trustee fees other than such administrative expenses, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such distribution date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Secured Parties in proportion to the amounts of such trustee fees advanced by the respective Secured Parties and remaining unpaid on such distribution date;

•

Third, to the Trustee or the Other Trustee for any expenses earned, due and payable to such Person pursuant to the Documents and Other Documents and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Persons in proportion to the unpaid amounts thereof on such distribution date;

•

Fourth, to the holders of Secured Obligations in an amount equal to the unpaid principal and unpaid interest on and premium and other charges, if any, with respect to the Secured Obligations, and all other amounts constituting Secured Obligations (including but not limited to indemnities and payments for increased costs), in each case to the extent the same are due and payable, as of such distribution date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such holders in proportion to the unpaid amounts thereof on such distribution date;

•	Fifth, all other amounts owed to Secured Parties in any capacity pursuant to the Note Documents and the Other Note Documents and to the extent constituting Secured Obligations; and

•

Sixth, any surplus then remaining shall be paid to the Company and the Guarantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The proceeds from the sale of the Collateral remaining after the satisfaction of all Senior Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the Holders and the other Secured Parties. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

Release of Liens on Collateral

The Collateral Trust Agreement will provide that the Notes Obligations shall no longer be secured by the Collateral (or a portion thereof) and shall be released upon:

•

the termination of, and satisfaction in full of all of the outstanding Notes Obligations with respect to the Series A Notes (other than contingent indemnification obligations for which no claim has been made) as certified in writing by a responsible officer of the Company;

•

in whole or in part, to enable us to consummate the disposition of such Collateral to the extent not prohibited under the Documents and the Other Notes Documents as certified in writing by a responsible officer of the Company;

•	as required by the Senior Priority Lien Intercreditor Agreement; or

•

upon receipt by the Collateral Agent of written notice from the Trustee directing the Collateral Agent to cause the Liens on a portion or all of the Collateral (identified in such notice) securing the applicable Secured Obligations to be released and discharged.

Upon such termination and release, the Collateral Trust Agreement will require the Collateral Agent to promptly take certain other actions to effectuate the termination and release if requested by the Company.

The Collateral Trust Agreement will provide that, so long as no Notice of Acceleration shall be in effect, upon the sale or other disposition of all the Capital Stock of the Company or a Guarantor to any Person (other than the Company or any other Guarantor) in a transaction permitted (or not prohibited, as the case may be) by the Documents and the Other Notes Documents as certified in writing by a responsible officer of the Company:

•

the Company or such Guarantor and each Subsidiary of the Company or such Guarantor which is included in such sale or other disposition (such parties being referred to herein as “Included Grantors”) shall cease to be a party to the Collateral Trust Agreement or any Collateral Document and shall be released automatically from its obligations pursuant thereto;

•

the security interests created by the Collateral Documents entered into by such Included Grantors in all right, title and interest of such Included Grantors in the Collateral, and the security interests created by the Collateral Documents in the Capital Stock of such Included Grantors, shall terminate automatically, in each case only with respect to such Included Grantors and such Capital Stock (subject to any requirement with respect to the retention of proceeds of such sale or other disposition subject to the Collateral Trust Agreement or any other Collateral Document); and

•

any obligations of such Included Grantors shall, unless otherwise expressly notified by the Company to the Collateral Agent and the Directing Parties in writing, automatically cease to be Secured Obligations.

Upon any such termination and release, the Collateral Trust Agreement will require the Collateral Agent to promptly take certain other actions to effectuate the termination and release if requested by the Company.

Amendment of Collateral Documents

The Collateral Trust Agreement will provide that, with the written consent of the Directing Parties, the Collateral Agent, the Company and the Guarantors may, from time to time, enter into written agreements supplemental to the Collateral Trust Agreement or to any other Collateral Document for the purpose of adding to, or waiving any provisions of, the Collateral Trust Agreement or any other Collateral Document or changing in any manner the rights of the Collateral Agent, the Secured Parties or the Company and the Guarantors under the Collateral Trust Agreement or Collateral Documents; provided that no such supplemental agreement shall:

•

amend, modify or waive the amendments provision of the Collateral Trust Agreement without the written consent of the Trustee and the Other Notes Trustee but only if the relative rights of the Trustee or the Other Notes Trustee would be adversely affected thereby;

•

amend the definition of Directing Parties or any use of such defined term in the Collateral Trust Agreement, in each case without the written consent of the Trustee and the Other Notes Trustee (to the extent the Other Notes are then outstanding) but only if the rights of the Trustee or the Other Notes Trustee would be adversely affected thereby;

•

change the percentage specified in the definition of Majority Holders, Majority Note Class Holders or Majority New Other Note Class Holders or amend, modify or waive any provision regarding application of moneys or the definition of Secured Obligations or otherwise change the relative rights of the Secured Parties under the Collateral Trust Agreement in respect of payments or Collateral without the written consent of holders constituting the Majority Class Holders of Series A Notes and the Other Notes whose rights would be adversely affected thereby;

•

amend, modify or waive any provisions relating to the Secured Obligations section of the Collateral Trust Agreement without the written consent of the Trustee and the Other Notes Trustee, but only if the relative rights of the Holders (in the case of the Trustee) or the Other Notes Holders (in the case of the Other Notes Trustee) would be adversely affected thereby; or

•

amend, modify or waive certain provisions relating to the Collateral account, distributions or the rights and obligations of the Collateral Agent or otherwise adversely alter the duties, rights or obligations of the Collateral Agent under the Collateral Trust Agreement or under the other Collateral Documents without the written consent of the Collateral Agent.

Notwithstanding the foregoing, without the consent of the Directing Parties or any other Secured Party the Collateral Agent, the Company and the Guarantors, at any time and from time to time, may, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, enter into one or more agreements supplemental to the Collateral Trust Agreement or to any other Collateral Document, in form and substance reasonably satisfactory to the Company, the Guarantors and the Collateral Agent:

•

to add to the covenants of the Company and/or the Guarantors for the benefit of the Secured Parties or to surrender any right or power herein conferred upon the Company and/or the Guarantors or add to the rights or benefits of the Secured Parties;

•

to mortgage or pledge to the Collateral Agent, or grant a security interest in favor of the Collateral Agent in, any property or assets as additional security for the Secured Obligations or to preserve, perfect or establish any liens on the Collateral to secure the Secured Obligations or the rights of the Collateral Agent with respect thereto;

•	to conform to any applicable law or to advice given by special or local counsel;

•

to cure any ambiguity, to correct or supplement any provision in the Collateral Trust Agreement or in any other Collateral Document which may be defective or inconsistent with any other provision therein or to make any other provision with respect to matters or questions arising thereunder which shall not be inconsistent with any provision of the Collateral Trust Agreement; provided, that any such action shall not adversely affect the Secured Parties;

•	to secure additional Secured Obligations otherwise permitted to be secured by the Collateral pursuant to the Documents and the Other Notes Documents;

•

to provide for the assumption of the Company’s or any Guarantor’s obligations under any Collateral Document in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

•

to make, complete or confirm any grant of a Lien on Collateral permitted or required by any Note Document or Other Note Document; to the extent required under the Senior Priority Lien Intercreditor Agreement or any other intercreditor agreement constituting a Collateral Document, to conform any Collateral Document to reflect permitted amendments or modifications to comparable provisions of any Bank Group Document; or to amend the Senior Priority Lien Intercreditor Agreement pursuant to the terms thereof or otherwise enter into another intercreditor agreement to the extent permitted under, and in accordance with the terms, conditions and provisions of the other applicable Note Documents and Other Notes Documents; or

•

to comply with the provisions of the Trust Indenture Act, or with any requirement of the Securities and Exchange Commission arising as a result of the qualification of the Series A Indenture or the Other Notes Indenture under the Trust Indenture Act.

The Collateral Agent will not enter into any amendment or supplement unless it has received a certificate of a responsible officer of the Company to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Documents and the Other Notes Documents. Prior to executing any amendment adding Collateral, the Collateral Agent will be entitled to receive upon request an Opinion of Counsel addressing customary creation and perfection, (which Opinion of Counsel may be subject to customary assumptions and qualifications).

Limitation on Collateral Consisting of Subsidiary Securities

On the Issue Date, the Company will become subject to Rule 3-16 of Regulation S-X under the Securities Act. In such an event, the Capital Stock and other securities of a Subsidiary that are owned by the Company or any Guarantor otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such Capital Stock and other securities can secure the Series A Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other law, rule or regulation) requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock and other securities secure the Secured Obligations, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement).

However, in the event that Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Secured Obligations in excess of the amount then pledged without filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately preceding paragraphs, if Rule 3-16 of Regulation S-X under the Securities Act becomes applicable to the Company, the Collateral for the benefit of the Holders may decrease or increase as described above. The Liens on such Capital Stock of such Subsidiaries for the benefit of any holders of future secured creditors may not be subject to the foregoing limitations. See “Risk Factors—Risks Relating to Accepting the Exchange Offer—The pledge of the capital stock or other securities of the issuer’s subsidiaries that secure the new convertible notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”

Optional Redemption

We will be entitled at our option, at any time, to redeem all or a portion of the Series A Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, and Liquidated Damages, if any, to the redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Series A Notes at any time, the Trustee will select Series A Notes by lot, on a pro rata basis or by such other method as the Trustee shall deem fair and appropriate to the extent practicable.

We will redeem Series A Notes of $1.00 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of Series A Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Series A Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series A Notes or portions of Series A Notes called for redemption.

Mandatory Redemption; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Series A Notes.

We may, at any time and from time to time, purchase Series A Notes in the open market or otherwise, subject to compliance with the Series A Indenture and compliance with all applicable securities laws.

Conversion Rights

At any time after the second anniversary of the Issue Date, a Holder may convert any outstanding Series A Notes into Common Stock at an initial Conversion Price per share of approximately $0.1134 upon the terms described in this section. This represents an initial conversion rate (the “Conversion Rate”) of approximately 8,822 shares per $1,000 principal amount of the Series A Notes. The Conversion Price (and resulting Conversion Rate) is, however, subject to adjustment as described below. A Holder may convert Series A Notes only in minimum denominations of $1.00 and any integral multiple thereof.

Conversion Rate Adjustments

We will adjust the Conversion Rate from time to time if any of the following events occur:

(1)	If we exclusively issue Common Stock as a dividend or distribution on Common Stock, or if we effect a share split or share combination, then the Conversion Rate will be adjusted based on the following formula:

CR’ =	CR0 x OS’
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date (as defined below) of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after such ex-date or effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such ex-date or effective date; and

OS’	=	the number of shares of Common Stock outstanding immediately after such ex-date or effective date.

(2)	If we issue to all holders of Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Business Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such issuance;

CR’	=	the Conversion Rate in effect immediately after such ex-date;

OS0	=	the number of shares of Common Stock outstanding immediately after such ex-date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Business Day immediately preceding the date of announcement of the issuance of such rights.

(3)	If we distribute shares of any class of our Capital Stock, evidences of our indebtedness or other assets or property to all holders of Common Stock, excluding: (i) dividends or distributions referred to in clause (1) above; (ii) rights or warrants referred to in clause (2) above; (iii) dividends or distributions paid exclusively in cash; and (iv) spin-offs (as described below) to which the provisions set forth below in this clause applies; then the Conversion Rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such distribution;

CR’	=	the Conversion Rate in effect immediately after such ex-date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive trading-day period ending on the Business Day immediately preceding the ex-date for such distribution; and

FMV	=	the Fair Market Value (as determined by our board of directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of the Common Stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “spin-off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off shall be increased based on the following formula:

CR’= CR0 x	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the effective date of the adjustment;

CR’	=	the Conversion Rate in effect immediately after the effective date of the adjustment;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after the effective date of the spin-off; and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the first ten consecutive Trading Day period after the effective date of the spin-off.

The adjustment to the Conversion Rate under the preceding paragraph will occur on the tenth Trading Day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this clause (3) to “10 days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable Conversion Rate.

(4)	If any cash dividend or other distribution is made to all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the ex-date for such distribution;

SP0	=	the Last Reported Sale Price of a share of Common Stock on the Trading Day immediately preceding the ex-date for such distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

(5)	If we or one of our subsidiaries make a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0	=	the Conversion Rate in effect on the date the tender or exchange offer expires;

CR’	=	the Conversion Rate in effect on the day next succeeding the date the tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires; and

SP’	=	the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this clause (5) shall occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days beginning on the Trading Day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable Conversion Rate.

As used in this section, “ex-date” shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question. Notwithstanding the foregoing, if the application of the foregoing formulas would result in a decrease in the Conversion Rate (other than as a result of a reverse stock split or a stock combination), no adjustment to the Conversion Rate (or the Conversion Price) shall be made.

The Conversion Price will not be adjusted until adjustments amount to 1% or more of the Conversion Price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

We will not issue fractional shares of Common Stock to a Holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our Common Stock on the date of conversion.

We may from time to time increase the Conversion Rate (and thereby decrease the Conversion Price) if our board of directors determines that this reduction would be in the best interests of the Company. Any such determination by our board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 days.

Equity Voting Rights

Upon the effectiveness of the Required Charter Amendment, except as may be otherwise expressly provided in the Certificate of Incorporation or as expressly required by the General Corporation Law of the State of Delaware, Holders of the Series A Notes will be entitled, for so long as any Series A Notes remain outstanding, to vote on all matters on which holders of Common Stock generally are entitled to vote (or to take action by written consent of the stockholders), voting together as a single class with the shares of Common Stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Company and each Holder of Series A Notes will be entitled to such number of votes as such

Holder would receive on an As-Converted-to-Common-Stock-Basis on the record date for such vote; provided, that, such number of votes shall be limited to             votes for each such share of Common Stock on an As Converted to Common Stock Basis in order to comply with NASDAQ Listing Rule 5640 and the policies promulgated thereunder unless compliance therewith has been waived by NASDAQ, or we have received a waiver of any comparable requirement of any other exchange on which we seek to list. Upon the effectiveness of the Required Charter Amendment, Holders of the Series A Notes also will be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and bylaws of the Company. As used herein, “As-Converted-to-Common-Stock-Basis” gives effect immediately prior to the applicable record date, with respect to an annual or special meeting of the Company’s stockholders, to the conversion of the Series A Notes into Common Stock in accordance with “—Conversion Rights” above.

Upon the effectiveness of the Required Charter Amendment and so long as any Series A Notes remain outstanding, the Company shall not take any action, directly or indirectly (including without limitation by merger or recapitalization), to amend, alter or repeal, or adopt any provision as part of the Certificate of Incorporation inconsistent with the purpose and intent of, ARTICLE ELEVENTH of the Certificate of Incorporation and the preceding paragraph, except upon the affirmative vote of a majority of the outstanding principal amount of the Series A Notes.

Consolidation, Merger and Sale of Assets

We may, without the consent of the Holders of any of the Series A Notes, consolidate with, or merge into, any other Person or convey, transfer or lease substantially our properties and assets to, any other Person, if:

•

we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation organized and validly existing under the laws of United States, any State thereof or the District of Columbia and expressly assumes by supplemental indenture executed and delivered to the Trustee, all of our obligations under the Series A Indenture, the Series A Notes and the Collateral Documents;

•	after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and

•

we deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the Series A Indenture and that all conditions precedent in the Series A Indenture provided for relating to such transaction have been complied with.

Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Series A Indenture. If the predecessor is still in existence after the transaction, it will, except in the case of a lease, be released from its obligations and covenants under the Series A Indenture, the Series A Notes and the Collateral Documents.

Certain Covenants

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur or suffer to exist any Lien on or with respect to the Collateral other than Permitted Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur or suffer to exist any Lien, other than Permitted Liens, on any asset or property of the Company or any such Restricted Subsidiary of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired unless the Secured Obligations are secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Secured Obligations shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien.

Any Lien on property securing the Secured Obligations for the benefit of the Secured Parties shall be automatically and unconditionally released and discharged in accordance with the terms and provisions of the Intercreditor Agreements and, to the extent applicable and not in conflict with the Intercreditor Agreements, the Series A Indenture and the other applicable Collateral Documents.

Future Guarantors

The Company will cause each Domestic Subsidiary that guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate amount of $5.0 million or more to (a) promptly execute and deliver to the Trustee a supplemental indenture to the Series A Indenture pursuant to which such Domestic Subsidiary shall guarantee the Secured Obligations on the same secured basis, (b) promptly execute and deliver to the Trustee and the Collateral Agent a joinder to the Intercreditor Agreements and (c) within 45 days execute and deliver to the Collateral Agent such Collateral Documents or supplements or joinders thereto as are necessary for such Domestic Subsidiary to become a grantor or mortgagor under all applicable Collateral Documents and take all actions so that the Lien of the Collateral Documents on the property and assets of such Domestic Subsidiary are perfected and have priority over other Liens to the extent required by, and in accordance with, the applicable terms and provisions of the Series A Indenture and the Collateral Documents.

SEC Reports

We will file with the Trustee, within 15 days after we file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to provide the Trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided to the Trustee at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements.

We will also disclose in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K to be filed with the SEC from and after the Issue Date so long as any Series A Notes remain outstanding, which disclosure will set forth the then outstanding aggregate principal amount of the Series A Notes and the maximum number of shares of Common Stock which may be issued in connection therewith after taking into account any conversions of the Series A Notes as of the end of the fiscal period to which such report relates and, to the extent available, as of a more recent date for which such information is available at the time such report is filed with the SEC.

Modification and Waiver

Subject to certain exceptions, the Series A Indenture, any Guarantee and the Series A Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Series A Notes then outstanding and any existing default or compliance with any provisions thereof may also be waived with the consent of the Holders of a majority in principal amount of the Series A Notes then outstanding (other than Series A Notes beneficially owned by the Company or its Affiliates). However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

•	change the Stated Maturity of the principal of, the time at which any Note may be redeemed, or payment date of any installment of interest or Liquidated Damages, if any, on any Series A Note;

•

reduce the principal amount of, the premium due in respect of, or the rate of interest or Liquidated Damages, if any, on any Series A Note, or alter the manner of calculation of interest or Liquidated Damages, if any, or the rate of accrual, on any Series A Note;

•	change the currency in which the principal of any Series A Note or interest or Liquidated Damages, if any, is payable;

•

impair the right to receive payment of, or institute suit for the enforcement of any payment of, principal of, premium due in respect of, or interest or Liquidated Damages, if any, on, any Series A Note when due;

•	adversely affect any right provided in the Series A Indenture to convert any Series A Note;

•	modify the ranking of the Series A Notes or any Guarantee in a manner adverse to the rights of the Holders of the Series A Notes;

•	reduce the percentage in principal amount of the outstanding Series A Notes necessary to modify or amend the Series A Indenture or to consent to any waiver provided for in the Series A Indenture;

•	waive a default in the payment of principal of, premium due in respect of, or interest or Liquidated Damages, if any, on, any Series A Note;

•

modify or change the provision of the Series A Indenture regarding waiver of past defaults, the provision regarding rights of Holders to receive payment and the provision regarding amendments that require the consent of each Holder; or

•	make any change in the provisions in the Intercreditor Agreements or the Series A Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders.

The Holders of a majority in principal amount of the outstanding Series A Notes may, on behalf of the Holders of all Series A Notes:

•	waive compliance by us with restrictive provisions of the Series A Indenture other than as provided in the preceding paragraph; and

•

waive any past default under the Series A Indenture and its consequences, except a default in the payment of the principal of or any interest on any note or in respect of a provision which under the Series A Indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected.

Notwithstanding the preceding, without the consent of any Holder of the Series A Notes, the Company, the Guarantors and Trustee may amend or supplement the Series A Indenture, any Guarantee and the Series A Notes:

•	to cure any ambiguity, defect or inconsistency in the Series A Indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the Series A Indenture, the Series A Notes and the Collateral Documents;

•	to make any change that does not adversely affect the rights of any Holder of the Series A Notes;

•	to provide the Holders of the Series A Notes with any additional rights or benefits;

•	to complete or make provision for certain other matters contemplated by the Series A Indenture;

•

to add additional Guarantors to the Series A Indenture, any Collateral Document or the Collateral Trust Agreement, or to add Collateral to secure the Secured Obligations or otherwise enter into additional or supplemental Collateral Documents pursuant to, and to the extent permitted by, the Series A Indenture, any Collateral Document or otherwise;

•

to release any Guarantor from any of its Secured Obligations under its Guarantee (to the extent in accordance with the provisions of the Series A Indenture and the Collateral Documents, as applicable);

•

to release Collateral from the Liens when permitted or required by the Series A Indenture, the Collateral Trust Agreement, the Senior Priority Lien Intercreditor Agreement and the other Collateral Documents;

•

to make, complete or confirm any grant of a Lien on Collateral permitted or required by the Series A Indenture or any of the Collateral Documents or, to the extent required under the Intercreditor Agreements, to conform any Collateral Documents to reflect permitted amendments or other modifications to comparable provisions under any security documents in respect of Bank Group Obligations, ABL Obligations or Pension Fund Obligations;

•

to amend the Senior Priority Lien Intercreditor Agreement pursuant to the terms thereof or otherwise enter into an intercreditor agreement in respect of any credit facility permitted by the Series A Indenture to the extent permitted under the Intercreditor Agreements and provided such intercreditor agreement is not less favorable to the Secured Parties (taken as a whole) than the Intercreditor Agreements in effect as of the Issue Date; or

•	to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC arising as a result of the qualification of the Series A Indenture under the Trust Indenture Act.

In addition, except as otherwise provided in the Restructuring Note Documents (as defined in the Collateral Trust Agreement), without the consent of the Holders of at least 66 2/3% in aggregate principal amount of Series A Notes then outstanding, no amendment or waiver may release all or substantially all of the Guarantors from their Obligations under the Restructuring Note Documents or all or substantially all of the Collateral from the Lien of the Series A Indenture and the Collateral Documents, or modify or supplement the Collateral Documents in any way that would be adverse to the Holders of the Series A Notes in any material respect.

The Collateral Documents may be amended or supplemented as set forth under the caption “—Security for the Series A Notes—Amendment of Collateral Documents” above.

Events of Default

Each of the following is an “Event of Default”:

(1)	a default in the payment of any interest, or Liquidated Damages, if any, upon any of the Series A Notes when due and payable and such default continues for a period of 30 days;

(2)	a default in the payment of the principal or premium of the Series A Notes when due;

(3)	a failure to comply with any of our agreements in the Series A Indenture or the Series A Notes which continues for 45 days;

(4) (i)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our or our Subsidiaries’ Indebtedness (including Indebtedness with respect to the Other Notes), or the acceleration of the final stated maturity of any such Indebtedness (other than Indebtedness with respect to the Other Notes) (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by us or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 10-day period described above has elapsed), aggregates $15.0 million or more at any time; or (ii) the acceleration of the final stated maturity of the Indebtedness with respect to the Other Notes;

(5)	failure by us or any of our Significant Subsidiaries to pay when due any final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $15.0 million, which judgments are not stayed, bonded or discharged within 60 days after their entry;

(6)	our failure to issue Common Stock upon conversion of Series A Notes by a Holder in accordance with the provisions set forth in the Series A Indenture and the Series A Notes;

(7)	any Guarantee by a Significant Subsidiary shall for any reason cease to be in full force and effect or be asserted by the Company or any such guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Guarantee in accordance with the provisions of the Series A Indenture);

(8)	the IBT MOU shall be declared invalid or illegal, shall be terminated, or shall no longer be in full force and effect

(9)	events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries;

(10)	unless such Liens have been released in accordance with the provisions of the Series A Indenture and the Collateral Documents, Liens in favor of the Collateral Agent for the benefit of the Secured Parties with respect to all or a substantial portion of the Collateral cease to be valid, enforceable, or perfected Liens (subject only to Permitted Liens) or the Company or any Guarantor asserts in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(11)	the failure by the Company or any Guarantor to comply for 60 days after notice with any of its agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Series A Notes and would not materially affect the value of the Collateral taken as a whole.

If an Event of Default described above (other than an Event of Default specified in clause (4)(ii) or (9) above with respect to the Company) occurs and is continuing, subject to the provisions, terms and conditions of the Intercreditor Agreements, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Series A Notes may declare the principal amount of and accrued and unpaid interest (including the payment of the Acceleration Premium), on all Series A Notes to be immediately due and payable in cash. This declaration may be rescinded if the conditions described in the Series A Indenture are satisfied. If an Event of Default of the type referred to in clause (4)(ii) or (9) above with respect to the Company occurs, the principal amount of and accrued and unpaid interest, and Liquidated Damages, if any, on the outstanding Series A Notes (including the Acceleration Premium) will automatically become immediately due and payable in cash.

Within 90 days following a Default, the Trustee must give to the registered Holders of Series A Notes notice of all uncured Defaults known to it. The Trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered Holders, except in the case of a default in the payment of the principal of, or interest, or Liquidated Damages, if any, on, any of the Series A Notes when due or due for purchase.

Subject to the provisions of the Series A Indenture, the Holders of a majority in principal amount of the outstanding Series A Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. Subject to the provisions of the Series A Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Series A Indenture at the request or direction of any of the Holders of the Series A Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, when due or the right to convert a Series A Note in accordance with the Series A Indenture, no Holder may institute a proceeding or pursue any remedy with respect to the Series A Indenture or the Series A Notes unless the conditions provided in the Series A Indenture have been satisfied, including among other things:

•	Holders of at least 25% in principal amount of the outstanding Series A Notes have requested in writing that the Trustee pursue the remedy; and

•	Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

We are required to deliver to the Trustee annually a certificate indicating whether the officers signing the certificate know of any Default by us in the performance or observance of any of the terms of the Series A Indenture. If the officers know of a Default, the certificate must specify the status and nature of all Defaults.

Registration Rights

We and the Guarantors will enter into a Registration Rights Agreement for the benefit of certain Holders of the Series A Notes and the shares of our Common Stock issuable on conversion of the Series A Notes or otherwise on account of the Series A Notes. Under the Registration Rights Agreement, we will at our cost, use our commercially reasonable efforts to keep a shelf registration statement effective until the earlier of:

•	the sale under the shelf registration statement of all of the Series A Notes and any shares of our Common Stock issued on their conversion or otherwise under the terms of the Series A Notes; and

•

the date the Series A Notes and any shares of our Common Stock issued on their conversion or otherwise under the terms of the Series A Notes may be sold without restriction under Rule 144 of the Securities Act (such date, the “effective period”).

If we do not fulfill certain of our obligations under the Registration Rights Agreement, we will be required to pay additional amounts in partial liquidated damages in the form of additional Series A Notes to the holders party to the Registration Rights Agreement. See “Registration Rights.”

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Series A Notes for cancellation or (2) all outstanding Series A Notes have become due and payable or will become due and payable at the Stated Maturity within one year) or (3) all outstanding Series A Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at our expense and, in each case, we irrevocably deposit with the Trustee cash, in immediately available funds, sufficient to pay and discharge all amounts due and owing on all outstanding Series A Notes, together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at Stated Maturity or redemption, as the case may be, and if in each case all other Secured Obligations have been paid and satisfied in full, then the Series A Indenture shall, subject to certain exceptions, cease to be of further effect.

Governing Law

The Series A Indenture, the Series A Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

The definitions set forth under this subheading relate solely to the Series A Notes.

“ABL Agent” means Morgan Stanley Senior Funding, Inc. and/or other financial institutions selected by Morgan Stanley Senior Funding, Inc. and acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed, together with its successors and permitted assigns.

“ABL Borrowers” means YRC, Inc., USF Holland Inc. and USF Reddaway Inc.

“ABL Cash Management Obligations” means, with respect to any ABL Loan Party any obligations of such ABL Loan Party owed to any ABL Secured Party in respect of treasury management arrangements, depositary or other cash management services including in connection with any automated clearing house transfers of funds or similar transactions.

“ABL Credit Agreement” means (a) the Credit Agreement, to be dated as of the Issue Date, by and among the Company, certain of its Subsidiaries party thereto from time to time, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent thereunder, together with its successors and permitted assigns, and the ABL Agent and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the ABL Credit Agreement (as in existence on the Issue Date), any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not a ABL Credit Agreement hereunder.

“ABL Documents” means the ABL Credit Agreement, any guarantee by any ABL Loan Party of any or all of the ABL Obligations and the security documents entered into in connection with the ABL Credit Agreement (as in existence on the Issue Date), and any other documents that are designated under the ABL Credit Agreement as “ABL Security Documents” for purposes of the Intercreditor Agreements.

“ABL Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the ABL Credit Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Credit Agreement, (c) all guarantee obligations, indemnification obligations, fees, expenses and other amounts payable from time to time pursuant to the ABL Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding and (d) all ABL Swap Obligations to the extent reserves shall have been established in respect thereof under the “Borrowing Base” (as defined in the ABL Credit Agreement). ABL Obligations may also include ABL Cash Management Obligations. For the avoidance of doubt, no Excess Obligations (as defined in the Senior Priority Lien Intercreditor Agreement) shall be ABL Obligations.

“ABL Loan Parties” means the ABL Borrowers and the Company, as parent guarantor.

“ABL Priority Collateral” means, with respect to the ABL Borrowers (and subject to certain exceptions and qualifications), (a) all accounts receivable (other than accounts receivable arising under contracts for the sale of Bank Group Priority Collateral) and related records (b) all chattel paper; (c) all deposit accounts and all checks and other negotiable instruments, funds and other evidences of payment held therein (but not identifiable proceeds of Bank Group Priority Collateral); (d) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b) and (c) all documents, general intangibles, instruments, investment property and letter of credit rights; (e) all books and records related to the foregoing; and (f) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding the foregoing clause (f), “ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (j) and (l) of the second sentence of the definition of “Bank Group Priority Collateral” that are not included in clause (d) above.

“ABL Secured Parties” means ABL Agent, the Secured Parties as defined in the ABL Credit Agreement and any other holders of the ABL Obligations.

“ABL Swap Obligations” means, with respect to any ABL Loan Party, any obligations of such ABL Loan Party pursuant to an agreement in respect of any “Hedging Agreement” as defined in the ABL Credit Agreement (as in existence upon entering into the Series A Indenture) or any other swap agreement or hedge agreement in respect of interest rates, currency exchange rates or commodity prices entered into by an ABL Loan Party and any ABL Secured Party at the time such agreement is entered into.

“Acceleration Premium” shall mean, in connection with any accelerated payment of any of the Series A Notes pursuant to “—Events of Default”, the aggregate present value as of the date of such accelerated payment of the amount of unpaid interest (exclusive of interest that has been accrued to the date of such accelerated payment, but inclusive of any interest that would have become payable on Series A PIK Notes or on any increased principal amount of Series A Notes as a result of the payment of PIK Interest if such accelerated payment had not been made) that would have been payable in respect of the principal amount of the Series A Notes (including any Series A PIK Notes or any increase in the principal amount of the Notes as a result of the payment of PIK Interest), then outstanding, with the present value determined by discounting, on a semi-annual basis, such interest at the Reinvestment Rate (determined on the third Business Day preceding the date such declaration of acceleration is made) from the respective dates on which such interest payments would have been payable if such accelerated payment had not been made.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. Solely for purposes of “—Modification and Waiver”, no Person will be deemed to “Control” another Person solely by virtue of their ownership of less than 20 percent of the voting power of the voting securities of such other Person.

“Asset Backed Credit Facility” means (i) the ABL Credit Agreement, (ii) any similar credit facility with an advance rate on the basis of the value of inventory, accounts receivable or other assets (and related documents and intangibles) to the Company or any of its Restricted Subsidiaries or similar instrument, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (iii) any similar credit support agreements or guarantees Incurred from time to time, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time; provided that any credit facility that refinances or replaces an Asset Backed Credit Facility must comply with clause (ii) of this definition in order to be an Asset Backed Credit Facility.

“Bank Group Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent under the Bank Group Credit Agreement, together with its successors and permitted assigns.

“Bank Group Cash Management Obligations” means, with respect to any Bank Group Loan Party, any obligations of such Bank Group Loan Party owed to any Bank Group Secured Party in respect of treasury management arrangements, depositary or other cash management services pursuant to banking services agreements.

“Bank Group Credit Agreement” means (a) the Amended and Restated Credit Agreement, to be dated as of the Issue Date, among the Company, the lenders party thereto from time to time and the Bank Group Agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Bank Group Credit Agreement (as in existence on the Issue Date), or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Bank Group Credit Agreement hereunder.

“Bank Group Credit Documents” means any guarantee by any Bank Group Loan Party of any or all of the Bank Group Obligations, the “Security Agreement,” the “Mortgages,” the “Mortgage Instruments” and the other

“Collateral Documents” as defined in the Bank Group Credit Agreement, and any other documents that are designated under the Bank Group Credit Agreement or any other Bank Group Credit Agreement as “Bank Group Credit Documents” for purposes of the Senior Priority Lien Intercreditor Agreement.

“Bank Group Loan Party” means the Company and each direct or indirect affiliate or shareholder (or equivalent) of the Company or any of its affiliates that is now or hereafter becomes a party to any Bank Group Document as a “Borrower”, “Subsidiary Guarantor” or “Grantor” (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date), and includes all ABL Loan Parties.

“Bank Group Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the Bank Group Credit Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Bank Group Credit Agreement, (c) all “Swap Obligations” (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date), (d) all Bank Group Cash Management Obligations, (e) all guarantee obligations, indemnification obligations, fees, expenses and other amounts payable from time to time pursuant to the Bank Group Credit Documents, in each case whether or not allowed or allowable in an insolvency proceeding and (f) all other Secured Obligations (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date).

“Bank Group Priority Collateral” means, with respect to the Bank Group Loan Parties (and subject to certain exceptions and qualifications): (i) assets (other than real estate) of the Bank Group Loan Parties on which the Bank Group Agent had the sole lien immediately prior to consummating the transactions to occur on the Issue Date (including certain accounts receivable, chattel paper, commercial tort claims, copyrights, deposit accounts, documents, equipment (including, without limitation, all tractor trailers), farm products, fixtures, general intangibles, goods, instruments, inventory, investment property, letters of credit, letter-of-credit rights, licenses, patents, pledged deposits, receivables, supporting obligations, trademarks and other collateral, and the proceeds (including stock rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, in each case, to the extent not constituting Excluded Property); and (ii) real estate on which the Bank Group Agent had the sole lien immediately prior to consummating the transactions to occur on the Issue Date. Notwithstanding the foregoing, with respect to the ABL Borrowers, Bank Group Priority Collateral means any and all of the following Collateral: (a) all investment property (including equity interests in subsidiaries); (b) all documents; (c) all general intangibles; (d) all intellectual property; (e) all equipment; (f) all real property (including both fee and leasehold interests) and fixtures; (g) all instruments; (h) all insurance; (i) all letter of credit rights; (j) all commercial tort claims; (k) all other Collateral not constituting ABL Priority Collateral; (l) all books and records related to the foregoing; and (m) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that “Bank Group Priority Collateral” shall not include, with respect to the ABL Borrowers: (1) any property or assets included in clause (d) or (f) of the definition of “ABL Priority Collateral”, (2) those assets as to which the Bank Group Agent under the Bank Group Credit Agreement and the ABL Borrowers reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Bank Group Lenders of the security to be afforded thereby, and (3) Excluded Property and certain other exceptions and qualifications.

“Bank Group Secured Parties” means the Bank Group Agent, the “Holders of Secured Obligations” as defined in the Bank Group Credit Agreement and any other holders of the Bank Group Obligations.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Bank Group Credit Agreement and the Bank Group Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Bank Group Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended.

“Business Day” means a day, other than a Saturday or Sunday, that in The City of New York or at a place of payment is not a day on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided, however, that all convertible Indebtedness, including the Series A Notes, the Other Notes and the Company’s 3.375% contingent convertible notes due 2023, 5% contingent convertible senior notes due 2023 and 6% convertible senior notes due 2014, shall be deemed Indebtedness, and not Capital Stock, unless and until the applicable part of any such Indebtedness is converted into Common Stock.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date; provided, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by such Person shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as it may be amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of the Company and each Guarantor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent and for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement) to secure the Secured Obligations; provided, that, Collateral shall exclude Identified Collateral until the Bank Group Agent determines that its Collateral shall include Identified Collateral, and, at the time of such determination, Identified Collateral shall be, and shall be deemed to be, Collateral for all purposes of the Collateral Documents; provided, further, that, notwithstanding the foregoing, Collateral shall exclude the Excluded Property.

“Collateral Agent” means U.S. Bank National Association, together with its successors and permitted assigns, in its capacity as collateral trustee under the Collateral Trust Agreement, the Security Agreement and any other Collateral Document (and to the extent applicable any co-trustee or separate trustee appointed by the Collateral Agent pursuant to the Collateral Trust Agreement).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Vehicle Title Custodian Agreement, the Intercreditor Agreements and all other agreements, instruments and documents executed in connection with the Series A Indenture that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, collateral trust agreements, intercreditor agreements or collateral sharing agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any Guarantor and delivered to the Collateral Agent, in each case that is intended to create, perfect or evidence Liens to secure the Secured Obligations, as the same may be amended, amended and restated, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time.

“Collateral Trust Agreement” means the Collateral Trust Agreement among the Company, each Guarantor, the Trustee, the Other Trustee and U.S. Bank National Association, as Collateral Agent, dated as of the Issue Date, as it may be amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with its terms.

“Common Stock” shall mean shares of the Company’s Common Stock, $0.01 par value per share (as of the Issue Date), as they exist on the Issue Date or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof; provided that the term Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Conversion Price” means, in respect of each Security, as of any date, $1.00 divided by the Conversion Rate as of such date.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Directing Parties” shall mean:

(1)	in the case of matters relating to requests by the Directing Parties to the Company and the Guarantors to grant or perfect Liens on Collateral as required by any Document or Other Notes Document, or to request additional information, such applicable Primary Holder Representative; and

(2)	in all other cases, including in the case of matters relating to the exercise of rights or remedies (including the taking or refraining from taking of any action) against or in respect of the Collateral or the enforcement of the Collateral Documents, both Primary Holder Representatives (each Primary Holder Representative determination to be made in accordance with the terms, conditions and provisions of the Indenture applicable to it) and, if the Primary Holder Representatives do not concur, Directing Parties shall mean (a) the Other Notes Trustee at all times when the Other Notes Obligations represent 25% or greater of the aggregate of the Other Notes Obligations and the Notes Obligations, or (b) the Majority Holders at all times when the Other Notes Obligations represent less than 25% of the aggregate of the Other Notes Obligations and the Notes Obligations.

“Documents” means the “Restructuring Convertible Note Documents” as defined in the Senior Priority Lien Intercreditor Agreement.

“Domestic Subsidiary” means a Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory or possession of the United States.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Property” means (a) (i) any property to the extent any grant of a security interest therein (A) is prohibited by applicable law or governmental authority or (B) is prohibited by or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under any applicable shareholder or similar agreement or (ii) any lease, license, contract, property right or agreement to which any Subsidiary is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement, other than in the case of each of clause (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-408 of the UCC of any relevant jurisdiction, provided, however, that any portion of any such property, lease, license, contract, property right or agreement shall cease to constitute Excluded Property at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above, (b) any motor vehicle (other than tractors, trailers and other rolling stock and equipment) consisting of a personal employee or light vehicle having an individual fair market value not in excess of $40,000 and the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; provided, that, this clause (b) shall only exclude such vehicles having an aggregate fair market value of not more than $1,000,000, (c) deposit accounts for the sole purpose of funding payroll obligations, tax obligations or holding funds owned by Persons other than the Subsidiaries, (d) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under Federal law, (e) any leasehold interest of the Company or any Subsidiary, and (f) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement; provided, however, that Excluded Property will not include any proceeds, substitutions or replacements of any Excluded Property referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Property).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States of America on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to the covenant described under “—Certain Covenants —SEC Reports”, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means an unconditional guaranty of the Secured Obligations given by any Subsidiary as described in “—Guarantees”.

“Guarantor” means each of (i) YRC Inc., a Delaware corporation, Roadway LLC, a Delaware limited liability company, Roadway Next Day Corporation, a Pennsylvania corporation, YRC Enterprise Services, Inc., a Delaware corporation, YRC Regional Transportation, Inc., a Delaware corporation, USF Sales Corporation, a Delaware corporation, USF Holland Inc., a Michigan corporation, USF Reddaway Inc., an Oregon corporation, USF Glen Moore Inc., a Pennsylvania corporation, YRC Logistics Services, Inc., an Illinois corporation, IMUA Handling Corporation, a Hawaii corporation, YRC Association Solutions, Inc., a Delaware corporation, Express Lane Service, Inc., a Delaware corporation, YRC International Investments, Inc., a Delaware corporation, USF RedStar LLC, a Delaware limited liability company, USF Dugan Inc., a Kansas corporation, USF Technology Services Inc., an Illinois corporation, YRC Mortgages, LLC, a Delaware limited liability company, New Penn Motor Express, Inc., a Pennsylvania corporation, Roadway Express International, Inc., a Delaware corporation, Roadway Reverse Logistics, Inc., an Ohio corporation, USF Bestway Inc., an Arizona corporation, USF Canada Inc., a Delaware corporation, USF Mexico Inc., a Delaware corporation and USFreightways Corporation, a Delaware corporation, (ii) each Subsidiary that executes and delivers a Guarantee pursuant to the terms of the Series A Indenture and (iii) each Subsidiary that otherwise executes and delivers a Guarantee, in each case, until such time as such Subsidiary is released from its Guarantee in accordance with the provisions of the Series A Indenture. References to Guarantor or Guarantors, where appropriate, shall include such Guarantor, or Guarantors, in its or their capacity as a grantor or mortgagor under the applicable Collateral Documents.

“Holder” or “Securityholder” means a Person in whose name a Note is registered on the registrar’s books.

“IBT MOU” means the Agreement for the Restructuring of the YRC Worldwide, Inc. Operating Companies, dated September 24, 2010, among YRC Inc., USF Holland, Inc. and New Penn Motor Express, Inc. and the Teamsters National Freight Industry Negotiating Committee.

“Identified Collateral” means any issued and outstanding equity interests of any Foreign Subsidiary (other than up to 65% of the issued and outstanding Equity Interests of any first tier Foreign Subsidiary to the extent directly owned by a Bank Group Loan Party).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Swap Obligations, if and to the extent that any of the foregoing would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding the foregoing, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Series A Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Series A Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Series A Indenture.

“Intercreditor Agreements” means the Senior Priority Lien Intercreditor Agreement, the Collateral Trust Agreement, the Unitary Collateral Trust Agreement and such other intercreditor agreements as may be entered into from time to time by the Company with respect to the Collateral.

“Issue Date” means                     , 2011.

“Last Reported Sale Price” means, on any date, the closing sale price per share of the Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall mean the last quoted bid price for the Common Stock on the OTC Bulletin Board, or if not so reported, by Pink Sheets LLC or a successor organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall mean the average of the mid-point of the last bid and ask prices for the Common Stock on such date from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidated Damages” means “Liquidated Damages” (as defined in the Registration Rights Agreement and calculated by the Company.

“Majority Class Holders” means, on any date, each of the Majority Note Class Holders and the Majority Other Note Class Holders.

“Majority Holders” shall mean, on any date, holders of Notes Obligations and Other Notes Obligations holding more than 50% of the sum of the aggregate outstanding amount of the Series A Notes and Other Notes on such date.

“Majority Note Class Holders” means, on any date, Holders holding more than 50% of the aggregate outstanding amount of the Series A Notes outstanding on such date.

“Majority Other Note Class Holders” means, on any date, Other Holders holding more than 50% of the aggregate outstanding amount of the Other Notes outstanding on such date.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement) on owned real property of the Company or any Guarantor, including any amendment, amendment and restatement, restatement, modification, supplement, extension, renewal or replacement thereto.

“Notes Obligations” shall mean, collectively, the unpaid principal of and interest on the Series A Notes and all other obligations and liabilities of the Company or any other Grantor (as defined in the Collateral Trust Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Indenture after the maturity of the Series A Notes and Post-Petition Interest (as defined in the Collateral Trust Agreement)) to the Trustee or any holder of Series A Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, the Documents, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses, Guarantees or otherwise (including, without limitation, all fees and disbursements of counsel, agents and professional advisors to the Trustee or any holder of Series A Notes that are required to be paid by the Company or any of the other Grantors pursuant to the terms of any of the foregoing agreements).

“Obligations” means, with respect to any indebtedness, any obligation thereunder or in connection therewith, including, without limitation, principal, premium and interest (including post-petition interest thereon), penalties, liquidated damages, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities, whether now existing or hereafter arising, whether arising before or after the commencement of any case with respect to any obligor thereof under the Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Officer” means the Chairman, Vice Chairman, Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a written certificate signed by any two Officers and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of, or counsel to, the Company, who is acceptable to the Trustee and delivered to the Trustee.

“Other Notes” means the Company’s 10% Series B Convertible Senior Secured Notes due 2015 described under “Description of Series B Notes.”

“Other Notes Documents” means the “New Money Convertible Note Documents” as defined in the Senior Priority Lien Intercreditor Agreement.

“Other Notes Indenture” means the indenture, dated as of Issue Date, among the Company, the guarantors party thereto and the Other Notes Indenture Trustee, pursuant to which the Other Notes will be issued.

“Other Notes Obligations” shall mean, collectively, the unpaid principal of and interest on the Other Notes and all other obligations and liabilities of the Company or any other Grantor (as defined in the Collateral Trust Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Other

Notes Indenture after the maturity of the Other Notes and Post-Petition Interest (as defined in the Collateral Trust Agreement)) to the Other Notes Trustee or any holder of Other Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, the Other Notes Documents, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses, Guarantees or otherwise (including, without limitation, all fees and disbursements of counsel, agents and professional advisors to the Other Notes Trustee or any holder of Other Notes that are required to be paid by the Company or any of the other Grantors pursuant to the terms of any of the foregoing agreements).

“Other Notes Trustee” means U.S. Bank National Association in it capacity as trustee under the Other Notes Indenture, together with its successors.

“Pension Fund Agent” means Wilmington Trust Company, in its capacity as agent, together with its successors and permitted assigns.

“Pension Fund Agreement” means the collective reference to (a) that certain Amended and Restated Contribution Deferral Agreement, to be dated as of the Issue Date, among the Pension Fund Agent, certain pension funds that are party thereto from time to time and the Pension Fund Obligors, (b) any Additional Pension Fund Agreement and (c) any other agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Pension Fund Agreement (as in existence on the Issue Date), any Additional Pension Fund Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement expressly provides that it is not intended to be and is not a Pension Fund Agreement.

“Pension Fund Documents” means the Pension Fund Agreement, each of the “Collateral Documents” as defined in the Pension Fund Agreement and any documents that are designated under the Pension Fund Agreement as “Pension Fund Security Documents” for purposes of the Senior Priority Lien Intercreditor Agreement and each guarantee by any Bank Group Loan Party of any or all of the Pension Fund Obligations.

“Pension Fund Obligations” means (a) all Deferred Pension Payments (as defined in the Pension Fund Agreement (dated as of the Issue Date)), any other obligations relating to deferred payments or otherwise in the nature of “principal” under the Pension Fund Agreement, interest (including without limitation any post-petition interest) on all payment obligations under the Pension Fund Agreement, and (b) all guarantee obligations, indemnification obligations, fees, expenses (including the fees and expenses of the Pension Fund Agent, the Pension Fund Agent’s agents, professional advisors and counsel) and other amounts payable from time to time pursuant to the Pension Fund Documents, in each case whether or not allowed or allowable in an insolvency proceeding.

“Pension Fund Obligors” means YRC Inc., USF Holland Inc., New Penn Motor Express, Inc., USF Reddaway Inc., USF Glen Moore Inc. and Transcontinental Lease, S. de R.L. de C.V. and each other Person (other than the Pension Fund Agent) who executes a guarantee of the Pension Fund Obligations.

“Pension Fund Priority Collateral” means owned real estate on which the Pension Fund Agent had a senior lien and the Bank Group Agent had a junior lien immediately prior to consummation of the Transactions to occur on the Issue Date.

“Pension Fund Secured Parties” means Pension Fund Agent, the “Funds” as defined in the Pension Fund Agreement, or any Persons that are designated under the Pension Fund Agreement as the “Pension Fund Creditors” for purposes of the Senior Priority Lien Intercreditor Agreement.

“Permitted Liens” has the meaning set forth in “Description of Series B Notes—Certain Definitions”.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Primary Holder Representatives” means, collectively, the Trustee and the Other Notes Trustee.

“Principal Market” means The NASDAQ Global Select Market or such other stock exchange or electronic quotation system on which the Common Stock is listed or quoted as of the applicable Trading Day.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors party thereto and the Holders party thereto, relating to the Series A Notes.

“Reinvestment Rate” shall mean with respect to the Series A Notes, 0.50% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the accelerated payment date of the Series A Notes. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Acceleration Premium shall be used.

“Required Charter Amendment” means an amendment to the Certificate of Incorporation increasing the Company’s total number of shares of Common Stock authorized for issuance to              shares of Common Stock.

“Restricted Subsidiary” has the meaning set forth in “Description of Series B Notes—Certain Definitions”.

“Restructuring Agreement” means the letter agreement related to restructuring, dated as of April 29, 2011, among the Company and the participating lenders party thereto.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means, collectively, (i) all Notes Obligations, (ii) all Other Notes Obligations and (iii) obligations owing to the Collateral Agent under the Collateral Trust Agreement and under the other Collateral Documents; provided, however, that to the extent any payment with respect to the Secured Obligations (whether by or on behalf of the Company or any Guarantor, as proceeds of Collateral, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Secured Parties” means the Collateral Agent, the Trustee, each Holder, the Other Note Trustee, each Other Note Holder and each other holder of Secured Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Security Agreement” means the Pledge and Security Agreement (including any and all supplements thereto), to be dated as of the Issue Date, by and among the Company, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties.

“Senior Priority After-Acquired Property” means any and all assets or property of the Company or any Guarantor that secures any Bank Indebtedness that is not already subject to the Lien under the Collateral Documents, except to the extent such asset or property constitutes Excluded Property.

“Senior Priority Lien Intercreditor Agreement” means the intercreditor agreement among the Bank Group Agent, the Collateral Agent, the Pension Fund Agent, the ABL Agent and the other parties from time to time party thereto, to dated as of the Issue Date, as it may be amended, amended and restated, restated, supplemented, modified replaced, extended, restructured or renewed from time to time in accordance with the Series A Indenture.

“Senior Priority Lien Obligations” means Bank Group Obligations, Pension Fund Obligations and ABL Obligations, in each case to the extent of the value of their Senior Lien collateral.

“Significant Subsidiary” has the meaning ascribed to such term in Regulation S-X (17 CFR Part 210). Unless the context requires otherwise, “Significant Subsidiary” shall refer to a Significant Subsidiary of the Company.

“Stated Maturity” when used with respect to any security, means the date on which the principal amount of such security becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Series A Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means any person of which at least a majority of the outstanding Voting Stock or the majority of the outstanding voting power of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder entered into with a counterparty that was a lender or an Affiliate of a lender under the Bank Group Credit Agreement or the ABL Credit Agreement at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Trading Day” means a day during which trading in securities generally occurs on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the Common Stock is then traded.

“Transactions” means the (i) the execution, delivery and performance by the Company of the Bank Group Credit Agreement, the borrowing of loans and the use of the proceeds thereof, the issuance of letters of credit thereunder and the execution, delivery and performance by the Bank Group Loan Parties of the other Bank Group Credit Documents, (ii) the consummation of the Non-US Tranche Conversion and Termination, the Swingline Loan Conversion, the Revolving Loan Conversion, the Deferred Amounts Conversion, the Term Loan Exchange and the Equity Exchange (all as defined in the Bank Group Credit Agreement) and (iii) the consummation of those certain transactions defined in the Restructuring Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in effect on the Issue Date, provided, however, that in the event the Trust Indenture Act is amended after such date, Trust Indenture Act means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Unitary Trust Agreement” means an agreement pursuant to which a unitary trust holds title to tractor trailers titled (as lienholder/secured party for the benefit of Collateral Agent and Bank Group Agent) in certain states not permitting recordation of second liens on certificates of title.

“Vehicle Title Custodian Agreement” means the Custodial Administration Agreement, to be executed on or before the Issue Date, by and among the Company, the Guarantors, VINtek, Inc., the Bank Group Representative and the Collateral Agent, as the same may be amended, amended and restated, restated, supplemented, modified, replaced, renewed or extended from time to time.

“Voting Stock” of a Person means Capital Stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

DESCRIPTION OF SERIES B NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Company,” “us” or “we” refer only to YRC Worldwide Inc. and not to any of its subsidiaries or affiliates.

The Company will issue on the Issue Date $100.0 million aggregate principal amount of 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) under an indenture (the “Series B Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Series B Notes include those stated in the Series B Indenture and those made part of the Series B Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Series B Notes will have the benefit of certain collateral security as provided in the Collateral Documents and discussed below under “—Security for the Series B Notes”. The Collateral Agent will enter into, on behalf of and binding as to all present and future Holders, the Senior Priority Lien Intercreditor Agreement, which will contain, for the benefit of the applicable Senior Secured Party with respect to any Collateral, provisions relating to (i) the junior status of the Liens in favor of the Collateral Agent for the benefit of the Secured Parties and various related limitations on the rights of the Collateral Agent (on behalf of the Trustee, the Other Notes Trustee, the Holders and the Other Note Holders) with respect to the Collateral and (ii) turn-over requirements with respect to payments to the Collateral Agent, the Trustee or Holders from proceeds of Collateral. See “—Security for the Series B Notes—Payments Over in Violation of Senior Priority Lien Intercreditor Agreement.”

The Series B Notes are convertible into shares of our Common Stock as described under “—Conversion Rights.”

The following description is only a summary of the material provisions of the Series B Indenture, the Registration Rights Agreement and the Collateral Documents. It does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below.

Brief Description of the Series B Notes

The Series B Notes:

•	are senior obligations of the Company;

•	are convertible into shares of Common Stock as described under “—Conversion Rights”;

•	are secured by junior-priority Liens in the Collateral that are subject only to Permitted Liens, as described under “—Security for the Series B Notes”;

•	are guaranteed on a senior secured basis by each Guarantor;

•	are structurally subordinated to any existing and future Indebtedness of Subsidiaries of the Company that are not Guarantors;

•

are effectively junior to the Company’s and the Guarantors’ indebtedness and other obligations that are either (i) secured by Liens on the Collateral that are senior or prior to the Liens securing the Series B Notes and the Other Notes, including the Senior Priority Lien Obligations to the extent of the value of such senior priority Lien Collateral, as described under “—Security for the Series B Notes” or (ii) secured by assets that are not part of the Collateral securing the Series B Notes to the extent of the value of the assets securing such obligations;

•	are pari passu in right of payment with all existing and future Indebtedness of the Company that is not subordinated in right of payment to the Series B Notes;

•

are effectively senior, together with the Other Notes on an equal and ratable basis, to all Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens securing the Series B Notes and unsecured Indebtedness of the Company to the extent that the value of the Collateral exceeds the amount of such senior obligations;

•	are secured on an equal priority basis with the Other Notes by Liens on the Collateral; and

•	are senior in right of payment to any future subordinated obligations of the Company.

Principal, Maturity and Interest

The Series B Indenture will provide for the issuance of up to $100.0 million of Series B Notes thereunder and an amount of additional notes issued in respect of interest payments on any such Series B Notes (“Series B PIK Notes”). The Series B Notes and any Series B PIK Notes will be issued in fully registered form only, without coupons, in minimum denominations of $1.00 and any integral multiple thereof. The Series B Notes will mature on March 31, 2015.

Interest will be payable on a semiannual basis in arrears on March 31 and September 30 of each year (each, an “Interest Payment Date”), commencing on September 30, 2011. The Company will make each interest payment to the Holders of record on the March 15 and September 15 immediately preceding the related Interest Payment Date. Interest on the Series B Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Upon the occurrence and during the continuation of an Event of Default, the interest rate will be increased by 2% per annum.

Interest on the Series B Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be paid only in-kind through the issuance of Series B PIK Notes (the “PIK Interest”) and will accrue for each interest period at 10% per annum. As used in this description, the term “Series B Notes” includes any Series B PIK Notes.

Methods of Receiving Payments on the Series B Notes

The Company will make all cash payments of principal and premium on each Note in global form registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global Note.

On each Interest Payment Date, the Company shall request the Trustee to, and the Trustee shall upon the Company’s request, authenticate and deliver Series B PIK Notes for original issuance to the Holders of the Series B Notes on the relevant record date, in an aggregate principal amount necessary to pay the PIK Interest. With respect to Series B PIK Notes represented by one or more global notes registered in the name of DTC or its nominee on the relevant record date, the principal amount of such Series B PIK Notes shall be increased by an amount equal to the amount of PIK Interest for the applicable interest period. Any Series B PIK Note so issued will be dated as of the applicable Interest Payment Date, will bear interest from and after such date and will be issued with the designation “PIK” on the face thereof. Notwithstanding anything to the contrary in this description, the Company may not issue Series B PIK Notes in lieu of paying interest in cash if such interest is payable with respect to any principal that is due and payable, whether at stated maturity, upon redemption, repurchase or otherwise.

Paying Agent and Registrar for the Series B Notes

The Trustee will initially act as paying agent and registrar in respect of the Series B Indenture. The Company may change the paying agent or registrar without prior notice to the Holders of the Series B Notes, and the Company or any of its Subsidiaries may act as paying agent.

Guarantees

The Guarantors will jointly and severally Guarantee, on a senior secured basis, our obligations under the Series B Notes and the other Documents (as well as the Other Note Documents). The initial Guarantors will be all of the Company’s domestic Subsidiaries that guarantee any Indebtedness of the Company or any of its or any of its Restricted Subsidiaries in an aggregate amount equal to or greater than $5.0 million. Not all of the Company’s Subsidiaries will Guarantee the Series B Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Documents to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could Guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Accepting the Exchange Offer—Fraudulent conveyance laws allow courts, under certain circumstances, to avoid or subordinate guarantees and require noteholders to return payments received from guarantors.”

Pursuant to the Series B Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other Person to the extent described below under “—Consolidation, Merger and Sale of Assets” and (B) the Capital Stock of a Guarantor may be sold or otherwise disposed of to another Person; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all of the assets of such Guarantor or the sale or other disposition of the Capital Stock of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Guarantor, including the sale or disposition of Capital Stock of a Guarantor, following which such Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all of the assets of a Guarantor,

in each case as permitted by the Series B Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Guarantee will be automatically released from its obligations thereunder.

The Guarantee of a Guarantor also will be automatically released:

(1)	upon the release or discharge of the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Secured Obligations;

(2)	upon the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of Senior Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described in the Intercreditor Agreements; or

(3)	if our obligations under the Series B Indenture are discharged in accordance with the terms of the Series B Indenture.

Ranking

Other Indebtedness versus Series B Notes

The Indebtedness evidenced by the Series B Notes will be senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including the Other Notes, will have the benefit, together with the Other Notes, of the junior-priority Liens on the Collateral described below under “— Security for the Series B Notes” and will be senior in right of payment to all future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Series B Notes. Pursuant to the Senior Priority Lien Intercreditor Agreement and the other applicable Collateral Documents, the Liens on the Collateral securing the Series B Notes will be junior in priority (subject to Permitted Liens described under “— Security for the Series B Notes”) to all Liens on the Collateral at any time granted to secure Senior Priority Lien Obligations, in each case to the extent of the value of the senior priority Lien Collateral. In addition, pursuant to the Series B Indenture and the Collateral Trust Agreement, the Liens on the Collateral granted to the Collateral Agent secure the Secured Obligations on an equal priority and ratable basis. As of March 31, 2011, after giving effect to the Transactions, the Company would have had Indebtedness of approximately $1.1 billion.

Liabilities of Subsidiaries versus Series B Notes

The Series B Notes will be guaranteed by the Guarantors. The Indebtedness evidenced by the Guarantees will be senior Indebtedness of the applicable Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor, including the Other Notes, will have the benefit, together with the Other Notes, of the junior-priority Liens on the Collateral described below under “—Security for the Series B Notes” and will be senior in right of payment to all future Indebtedness of such Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantees. Pursuant to the Senior Priority Lien Intercreditor Agreement and the other applicable Collateral Documents, the Liens on the Collateral securing the Guarantees will be junior in priority (subject to Permitted Liens described under “—Security for the Series B Notes”) to all Liens on the Collateral at any time granted to secure Senior Priority Lien Obligations, in each case to the extent of the value of the senior priority Lien Collateral. In addition, pursuant to the Series B Indenture and the Collateral Trust Agreement, the Liens on the Collateral granted to the Collateral Agent secure the Guarantees (as Secured Obligations) on an equal priority and ratable basis.

As of March 31, 2011, after giving effect to the Transactions, the Guarantors would have had Indebtedness of approximately $956.3 million.

All of the Company’s operations are conducted through its Subsidiaries. Some of its Subsidiaries are not guaranteeing the Series B Notes, and, as described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, under certain circumstances, the Company’s future Subsidiaries may not be required to guarantee the Series B Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the Series B Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company’s non-guarantor Subsidiaries.

At March 31, 2011, the total liabilities of the Company’s non-guarantor Subsidiaries were approximately $39.9 million, including trade payables.

Security for the Series B Notes

The Series B Notes and the Guarantees and all Notes Obligations with respect thereto under the Series B Indenture will be secured by junior-priority Liens on (subject to Permitted Liens) the Collateral in favor of the Collateral Agent. The Collateral consists of substantially the same assets securing the Bank Group Obligations; namely, substantially all of the tangible and intangible assets of the Company and the Guarantors, but in any event not including Excluded Property and any issued and outstanding equity interests of any foreign subsidiary (other than up to 65% of the issued and outstanding equity interests of any first tier foreign subsidiary) until the Bank Group Representative elects to include such equity interests in the collateral securing the Bank Group Obligations.

The Liens in favor of the Collateral Agent securing the Notes Obligations and the Other Notes Obligations and the Guarantees will be junior in priority to any and all Liens at any time granted:

•

with respect to ABL Priority Collateral, in favor of the ABL Agent (on a first-priority basis) for the benefit of the ABL Secured Parties and the Bank Group Agent (on a second-priority basis) for the benefit of the Bank Group Secured Parties to secure, respectively, ABL Obligations and Bank Group Obligations;

•

with respect to Pension Fund Priority Collateral, in favor of the Pension Fund Agent (on a first-priority basis) for the benefit of the Pension Fund Secured Parties and the Bank Group Agent (on a second-priority basis) for the benefit of the Bank Group Secured Parties, to secure, respectively, Pension Fund Obligations and Bank Group Obligations; and

•	with respect to Bank Group Priority Collateral, in favor of the Bank Group Agent (on a first-priority basis) for the benefit of the Bank Group Secured Parties.

The security interests in favor of the Collateral Agent will also be subject to Permitted Liens.

With respect to ABL Priority Collateral, Pension Fund Priority Collateral and Bank Group Priority Collateral: (i) the Person holding a Senior Lien on such priority Collateral, together with any other Persons on whose behalf such Person is holding such Senior Liens, are collectively referred to as the “Senior Secured Party” as to such priority Collateral; and (ii) any other Person holding a Lien on such priority Collateral (including the Collateral Agent), together with any other Persons on whose behalf such Person is holding such Liens, are collectively referred to herein as a “Junior Secured Party” as to such priority Collateral.

A “Senior Lien” with respect to any Collateral is initially the Lien of the Person who holds a first-priority Lien (as described above) on such Collateral until the obligations of such Person and the other Persons on whose behalf such Person is holding such Liens are paid in full and then is the Person (if any) who holds a second-priority Lien on such Collateral (such Lien, a “Junior Second Lien”) until the obligations of such Person and the other Persons whose behalf such Person is holding such Liens are paid in full. A “Junior Third Lien” with respect to any Collateral is a third priority Lien junior to the Senior Lien and Junior Second Lien with respect to such Collateral.

With respect to any Collateral, the Senior Secured Party for such Collateral, and any other Person that has a Lien on such Collateral that is senior to the Collateral Agent’s, may have rights and remedies that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of Holders and the Other Notes Holders.

On the Issue Date, the Collateral Agent will enter into the Senior Priority Lien Intercreditor Agreement with the Company, the Guarantors, the ABL Agent, the Pension Fund Agent, the Bank Group Agent, to provide for, among other things, the relative priorities of Liens on the Collateral, as set forth above.

In addition, on the Issue Date, the Company and the Guarantors will enter into a Collateral Trust Agreement with the Collateral Agent, the Trustee and the Other Notes Trustee. The Collateral Trust Agreement will set forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon all Collateral for the benefit of all present and future holders of Notes Obligations and Other Notes Obligations (if any) and all other Secured Parties.

The Collateral Agent will act for the benefit of:

•	the Holders;

•	the Other Notes Holders; and

•	the other Secured Parties.

The Collateral Agent will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of the Secured Obligations, all Liens on the Collateral created by the Collateral Documents for their benefit, subject to the provisions of the Intercreditor Agreements, each as described below.

Except as provided in the Collateral Trust Agreement or as directed by the Directing Parties in accordance with the Collateral Trust Agreement, as further described below in “—Enforcement of Liens”, the Collateral Agent will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Collateral Documents, the Liens created thereby or the Collateral.

Additional Senior Priority Lien Obligations

The Senior Priority Lien Intercreditor Agreement will provide that the Company and the Guarantors may incur additional Senior Priority Lien Obligations, in an amount not to exceed $100 million by increasing the commitments under the ABL Credit Agreement. All additional Senior Priority Lien Obligations will be pari passu in right of payment with the Series B Notes. Additional Senior Priority Lien Indebtedness will only be permitted to be secured by the Collateral if such Liens constitute Permitted Liens.

After-Acquired Collateral

From and after the Issue Date and subject to the express limitations set forth in the Collateral Documents, the Company and the Guarantors will agree that all Senior Priority After-Acquired Property shall be Collateral under the Series B Indenture and all appropriate Collateral Documents and shall take all necessary action, including the execution and delivery of such mortgages, deeds of trust, security instruments, supplements and joinders to security instruments, financing statements, certificates and opinions of counsel (in each case, in accordance with the applicable terms and provisions of the Series B Indenture and the Collateral Documents), so that such Senior Priority After-Acquired Property is subject to the Lien of appropriate Collateral Documents and such Lien is perfected and has priority over other Liens in each case to the extent required by and in accordance with the applicable terms and provisions of the Series B Indenture and the applicable Collateral Documents.

Information Regarding Collateral

The Company will furnish to the Collateral Agent, with respect to the Company or any Guarantor, ten days’ prior written notice of any change in (i) such Person’s corporate name, (ii) the location at which certain Collateral owned by such Person is located, (iii) such Person’s form or jurisdiction of organization, (iv) such Person’s organizational taxpayer identification number or (v) such Person’s mailing address. The Company will also furnish other customary collateral reports.

Further Assurances

Subject to the terms of the Collateral Documents, the Company and the Guarantors shall promptly (as applicable) make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its receivables, equipment, contracts, instruments, investment property, chattel paper, and other property or rights covered by the security interest hereby granted, as may be required and as the Collateral Agent may reasonably request to perfect, preserve and protect its security interest in the Collateral. The Company shall also be bound by the further assurances clauses contained in the other Collateral Documents, including the Collateral Trust Agreement.

Collateral Documents

The Company, the Guarantors and the Collateral Agent will enter Collateral Documents defining the terms of the security interests that secure the Series B Notes and the Guarantees and the Other Notes (and related guarantees). These security interests will secure the payment and performance when due of all of the Secured Obligations.

The applicable Collateral Documents will provide that, so long as no Notice of Acceleration is in effect, and subject to certain terms and conditions, the Company and the Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the applicable Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Collateral Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. Subject to the provisions of the Intercreditor Agreements, the Bank Group Agent will maintain in its possession certificates evidencing pledges of Capital Stock to the extent such Capital Stock is certificated and will also hold such certificates as agent for the Collateral Agent for perfection purposes. Further, pursuant to the Security Agreement, other than cash and cash equivalents held in Deposit Accounts constituting Excluded Property, the Company and the Guarantors will hold all cash and cash equivalents in deposit accounts subject to deposit account control agreements or in securities accounts subject to securities account control agreements. The deposit account control agreements will be among the Company or any Guarantor, a banking institution holding the Company’s or such Guarantor’s funds, the Collateral Agent, the Bank Group Agent, if any, and the ABL Agent, if any and to the extent applicable, with respect to collection and “control” for purposes of perfection under Article 9 of the Uniform Commercial Code of all deposits and balances held in all deposit accounts maintained by the Company or such Guarantor with such banking institution. The securities account control agreements will be among the Company or any Guarantor, the securities intermediary with which the Company or such Guarantor maintains a securities account, the Collateral Agent, the Bank Group Agent, if any, and the ABL Agent, if any and to the extent applicable, with respect to collection and “control” for purposes of perfection under Article 9 of the Uniform Commercial Code of all assets held in such Securities Account maintained by the Company or such Guarantor with such securities intermediary.

When a Notice of Acceleration is in effect, to the extent permitted by law and subject to the provisions of the Collateral Documents:

(a) Grantor will permit the Collateral Agent or its nominee, with prior notice to such Grantor, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Investment Property that is included in the Collateral and owned by such Person or any part thereof, and to receive all dividends and interest in respect of such Collateral;

(b) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law; and

(c) the Collateral Agent will have all other rights and remedies under the Collateral Documents.

In the event of the enforcement of the security interests in the Collateral, the holder of the Senior Lien, in accordance with the terms of the security agreements in respect of the Senior Priority Lien Obligations and the Senior Priority Lien Intercreditor Agreement described below, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it for the ratable benefit of the holders of the Senior Priority Lien Obligations.

The Senior Priority Lien Intercreditor Agreement

On the date of the Series B Indenture, the Collateral Agent, on behalf of all Secured Parties, will enter into the Senior Priority Lien Intercreditor Agreement with the Company, the Guarantors, the ABL Agent, on behalf of all ABL Secured Parties, the Pension Fund Agent, on behalf of all Pension Fund Secured Parties and the Bank Group Agent, on behalf of all Bank Group Secured Parties, to provide for, among other things, the junior nature of the Collateral Agent’s Liens. The Senior Priority Lien Intercreditor Agreement will include certain intercreditor arrangements relating to the junior rights of the Collateral Agent in the ABL Priority Collateral, the Bank Group Priority Collateral and the Pension Fund Priority Collateral as described under the caption “—Security for the Series B Notes” above.

The Senior Priority Lien Intercreditor Agreement will permit the ABL Obligations, the Bank Group Obligations, the Pension Fund Obligations and the Secured Obligations to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities set forth in the Senior Priority Lien Intercreditor Agreement, in each case without the consent of any Secured Party or any holder of ABL Obligations, Bank Group Obligations or Pension Fund Obligations, subject to certain restrictions, including the restrictions set forth in the caption “—Amendments” below.

Limitation on Enforcement of Remedies

The Senior Priority Lien Intercreditor Agreement will provide that the Senior Secured Party with respect to any Collateral shall have the exclusive right to exercise any rights and remedies with respect to such Collateral or to commence or prosecute the enforcement of any of the rights and remedies under the collateral documents securing the obligations of the Senior Secured Party or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the United States Bankruptcy Code (any such action, an “Enforcement Action”) with respect to any Senior Lien the Senior Secured Party has in such Collateral, without any consultation with or consent of any Junior Secured Party. The Senior Priority Lien Intercreditor Agreement will provide that, notwithstanding the foregoing, any Junior Secured Party may, subject to the provisions described in “—Releases” below, with respect to any Collateral, to the extent such Junior Secured Party is secured by a Lien that is immediately junior to the then Senior Lien with respect to such Collateral (the “Secondary Secured Parties”) take any Enforcement Action with respect to such Collateral or join with any person in commencing, or petition for or vote in favor of any Enforcement Action with respect to such Collateral, after a period of 180 days has elapsed since the date on which the Secondary Secured Party has delivered to the Senior Secured Party with respect to such Collateral written notice of the acceleration of the indebtedness owing to it (the “Standstill Period”).

Notwithstanding the expiration of the Standstill Period or anything in the Senior Priority Lien Intercreditor Agreement to the contrary, the Senior Priority Lien Intercreditor Agreement will provide that the Secondary Secured Party will not be able take any Enforcement Action with respect to the applicable Collateral, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any Enforcement Action with respect to such Collateral, if the Senior Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement and pursuit thereof), any Enforcement Action with respect to such Collateral or any such action or proceeding (prompt written notice thereof to be given to the Secondary Secured Party by the Senior Secured Party).

After the expiration of the Standstill Period, so long as the Senior Secured Party with respect to any Collateral shall have not commenced any action to enforce its Lien on any material portion of such Collateral, in the event that and for so long as the Secondary Secured Party have commenced any actions to enforce its Lien with respect to all or any material portion of such Collateral to the extent permitted under the Senior Priority Lien Intercreditor Agreement and is diligently pursuing such actions, the Senior Secured Party will not be able take any action of a similar nature with respect to such Collateral.

In addition, the Senior Priority Lien Intercreditor Agreement will provide that neither the Bank Group Agent, any other Bank Group Secured Party, the Pension Fund Agent, any other Pension Fund Secured Party, the Collateral Agent nor any holder of the Series B Notes or any holder of the Other Notes shall take any Enforcement Action with respect to, or join with any person in commencing, or petition for or vote in favor of any Enforcement Action with respect to, any of the Company’s or any of its Subsidiaries’ trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned, until after a period of 10 days has elapsed since the date on which such Person has delivered to the ABL Representative written notice of such Person’s intention to exercise any Enforcement Action under the applicable loan documents governing the indebtedness held by the applicable secured parties (the “ABL Standstill Period”) provided, however, that the applicable representative or secured parties may take any such Enforcement Action or join with any Person in commencing, or petitioning for or voting in favor of any such Enforcement Action prior to the end of the ABL Standstill Period if (i) an exigent circumstance arising as a result of fraud, theft, concealment, destruction, waste or abscondment then exists or (ii) an exigent circumstance other than an exigent circumstance as described in clause (i) above then exists, and, after notice thereof has been provided by the applicable representative to the ABL Representative, the ABL Representative has consented thereto.

Waivers of Remedies

The Senior Priority Lien Intercreditor Agreement will require the Collateral Agent, on behalf of the Secured Parties, to agree that, subject to the exception described under the caption “—Limitation on Enforcement of Remedies”:

•

they will not take or cause to be taken any action, the purpose or effect of which is to make (i) any junior Lien on any applicable Collateral pari passu with or senior to, or to give any holder of a junior Lien on any applicable Collateral any preference or priority relative to, the Senior Liens with respect to any applicable Collateral or (ii) any Junior Third Lien on any applicable Collateral pari passu with or senior to, or to give any holder of a Junior Third Lien on any applicable Collateral any preference or priority relative to, the Junior Second Liens with respect to any applicable Collateral;

•

they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an insolvency proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of any applicable Collateral by any holder of a Senior Lien or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any holder of a Senior Lien with respect to any applicable Collateral;

•

they have no right to (i) direct the holder of a Senior Lien to exercise any right, remedy or power with respect to any applicable Collateral or (ii) consent or object to the exercise by the holder of a Senior Lien of any right, remedy or power with respect to its Senior Lien on any applicable Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior Lien creditor or otherwise, they will irrevocably waive such right);

•

they will not institute any suit or other proceeding or assert in any suit, insolvency proceeding or other proceeding any claim against any holder of a Senior Lien seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any applicable Collateral;

•	they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings with respect to a junior Lien on any applicable Collateral (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce a junior Lien on any applicable Collateral, other than filing a proof of claim;

•	they will not commence judicial or nonjudicial foreclosure proceedings with respect to a junior Lien on any applicable Collateral; and

•	they will not seek, and hereby waive any right, to have any applicable Collateral or any other assets or any part thereof marshalled upon any foreclosure or other disposition of the Collateral.

Reciprocal waivers will be provided by the Bank Group Secured Parties, the ABL Secured Parties and the Pension Fund Secured Parties.

Relative Lien Priorities

The Senior Priority Lien Intercreditor Agreement will provide that notwithstanding the date, manner or order of grant, attachment or perfection of any Senior Lien, any Junior Second Lien or any Junior Third Lien, and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any security agreement, any alleged or actual defect or deficiency in any of the foregoing or any other circumstances whatsoever:

•

any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be and shall remain senior and prior to any junior Lien in respect of such Collateral;

•

any Junior Second Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be and shall remain senior and prior to any to any Junior Third Lien in respect of such Collateral;

•

any Junior Second Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral; and

•

any Junior Third Lien favor of the Collateral Agent in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, segregation or otherwise, shall be junior and subordinate in all respects to any Senior Lien and any Junior Second Lien in respect of such Collateral.

Prohibition on Contesting Liens

The Senior Priority Lien Intercreditor Agreement will provide that the no Bank Group Secured Party, Secured Party, Pension Fund Secured Party or ABL Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any insolvency proceeding), the validity, extent, perfection, priority or enforceability of any security interest of any Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties or ABL Secured Parties in any applicable Collateral. Notwithstanding any failure by any Bank Group Secured Party, Secured Party, Pension Fund Secured Party or ABL Secured Party to perfect its security interests in any applicable Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in any applicable Collateral granted to the Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties or ABL Secured Parties, the priority and rights as between the Bank Group Secured Parties, Secured Parties, Pension Fund Secured Parties and ABL Secured Parties with respect to any applicable Collateral shall be as set forth above under the caption “—Security for the Series B Notes”.

Access to Facility, Books and Records

Under the Senior Priority Lien Intercreditor Agreement, the Pension Fund Agent will acknowledge and agree that:

•

in connection with the exercise of the Collateral Agent remedies against the Company or any other Guarantor with respect to any Collateral (that is also collateral of the Pension Fund Agent) on which the Collateral Agent has a Junior Second Lien; or

•	if a Pension Fund Secured Party should acquire possession of any Pension Fund Priority Collateral in respect of which the Pension Fund Agent shall have a Senior Lien,

the Pension Fund Agent will allow the Collateral Agent to access Collateral on which the Collateral Agent has a Lien located at any such Pension Fund Priority Collateral constituting real property, subject to certain terms and conditions.

In addition, under the Senior Priority Lien Intercreditor Agreement, the Bank Group Agent and the Collateral Agent will acknowledge and agree that:

•	in connection with the exercise of ABL Agent remedies against the Company or any other ABL Borrowers with respect to any ABL Priority Collateral securing the ABL Obligations; or

•

if the Bank Group Agent or any other Bank Group Creditor should acquire possession of any applicable Collateral constituting real property in respect of which the Bank Group Agent shall have a Senior Lien and/or the Collateral Agent shall have a Junior Second Lien, the Bank Group Agent and the Collateral Agent will allow the ABL Agent to access ABL Priority Collateral located at any such Collateral constituting real property, subject to certain terms and conditions.

Application of Proceeds

The Senior Priority Lien Intercreditor Agreement will provide that all proceeds of any applicable Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of such Collateral, whether or not pursuant to an insolvency proceeding, and any distribution in any insolvency proceeding in respect of claims secured by such Collateral, shall be distributed as follows:

•	first, to the holders of Senior Liens on such Collateral until their secured obligations are paid in full,

•	second, to the holders of Junior Second Liens on such Collateral until their secured obligations are paid in full, and

•	thereafter, if applicable, to the holders of Junior Third Liens on such Collateral until their secured obligations are paid in full.

Payments Over in Violation of Senior Priority Lien Intercreditor Agreement

The Senior Priority Lien Intercreditor Agreement will provide that any Collateral that may be received by any holder of a junior Lien or which is otherwise received in violation of the Senior Priority Lien Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the applicable holder of the Senior Lien on such Collateral, in the same form as received, with any necessary endorsements. Each Secured Party will irrevocably authorize (i) the Pension Fund Agent and/or the Bank Group Agent to make any such endorsements in respect of Collateral securing the Pension Fund Obligations as agent for the Collateral Agent, (ii) the ABL Agent and/or the Bank Group Agent to make any such endorsements in respect of the ABL Priority Collateral as agent for the Collateral Agent and (iii) the Bank Group Agent to make any such endorsements in respect of the Bank Group Priority Collateral as agent for the Collateral Agent.

Releases

The Senior Priority Lien Intercreditor Agreement will provide that upon any release, sale or disposition of Collateral permitted pursuant to the terms of the loan documents governing the then Senior Priority Lien Obligations that results in the release of the Senior Lien on any applicable Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action but excluding any release on or after payment in full of the Senior Priority Lien Obligations), whether or not such sale or other disposition is expressly prohibited by the loan documents governing the then junior secured obligations, the junior Liens on such

Collateral shall be automatically and unconditionally released with no further consent or action of any Person and in any such instance, each of the junior secured parties shall, at the Company’s expense, promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Secured Party or the Company shall reasonably request in writing to evidence such release of the applicable junior Liens.

Bailees for Perfection

Under the Senior Priority Lien Intercreditor Agreement, each of the ABL Agent, on behalf of itself and each ABL Secured Party, the Bank Group Agent, on behalf of itself and each Bank Group Secured Party, the Collateral Agent, on behalf of itself and each Convertible Note Secured Party, will acknowledge that, to the extent that it or a third party on its behalf, holds physical possession of or has “control” (as defined in the Uniform Commercial Code) over, or is noted as a lienholder on or maintains possession or custody of any certificate of title with respect to any vehicle constituting, Collateral pursuant to the ABL Documents, the Bank Group Documents or the Collateral Documents, as applicable, the ABL Agent, on behalf of itself and each ABL Secured Party, the Bank Group Agent, on behalf of itself and each Bank Group Secured Party, the Collateral Agent, on its behalf and each Secured Party, as applicable, each will agree to, directly or through a third party, hold or control, or suffer to exist any notation thereof as lienholder on or maintain possession or custody of such certificate of title with respect to any vehicle constituting, such Collateral as bailee and as non-fiduciary agent for the ABL Agent, the Bank Group Agent and the Collateral Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC and applicable certificate of title laws), solely for the purpose of (i) perfecting the security interest (including any second-priority or third-priority security interest) granted under the ABL Documents, Bank Group Documents or the Collateral Documents, as applicable, in such Collateral and (ii) maintaining possession and custody by persons other than the Company or any subsidiary thereof (and providing for safekeeping) of any certificates of title with respect to any vehicles constituting Collateral in which any such security instrument has so been granted, all subject to the terms and conditions of the Senior Priority Lien Intercreditor Agreement.

DIP Financing

The Senior Priority Lien Intercreditor Agreement will provide that the aggregate principal amount of all Bank Group DIP Financings and ABL DIP Financings (collectively, “DIP Financings”), each as described below, will not exceed $175.0 million at any time in the aggregate, which amount shall be in addition to the total amount of ABL Obligations or Bank Group Obligations, as applicable, outstanding as of the date of commencement of any insolvency proceeding.

If any Bank Group Loan Party becomes subject to any insolvency proceeding, and if the Senior Secured Party with respect to the Bank Group Priority Collateral desires to consent (or not object) to the use of cash collateral under the United States Bankruptcy Code or to provide financing to any Bank Group Loan Party under the United States Bankruptcy Code or to consent (or not object) to the provision of such financing to any Bank Group Loan Party by the Senior Secured Party with respect to the Bank Group Priority Collateral (any such financing, “Bank Group DIP Financing”), then the junior secured parties with respect to the Bank Group Priority Collateral will agree with respect to the Bank Group Priority Collateral, and the ABL Agent will agree, on behalf of itself and the other ABL Secured Parties, that, except to the extent that such Bank Group DIP Financing seeks to impose a Lien that is senior to or equal in priority to Senior Liens held on Collateral other than the Bank Group Priority Collateral by the Pension Fund Secured Parties or ABL Secured Parties, each such Junior Secured Party and each ABL Secured Party, in each case in its respective capacity as a secured creditor (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Bank Group DIP Financing and (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such Bank Group DIP Financing except as set forth under the caption “—Other Agreements With Respect to Insolvency or Liquidation Proceedings” below; provided that the interest rate, fees, advance rates, lending limits and sub-limits and other terms are commercially reasonable under the circumstances. A Bank Group DIP Financing will be secured solely by the Bank Group Priority Collateral.

If any ABL Loan Party becomes subject to any insolvency proceeding, and if the Senior Secured Party with respect to the ABL Priority Collateral desires to consent (or not object) to the use of cash collateral under the United States Bankruptcy Code or to provide financing to any ABL Loan Party under the United States Bankruptcy Code or to consent (or not object) to the provision of such financing to any ABL Loan Party by the Senior Secured Party with respect to the ABL Priority Collateral (any such financing, “ABL DIP Financing”), then the junior secured parties with respect to the ABL Priority Collateral will agree and the Pension Fund Agent will agree, on behalf of itself and the other Pension Fund Secured Parties, that, except to the extent that such ABL DIP Financing seeks to impose a Lien that is senior to or equal in priority to Senior Liens held on Collateral other than the ABL Priority Collateral by such junior secured parties or Pension Fund Secured Parties, each such Junior Secured Party and each Pension Fund Secured Party, in each case in its respective capacity as a secured creditor (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing, and (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such ABL DIP Financing “—Other Agreements With Respect to Insolvency or Liquidation Proceedings”; provided that the interest rate, fees, advance rates, lending limits and sub-limits and other terms are commercially reasonable under the circumstances. An ABL DIP Financing will be secured solely by the ABL Priority Collateral.

Other Agreements With Respect to Insolvency or Liquidation Proceedings

The Senior Priority Lien Intercreditor Agreement will require the Collateral Agent to agree on behalf the Secured Parties that:

•

no Secured Party will, in or in connection with any insolvency proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any junior lien on any Collateral, or the value of any claims of such parties under Section 506(a) of the United States Bankruptcy Code or otherwise, as applicable; provided that the Collateral Agent may file a proof of claim in an insolvency proceeding, subject to the limitations contained in the Senior Priority Lien Intercreditor Agreement and only if consistent with the terms and the limitations on such Collateral Agent imposed by the Senior Priority Lien Intercreditor Agreement;

•

no Secured Party will seek relief from the automatic stay or from any other stay in any insolvency proceeding or take any action in derogation thereof, in each case in respect of (i) any Pension Fund Priority Collateral, without the prior written consent of the Pension Fund Agent, (ii) any ABL Priority Collateral, without the prior written consent of the ABL Agent or (iii) any Bank Group Priority Collateral, without the prior written consent of the Bank Group Agent; and

•

no Secured Party (other than in their respective capacities as unsecured creditors) will object to, contest, or support any other Person objecting to or contesting, (i) any request by the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Parties for adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral, or any adequate protection provided to the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Parties with respect to their Senior Liens or Junior Second Liens on any applicable Collateral or (ii) any objection by the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Pension Fund Agent or the other Pension Fund Secured Parties, the Bank Group Agent or the other Bank Group Secured Parties or the ABL Agent or other ABL Secured Party under Section 506(b) or 506(c) of the United States Bankruptcy Code or otherwise with respect to their Senior Liens or Junior Second Liens on any applicable Collateral. In any insolvency proceeding, (x) if the Pension Fund Secured Parties (or any subset thereof), the Bank Group Secured

Parties (or any subset thereof) or ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to their Senior Liens or Junior Second Liens on any applicable Collateral consisting of additional collateral (with replacement Liens on such additional collateral) and/or superpriority claims in connection with any DIP Financing or use of cash collateral, and the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, do not object to the adequate protection being provided to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, then in connection with any such DIP Financing or use of cash collateral the Collateral Agent, on behalf of the Secured Parties, may seek or accept adequate protection with respect to their junior Liens on the applicable Collateral consisting solely of (A) a replacement Lien on the same additional collateral, subordinated to the Senior Liens and, if applicable, Junior Second Liens, securing the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and such DIP Financing on the same basis as the other junior Liens securing the Secured Obligations are so subordinated to the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, under the Senior Priority Lien Intercreditor Agreement and (B) superpriority claims junior in all respects to the superpriority claims granted to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, provided, however, that the Collateral Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Secured Parties, in any stipulation and/or order granting such adequate protection with respect to their junior Liens on the applicable Collateral that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (y) in the event the Collateral Agent, on behalf of the applicable Secured Parties, seeks or accepts adequate protection with respect to their junior Liens on the applicable Collateral in accordance with clause (x) above and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of the Secured Parties, agrees that the Pension Fund Agent, Bank Group Agent or ABL Agent, as applicable, shall also be granted a Senior Lien on such additional collateral as security for the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and any such DIP Financing and that any Lien on such additional collateral shall be subordinated to the Liens on such collateral securing the Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Pension Fund Secured Parties, Bank Group Secured Parties or ABL Secured Parties, as applicable, as adequate protection, with such subordination to be on the same terms that the other junior Liens of the Collateral Agent are subordinated to the Senior Liens or Junior Second Liens, as applicable, on the applicable Collateral securing such Pension Fund Obligations, Bank Group Obligations or ABL Obligations, as applicable, under the Senior Priority Lien Intercreditor Agreement. The Collateral Agent, on behalf of the Secured Parties, will agree that except as expressly set forth above none of them shall seek or accept adequate protection with respect to their junior Liens on any applicable Collateral without the prior written consent of the Pension Fund Agent, Bank Group Agent or ABL Agent, as applicable, that holds such Senior Lien or Junior Second Lien, as applicable, on such Collateral.

Notice of Exercise of Remedies

The Senior Priority Lien Intercreditor Agreement will require, in the absence of an exigent circumstance, the Bank Group Agent and the ABL Agent to deliver to the Collateral Agent five business days prior written notice of its intention to commence any Enforcement Action or accelerate the Bank Group Obligations or the ABL Obligations, as applicable (such notice being a “Trigger Notice”). The Senior Priority Lien Intercreditor Agreement will further require that, if an exigent circumstance exists, the ABL Agent or the Bank Group Agent, as applicable, will give the Collateral Agent the Trigger Notice as soon as practicable and in any event contemporaneously with the taking of such action. Unless an exigent circumstance exists, for a period not to exceed five business days following delivery of a Trigger Notice and at any time following the receipt of a Purchase Notice, the Bank Group Secured Parties or the ABL Secured Parties, as applicable, will not commence any foreclosure or other action to sell or otherwise realize upon the applicable Collateral (provided that continuing collection of accounts receivable and certain other actions will not be prohibited) unless and until the applicable Person fails to consummate a purchase in accordance with the terms of such Purchase Notice.

Purchase Option

The Senior Priority Lien Intercreditor Agreement will provide that to the extent permitted by applicable law, at any time following receipt of a Trigger Notice or at any time following the commencement of an insolvency proceeding of the Company or a Guarantor, the Secured Parties shall have the continuing option (the “Purchase Option”) to purchase at par (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses, but excluding the early termination fee payable pursuant to the applicable loan documents and except that any letter of credit obligations shall be cash collateralized at an amount equal to 103.5% of the face amount of such letters of credit) all of the Bank Group Obligations from the Bank Group Secured Parties and/or all of the ABL Obligations from the ABL Secured Parties (such Convertible Note Secured Parties that exercise the Purchase Option are referred to as the “Purchasing Noteholders”) upon five Business Days prior written notice from Purchasing Noteholders (or their representative) to the Bank Group Agent and/or the ABL Agent, as applicable (the “Purchase Notice”). The Purchasing Noteholders also must satisfy certain other conditions.

However, if the Other Notes Holders shall have given a Purchase Notice, the Holders may, on or prior to the date specified as the closing date in such Purchase Notice, acquire the right to purchase such Purchase Option Obligations from the applicable Other Notes Holders upon one Business Day prior written notice and by delivering the purchase price therefor.

Amendments

The Senior Priority Lien Intercreditor Agreement will provide that the Collateral Agent, the Secured Parties and the Company may not, without the prior written consent of the Bank Group Agent, amend, modify, supplement, extend, replace, renew, restate or refinance the Notes Obligations or Other Notes Obligations if the effect thereof is to:

•

increase the interest rate applicable thereto (other than the imposition of the default rate of interest as provided in the Series B Indenture and the Other Notes Indenture, as applicable, as in effect on the Issue Date),

•

shorten the scheduled final maturity date of the Series B Notes or the Other Notes or any scheduled date of interim amortization thereof (other than in connection with the acceleration of the Series B Notes and the Other Notes in accordance with the terms of the Collateral Trust Agreement) or otherwise shorten the weighted average life to maturity of the Series B Notes or the Other Notes, or

•	add amortization payments or modify the amortization schedule of the Series B Notes or the Other Notes in a manner adverse to the Bank Group Loan Parties.

The Senior Priority Lien Intercreditor Agreement also provides that the Collateral Agent and the Secured Parties may not, without the prior written consent of the Bank Group Agent, sell, assign, transfer or encumber any interest in the Series B Notes, the Other Notes, the Series B Indenture, the Other Indenture or the Collateral Documents to any person or entity not bound to the Senior Priority Lien Intercreditor Agreement in the same manner as the Collateral Agent is bound under the Senior Priority Lien Intercreditor Agreement.

The Senior Priority Lien Intercreditor Agreement will also provide certain restrictions on the ability of the Bank Group Secured Parties’, the ABL Secured Parties’, the Pension Fund Secured Parties’ and the Company and its Subsidiaries’ ability to amend modify, supplement, extend, replace, renew, restate or refinance the Bank Group Obligations, the ABL Obligations and the Pension Fund Obligations, including:

•	absent consent, (other than any DIP Financing) if the effect thereof is to increase the interest rate applicable to the ABL Obligations by more than 2.0% per annum (other than the imposition of the default rate of interest as provided in the ABL Documents as of the Issue Date), provided that the foregoing limitation shall not apply to any ABL DIP Financing, including any rollup of the prepetition ABL Obligations as part of any ABL DIP Financing, provided by some or all of the ABL Secured Parties;

•

absent consent, (other than any DIP Financing) if the effect thereof is to increase the interest rate applicable to the Bank Group Obligations by more than 2.0% per annum (other than the imposition of the default rate of interest as provided in the Bank Group Documents as of the Issue Date); provided that payment of any amendment, consent or waiver fee shall be equated to interest rates based on an assumed three-year average life to maturity without any present value discount for purposes of calculating such 2.0%; and

•

absent consent, if the effect thereof is to increase the interest rate applicable to the Pension Fund Obligations (other than the imposition of the default rate of interest as provided in the Contribution Deferral Agreement as of the Issue Date).

Avoidance Actions

The Senior Priority Lien Intercreditor Agreement will provide that if any holder of a Senior Lien or Junior Second Lien on any Collateral is required in any insolvency proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Bank Group Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Bank Group Obligations, Pension Fund Obligations, Obligations with respect to the Series B Notes or Other Notes, or ABL Obligations, as applicable, shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred. The Senior Priority Lien Intercreditor Agreement will provide that none of the parties thereto shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made with respect to any applicable Collateral, whether by preference or otherwise.

Asset Dispositions in Insolvency

The Senior Priority Lien Intercreditor Agreement will provide that no Junior Secured Parties shall, in an insolvency proceeding or otherwise, oppose any sale or disposition of any assets of any Bank Group Loan Party, any Pension Fund Obligor or ABL Loan Party comprising any applicable Collateral that is supported by the holder of a Senior Lien on such asset or assets comprising such applicable Common Collateral, and all such parties will be deemed to have consented under Section 363 and/or Section 1123(a)(5)(d), as applicable, of the United States Bankruptcy Code (and otherwise) to any such sale and to have released their Liens on such assets; provided that, Junior Secured Parties may credit bid on the applicable Collateral in any such sale or disposition in accordance with Section 363(k) of the United States Bankruptcy Code; provided further that, any such credit bid must contemplate the payment in full in cash of the Bank Group Obligations, Pension Fund Obligations, ABL Obligations and/or the Obligations with respect to Series B Notes and/or the Other Notes, to the extent such obligations are secured by Liens that are senior in priority to the Lien of the Junior Secured Parties making such credit bid with respect to the Collateral that is the subject of such sale or disposition, upon closing of any resulting sale or disposition.

The Collateral Trust Agreement

On the Issue Date, the Company and the Guarantors will enter into the Collateral Trust Agreement with the Collateral Agent, the Trustee and the Other Notes Trustee. The Collateral Trust Agreement will set forth the terms on which the Collateral Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of Collateral for the benefit of all present and future Secured Parties.

The Collateral Trust Agreement will permit the Series B Notes and the Other Notes to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities and collateral trust arrangements set forth in the Collateral Trust Agreement, in each case without the consent of any Holder, any Other Notes Holder or any other Secured Party.

Enforcement of Liens

The Collateral Trust Agreement will provide that either the Trustee or the Other Notes Trustee may deliver to the Collateral Agent in respect of the Secured Obligations for which Trustee or the Other Notes Trustee acts, a notice (such notice, a “Notice of Acceleration”) stating that (a) the Secured Obligations for which the Trustee or the Other Notes Trustee acts as a representative have not been paid in full at the stated final maturity thereof and any applicable grace period has expired or (b) an event of default has occurred and is continuing under and as defined in the provisions of the Documents or the Other Notes Documents, as applicable and, as a result thereof, the related Secured Obligations outstanding under the Documents or the Other Notes Documents have become (or have been declared to be) due and payable in accordance with the terms of the Series B Indenture or the Other Notes Indenture and have not been paid in full. A Notice of Acceleration will be deemed to be in effect upon certain insolvency proceedings of the Company and/or the Guarantors.

So long as a Notice of Acceleration is in effect, the Collateral Agent, upon the written direction of the Directing Parties, as provided in the Collateral Trust Agreement, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, shall exercise the rights and remedies provided in the Collateral Trust Agreement and in the other Collateral Documents, as provided in the Collateral Trust Agreement. The Collateral Agent will not be empowered and shall have no obligation to take any Collateral enforcement action with respect to the Collateral under Collateral Trust Agreement or under any other Collateral Document unless a Notice of Acceleration is in effect. Subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, if a Notice of Acceleration is in effect, the Collateral Agent will comply with written instructions originated by the Directing Parties directing disposition of the funds in its control without further consent by the Company or the Guarantors. The Collateral Agent and the Secured Parties will agree that the Collateral Agent shall exercise all of its powers, rights and remedies under the Collateral Trust Agreement and under the Collateral Documents as directed in writing from the Directing Parties directing such exercise.

Equal and Ratable Sharing

The Collateral Trust Agreement will provide that the Liens granted to the Collateral Agent under the Collateral Documents shall be treated, as among the Secured Parties, as being for the equal and ratable benefit of all the Secured Parties (subject to the provisions of the Collateral Trust Agreement described under the caption “—Order of Application” below), without preference, priority, prejudice or distinction as to any Lien of any Secured Party over any other Secured Party. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any of the Secured Obligations secured by the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or any defect or deficiencies in the Liens securing the Secured Obligations or any other circumstance whatsoever, each Holder, each Other Notes Holder and each other Secured Party shall have equal priority on a pari passu and a pro rata basis to all of the Collateral and proceeds thereof.

Order of Application

The Collateral Trust Agreement will provide that, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, the Collateral Agent will have the right at any time to apply moneys held by it to the payment of due and unpaid “trustee fees” (as defined in the Collateral Trust Agreement).

In addition, the Collateral Trust Agreement will provide that, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, all moneys held by the Collateral Agent in the Collateral Account while a Notice of Acceleration is in effect shall, to the extent available for distribution (it being understood that the Collateral Agent may liquidate, without liability, investments prior to maturity in order to make a distribution) and unless otherwise directed by the Directing Parties, as provided herein, be distributed by the Collateral Agent in the following order of priority (with such distributions being made by the Collateral Agent to the Trustee and the Other Notes Trustee for the Secured Parties entitled thereto, and the Trustee and the Other Notes Trustee shall be responsible for insuring that amounts distributed to it are distributed to its Secured Parties in the order of priority set forth below):

•

First, to the Collateral Agent (and other trustees appointed pursuant to the Collateral Trust Agreement) for any unpaid trustee fees then due and then to any Secured Party that has theretofore advanced or paid any trustee fees constituting administrative expenses allowable under Section 503(b) of the United States Bankruptcy Code, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Secured Parties in proportion to the amounts of such trustee fees advanced by the respective Secured Parties and remaining unpaid on such distribution date;

•

Second, to any Secured Party which has theretofore advanced or paid any trustee fees other than such administrative expenses, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such distribution date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Secured Parties in proportion to the amounts of such trustee fees advanced by the respective Secured Parties and remaining unpaid on such distribution date;

•

Third, to the Trustee or the Other Trustee for any expenses earned, due and payable to such Person pursuant to the Documents and Other Documents and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Persons in proportion to the unpaid amounts thereof on such distribution date;

•

Fourth, to the holders of Secured Obligations in an amount equal to the unpaid principal and unpaid interest on and premium and other charges, if any, with respect to the Secured Obligations, and all other amounts constituting Secured Obligations (including but not limited to indemnities and payments for increased costs), in each case to the extent the same are due and payable, as of such distribution date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such holders in proportion to the unpaid amounts thereof on such distribution date;

•	Fifth, all other amounts owed to Secured Parties in any capacity pursuant to the Note Documents and the Other Note Documents and to the extent constituting Secured Obligations; and

•

Sixth, any surplus then remaining shall be paid to the Company and the Guarantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The proceeds from the sale of the Collateral remaining after the satisfaction of all Senior Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the Holders and the other Secured Parties. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

Release of Liens on Collateral

The Collateral Trust Agreement will provide that the Notes Obligations shall no longer be secured by the Collateral (or a portion thereof) and shall be released upon:

•

the termination of, and satisfaction in full of all of the outstanding Notes Obligations with respect to the Series B Notes (other than contingent indemnification obligations for which no claim has been made) as certified in writing by a responsible officer of the Company;

•

in whole or in part, to enable us to consummate the disposition of such Collateral to the extent not prohibited under the Documents and the Other Notes Documents as certified in writing by a responsible officer of the Company;

•	as required by the Senior Priority Lien Intercreditor Agreement; or

•

upon receipt by the Collateral Agent of written notice from the Trustee directing the Collateral Agent to cause the Liens on a portion or all of the Collateral (identified in such notice) securing the applicable Secured Obligations to be released and discharged.

Upon such termination and release, the Collateral Trust Agreement will require the Collateral Agent to promptly take certain other actions to effectuate the termination and release if requested by the Company.

The Collateral Trust Agreement will provide that, so long as no Notice of Acceleration shall be in effect, upon the sale or other disposition of all the Capital Stock of the Company or a Guarantor to any Person (other than the Company or any other Guarantor) in a transaction permitted (or not prohibited, as the case may be) by the Documents and the Other Notes Documents as certified in writing by a responsible officer of the Company:

•

the Company or such Guarantor and each Subsidiary of the Company or such Guarantor which is included in such sale or other disposition (such parties being referred to herein as “Included Grantors”) shall cease to be a party to the Collateral Trust Agreement or any Collateral Document and shall be released automatically from its obligations pursuant thereto;

•

the security interests created by the Collateral Documents entered into by such Included Grantors in all right, title and interest of such Included Grantors in the Collateral, and the security interests created by the Collateral Documents in the Capital Stock of such Included Grantors, shall terminate automatically, in each case only with respect to such Included Grantors and such Capital Stock (subject to any requirement with respect to the retention of proceeds of such sale or other disposition subject to the Collateral Trust Agreement or any other Collateral Document); and

•

any obligations of such Included Grantors shall, unless otherwise expressly notified by the Company to the Collateral Agent and the Directing Parties in writing, automatically cease to be Secured Obligations.

Upon any such termination and release, the Collateral Trust Agreement will require the Collateral Agent to promptly take certain other actions to effectuate the termination and release if requested by the Company.

Amendment of Collateral Documents

The Collateral Trust Agreement will provide that, with the written consent of the Directing Parties, the Collateral Agent, the Company and the Guarantors may, from time to time, enter into written agreements supplemental to the Collateral Trust Agreement or to any other Collateral Document for the purpose of adding to, or waiving any provisions of, the Collateral Trust Agreement or any other Collateral Document or changing in any manner the rights of the Collateral Agent, the Secured Parties or the Company and the Guarantors under the Collateral Trust Agreement or Collateral Documents; provided that no such supplemental agreement shall:

•

amend, modify or waive the amendments provision of the Collateral Trust Agreement without the written consent of the Trustee and the Other Notes Trustee but only if the relative rights of the Trustee or the Other Notes Trustee would be adversely affected thereby;

•

amend the definition of Directing Parties or any use of such defined term in the Collateral Trust Agreement, in each case without the written consent of the Trustee and the Other Notes Trustee (to the extent the Other Notes are then outstanding) but only if the rights of the Trustee or the Other Notes Trustee would be adversely affected thereby;

•

change the percentage specified in the definition of Majority Holders, Majority Note Class Holders or Majority New Other Note Class Holders or amend, modify or waive any provision regarding application of moneys or the definition of Secured Obligations or otherwise change the relative rights of the Secured Parties under the Collateral Trust Agreement in respect of payments or Collateral without the written consent of holders constituting the Majority Class Holders of Series B Notes and the Other Notes whose rights would be adversely affected thereby;

•

amend, modify or waive any provisions relating to the Secured Obligations section of the Collateral Trust Agreement without the written consent of the Trustee and the Other Notes Trustee, but only if the relative rights of the Holders (in the case of the Trustee) or the Other Notes Holders (in the case of the Other Notes Trustee) would be adversely affected thereby; or

•

amend, modify or waive certain provisions relating to the Collateral account, distributions or the rights and obligations of the Collateral Agent or otherwise adversely alter the duties, rights or obligations of the Collateral Agent under the Collateral Trust Agreement or under the other Collateral Documents without the written consent of the Collateral Agent.

Notwithstanding the foregoing, without the consent of the Directing Parties or any other Secured Party, the Collateral Agent, the Company and the Guarantors, at any time and from time to time, may, subject to the terms, conditions and provisions of the Senior Priority Lien Intercreditor Agreement, enter into one or more agreements supplemental to the Collateral Trust Agreement or to any other Collateral Document, in form and substance reasonably satisfactory to the Company, the Guarantors and the Collateral Agent:

•

to add to the covenants of the Company and/or the Guarantors for the benefit of the Secured Parties or to surrender any right or power herein conferred upon the Company and/or the Guarantors or add to the rights or benefits of the Secured Parties;

•

to mortgage or pledge to the Collateral Agent, or grant a security interest in favor of the Collateral Agent in, any property or assets as additional security for the Secured Obligations or to preserve, perfect or establish any liens on the Collateral to secure the Secured Obligations or the rights of the Collateral Agent with respect thereto;

•	to conform to any applicable law or to advice given by special or local counsel;

•

to cure any ambiguity, to correct or supplement any provision in the Collateral Trust Agreement or in any other Collateral Document which may be defective or inconsistent with any other provision therein or to make any other provision with respect to matters or questions arising thereunder which shall not be inconsistent with any provision of the Collateral Trust Agreement; provided, that any such action shall not adversely affect the Secured Parties;

•	to secure additional Secured Obligations otherwise permitted to be secured by the Collateral pursuant to the Documents and the Other Notes Documents;

•

to provide for the assumption of the Company’s or any Guarantor’s obligations under any Collateral Document in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

•

to make, complete or confirm any grant of a Lien on Collateral permitted or required by any Note Document or Other Note Document; to the extent required under the Senior Priority Lien Intercreditor Agreement or any other intercreditor agreement constituting a Collateral Document, to conform any Collateral Document to reflect permitted amendments or modifications to comparable provisions of any Bank Group Document; or to amend the Senior Priority Lien Intercreditor Agreement pursuant to the terms thereof or otherwise enter into another intercreditor agreement to the extent permitted under, and in accordance with the terms, conditions and provisions of the other applicable Note Documents and Other Notes Documents; or

•

to comply with the provisions of the Trust Indenture Act, or with any requirement of the Securities and Exchange Commission arising as a result of the qualification of the Series B Indenture and the Other Notes Indenture under the Trust Indenture Act.

The Collateral Agent will not enter into any amendment or supplement unless it has received a certificate of a responsible officer of the Company to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Documents or the Other Notes Documents. Prior to

executing any amendment adding Collateral, the Collateral Agent will be entitled to receive upon request an Opinion of Counsel addressing customary creation and perfection, (which Opinion of Counsel may be subject to customary assumptions and qualifications).

Limitation on Collateral Consisting of Subsidiary Securities

On the Issue Date, the Company will become subject to Rule 3-16 of Regulation S-X under the Securities Act. In such an event, the Capital Stock and other securities of a Subsidiary that are owned by the Company or any Guarantor otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such Capital Stock and other securities can secure the Series B Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other law, rule or regulation) requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock and other securities secure the Secured Obligations, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement).

However, in the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other law, rule or regulation) is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Secured Obligations in excess of the amount then pledged without filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately preceding paragraphs, if Rule 3-16 of Regulation S-X under the Securities Act becomes applicable to the Company, the Collateral for the benefit of the Holders may decrease or increase as described above. The Liens on such Capital Stock of such Subsidiaries for the benefit of any holders of future secured creditors may not be subject to the foregoing limitations. See “Risk Factors—Risks Relating to Accepting the Exchange Offer—The pledge of the capital stock or other securities of the issuer’s subsidiaries that secure the new convertible notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”

Mandatory Redemption; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Series B Notes. We will not have the right to redeem any Series B Notes.

We may, at any time and from time to time, purchase Series B Notes in the open market or otherwise, subject to compliance with the Series B Indenture and compliance with all applicable securities laws.

Conversion Rights

At any time after the effectiveness of the Required Charter Amendment, a Holder may convert any outstanding Series B Notes into Common Stock at an initial Conversion Price per share of approximately $0.0618 upon the terms described in this section. This represents an initial conversion rate (the “Conversion Rate”) of approximately 16,187 shares per $1,000 principal amount of the Series B Notes. The Conversion Price (and resulting Conversion Rate) is, however, subject to adjustment as described below. A Holder may convert Series B Notes only in minimum denominations of $1.00 and any integral multiple thereof.

Make Whole Premium

Upon conversion of Series B Notes by a Holder pursuant to this section, we will also pay to such Holder a make whole premium (“Make Whole Premium”) on the Series B Notes converted equal to the sum of undiscounted interest that would have been paid on the principal amount of such Series B Notes from the last date interest was paid immediately prior to such conversion through and including the Stated Maturity as though such Series B Notes had remained outstanding until the Stated Maturity. The Make Whole Premium will be payable in shares of Common Stock equal to the Conversion Price then in effect; provided, that the number of shares of Common Stock issuable with respect to the Make Whole Premium will be subject to the limitations set forth in the form of Series B Note.

Conversion Rate Adjustments

We will adjust the Conversion Rate from time to time if any of the following events occur:

(1)	If we exclusively issue Common Stock as a dividend or distribution on Common Stock, or if we effect a share split or share combination, then the Conversion Rate will be adjusted based on the following formula:

CR’ =	CR0 x OS’
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date (as defined below) of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after such ex-date or effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such ex-date or effective date; and

OS’	=	the number of shares of Common Stock outstanding immediately after such ex-date or effective date.

(2)	If we issue to all holders of Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Business Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent such rights or warrants are not exercised prior to their expiration):

CR’= CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such issuance;

CR’	=	the Conversion Rate in effect immediately after such ex-date;

OS0	=	the number of shares of Common Stock outstanding immediately after such ex-date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Business Day immediately preceding the date of announcement of the issuance of such rights.

(3)	If we distribute shares of any class of our Capital Stock, evidences of our indebtedness or other assets or property to all holders of Common Stock, excluding: (i) dividends or distributions referred to in clause (1) above; (ii) rights or warrants referred to in clause (2) above; (iii) dividends or distributions paid exclusively in cash; and (iv) spin-offs (as described below) to which the provisions set forth below in this clause applies; then the Conversion Rate will be adjusted based on the following formula:

CR’= CR0 x	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such distribution;

CR’	=	the Conversion Rate in effect immediately after such ex-date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive trading-day period ending on the Business Day immediately preceding the ex-date for such distribution; and

FMV	=	the Fair Market Value (as determined by our board of directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of the Common Stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “spin-off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off shall be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the effective date of the adjustment;

CR’	=	the Conversion Rate in effect immediately after the effective date of the adjustment;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after the effective date of the spin-off; and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the first ten consecutive Trading Day period after the effective date of the spin-off.

The adjustment to the Conversion Rate under the preceding paragraph will occur on the tenth Trading Day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this clause (3) to “10 days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable Conversion Rate.

(4)	If any cash dividend or other distribution is made to all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the ex-date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the ex-date for such distribution;

SP0	=	the Last Reported Sale Price of a share of Common Stock on the Trading Day immediately preceding the ex-date for such distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

(5)	If we or one of our subsidiaries make a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’= CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0	=	the Conversion Rate in effect on the date the tender or exchange offer expires;

CR’	=	the Conversion Rate in effect on the day next succeeding the date the tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires; and

SP’	=	the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this clause (5) shall occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days beginning on the Trading Day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable Conversion Rate.

As used in this section, “ex-date” shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question. Notwithstanding the foregoing, if the application of the foregoing formulas would result in a decrease in the Conversion Rate (other than as a result of a reverse stock split or a stock combination), no adjustment to the Conversion Rate (or the Conversion Price) shall be made.

The Conversion Price will not be adjusted until adjustments amount to 1% or more of the Conversion Price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

We will not issue fractional shares of Common Stock to a Holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the closing sale price of our Common Stock on the date of conversion.

We may from time to time increase the Conversion Rate (and thereby decrease the Conversion Price) if our board of directors determines that this reduction would be in the best interests of the Company. Any such determination by our board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 days.

Equity Voting Rights

Upon the effectiveness of the Required Charter Amendment, except as may be otherwise expressly provided in the Certificate of Incorporation or as expressly required by the General Corporation Law of the State of Delaware, Holders of the Series B Notes will be entitled, for so long as any Series B Notes remain outstanding, to vote on all matters on which holders of Common Stock generally are entitled to vote (or to take action by written consent of the stockholders), voting together as a single class with the shares of Common Stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Company and each Holder of Series B Notes will be entitled to such number of votes as such Holder would receive on an As-Converted-to-Common-Stock-Basis on the record date for such vote; provided, that, such number of votes shall be limited to              votes for each such share of Common Stock on an As Converted to Common Stock Basis in order to comply with NASDAQ Listing Rule 5640 and the policies promulgated thereunder unless compliance therewith has been waived by NASDAQ, or we have received a waiver of any comparable requirement of any other exchange on which we seek to list. Upon the effectiveness of the Required Charter Amendment, Holders of the Series B Notes also will be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and bylaws of the Company. As used herein, “As-Converted-to-Common-Stock-Basis” gives effect immediately prior to the applicable record date, with respect to an annual or special meeting of the Company’s stockholders, to the conversion of the Series B Notes into Common Stock in accordance with “—Conversion Rights” above.

Upon the effectiveness of the Required Charter Amendment and so long as any Series B Notes remain outstanding, the Company shall not take any action, directly or indirectly (including without limitation by merger or recapitalization), to amend, alter or repeal, or adopt any provision as part of the Certificate of Incorporation inconsistent with the purpose and intent of, ARTICLE ELEVENTH of the Certificate of Incorporation and the preceding paragraph, except upon the affirmative vote of a majority of the outstanding principal amount of the Series B Notes.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Series B Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or;

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Series B Notes pursuant to this section, then prior to the mailing of the notice to the Holders provided for in the next paragraph but in any event within 30 days following any Change of Control, we shall (i) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Series B Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or Holder who has accepted such offer, or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Series B Notes as provided for in this section.

Within 30 days following any Change of Control, we will mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to repurchase such Holder’s Series B Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Series B Notes purchased.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Series B Indenture applicable to a Change of Control Offer made by us and purchases all Series B Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditioned on the consummation of the Change of Control, if a definitive agreement is in effect for the Change of Control at the time of the making of such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Series B Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to Accepting the Exchange Offer—We may not be able to repurchase the new convertible notes when required.”

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Series B Notes as described above.

The provisions under the Series B Indenture relative to our obligation to make an offer to repurchase the Series B Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Series B Notes.

Suspension of Covenants

If on any date following the Issue Date (i) the Series B Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Series B Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below), the Company and the Restricted Subsidiaries will not be subject to the covenants in the Series B Indenture specifically listed under the following captions in this “Description of Series B Notes” (the “Suspended Covenants”):

(1)	“—Certain Covenants—Limitation on Indebtedness”;

(2)	“—Certain Covenants—Limitation on Restricted Payments”;

(3)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Certain Covenants—Limitation on Asset Sales”;

(5)	“—Certain Covenants—Limitation on Affiliate Transactions”; and

(6)	the third bullet point of “Consolidation, Merger or Sale of Assets”.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Series B Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Series B Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Series B Indenture with respect to future events.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to paragraph (a) or (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (b)(iii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” will be made as though such covenant had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”. In addition, for purposes of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions”, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of the covenant described under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or the Restricted Subsidiaries during the Suspension Period.

For purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales”, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Consolidation, Merger and Sale of Assets

We may, without the consent of the Holders of any of the Series B Notes, consolidate with, or merge into, any other Person or convey, transfer or lease substantially our properties and assets to, any other Person, if:

•

we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation organized and validly existing under the laws of United States, any State thereof or the District of Columbia and expressly assumes by supplemental indenture executed and delivered to the Trustee, all of our obligations under the Series B Indenture, the Series B Notes and the Collateral Documents;

•	after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing;

•

we deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the Series B Indenture and that all conditions precedent in the Series B Indenture provided for relating to such transaction have been complied with; and

•

immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”; or

(b) the Fixed Charge Coverage Ratio for the successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Series B Indenture. If the predecessor is still in existence after the transaction, it will, except in the case of a lease, be released from its obligations and covenants under the Series B Indenture, the Series B Notes and the Collateral Documents.

Certain Covenants

Required Charter Amendment

From the date that is sixty days after the Issue Date until the date on which the Required Charter Amendment is in full force and effect, then in addition to any other rights Holders may have under the Series B Indenture or under applicable law, as partial liquidated damages and not as a penalty, default damages will accrue on the Series B Notes at a rate of 20% per annum (“Required Charter Amendment Liquidated Damages”); provided that no such Required Charter Amendment Liquidated Damages shall be payable (i) in the event the Company duly convenes a special stockholders’ meeting within 60 days after the Issue Date to approve the Merger (as defined in the Restructuring Agreement), and the stockholders of the Company do not approve the Merger at such meeting and (ii) for any time after the effectiveness of the Required Charter Amendment. Required Charter Amendment Liquidated Damages will be due on the same interest payment dates as interest on the Series B Notes is payable, and will be paid in the same form as PIK Interest is paid.

Limitation on Indebtedness

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of the Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in the foregoing paragraph (a) shall not apply to

(i) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Credit Agreement as follows:

(A) Indebtedness under any Credit Agreement (other than an Asset Backed Credit Facility) in an aggregate principal amount outstanding at any time that does not exceed $             million, less all principal repayments of Indebtedness Incurred under this clause (b)(i)(A) with the Net Proceeds of Asset Sales utilized in accordance with clause (b)(i) of the covenant described under “—Limitation on Asset Sales”; and

(B) Indebtedness under any Asset Backed Credit Facility in an aggregate principal amount outstanding at any time that does not exceed $500.0 million;

(ii) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Series B Notes and the Guarantees issued on the Issue Date (plus any Series B PIK Notes issued from time to time as payment of PIK Interest on the Series B Notes and any increase in the principal amount of Series B Notes as a result of the payment of PIK Interest and, in each case, related guarantees thereof);

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this paragraph (b) or permitted to be Incurred under the Amended and Restated Credit Agreement as in effect on the Issue Date with respect to Sale/Leaseback Transactions permitted under the Amended and Restated Credit Agreement as in effect on the Issue Date including (x) the $149.4 million principal amount under the Contribution Deferral Agreement and the guarantees thereof, (y) the $140.0 million principal amount of Other Notes issued on the Issue Date and the guarantees thereof (plus any additional Other Notes issued from time to time as payment of pay-in-kind interest or liquidated damages on the Other Notes and any increase in the principal amount of the Other Notes as a result of a payment of pay-in-kind interest or liquidated damages and, in each case, related guarantees thereof) and (z) the Company’s $69.4 million aggregate principal amount of 6% convertible senior notes due 2014;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiaries, Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (iv), does not exceed the greater of $35.0 million and 1.5% of Total Assets at the time of Incurrence;

(v) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person and incurred in the ordinary course of business;

(vi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the Series B Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Company to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Secured Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of the Company or a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not the Company or a Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor in respect of the Series B Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Indebtedness incurred pursuant to Swap Agreements entered into in the ordinary course of business and not for speculative purposes and in respect of Bank Group Cash Management Obligations or ABL Cash Management Obligations;

(xi) Indebtedness of the Company and its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of the Company or, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $35.0 million and 1.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of paragraph (a) of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance upon this clause (xii));

(xiii) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof); provided that any Indebtedness or Disqualified Stock in excess of 100% of such net cash proceeds or cash shall have a date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred) that is later than the maturity date of the Series B Notes.

(xiv) any guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Series B Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Series B Notes or the Guarantee of the Company or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Series B Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Series B Notes or the Guarantee, as applicable, and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with the covenant described under “—Future Guarantors” to the extent such covenant is applicable.

(xv) the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under paragraph (a) of this covenant and clauses (ii), (iii), (iv), (xii), (xv) and (xvi) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is 91 days following the last maturity date of any Series B Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting Senior Priority Lien Obligations);

(B) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Series B Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Series B Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(C) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in accordance with the terms of the Series B Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(A) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of this covenant; or

(B) the Fixed Charge Coverage Ratio of the Company would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xviii) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds for a period not more than five (5) Business Days after the chief financial officer, principal accounting officer, treasurer or controller of the Company has knowledge thereof and (ii) in respect of customary netting services and overdraft protections in connection with deposit accounts, in each case for clauses (i) and (ii) in the ordinary course of business;

(xix) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause and pursuant to clause (xxiv) below, does not exceed $25.0 million (it being understood that any Indebtedness Incurred pursuant to this clause (xx) shall cease to be deemed Incurred or outstanding for purposes of this clause (xx) but shall be deemed Incurred for the purposes of paragraph (a) of this covenant from and after the first date on which such Foreign Subsidiary could have Incurred such Indebtedness under paragraph (a) of this covenant without reliance upon this clause (xx));

(xxi) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent of the Company to the extent described in clause (b)(iv) of the covenant described under “—Limitation on Restricted Payments”;

(xxiii)(a) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit; (b) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder; and (c) Attributable Debt or any other Capitalized Lease Obligations incurred in connection with a Sale/Leaseback Transaction existing on the Issue Date or otherwise permitted under the Series B Indenture;

(xxiv) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, non-U.S. joint ventures of the Company or any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xxiv), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxiv) and pursuant to clause (xx) above, does not exceed $25.0 million;

(xxv) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder; and

(xxvi) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit.

For purposes of determining compliance with this covenant:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxvi) above or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (i) and the Company shall not be permitted to reclassify all or any portion of any Indebtedness Incurred pursuant to such clause (i); and

(ii) subject to the proviso to clause (i) above, at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in paragraphs (a) and (b) of this covenant without giving pro forma effect to the Indebtedness Incurred pursuant to paragraph (b) of this covenant when calculating the amount of Indebtedness that may be Incurred pursuant to paragraph (a) of this covenant.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant or the covenant described under “—Limitation on Liens.” Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

(a) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; and (C) dividends or distributions by the Company pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, members of management or employees of the Company and its Subsidiaries);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or a Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (C) thereof), (vi)(C), (viii), (xiii)(B), (xiv)(b) and (xviii) of paragraph (b) of this covenant, but excluding all other Restricted Payments permitted by (b) of this covenant), is less than the amount equal to the Cumulative Credit (with the amount of any Restricted Payment made under this covenant in any property other than cash being equal to the Fair Market Value (as determined in good faith by the Company) of such property at the time made).

(b) The provisions of paragraph (a) of this covenant shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Series B Indenture;

(ii)(1) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company (contributed to the capital of the Company) or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”),

(2) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock, and

(3) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this paragraph (b) and not made pursuant to clause (ii)(2) of this paragraph (b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Indebtedness” so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith),

(2) such Indebtedness is subordinated to the Series B Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged,

redeemed, repurchased, defeased, acquired or retired for value except as otherwise permitted under clause (xv) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”,

(3) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Series B Notes then outstanding, and

(4) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Series B Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, members of management or employees of the Company and its subsidiaries;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or Incurred in accordance with the covenant described under “—Limitation on Indebtedness”;

(vi)(1) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(2) a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (2) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(3) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (b)(ii) of this covenant;

provided, however, in the case of each of (1) and (3) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $7.5 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) the payment of dividends on the Company’s Capital Stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of such Capital Stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company’s (or such direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed $35.0 million;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii) [Reserved];

(xiii) the payment of Restricted Payments, if applicable:

(1) in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses of any direct or indirect parent of the Company in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and their Subsidiaries;

(2) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Indebtedness”; and

(3) in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent;

(xiv)                                                                                                                                     payments made in connection with the Transactions;

(xv) [Reserved];

(xvi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvii) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xviii) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xix) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the covenant described under “—Limitation on Asset Sales” and “Change of Control”; provided that all Series B Notes tendered by Holders of the Series B Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with “Consolidation, Merger and Sale of Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by the Series B Indenture) and that all Series B Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (x), (xi) and (xiii)(B) of this paragraph (b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (b)(i) through (xx) of this covenant, or is permitted pursuant to paragraph (a) of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

(d) As of the Issue Date, all of the Subsidiaries of the Company shall be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Company or any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary; except in each case for such encumbrances or restrictions existing under or by reason of:

(A) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement, and any notes issued pursuant thereto and guarantees thereof, any fee letters related thereto, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, refinanced, or otherwise modified, in whole or in part, from time to time, and the Contribution Deferral Agreement (or otherwise required by such agreements in effect on the Issue Date);

(B) the Series B Indenture, the Series B Notes (and any guarantees thereof), the Other Notes Indenture, the Other Notes (and any guarantees thereof) and the Collateral Documents (or otherwise required by such agreements);

(C) applicable law or any applicable rule, regulation or order;

(D) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (and proceeds and accessions thereto);

(E) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(F) Secured Indebtedness otherwise permitted to be Incurred pursuant to the Series B Indenture that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(G) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(H) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(I) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired (or proceeds and accessions thereto);

(J) customary provisions contained in leases, subleases, licenses, sublicenses and other similar agreements entered into in the ordinary course of business;

(K) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(L) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Series B Notes (as determined in good faith by the Company), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to the covenant described under “— Limitation on Indebtedness”;

(M) any Restricted Investment not prohibited by the covenant described under “— Limitation on Restricted Payments” and any Permitted Investment;

(N) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; or

(O) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, restructurings or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Asset Sales

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series B Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (a)(iii) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this paragraph (a).

(b) Subject to the terms, conditions and provisions of the Intercreditor Agreements, within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (A) Indebtedness constituting Senior Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or otherwise cash collateralize any such Senior Priority Lien Obligations), (B) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (C) Secured Obligations or (D) other senior Indebtedness that is secured by a Lien permitted under the Series B Indenture, including the Other Notes (“Pari Passu Indebtedness”) (provided that the Company will equally and ratably reduce Secured Obligations through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, the pro rata principal amount of Series B Notes), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or

(ii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace, restore, repair or rebuild the properties and assets that are the subject of such Asset Sale.

In the case of clause (b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18 month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, or is not applied prior to such 18 month anniversary, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Series B Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Series B Notes, as described in clause (i) of this paragraph (b), shall be deemed to have been invested whether or not such offer is accepted)

will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall make an offer to all Holders of Series B Notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Series B Notes (and such Pari Passu Indebtedness), that is at least $1.00 and an integral multiple of $1.00 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Liquidated Damages, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this covenant. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of paragraph (f) of this covenant, with a copy to the Trustee. To the extent that the aggregate amount of Series B Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by the Series B Indenture. If the aggregate principal amount of Series B Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Series B Notes to be purchased in the manner described in paragraph (e) of this covenant. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Series B Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Series B Indenture, The Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Series B Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate certifying as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of paragraph (b) of this covenant. On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company or a Wholly-Owned Restricted Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Company, and to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Series B Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee are greater than the purchase price of the Series B Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this covenant.

(e) Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Security purchased. If at the end of the Offer Period more Series B Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Series B Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Series B Notes are listed, or if such Series B Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements). Selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness.

(f) Notices of an Asset Sale Offer shall be delivered electronically or mailed first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Series B Notes at such Holder’s registered address. If any Security is to be purchased in part only, any notice of purchase that relates to such Security shall state the portion of the principal amount thereof that has been or is to be purchased.

Limitation on Affiliate Transactions

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable (taken as a whole) to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(b) The provisions of paragraph (a) of this covenant shall not apply to the following:

(i) transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Series B Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by the covenant described under “—Limitation on Restricted Payments” and the definition of Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company;

(iv) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this covenant;

(v) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors in good faith;

(vi) any agreement as in effect as of the Issue Date (or otherwise required pursuant to any agreement in effect on the Issue Date), any amendment, modification, supplement, extension, renewal, replacement or restructuring thereto (so long as any such agreement together with all amendments, modifications, supplements, extensions, renewals, replacements or restructurings thereto, taken as a whole, is not materially more disadvantageous to the Holders of the Series B Notes than the original agreement as in effect on the Issue Date), any agreement required thereby or any transaction contemplated thereby as determined in good faith by the Company;

(vii) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Holders of the Series B Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(viii) the Transactions, and the payment of all fees and expenses related to the Transactions and the performance by the Company or any of its Restricted Subsidiaries of any agreement in connection with the Transactions;

(ix) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series B Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(x) any transaction effected as part of a Qualified Receivables Financing;

(xi) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(xii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors or the board of directors of any direct or indirect parent of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(xiii) any contribution to the capital of the Company;

(xiv) transactions permitted by, and complying with, the covenant described under “—Consolidation, Merger and Sale of Assets”;

(xv) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii) any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(xix) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any provision set forth in the Series B Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur or suffer to exist any Lien on or with respect to the Collateral other than Permitted Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries to create, Incur or suffer to exist any Lien, other than Permitted Liens, on any asset or property of the Company or any such Restricted Subsidiary of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired unless the Secured Obligations are secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Secured Obligations shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien.

Any Lien on property securing the Secured Obligations for the benefit of the Secured Parties shall be automatically and unconditionally released and discharged in accordance with the terms and provisions of the Intercreditor Agreements and, to the extent applicable and not in conflict with the Intercreditor Agreements, the Series B Indenture and the other applicable Collateral Documents.

Future Guarantors

The Company will cause each Domestic Subsidiary that guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate amount of $5.0 million or more to (a) promptly execute and deliver to the Trustee a supplemental indenture to the Series B Indenture pursuant to which such Domestic Subsidiary shall guarantee the Secured Obligations on the same secured basis, (b) promptly execute and deliver to the Trustee and the Collateral Agent a joinder to the Intercreditor Agreements and (c) within 45 days execute and deliver to the Collateral Agent such Collateral Documents or supplements or joinders thereto as are necessary for such Domestic Subsidiary to become a grantor or mortgagor under all applicable Collateral Documents and take all actions so that the Lien of the Collateral Documents on the property and assets of such Domestic Subsidiary are perfected and have priority over other Liens to the extent required by, and in accordance with, the applicable terms and provisions of the Series B Indenture and the Collateral Documents.

SEC Reports

We will file with the Trustee, within 15 days after we file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to provide the Trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided to the Trustee at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements.

We will also disclose in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K to be filed with the SEC from and after the Issue Date so long as any Series B Notes remain outstanding, which disclosure will set forth the then outstanding aggregate principal amount of the Series B Notes and the maximum number of shares of Common Stock which may be issued in connection therewith after taking into account any conversions of the Series B Notes and the payment of the Make Whole Premium as of the end of the fiscal period to which such report relates and, to the extent available, as of a more recent date for which such information is available at the time such report is filed with the SEC.

Modification and Waiver

Subject to certain exceptions, the Series B Indenture, any Guarantee and the Series B Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Series B Notes then outstanding and any existing default or compliance with any provisions thereof may also be waived with the consent of the Holders of a majority in principal amount of the Series B Notes then outstanding (other than Series B Notes beneficially owned by the Company or its Affiliates). However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

•	change the Stated Maturity of the principal of, the time at which any Note may be redeemed, or payment date of any installment of interest or Liquidated Damages, if any, on any Series B Note;

•

reduce the principal amount of, the premium due in respect of, or the rate of interest on or Liquidated Damages, if any, on any Series B Note, or alter the manner of calculation of interest or Liquidated Damages, if any, or the rate of accrual, on any Series B Note;

•	change the currency in which the principal of any Series B Note or interest or Liquidated Damages, if any, is payable;

•

impair the right to receive payment of, or institute suit for the enforcement of any payment of, principal of, premium due in respect of, or interest or Liquidated Damages, if any, on, any Series B Note when due;

•	adversely affect any right provided in the Series B Indenture to convert any Series B Note including with respect to any Make Whole Premium;

•	modify the ranking of the Series B Notes or any Guarantee in a manner adverse to the rights of the Holders of the Series B Notes;

•	reduce the percentage in principal amount of the outstanding Series B Notes necessary to modify or amend the Series B Indenture or to consent to any waiver provided for in the Series B Indenture;

•	waive a default in the payment of principal of, premium due in respect of, or interest or Liquidated Damages, if any, on, any Series B Note;

•

modify or change the provision of the Series B Indenture regarding waiver of past default, the provision regarding rights of Holders to receive payment and the provision regarding amendments that require the consent of each Holder; or

•	make any change in the provisions in the Intercreditor Agreements or the Series B Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders.

The Holders of a majority in principal amount of the outstanding Series B Notes may, on behalf of the Holders of all Series B Notes:

•	waive compliance by us with restrictive provisions of the Series B Indenture other than as provided in the preceding paragraph; and

•

waive any past default under the Series B Indenture and its consequences, except a default in the payment of the principal of or any interest on any note or in respect of a provision which under the Series B Indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected.

Notwithstanding the preceding, without the consent of any Holder of the Series B Notes, the Company, the Guarantors and Trustee may amend or supplement the Series B Indenture, any Guarantee and the Series B Notes:

•	to cure any ambiguity, defect or inconsistency in the Series B Indenture;

•	to evidence a successor to us and the assumption by the successor of our obligations under the Series B Indenture, the Series B Notes and the Collateral Documents;

•	to make any change that does not adversely affect the rights of any Holder of the Series B Notes;

•	to provide the Holders of the Series B Notes with any additional rights or benefits;

•	to complete or make provision for certain other matters contemplated by the Series B Indenture;

•

to add additional Guarantors to the Series B Indenture, any Collateral Document or the Collateral Trust Agreement, or to add Collateral to secure the Secured Obligations or otherwise enter into additional or supplemental Collateral Documents pursuant to, and to the extent permitted by, the Series B Indenture, any Collateral Document or otherwise;

•

to release any Guarantor from any of its Secured Obligations under its Guarantee (to the extent in accordance with the provisions of the Series B Indenture and the Collateral Documents, as applicable);

•

to release Collateral from the Liens when permitted or required by the Series B Indenture, the Collateral Trust Agreement, the Senior Priority Lien Intercreditor Agreement and the other Collateral Documents;

•

to make, complete or confirm any grant of a Lien on Collateral permitted or required by the Series B Indenture or any of the Collateral Documents or, to the extent required under the Intercreditor Agreements, to conform any Collateral Documents to reflect permitted amendments or other modifications to comparable provisions under any security documents in respect of Bank Group Obligations, ABL Obligations or Pension Fund Obligations;

•

to amend the Senior Priority Lien Intercreditor Agreement pursuant to the terms thereof or otherwise enter into an intercreditor agreement in respect of any credit facility permitted by the Series B Indenture to the extent permitted under the Intercreditor Agreements and provided such intercreditor agreement is not less favorable to the Secured Parties (taken as a whole) than the Intercreditor Agreements in effect as of the Issue Date; or

•	to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC arising as a result of the qualification of the Series B Indenture under the Trust Indenture Act.

In addition, except as otherwise provided in the New Money Note Documents (as defined in the Collateral Trust Agreement), without the consent of the Holders of at least 66 2/3% in aggregate principal amount of Series B Notes then outstanding, no amendment or waiver may release all or substantially all of the Guarantors from their Obligations under the New Money Note Documents or all or substantially all of the Collateral from the Lien of the Series B Indenture and the Collateral Documents, or modify or supplement the Collateral Documents in any way that would be adverse to the Holders of the Series B Notes in any material respect.

The Collateral Documents may be amended or supplemented as set forth under the caption “—Security for the Series B Notes—Amendment of Collateral Documents” above.

Events of Default

Each of the following is an “Event of Default”:

(1)	a default in the payment of any interest, or Liquidated Damages, if any, upon any of the Series B Notes when due and payable and such default continues for a period of 30 days;

(2)	a default in the payment of the principal or premium of the Series B Notes when due;

(3)	a failure to comply with any of our agreements in the Series B Indenture or the Series B Notes which continues for 45 days;

(4)

(i) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our or our Subsidiaries’ Indebtedness (including Indebtedness with respect to the Other Notes), or the acceleration of the final stated maturity of any such Indebtedness (other than Indebtedness with respect to the Other Notes) (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by us or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 10-day period described above has elapsed), aggregates $15.0 million or more at any time; or (ii) the acceleration of the final stated maturity of the Indebtedness with respect to the Other Notes;

(5)	failure by us or any of our Significant Subsidiaries to pay when due any final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $15.0 million, which judgments are not stayed, bonded or discharged within 60 days after their entry;

(6)	our failure to issue Common Stock upon conversion of Series B Notes by a Holder in accordance with the provisions set forth in the Series B Indenture and the Series B Notes;

(7)	any Guarantee by a Significant Subsidiary shall for any reason cease to be in full force and effect or be asserted by the Company or any such guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Guarantee in accordance with the provisions of the Series B Indenture);

(8)	the IBT MOU shall be declared invalid or illegal, shall be terminated, or shall no longer be in full force and effect

(9)	events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries;

(10)	unless such Liens have been released in accordance with the provisions of the Series B Indenture and the Collateral Documents, Liens in favor of the Collateral Agent for the benefit of the Secured Parties with respect to all or a substantial portion of the Collateral cease to be valid, enforceable, or perfected Liens (subject only to Permitted Liens) or the Company or any Guarantor asserts in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(11)	the failure by the Company or any Guarantor to comply for 60 days after notice with any of its agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Series B Notes and would not materially affect the value of the Collateral taken as a whole.

If an Event of Default described above (other than an Event of Default specified in clause (4)(ii) or (9) above with respect to the Company) occurs and is continuing, subject to the provisions, terms and conditions of the Intercreditor Agreements, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Series B Notes may declare the principal amount of and accrued and unpaid interest (including the payment of the Acceleration Premium), on all Series B Notes to be immediately due and payable in cash. This declaration may be rescinded if the conditions described in the Series B Indenture are satisfied. If an Event of Default of the type referred to in clause (4)(ii) or (9) above with respect to the Company occurs, the principal amount of and accrued and unpaid interest, and Liquidated Damages, if any, on the outstanding Series B Notes (including the Acceleration Premium) will automatically become immediately due and payable in cash.

Within 90 days following a Default, the Trustee must give to the registered Holders of Series B Notes notice of all uncured Defaults known to it. The Trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered Holders, except in the case of a default in the payment of the principal of, or interest, or Liquidated Damages, if any, on, any of the Series B Notes when due or due for purchase.

Subject to the provisions of the Series B Indenture, the Holders of a majority in principal amount of the outstanding Series B Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. Subject to the provisions of the Series B Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Series B Indenture at the request or direction of any of the Holders of the Series B Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, when due or the right to convert a Series B Note in accordance with the Series B Indenture, no Holder may institute a proceeding or pursue any remedy with respect to the Series B Indenture or the Series B Notes unless the conditions provided in the Series B Indenture have been satisfied, including among other things:

•	Holders of at least 25% in principal amount of the outstanding Series B Notes have requested in writing that the Trustee pursue the remedy; and

•	Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

We are required to deliver to the Trustee annually a certificate indicating whether the officers signing the certificate know of any Default by us in the performance or observance of any of the terms of the Series B Indenture. If the officers know of a Default, the certificate must specify the status and nature of all Defaults.

Registration Rights

We and the Guarantors will enter into a Registration Rights Agreement for the benefit of certain Holders of the Series B Notes and the shares of our Common Stock issuable on conversion of the Series B Notes or otherwise on account of the Series B Notes. Under the Registration Rights Agreement, we will at our cost, use our commercially reasonable efforts to keep a shelf registration statement effective until the earlier of:

•	the sale under the shelf registration statement of all of the Series B Notes and any shares of our Common Stock issued on their conversion or otherwise under the terms of the Series B Notes; and

•

the date the Series B Notes and any shares of our Common Stock issued on their conversion or otherwise under the terms of the Series B Notes may be sold without restriction under Rule 144 of the Securities Act (such date, the “effective period”).

If we do not fulfill certain of our obligations under the Registration Rights Agreement, we will be required to pay additional amounts in partial liquidated damages in the form of additional Series B Notes to the holders party to the Registration Rights Agreement. See “Registration Rights.”

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Series B Notes for cancellation or (2) all outstanding Series B Notes have become due and payable or will become due and payable at the Stated Maturity within one year) and, in each case, we irrevocably deposit with the Trustee cash, in immediately available funds, sufficient to pay and discharge all amounts due and owing on all outstanding Series B Notes, together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at Stated Maturity, and if in each case all other Secured Obligations have been paid and satisfied in full, then the Series B Indenture shall, subject to certain exceptions, cease to be of further effect.

Governing Law

The Series B Indenture, the Series B Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

The definitions set forth under this subheading relate solely to the Series B Notes.

“ABL Agent” means Morgan Stanley Senior Funding, Inc. and/or other financial institutions selected by Morgan Stanley Senior Funding, Inc. and acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed, together with its successors and permitted assigns.

“ABL Borrowers” means YRC, Inc., USF Holland Inc. and USF Reddaway Inc.

“ABL Cash Management Obligations” means, with respect to any ABL Loan Party any obligations of such ABL Loan Party owed to any ABL Secured Party in respect of treasury management arrangements, depositary or other cash management services including in connection with any automated clearing house transfers of funds or similar transactions.

“ABL Credit Agreement” means (a) the Credit Agreement, to be dated as of the Issue Date, by and among the Company, certain of its Subsidiaries party thereto from time to time, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent thereunder, together with its successors and permitted assigns, and the ABL Agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the ABL Credit Agreement (as in existence on the Issue Date), any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not a ABL Credit Agreement hereunder.

“ABL Documents” means the ABL Credit Agreement, any guarantee by any ABL Loan Party of any or all of the ABL Obligations and the security documents entered into in connection with the ABL Credit Agreement (as in existence on the Issue Date), and any other documents that are designated under the Senior Priority Lien Intercreditor Agreement as “ABL Security Documents” for purposes of the Intercreditor Agreements.

“ABL Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the ABL Credit Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Credit Agreement, (c) all guarantee obligations, indemnification obligations, fees, expenses and other amounts payable from time to time pursuant to the ABL Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding and (d) all ABL Swap Obligations to the extent reserves shall have been established in respect thereof under the “Borrowing Base” (as defined in the ABL Credit Agreement). ABL Obligations may also include ABL Cash Management Obligations. For the avoidance of doubt, no Excess Obligations (as defined in the Senior Priority Lien Intercreditor Agreement) shall be ABL Obligations.

“ABL Loan Parties” means the ABL Borrowers and the Company, as parent guarantor.

“ABL Priority Collateral” means, with respect to the ABL Borrowers (and subject to certain exceptions and qualifications), (a) all accounts receivable (other than accounts receivable arising under contracts for the sale of Bank Group Priority Collateral) and related records (b) all chattel paper; (c) all deposit accounts and all checks and other negotiable instruments, funds and other evidences of payment held therein (but not identifiable proceeds of Bank Group Priority Collateral); (d) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b) and (c) all documents, general intangibles, instruments, investment property and letter of credit rights; (e) all books and records related to the foregoing; and (f) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding the foregoing clause (f), “ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (j) and (l) of the second sentence of the definition of “Bank Group Priority Collateral” that are not included in clause (d) above.

“ABL Secured Parties” means ABL Agent, the Secured Parties as defined in the ABL Credit Agreement and any other holders of the ABL Obligations.

“ABL Swap Obligations” means, with respect to any ABL Loan Party, any obligations of such ABL Loan Party pursuant to an agreement in respect of any “Hedging Agreement” as defined in the ABL Credit Agreement (as in existence upon entering into the Series B Indenture) or any other swap agreement or hedge agreement in respect of interest rates, currency exchange rates or commodity prices entered into by an ABL Loan Party and any ABL Secured Party at the time such agreement is entered into.

“Acceleration Premium” shall mean, in connection with any accelerated payment of any of the Series B Notes pursuant to “—Events of Default”, the aggregate present value as of the date of such accelerated payment of the amount of unpaid interest (exclusive of interest that has been accrued to the date of such accelerated payment, but inclusive of any interest that would have become payable on Series B PIK Notes or on any increased principal amount of Series B Notes as a result of the payment of PIK Interest if such accelerated payment had not been made) that would have been payable in respect of the principal amount of the Series B Notes (including any Series B PIK Notes or any increase in the principal amount of the Series B Notes as a result of the payment of PIK interest), then outstanding, with the present value determined by discounting, on a semi-annual basis, such interest at the Reinvestment Rate (determined on the third Business Day preceding the date such declaration of acceleration is made) from the respective dates on which such interest payments would have been payable if such accelerated payment had not been made.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. Solely for purposes of “—Modification and Waiver”, no Person will be deemed to “Control” another Person solely by virtue of their ownership of less than 20 percent of the voting power of the voting securities of such other Person.

“Asset Backed Credit Facility” means (i) the ABL Credit Agreement, (ii) any similar credit facility with an advance rate on the basis of the value of inventory, accounts receivable or other assets (and related documents and intangibles) to the Company or any of its Restricted Subsidiaries or similar instrument, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (iii) any similar credit support agreements or guarantees Incurred from time to time, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time; provided that any credit facility that refinances or replaces an Asset Backed Credit Facility must comply with clause (ii) of this definition in order to be an Asset Backed Credit Facility.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Consolidation, Merger and Sale of Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of the Company or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $2.5 million;

(e) any disposition of property or assets, or the issuance of securities, by the Company or a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(g) foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) (x) leases, subleases and terminations and abandonment of any leasehold interest in real property and (y) granting of easements or rights of way in respect of real property, in each case, in the ordinary course of business consistent with past practices;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Series B Indenture;

(o) dispositions in connection with Permitted Liens or the grant of Permitted Liens;

(p) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(s) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Attributable Debt” means, as of any date of determination thereof, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease in connection with a Sale/Leaseback Transaction.

“Bank Group Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent under the Bank Group Credit Agreement, together with its successors and permitted assigns.

“Bank Group Cash Management Obligations” means, with respect to any Bank Group Loan Party, any obligations of such Bank Group Loan Party owed to any Bank Group Secured Party in respect of treasury management arrangements, depositary or other cash management services pursuant to banking services agreements.

“Bank Group Credit Agreement” means (a) the Amended and Restated Credit Agreement, to be dated as of the Issue Date, among the Company, the lenders party thereto from time to time and the Bank Group Agent, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Bank Group Credit Agreement (as in existence on the Issue Date), any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Bank Group Credit Agreement hereunder.

“Bank Group Credit Documents” means any guarantee by any Bank Group Loan Party of any or all of the Bank Group Obligations, the “Security Agreement,” the “Mortgages,” the “Mortgage Instruments” and the other “Collateral Documents” as defined in the Bank Group Credit Agreement, and any other documents that are designated under the Bank Group Credit Agreement or any other Bank Group Credit Agreement as “Bank Group Credit Documents” for purposes of the Senior Priority Lien Intercreditor Agreement.

“Bank Group Loan Party” means the Company and each direct or indirect affiliate or shareholder (or equivalent) of the Company or any of its affiliates that is now or hereafter becomes a party to any Bank Group Document as a “Borrower”, “Subsidiary Guarantor” or “Grantor” (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date), and includes all ABL Loan Parties.

“Bank Group Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the Bank Group Credit Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Bank Group Credit Agreement, (c) all “Swap Obligations” (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date), (d) all Bank Group Cash Management Obligations, (e) all guarantee obligations, indemnification obligations, fees, expenses and other amounts payable from time to time pursuant to the Bank Group Credit Documents, in each case whether or not allowed or allowable in an insolvency proceeding and (f) all other Secured Obligations (as defined in the Bank Group Credit Agreement (as in existence on the Issue Date).

“Bank Group Priority Collateral” means, with respect to the Bank Group Loan Parties (and subject to certain exceptions and qualifications): (i) assets (other than real estate) of the Bank Group Loan Parties on which the Bank Group Agent had the sole lien immediately prior to consummating the transactions to occur on the Issue Date (including certain accounts receivable, chattel paper, commercial tort claims, copyrights, deposit accounts, documents, equipment (including, without limitation, all tractor trailers), farm products, fixtures, general intangibles, goods, instruments, inventory, investment property, letters of credit, letter-of-credit rights, licenses, patents, pledged deposits, receivables, supporting obligations, trademarks and other collateral, and the proceeds (including stock rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, in each case, to the extent not constituting Excluded Property); and (ii) real estate on which the Bank Group Agent had the sole lien immediately prior to consummating the transactions to occur on the Issue Date. Notwithstanding the foregoing, with respect to the ABL Borrowers, Bank Group Priority Collateral means any and all of the following Collateral: (a) all investment property (including equity interests in subsidiaries); (b) all documents; (c) all general intangibles; (d) all intellectual property; (e) all equipment; (f) all real property (including both fee and leasehold interests) and fixtures; (g) all instruments; (h) all insurance; (i) all letter of credit rights; (j) all commercial tort claims; (k) all other Collateral not constituting ABL Priority Collateral; (l) all books and records related to the foregoing; and (m) all proceeds, including insurance proceeds, of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that “Bank Group Priority Collateral” shall not include, with respect to the ABL Borrowers: (1) any property or assets included in clause (d) or (f) of the definition of “ABL Priority Collateral”, (2) those assets as to which the Bank Group Agent under the Bank Group Credit Agreement and the ABL Borrowers reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Bank Group Lenders of the security to be afforded thereby, and (3) Excluded Property and certain other exceptions and qualifications.

“Bank Group Secured Parties” means the Bank Group Agent, the “Holders of Secured Obligations” as defined in the Bank Group Credit Agreement and any other holders of the Bank Group Obligations.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Bank Group Agreement and the Bank Group Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Bank Group Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended.

“Business Day” means a day, other than a Saturday or Sunday, that in The City of New York or at a place of payment is not a day on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided, however, that all convertible Indebtedness, including the Series B Notes, the Other Notes and the Company’s 3.375% contingent convertible notes due 2023, 5% contingent convertible senior notes due 2023 and 6% convertible senior notes due 2014, shall be deemed Indebtedness, and not Capital Stock, unless and until the applicable part of any such Indebtedness is converted into Common Stock.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date; provided, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by such Person shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	cash;

(2)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(3)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(4)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank (which has outstanding debt securities rated as referred to in paragraph (3) above) that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(5)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria of clause (4) above;

(6)	investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (1) through (5) above; and

(7)	other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (1) through (6) above.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as it may be amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of the Company and each Guarantor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent and for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement) to secure the Secured Obligations; provided, that, Collateral shall exclude Identified Collateral until the Bank Group Agent determines that its Collateral shall include Identified Collateral, and, at the time of such determination, Identified Collateral shall be, and shall be deemed to be, Collateral for all purposes of the Collateral Documents; provided, further, that, notwithstanding the foregoing, Collateral shall exclude the Excluded Property.

“Collateral Agent” means U.S. Bank National Association, together with its successors and permitted assigns, in its capacity as collateral trustee under the Collateral Trust Agreement, the Security Agreement and any other Collateral Document (and to the extent applicable any co-trustee or separate trustee appointed by the Collateral Agent pursuant to the Collateral Trust Agreement).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Vehicle Title Custodian Agreement, the Intercreditor Agreements and all other agreements, instruments and documents executed in connection with the Series B Indenture that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, collateral trust agreements, intercreditor agreements or collateral sharing agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any Guarantor and delivered to the Collateral Agent, in each case that is intended to create, perfect or evidence Liens to secure the Secured Obligations, as the same may be amended, amended and restated, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time.

“Collateral Trust Agreement” means the Collateral Trust Agreement among the Company, each Guarantor, the Trustee, the Other Trustee and U.S. Bank National Association, as Collateral Agent, dated as of the Issue Date, as it may be amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with its terms.

“Common Stock” shall mean shares of the Company’s Common Stock, $0.01 par value per share (as of the Issue Date), as they exist on the Issue Date or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Swap Obligations and excluding Liquidated Damages in respect of the Series B Notes or additional interest in respect of other Indebtedness, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and such Subsidiaries that are Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and the Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Company or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Company (other than the Company) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) the net income (or loss) of any other Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (D) and (E) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof; provided that the term Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Conversion Price” means, in respect of each Security, as of any date, $1.00 divided by the Conversion Rate as of such date.

“Credit Agreement” means (i) the Bank Group Credit Agreement, including the letter of credit facility, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced, renewed, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (ii) any Asset Backed Credit Facility and (iii) whether or not the Indebtedness referred to in clauses (i) or (ii) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period), from , 2011 to the end of the Company’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (b)(xiii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”) from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Company or a Restricted Subsidiary), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (b)(xiii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”), plus

(4)	100% of the principal amount of any Indebtedness or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary from:

(a) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and the Restricted

Subsidiaries by any Person (other than the Company or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (b)(vii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”),

(b) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(c) a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in good faith by the Company) of the Investment of the Company or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $10.0 million, shall be determined by the Board of Directors, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (b)(vii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Directing Parties” shall mean:

(1)	in the case of matters relating to requests by the Directing Parties to the Company and the Guarantors and the to grant or perfect Liens on Collateral as required by any Document or Other Notes Document, or to request additional information, such applicable Primary Holder Representative; and

(2)	in all other cases, including in the case of matters relating to the exercise of rights or remedies (including the taking or refraining from taking of any action) against or in respect of the Collateral or the enforcement of the Collateral Documents, both Primary Holder Representatives (each Primary Holder Representative determination to be made in accordance with the terms, conditions and provisions of the Indenture applicable to it) and, if the Primary Holder Representatives do not concur, Directing Parties shall mean (a) the Trustee at all times when the Notes Obligations represent 25% or greater of the aggregate of the Other Notes Obligations and the Notes Obligations, or (b) the Majority Holders at all times when the Notes Obligations represent less than 25% of the aggregate of the Other Notes Obligations and the Notes Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Series B Notes or the date the Series B Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documents” means the “New Money Convertible Note Documents” as defined in the Senior Priority Lien Intercreditor Agreement.

“Domestic Subsidiary” means a Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory or possession of the United States.

“EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Company and its Subsidiaries during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement (as defined in the Bank Group Credit Agreement), minus, to the extent included in Consolidated Net Income, (j) interest income, (k) income tax credits and refunds (to the extent not netted from tax expense), (l) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (m) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness and (n) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such

Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Bank Group Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors) received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Property” means (a) (i) any property to the extent any grant of a security interest therein (A) is prohibited by applicable law or governmental authority or (B) is prohibited by or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under any applicable shareholder or similar agreement or (ii) any lease, license, contract, property right or agreement to which any Subsidiary is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement, other than in the case of each of clause (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-408 of the UCC of any relevant jurisdiction, provided, however, that any portion of any such property, lease, license, contract, property right or agreement shall cease to constitute Excluded Property at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above, (b) any motor vehicle (other than tractors, trailers and other rolling stock and equipment) consisting of a personal employee or light vehicle having an individual fair market value not in excess of $40,000 and the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; provided, that, this clause (b) shall only exclude such vehicles having an aggregate fair market value of not more than $1,000,000, (c) deposit accounts for the sole purpose of funding payroll obligations, tax obligations or holding funds owned by Persons other than the Subsidiaries, (d) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under Federal law, (e) any leasehold interest of the Company or any Subsidiary, and (f) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement; provided, however, that Excluded Property will not include any proceeds, substitutions or replacements of any Excluded Property referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Property).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and excluding pay-in-kind interest in respect of the Series B Notes or the Other Notes) of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States of America on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to the covenant described under “—Certain Covenants—SEC Reports”, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means an unconditional guaranty of the Secured Obligations given by any Subsidiary as described in “—Guarantees”.

“Guarantor” means each of (i) YRC Inc., a Delaware corporation, Roadway LLC, a Delaware limited liability company, Roadway Next Day Corporation, a Pennsylvania corporation, YRC Enterprise Services, Inc., a Delaware corporation, YRC Regional Transportation, Inc., a Delaware corporation, USF Sales Corporation, a Delaware corporation, USF Holland Inc., a Michigan corporation, USF Reddaway Inc., an Oregon corporation, USF Glen Moore Inc., a Pennsylvania corporation, YRC Logistics Services, Inc., an Illinois corporation, IMUA Handling Corporation, a Hawaii corporation, YRC Association Solutions, Inc., a Delaware corporation, Express Lane Service, Inc., a Delaware corporation, YRC International Investments, Inc., a Delaware corporation, USF RedStar LLC, a Delaware limited liability company, USF Dugan Inc., a Kansas corporation, USF Technology

Services Inc., an Illinois corporation, YRC Mortgages, LLC, a Delaware limited liability company, New Penn Motor Express, Inc., a Pennsylvania corporation, Roadway Express International, Inc., a Delaware corporation, Roadway Reverse Logistics, Inc., an Ohio corporation, USF Bestway Inc., an Arizona corporation, USF Canada Inc., a Delaware corporation, USF Mexico Inc., a Delaware corporation and USFreightways Corporation, a Delaware corporation, (ii) each Subsidiary that executes and delivers a Guarantee pursuant to the terms of the Series B Indenture and (iii) each Subsidiary that otherwise executes and delivers a Guarantee, in each case, until such time as such Subsidiary is released from its Guarantee in accordance with the provisions of the Series B Indenture. References to Guarantor or Guarantors, where appropriate, shall include such Guarantor, or Guarantors, in its or their capacity as a grantor or mortgagor under the applicable Collateral Documents.

“Holder” or “Securityholder” means a Person in whose name a Note is registered on the registrar’s books.

“IBT MOU” means the Agreement for the Restructuring of the YRC Worldwide, Inc. Operating Companies, dated September 24, 2010, among YRC Inc., USF Holland, Inc. and New Penn Motor Express, Inc. and the Teamsters National Freight Industry Negotiating Committee.

“Identified Collateral” means any issued and outstanding equity interests of any Foreign Subsidiary (other than up to 65% of the issued and outstanding Equity Interests of any first tier Foreign Subsidiary to the extent directly owned by a Bank Group Loan Party).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Swap Obligations, if and to the extent that any of the foregoing would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) Obligations under or in respect of Qualified Receivables Financing.

Notwithstanding the foregoing, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Series B Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Series B Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Series B Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agreements” means the Senior Priority Lien Intercreditor Agreement, the Collateral Trust Agreement, the Unitary Collateral Trust Agreement and such other intercreditor agreements as may be entered into from time to time by the Company with respect to the Collateral.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means                     , 2011.

“Jiayu Acquisition” means the acquisition by YRC Logistics Asia Limited of 100% of the equity interests of Shanghai Jiayu Logistics Co., Ltd., pursuant to the terms of that certain Equity Interest Sale and Purchase Agreement dated as of December 20, 2007, by and among YRC Logistics Asia Limited, Guoliang Zhai and Fengjun Qian.

“Last Reported Sale Price” means, on any date, the closing sale price per share of the Common Stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall mean the last quoted bid price for the Common Stock on the OTC Bulletin Board, or if not so reported, by Pink Sheets LLC or a successor organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall mean the average of the mid-point of the last bid and ask prices for the Common Stock on such date from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidated Damages” means Registration Rights Liquidated Damages and Required Charter Amendment Liquidated Damages.

“Majority Class Holders” means, on any date, each of the Majority Note Class Holders and the Majority Other Note Class Holders.

“Majority Holders” shall mean, on any date, holders of Notes Obligations and Other Notes Obligations holding more than 50% of the sum of the aggregate outstanding amount of the Series B Notes and Other Notes on such date.

“Majority Note Class Holders” means, on any date, Holders holding more than 50% of the aggregate outstanding amount of the Series B Notes outstanding on such date.

“Majority Other Note Class Holders” means, on any date, Other Holders holding more than 50% of the aggregate outstanding amount of the Other Notes outstanding on such date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement), on owned real property of the Company or any Guarantor, including any amendment, amendment and restatement, restatement, modification, supplement, extension, renewal or replacement thereto.

“Mortgage Instruments” means title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood insurance, opinions of counsel, ALTA surveys, appraisals, flood certifications (and, if applicable FEMA form acknowledgements of insurance), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (b)(i) of the covenant described under “—Certain Covenants—Limitation on Asset Sales”) to be paid to a third Person, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Obligations” shall mean, collectively, the unpaid principal of and interest on the Series B Notes and all other obligations and liabilities of the Company or any other Grantor (as defined in the Collateral Trust Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Indenture after the maturity of the Series B Notes and Post-Petition Interest (as defined in the Collateral Trust Agreement)) to the Trustee or any holder of Series B Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, the Documents, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses, Guarantees or otherwise (including, without limitation, all fees and disbursements of counsel, agents and professional advisors to the Trustee or any holder of Series B Notes that are required to be paid by the Company or any of the other Grantors pursuant to the terms of any of the foregoing agreements).

“Obligations” means, with respect to any indebtedness, any obligation thereunder or in connection therewith, including, without limitation, principal, premium and interest (including post-petition interest thereon), penalties, liquidated damages, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities, whether now existing or hereafter arising, whether arising before or after the commencement of any case with respect to any obligor thereof under the Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, and including without limitation Acceleration Premium.

“Officer” means the Chairman, Vice Chairman, Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a written certificate signed by any two Officers and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of, or counsel to, the Company, who is acceptable to the Trustee and delivered to the Trustee.

“Other Notes” means the Company’s 10% Series A Convertible Senior Secured Notes due 2015 described under “Description of Series A Notes.”

“Other Notes Documents” means the “Restructuring Convertible Note Documents” as defined in the Senior Priority Lien Intercreditor Agreement.

“Other Notes Indenture” means the indenture, dated as of Issue Date, among the Company, the guarantors party thereto and the Other Notes Indenture Trustee, pursuant to which the Other Notes will be issued.

“Other Notes Obligations” shall mean, collectively, the unpaid principal of and interest on the Other Notes and all other obligations and liabilities of the Company or any other Grantor (as defined in the Collateral Trust Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Other Notes Indenture after the maturity of the Other Notes and Post-Petition Interest (as defined in the Collateral Trust Agreement)) to the Other Notes Trustee or any holder of Other Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, the Other Notes Documents, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses, Guarantees or otherwise (including, without limitation, all fees and disbursements of counsel, agents and professional advisors to the Other Notes Trustee or any holder of Other Notes that are required to be paid by the Company or any of the other Grantors pursuant to the terms of any of the foregoing agreements).

“Other Notes Trustee” means U.S. Bank National Association in it capacity as trustee under the Other Notes Indenture, together with its successors.

“Pension Fund Agent” means Wilmington Trust Company, in its capacity as agent, together with its successors and permitted assigns.

“Pension Fund Agreement” means the collective reference to (a) that certain Amended and Restated Contribution Deferral Agreement, to be dated as of the Issue Date, among the Pension Fund Agent, certain pension funds that are party thereto from time to time and the Pension Fund Obligors, (b) any Additional Pension Fund Agreement and (c) any other agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Pension Fund Agreement (as in existence on the Issue Date), any Additional Pension Fund Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement expressly provides that it is not intended to be and is not a Pension Fund Agreement.

“Pension Fund Documents” means the Pension Fund Agreement, each of the “Collateral Documents” as defined in the Pension Fund Agreement and any documents that are designated under the Pension Fund Agreement as “Pension Fund Security Documents” for purposes of the Senior Priority Lien Intercreditor Agreement and each guarantee by any Bank Group Loan Party of any or all of the Pension Fund Obligations.

“Pension Fund Obligations” means (a) all Deferred Pension Payments (as defined in the Pension Fund Agreement (dated as of the Issue Date)), any other obligations relating to deferred payments or otherwise in the nature of “principal” under the Pension Fund Agreement, interest (including without limitation any post-petition interest) on all payment obligations under the Pension Fund Agreement, and (b) all guarantee obligations, indemnification obligations, fees, expenses (including the fees and expenses of the Pension Fund Agent, the Pension Fund Agent’s agents, professional advisors and counsel) and other amounts payable from time to time pursuant to the Pension Fund Documents, in each case whether or not allowed or allowable in an insolvency proceeding.

“Pension Fund Obligors” means YRC Inc., USF Holland Inc., New Penn Motor Express, Inc., USF Reddaway Inc., USF Glen Moore Inc. and Transcontinental Lease, S. de R.L. de C.V. and each other Person (other than the Pension Fund Agent) who executes a guarantee of the Pension Fund Obligations.

“Pension Fund Priority Collateral” means owned real estate on which the Pension Fund Agent had a senior lien and the Bank Group Agent had a junior lien immediately prior to consummation of the Transactions to occur on the Issue Date.

“Pension Fund Secured Parties” means Pension Fund Agent, the “Funds” as defined in the Pension Fund Agreement, or any Persons that are designated under the Pension Fund Agreement as the “Pension Fund Creditors” for purposes of the Senior Priority Lien Intercreditor Agreement.

“Permitted Holders” means, at any time, each of (i)             , (ii)             , (iii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Series B Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Series B Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $2.0 million at any one time outstanding;

(7)	any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments Incurred pursuant to Swap Agreements permitted under clause (b)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(9)	(i) acquisition and holding accounts receivables or other extensions of credit owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorsement of negotiable instruments for collection in the ordinary course of business, (iii) lease, utility and other similar deposits or any other advance or deposit in the ordinary course of business, (iv) pledges, deposits or advances constituting Permitted Liens, and (v) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(10)	additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 0.8% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except transactions described in clauses (ii), (iv), (vi), (vii) and (ix)(B) of such covenant);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” and the covenant described under “—Certain Covenants—Future Guarantors”, including, without limitation, any guarantee or other obligation issued or Incurred under the Credit Agreement in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	Investments in deposit accounts or securities accounts opened in the ordinary course of business provided such deposit accounts or securities accounts are subject to deposit account control agreements or securities account control agreements if required hereunder;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing;

(20)	[Reserved];

(21)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by “—Consolidation, Merger and Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	Investments in connection with contractual put rights or offer rights in respect of the Jiayu Acquisition.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (22) above, or is otherwise entitled to be incurred or made pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments”, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “—Certain Covenants—Limitation on Restricted Payments”.

“Permitted Liens” means, with respect to any Person:

(1)	Liens for unpaid utilities and Liens imposed by law for taxes, in either case, that are not more than 30 days overdue or are being contested in good faith;

(2)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(3)	Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(4)	Liens securing the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business other than for the payment of Indebtedness;

(5)	easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”, (B)(i) Liens arising under the Credit Agreement and the related collateral documents securing Indebtedness (including the Bank Group Documents) permitted to be Incurred under clause (b)(i)(A) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, provided (subject to Permitted Liens) the Secured Obligations are secured by Liens on the property and assets (other than Excluded Property) subject to such Liens on a Lien priority basis directly after, and immediately following, the Liens securing the Bank Group Obligations, in accordance with the terms and provisions of the Senior Priority Lien Intercreditor Agreement, (ii) Liens arising under any Asset Backed Facility and the related collateral documents (including the ABL Documents) securing Indebtedness permitted to be Incurred under clause (b)(i)(B) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, provided (subject to Permitted Liens) the Secured Obligations are secured by Liens on the property and assets subject to such Liens on a Lien priority basis directly after, and immediately following, the Liens securing the Bank Group Obligations, in accordance with the terms and provisions of the Senior Priority Lien Intercreditor Agreement, (iii) Liens existing on the Issue Date arising under the Pension Fund Agreement and the related collateral documents securing Indebtedness permitted to be Incurred under clause (b)(iii)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, provided (subject to Permitted Liens) the Secured Obligations are secured by Liens on the property and assets (other than Excluded Property) subject to such Liens on a Lien priority basis directly after, and immediately following, the Liens securing the Bank Group Obligations, in accordance with the terms and provisions of the Senior Priority Lien Intercreditor Agreement and (iv) Liens arising under the Other Notes, the Other Notes Indenture and the related collateral documents (including the Restructuring Convertible Note Documents) securing Indebtedness permitted to be Incurred under clause (b)(iii)(y) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, provided the Secured Obligations are secured by Liens on the property and assets subject to such Liens on a pari passu basis, consistent with the Senior Priority Lien Intercreditor Agreement and in accordance with the Collateral Trust Agreement, (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (iv), (xii) or (xx) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (provided that in the case of clause (iv), such Lien does not extend to property or assets of the Company or any Restricted Subsidiary other than the property or equipment being financed (and proceeds and accessions thereto), in the case of clause (xii), such Lien is expressly subordinated to the Lien securing the Secured Obligations and, in the case of clause (xx), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary), and (D) Liens securing the Secured Obligations arising under the Series B Indenture and the Collateral Documents;

(7)	Liens existing on the Issue Date (other than Liens provided for in clauses (1)-(6) or (8)-(27) of this definition) and Liens permitted to be Incurred under the Amended and Restated Credit Agreement as in effect on the Issue Date with respect to Sale/Leaseback Transactions permitted under the Amended and Restated Credit Agreement as in effect on the Issue Date;

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than proceeds or accessions) unless otherwise permitted hereby;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness permitted to be Incurred pursuant to clause (b)(xvi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness permitted to be Incurred pursuant to clause (b)(xvi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”) may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided any such Liens are expressly subordinated to the Liens securing the Secured Obligations;

(11)	Liens securing Swap Obligations, Bank Group Cash Management Obligations permitted to be Incurred pursuant to clause (b)(x) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and ABL Cash Management Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	Leases, licenses, subleases and sublicenses created in the ordinary course of business which do not interfere in any material respect with the business of the Company or any of the Restricted Subsidiaries;

(14)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	Liens arising in the ordinary course of business in connection with financing insurance premiums;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, restructuring, refunding, extension, renewal or replacement (or successive refinancings, restructurings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Series B Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) such new Lien shall not rank pari passu with, or have priority over, or rank ahead of, or otherwise be senior pursuant to the Intercreditor Agreements or any other intercreditor agreement to the Lien securing the Secured Obligations (but may have priority over, or rank ahead of, or otherwise be senior pursuant to the Intercreditor Agreements or any other intercreditor agreement to the original Lien securing the Indebtedness being refinanced, refunded, extended, renewed or replaced) unless (A) the new Lien being created, Incurred or existing pursuant to this clause (20) is being created, Incurred or existing to secure Indebtedness being Incurred to refinance, refund, extend, renew or replace Indebtedness that is secured by a Lien that has priority over, or ranks ahead of, or otherwise is senior pursuant to the Intercreditor Agreements or any other intercreditor agreement to the Lien securing the Secured Obligations, in which case such new Lien may have priority over, or rank ahead of, or otherwise be senior pursuant to the Intercreditor Agreements or any other intercreditor agreement to the original Lien securing the Secured Obligations or (B) the new Lien being created, Incurred or existing pursuant to this clause (20) is being created, Incurred or existing to secure Indebtedness being Incurred to refinance, refund, extend, renew or replace Indebtedness that is secured by a Lien that ranks pari passu pursuant to the Intercreditor Agreements or any other intercreditor agreement to the Lien securing the

Series B Notes, in which case such new Lien may rank pari passu pursuant to the Intercreditor Agreements or any other intercreditor agreement to the original Lien securing the Series B Notes; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B);

(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) (a)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (b) Liens (i) on cash advances or earnest money deposits in favor of the seller of any property to be acquired in the Jiayu Acquisition or other investments permitted hereby, which cash advances shall be applied against the purchase price for such Jiayu Acquisition or other investments permitted hereby; and (ii) consisting of an agreement to dispose of any property and (c) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) (i)	other Liens securing obligations which obligations do not exceed $35.0 million at any one time outstanding; and (ii) Liens securing obligations of the type described in clause (b)(iv) under the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided such obligations do not exceed $15.0 million and such Liens do not extend to property or assets of the Company or any Restricted Subsidiary other than the property or equipment being financed (and proceeds and accessions thereto);

(25)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(26)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary; and

(27)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Primary Holder Representatives” means, collectively, the Trustee and the Other Notes Trustee.

“Principal Market” means The NASDAQ Global Select Market or such other stock exchange or electronic quotation system on which the Common Stock is listed or quoted as of the applicable Trading Day.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Series B Notes or the Other Notes or any Refinancing Indebtedness with respect to the Series B Notes or the Other Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Series B Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company, the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations

(other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which none of the Company or their other Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors party thereto and the Holders party thereto, relating to the Series B Notes.

“Registration Rights Liquidated Damages” means “Liquidated Damages” (as defined in the Registration Rights Agreement and calculated by the Company).

“Required Charter Amendment” means an amendment to the Certificate of Incorporation increasing the Company’s total number of shares of Common Stock authorized for issuance to shares of Common Stock.

“Reinvestment Rate” shall mean with respect to the Series B Notes, 0.50% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the accelerated payment date of the Series B Notes. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Acceleration Premium shall be used.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that are contractually restricted from being distributed to the Company, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Series B Indenture and that are secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Restructuring Agreement” means the letter agreement related to restructuring, dated as of April 29, 2011, among the Company and the participating lenders party thereto.

“Restructuring Convertible Note Documents” has the meaning set forth in the Senior Priority Lien Intercreditor Agreement.

“Reversion Date” means the date on which one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Series B Notes below an Investment Grade Rating.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means, collectively, (i) all Notes Obligations, (ii) all Other Notes Obligations and (iii) obligations owing to the Collateral Agent under the Collateral Trust Agreement and under the other Collateral Documents; provided, however, that to the extent any payment with respect to the Secured Obligations (whether by or on behalf of the Company or any Guarantor, as proceeds of Collateral, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Secured Parties” means the Collateral Agent, the Trustee, each Holder, the Other Note Trustee, each Other Note Holder and each other holder of Secured Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Security Agreement” means the Pledge and Security Agreement (including any and all supplements thereto), to be dated as of the Issue Date, by and among the Company, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties.

“Senior Priority After-Acquired Property” means any and all assets or property of the Company or any Guarantor that secures any Bank Indebtedness that is not already subject to the Lien under the Collateral Documents, except to the extent such asset or property constitutes Excluded Property.

“Senior Priority Lien Intercreditor Agreement” means the intercreditor agreement among the Bank Group Agent, the Collateral Agent, the Pension Fund Agent, the ABL Agent and the other parties from time to time party thereto, to dated as of the Issue Date, as it may be amended, amended and restated, restated, supplemented, modified replaced, extended, restructured or renewed from time to time in accordance with the Series B Indenture.

“Senior Priority Lien Obligations” means Bank Group Obligations, Pension Fund Obligations and ABL Obligations, in each case to the extent of the value of their Senior Lien collateral.

“Significant Subsidiary” has the meaning ascribed to such term in Regulation S-X (17 CFR Part 210). Unless the context requires otherwise, “Significant Subsidiary” shall refer to a Significant Subsidiary of the Company.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary thereof which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” when used with respect to any Security, means the date on which the principal amount of such Security becomes due and payable as therein or herein provided, whether at the date specified as the maturity date in the form of Security, or by declaration of acceleration, call for redemption or otherwise (but excluding the repurchase of the Security at the option of the Holder thereof upon the happening of a Change of Control unless such Change of Control has occurred).

“Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Series B Indenture, then such other reasonably comparable index which shall be designated by the Company.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Series B Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means any Person of which at least a majority of the outstanding Voting Stock or the majority of the outstanding voting power of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Company.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder entered into with a counterparty that was a lender or an Affiliate of a lender under the Bank Group Credit Agreement or the ABL Agreement at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trading Day” means a day during which trading in securities generally occurs on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the Common Stock is then traded.

“Transactions” means the (i) the execution, delivery and performance by the Company of the Bank Group Credit Agreement, the borrowing of loans and the use of the proceeds thereof, the issuance of letters of credit thereunder and the execution, delivery and performance by the Bank Group Loan Parties of the other Bank Group Credit Documents, (ii) the consummation of the Non-US Tranche Conversion and Termination, the Swingline Loan Conversion, the Revolving Loan Conversion, the Deferred Amounts Conversion, the Term Loan Exchange and the Equity Exchange (all as defined in the Bank Group Credit Agreement) and (iii) the consummation of those certain transactions defined in the Restructuring Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in effect on the Issue Date, provided, however, that in the event the Trust Indenture Act is amended after such date, Trust Indenture Act means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Unitary Trust Agreement” means an agreement pursuant to which a unitary trust holds title to tractor trailers titled (as lienholder/secured party for the benefit of Collateral Agent and Bank Group Agent) in certain states not permitting recordation of second liens on certificates of title.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”, or (2) the Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Vehicle Title Custodian Agreement” means the certain Custodial Administration Agreement, to be executed on or before the Issue Date, by and among the Company, the Guarantors, VINtek, Inc., the Bank Group Representative and the Collateral Agent, as the same may be amended, amended and restated, restated, supplemented, modified, replaced, renewed or extended from time to time.

“Voting Stock” of a Person means Capital Stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

REGISTRATION RIGHTS

At the completion of the exchange offer, we and our guarantor subsidiaries will enter into registration rights agreements with those holders of our Series A Notes, Series B Notes and new preferred stock who own securities that are, or are convertible into, 10% of more of our common stock or who otherwise may be deemed our affiliates upon closing of the exchange offer. Pursuant to the registration rights agreements, we will agree to prepare and file with the SEC a registration statement covering the resale of such Series A Notes, Series B Notes and new preferred stock, as applicable, and the shares of our common stock such securities are convertible into, on or prior to the “filing deadline.” The “filing deadline” for each of the initial registration statements is the fifth business day following the date of the consummation of the Charter Amendment Merger. We must use our commercially reasonable efforts to cause each such registration statement to be declared effective by the SEC as soon as practicable, but no later than the “effectiveness deadline.” The “effectiveness deadline” for each initial registration statement is sixty (60) days after the filing deadline; provided, however, that if the Company is notified by the SEC that the initial registration statement will not be reviewed, the effectiveness deadline as to such registration statement shall be the second (2nd) business day following the date that such notice is received by the Company; provided, further, however, that if the Company is notified by the SEC that the initial registration statement will be reviewed and thereafter the Company is notified that the registration statement is no longer subject to further review and comments, the effectiveness deadline as to such registration statement shall be the fifth (5th) business day following the date on which the Company is so notified so long as such date shall not be after seventy-five (75) days after the filing deadline; provided, further, that if (i) the effectiveness deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the effectiveness deadline shall be extended to the next business day on which the SEC is open for business or (ii) the effectiveness deadline falls on a date on which the initial registration statement is not eligible to be declared effective under applicable rules and regulations of the SEC, the effectiveness deadline shall be extended to the first business day on which such initial registration statement is so eligible to be declared effective by the SEC.

Under each of the registration rights agreements, we will at our cost, use our commercially reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of:

•

the sale under the applicable shelf registration statement of all of the Series A Notes, Series B Notes and new preferred stock, as applicable, and any shares of our common stock issued on their conversion; and

•

the date that all of the Series A Notes, Series B Notes and new preferred stock, as applicable, and any shares of our common stock issued on their conversion or otherwise under the terms of the Series A Notes, Series B Notes and new preferred stock, as applicable, may be sold without restriction under Rule 144 of the Securities Act (such date, the “effectiveness period”).

In the case of the registration statement for the Series A Notes and the registration statement for the Series B Notes, if (i) such registration statement is not filed with the SEC on or prior to its filing deadline, (ii) such registration statement is not declared effective on or prior to its effectiveness deadline, or (iii) after such registration statement has been declared effective, we fail to keep the registration statement effective or the prospectus forming a part of such registration statement is not usable for more than an aggregate of 30 trading days (which need not be consecutive) (other than during a grace period) or (iv) a grace period exceeds the length of an allowable grace period (each of the events described in clauses (i) through (iv), an “event”) then, in each case, we are required to pay as partial liquidated damages to such holders of Series A Notes or Series B Notes, as applicable, an amount equal to 0.25% of the aggregate principal amount of such holders’ Series A Notes or Series B Notes, as applicable, for the first 30 days from the date of the event until the event is cured (which rate will be increased by an additional 0.25% per annum for each subsequent 30-day period that liquidated damages continue to accrue, provided that the rate at which such liquidated damages accrue may in no event exceed 2.00% per annum). No liquidated damages will be payable for any period after the effectiveness period. All liquidated damages will be paid on the same day that interest is payable on the Series A Notes or Series B Notes, as applicable, and will be paid-in-kind in Series A Notes or Series B Notes, as applicable.

INFORMATION AND EXCHANGE AGENT

Information and Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and request for assistance, and all correspondence in connection with the exchange offer, or requests for additional letters of exchange and any other required documents, may be directed to the exchange agent at its address and telephone numbers set forth on the back cover of this prospectus.

U.S. Bank National Association has also been appointed as information agent for the exchange offer. The Information Agent will assist with the mailing of this prospectus and related materials to holders of credit agreement claims, respond to inquiries of, and provide information to, holders of credit agreement claims in connection with the exchange offer, and provide other similar advisory services as we may request from time to time. Requests for additional copies of this prospectus, letters of exchange and any other required documents may be directed to the information agent at the address and telephone numbers set forth on the back cover of this prospectus.

In addition to the Information and Exchange Agent, our directors, officers and regular employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, e-mail or facsimile regarding the exchange offer.

The Information and Exchange Agent assumes no responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this prospectus or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Fees and Expenses

We will pay the Subscription Agent and the Information and Exchange Agent reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith). In addition, we will indemnify the Subscription Agent and the Information and Exchange Agent against certain liabilities in connection with their services, including liabilities under the U.S. federal securities laws.

The total cash expenditures to be incurred by us in connection with the exchange offer, including printing, accounting and legal fees, and the fees and expenses of the Subscription Agent, the Information and Exchange Agent, the financial and legal advisors to the holders of credit agreement claims and the trustee are estimated to be approximately $29.8 million.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

Shares of Company common stock that directors and executive officers of the Company owned as of May 1, 2011 include:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the Company’s 401(k) plan;

•	restricted share units subject to the Company’s Equity Plan; and

•	shares subject to options that are exercisable on or prior to June 30, 2011.

On October 1, 2010, we effected a 1-for-25 reverse stock split of our common stock. All share amounts have been adjusted to reflect the reserve stock split.

All of the executive officers and directors have sole voting and dispositive power with respect to the shares of common stock reported below, and none of the shares reported below is pledged as security by any executive officer or director. See footnote (2) below regarding adjusted ownership amounts and percentages due to unvested restricted share units.

Name	Shares of Common Stock Owned as of 5/1/11 (1)		Shares that Person has Right to Acquire On or Prior to 6/30/11	Total Beneficial Ownership	Percent of Class	Unvested Share Units (2)	Adjusted Total Beneficial Ownership (2)	Adjusted Percent of Class (2)
Eugene I. Davis	0		0	0	*	0	0	*
Dennis E. Foster	1,491		371	1,862	*	316	2,178	*
Teresa Ghilarducci	0		0	0	*	0	0	*
Marnie S. Gordon	0		0	0	*	0	0	*
Beverly K. Goulet	0		0	0	*	0	0	*
Mark E. Holliday	0		0	0	*	0	0	*
John A. Lamar	0		0	0	*	0	0	*
William L. Trubeck	1,862		371	2,233	*	316	2,549	*
William D. Zollars	24,926	(3)	1,500	26,426	*	1,117	27,543	*
Michael J. Smid	4,556	(3)	432	4,988	*	223	5,211	*
Michael J. Naatz	1,219	(3)	124	1,343	*	0	1,343	*
Phil J. Gaines	1,723	(3)	204	1,927	*	104	2,031	*
James G. Kissinger	1,092	(3)	160	1,252	*	0	1,252	*
Sheila K. Taylor (4)	36		74	110	*	0	110	*
Daniel J. Churay (4)	329		0	329	*	0	329	*
All Directors and Executive Officers as a Group (13 persons)	35,294	(3)	3,060	38,354	*	1,972	40,326	*

*	Indicates less than 1% ownership. The percentages in the “Percent of Class” and “Adjusted Percent of Class” columns are based on 47,770,650 outstanding shares of common stock on May 1, 2011.
(1)	Direct ownership except for shares held in the YRC Worldwide Inc. 401(k) Plan as follows: Mr. Zollars 26 shares; Mr. Smid 52 shares; Mr. Naatz 20 shares; and Mr. Kissinger 18 shares.
(2)

The Company has granted rights to receive shares of the Company’s common stock called restricted share units under its Equity Plan. The restricted share units are subject to time vesting requirements. See Outstanding Equity Awards at Fiscal Year End and Director Compensation contained in Part III, Item 11 of this Form 10-K/A. The unvested restricted share units are not included under the “Shares of Common Stock Owned as of 5/1/2011” column and, except for restricted share units that vest on or prior to June 30, 2011, and are deemed to be beneficially owned, are not included in the “Shares that Person has Right to Acquire

On or Prior to 6/30/2011,” “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each of the Company’s directors’ and executive officers’ equity ownership in the Company, the restricted share units that vest after June 30, 2011 are included in the “Unvested Share Units,” “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.

(3)	Under the Company’s 2009 LTIP, participating executive officers, including Messrs. Zollars, Smid, Naatz, Gaines and Kissinger have received awards of restricted stock that will vest, in each case, on the third anniversary of the date of grant upon the achievement of performance goals measured by the share price appreciation of the Company’s common stock. The restricted stock awards are included in the amounts set forth above and are as follows:

Name of Executive Officer	Number of Restricted Shares
William D. Zollars	9,247
Michael J. Smid	3,112
Michael J. Naatz	870
Phil J. Gaines	1,091
James G. Kissinger	1,074
Other Executive Officers	0

(4)	Mr. Churay resigned from the Company on November 1, 2010 and Ms. Taylor resigned from the Company on March 31, 2011. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 Mr. Churay and Ms. Taylor filed before their resignations. In accordance with her separation agreement, Ms. Taylor’s options will continue to vest in accordance with their terms until March 31, 2012.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following descriptions are only summaries of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the facilities described below. Copies of the agreements are contained in our filings with the SEC and can be obtained as described under the heading “Where You Can Find More Information.” You may also request a copy of these agreements at our address set forth under the heading “Incorporation of Certain Documents by Reference.” In the following description in this section, “YRCW,” “we” and “our” refer to YRC Worldwide Inc. and not its subsidiaries.

Credit Facilities

We have two primary liquidity vehicles:

•	the Credit Agreement, and

•	our ABS facility, whereby we receive financing through the sale of certain of our accounts receivable.

The Credit Agreement and the ABS facility are collectively referred to herein as the “credit facilities”.

Credit Agreement

The Credit Agreement provides us with a $706.4 million senior revolving credit facility, including a $35 million sublimit available for borrowings under certain foreign currencies and a $550 million sublimit for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $254.2 million at March 31, 2011. During 2010 and into 2011, the Company entered into a number of amendments to the Credit Agreement that, among other things, addressed liquidity and covenant relief. Set forth below is a discussion of the terms of the Credit Agreement in its current form after giving effect to these amendments.

— Revolver Reserve

The revolver reserve is a sub-portion of the $706.4 million senior revolving credit facility. The revolver reserve is equal to the amount of mandatory prepayments that we make under the Credit Agreement of a varying percentage of net cash proceeds from certain asset sales beginning in 2009. These asset sales included sales of excess real estate, real estate subject to sale and leaseback, the Dedicated Fleet business and YRC Logistics.

The total amount of the revolver reserve was approximately $70.9 million at March 31, 2011. The Credit Agreement divides the revolver reserve into two blocks:

•

the existing revolver reserve (payroll) block; this block remains at $50.0 million until December 31, 2011 (or such later date as the Supermajority Lenders (at least 66 2/3% of exposure as defined in the Credit Agreement) shall agree), and the Company has not drawn this block as of May 17, 2011; and

•

the new revolver reserve block; this block was approximately $20.9 million at March 31, 2011, and the Company has not drawn this block as of May 17, 2011; this block will be increased by mandatory prepayments of a portion of net cash proceeds from certain asset sales and any excess cash flow sweeps.

The revolver reserve previously included a third block known as the existing revolver reserve (performance) block. The existing revolver reserve (performance) block was reduced to zero during 2010 by mandatory prepayments in connection with certain asset sales.

Each block comprising a portion of the current revolver reserve has its own separate conditions to borrowing, which include:

•	existing revolver reserve (payroll) block

•

after giving effect to each borrowing, unrestricted Permitted Investments (as defined in the Credit Agreement) are less than or equal to $125 million (or, $100 million to the extent that any Permitted Interim Loans (as defined in the Credit Agreement) are outstanding) (the “Anti-Cash Hoarding Condition”); and

•	the Company has Interim Loan Availability (as defined in the Credit Agreement) and the draw on such existing revolver reserve (payroll) block does not exceed the Interim Loan Availability;

•	new revolver reserve block

•	satisfaction of the Anti-Cash Hoarding Condition; and

•	the Company obtains the approval of the Supermajority Lenders (at least 66 2/3% of exposure as defined in the Credit Agreement).

As of May 17, 2011, we would not meet the conditions to borrowing of the existing revolver reserve (payroll) block. Pursuant to the Credit Agreement, on January 1, 2012 (or such later date as may be agreed to by the Supermajority Lenders (lenders representing at least 66 2/3% of exposure as defined in the Credit Agreement)), subject to early termination upon a Deferral Termination Event (defined below), the revolving commitments will be permanently reduced by an amount equal to the reserve amount.

— Interest and Fee Deferrals

We continue to defer revolver and term loan interest, letters of credit fees and commitment fees from October 2009 through the fifth day (or if the fifth day is not a business day, the immediately following business day) following the Restructuring Closing Date (as defined below), or such later dates approved by the Supermajority Lenders but not later than December 31, 2011, subject to the conditions described below and that a Deferral Suspension Event or Deferral Termination Event (each as defined below) does not occur.

Our continued deferral of revolver and term loan interest, letters of credit fees and commitment fees was conditioned on the requirement that on or before February 28, 2011, the Consenting Parties reached an agreement in principle (the “AIP Condition”). On February 28, 2011, the Company and certain of its subsidiaries entered into Amendment No. 20 (the “Credit Agreement Amendment”) to the Credit Agreement. Pursuant to the terms of the Credit Agreement Amendment, the Required Lenders (at least 51% of exposure as defined in the Credit Agreement), the Agent and the Steering Group Majority acknowledged that the Term Sheet representing the agreement in principle satisfies the AIP Condition.

In addition, the following milestones must be achieved by the dates indicated (or such later dates approved by the Supermajority Lenders but not later than December 31, 2011):

•

on or before March 10, 2011, the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) must deliver their the nonbinding agreement (on terms and conditions acceptable to Company, the Agent, the Steering Group Majority and TNFINC) to the terms of the Term Sheet (subject to the conditions included in the Term Sheet as applied to the Funds (the “Pension Fund Condition”)).

•

on or before April 29, 2011, each document required to effectuate the Restructuring and its subsidiaries contemplated by the Term Sheet must be in final form and acceptable to the Consenting Parties (the “Documentation Condition”). Credit Agreement Amendment 21 amended the Documentation Condition so that the lender support agreement, the TNFINC support agreement and the CDA Amendment 10 collectively satisfied the Documentation Condition.

•

on or before July 22, 2011, the Restructuring of the Company and its subsidiaries contemplated by the AIP must be effectuated and closed (the “Closing Condition”); provided, that the Closing Condition deadline will be May 31, 2011 if the Pension Fund Amendment Condition is not satisfied on or before that date (the “Restructuring Closing Date”). “Pension Fund Amendment Condition” means that the

Specified Pension Fund Deferral Transaction Documents have been amended to extend the deferral of interest and amortization payments from May 31, 2011 to July 22, 2011, subject to earlier termination if the Documentation Condition or the Closing Condition is not satisfied by the applicable required date.

The failure to satisfy the Pension Fund Condition, the Documentation Condition or the Closing Condition by the applicable required date is referred to herein as a “Milestone Failure.” The Documentation Condition was satisfied on April 29, 2011. If the Closing Condition is not satisfied by the applicable required date, then (i) the deferral of interest and fees under the Credit Agreement will end on the fifth day (or if the fifth day is not a business day, the immediately following business day) following such failure and (ii) the Required Lenders may declare an event of default under the Credit Agreement.

The Pension Fund Condition has not been satisfied, and, as a result, a Milestone Failure has occurred. Due to the Milestone Failure, the Required Lenders have the right, but not the obligation, to declare an event of default under the Credit Agreement. We believe the Milestone Failure occurred principally as a result of the Majority Funds including in their nonbinding agreement to the terms of the Term Sheet their intent to seek a significant increase in the interest rate payable on the Pension Note in connection with the definitive documents regarding the Restructuring, and such nonbinding agreement was not acceptable to certain of the Consenting Parties. The Required Lenders have not indicated that they intend to declare an event of default under the Credit Agreement. Neither the Agent nor the Required Lenders have waived the Milestone Failure. We cannot provide any assurance that the Required Lenders will not declare an event of default under the Credit Agreement. Such a declaration would permit the lenders to terminate their commitments and allow the lenders or Agent to accelerate the repayment of amounts outstanding under the Credit Agreement, including deferred fees and interest. Such a declaration would also cause events of default or termination of our agreements to defer interest and other fees under our ABS facility and Contribution Deferral Agreement and potentially cause cross default conditions in other debt, lease and other arrangements, as well as give the IBT the right to terminate its concessions under the modified NMFA. The Credit Agreement has been reclassified to a current liability because the Required Lenders have the right, but not the obligation, to declare an event of default and cause all of the indebtedness under the Credit Agreement to become immediately due and payable, which could cause other indebtedness of the Company to also become immediately due and payable. If the Required Lenders declare an event of default under the Credit Agreement, we anticipate that we would seek protection under the Bankruptcy Code.

Commencing on January 1, 2011 while interest and fees are being deferred, (i) if after giving effect to an interest or fee payment on the applicable interest or fee payment date, the Available Interest Payment Amount (as defined in the Credit Agreement) on such interest or fee payment date would be equal to or greater than $150 million, the Company must make such payment in full in cash on such interest or fee payment date and (ii) to the extent that the Available Interest Payment Amount on any business day exceeds $225 million, the Company must apply the excess over $225 million to pay previously deferred interest and fees.

As of March 31, 2011, the amount of interest and letter of credit fees deferred under the Credit Agreement was $114.5 million, of which $18.2 million was deferred in the first three months of 2011, $77.2 million was deferred in 2010 and $19.1 million was deferred in 2009. Additionally, we deferred amendment fees of $31.8 million in October 2009, which are fully earned but not due and payable until the earlier of December 31, 2011 or the occurrence of a Deferral Termination Event.

— Deferral Exceptions and Termination Events

There are Deferral Suspension Events or Deferral Termination Events with respect to the interest and fee deferral described above, including (among others) the following:

•

no further interest and fees will be deferred and all previously deferred amounts will become payable at the election of the Required Lenders, upon the occurrence of certain specified events, including (among others) the following, unless the Supermajority Lenders agree otherwise (each, a “Deferral Termination Event”):

•

the modification to our labor agreement (described below in “Ratification of Labor Agreement Modification”) terminates or is amended or otherwise modified (including, by the operation of any “snapback” or similar provisions) in any way that is adverse to the Company or the lenders in a manner that could reasonably be expected, individually or in the aggregate, to result in an impact of greater than $5 million in any calendar year;

•	the Company amends or otherwise modifies the Contribution Deferral Agreement and related agreements in any way that is adverse to the Company or the lenders; or

•	the Company makes any cash payment of any pension fund obligations and any interest thereon that the Company deferred in 2009 under the Contribution Deferral Agreement other than:

•	payments of proceeds resulting from the sale of real property that collateralizes the deferred pension obligations and which the pension funds have a first lien; or

•	payments of permitted fees and expenses.

•

no further interest and fees will be deferred upon any cash payment (other than payments described in the preceding bullets) of any pension fund liabilities (and any interest thereon) due prior to December 31, 2011 other than certain permitted payments, including payments to the Company’s single employer pension plans that are required to be made pursuant to ERISA, payments to certain multi-employer pension plans that generally are not participating in the Contribution Deferral Agreement and payments to employee benefit pension plans (including multiemployer plans) at the times and in the amounts required by the labor agreement previously reached with the IBT (each, a “Deferral Suspension Event”). Any deferred interest and fees will not become due and payable solely as a result of a Deferral Suspension Event.

— Mandatory Prepayments

Under the Credit Agreement, we are obligated to make mandatory prepayments (i) on an annual basis of any excess cash flow (as defined in the Credit Agreement), (ii) upon the receipt of net cash proceeds from certain asset sales and the issuance of equity (subject to the exception described below) and (iii) if we have an average liquidity amount for the immediately preceding five business days in excess of $250 million. The percentage of net cash proceeds received and the manner in which they are applied varies as set forth in greater detail in the Credit Agreement.

The Credit Agreement required us to prepay amounts outstanding under the Credit Agreement with 100% of the net cash proceeds received from the sale of YRC Logistics. These net cash proceeds were applied to outstanding unblocked revolver loans under the Credit Agreement (without a corresponding commitment reduction to the unblocked revolver) and the new revolver reserve block under the Credit Agreement was permanently reduced by 50% of that amount.

In 2010, our Credit Agreement allowed us to retain $15.4 million of net cash proceeds from the issuance of equity pursuant to the Sales Agreement (described below in “At Market Issuance Sales Agreement”) without having to use the net cash proceeds to make a mandatory prepayment under the Credit Agreement. Any net cash proceeds we may receive from future issuances of equity pursuant to the Sales Agreement would be subject to the mandatory prepayment requirements under the Credit Agreement.

— Asset Sales

The Credit Agreement allowed us to receive up to $200 million of net cash proceeds from asset sales in 2010 and up to 10% of our consolidated total assets during each fiscal year thereafter, which limits do not include net cash proceeds received from certain asset sales, including the following:

•	the sale of real estate that constitutes first lien collateral of the pension funds pursuant to the Contribution Deferral Agreement, and

•	the sale of YRC Logistics.

We may only consummate future sale and leaseback transactions if the Required Lenders approve or have previously approved the transactions.

— Financial Covenants

The Credit Agreement requires that the Company maintain at least $25 million of Available Cash (as defined in the Credit Agreement). Available Cash is determined on each business day based on the average Available Cash as of the end of business for the immediately preceding three business days.

For the three consecutive fiscal quarters ending December 31, 2010, the minimum Consolidated EBITDA (as defined in the Credit Agreement) covenant was $100 million. The Credit Agreement does not include a minimum Consolidated EBITDA covenant in respect of the period ending March 31, 2011 and provides that the minimum EBITDA covenant for each fiscal quarter thereafter shall be in an amount to be agreed to by the Company, the Agent and the Required Lenders on or prior to July 22, 2011.

The Credit Agreement restricts the Capital Expenditures under the Credit Agreement for the periods set forth below from exceeding the levels set forth opposite such periods:

Period	Maximum Capital Expenditures
For the fourth fiscal quarter in 2010	$57,500,000
For the four fiscal quarters ending December 31, 2010	$115,000,000
For the first fiscal quarter in 2011	$20,000,000
For the second fiscal quarter in 2011	$35,000,000
For the third fiscal quarter in 2011	$70,000,000
For the fourth fiscal quarter in 2011	$70,000,000
For any single fiscal quarter in 2012	$50,000,000

— Annual Financial Statements

On February 28, 2011, we entered into Amendment No. 20 to the Credit Agreement that modified the affirmative covenant that required receipt of financial statements for fiscal year ended 2010 with an audit opinion that did not include a “going concern” qualification to permit receipt of an audit opinion with a “going concern” qualification.

As of March 31, 2011, we were in compliance with the covenants of our Credit Agreement, except that the Pension Fund Condition was not satisfied by the required date.

Bank Group Credit Agreement

On the settlement date, we, as borrower, will enter into an amended and restated credit agreement (the “Bank Group Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent and the certain financial institutions party thereto as lenders, which will refinance an approximately $576.5 million outstanding senior secured revolving credit facility (“Existing Revolving Credit Facility”) with an approximately $271.5 million term loan and the rollover of approximately $457.0 million of issued and outstanding letters of credit (such amounts as if the settlement date was March 31, 2011). No amounts under the term loan, once repaid, may be reborrowed. New letters of credit may be issued in substitution or replacement of the rollover letters of credit for the same or a substantially similar purpose substantially concurrently with (and in any event within twenty days of) such substitution or replacement.

— Maturity and Amortization

The maturity of the term loan and, subject to the ability to replace or substitute letters of credit, letters of credit, will be March 31, 2015. The term loan will not amortize.

— Interest and Fees

The term loan, at the Company’s option, will from time to time bear interest at either (x) 5.50% in excess of the alternate base rate (i.e., the greater of the prime rate and the federal funds effective rate in effect on such day plus 1/2 of 1%) in effect from time to time, or (y) 6.50% in excess of the London interbank offer rate (adjusted for maximum reserves). The London interbank offer rate will be subject to a floor of 3.50% and the alternate base rate will subject to a floor of the then-applicable London interbank offer rate plus 1.0%.

Issued but undrawn letters of credit will be subject to a participation fee equal 7.50% of the average daily amount of letter of credit exposure. Any commitment available to be used to issue letters of credit will be subject to a commitment fee of 7.50% of the average daily unused commitment. Letters of credit will be subject to a fronting fee to be mutually agreed between the Company and the applicable issuing bank.

Upon a payment event of default, at the election of the required lenders, or automatically following the occurrence of a bankruptcy event of default, the then-applicable interest rate on any outstanding obligations under the Bank Group Credit Agreement will be increased by 2.0%.

— Guarantors

All obligations of the Company under the Bank Group Credit Agreement will be unconditionally guaranteed by our U.S. subsidiaries (collectively, the “Guarantors”).

— Collateral

The collateral securing the obligations under the Bank Group Credit Agreement and guarantees entered into pursuant thereto will be substantially similar to the collateral securing the Existing Revolving Credit Facility, which will include the following (subject to certain customary exceptions):

•	all shares of capital stock of (or other ownership equity interests in) and intercompany debt owned by the Company and each present and future Guarantor, and

•

substantially all present and future property and assets of the Company or each Guarantor, except to the extent a security interest would result in a breach, termination or default by the terms of the collateral from being granted.

The administrative agent will retain the ability to require a pledge of foreign assets.

The liens on the collateral securing the obligations under the Bank Group Credit Agreement and guarantees entered into pursuant thereto will be junior to:

•	the liens securing the obligations under the Contribution Deferral Agreement solely with respect to certain parcels of owned real property on which the pension funds have a senior lien;

•

the liens securing the obligations under the ABL facility solely with respect to the accounts receivable of the borrowers under the ABL facility, bank accounts into which the proceeds of such accounts receivable are remitted and certain related rights; and

•	certain other customary permitted liens.

— Mandatory Prepayments

The Bank Group Credit Agreement will include the following mandatory prepayments (none of which shall be subject to a reinvestment right except as set forth below):

•

75% of the net cash proceeds from certain asset sales (but, in any event, excluding casualty and condemnation events and certain other customary exceptions), except that no prepayment will be required with respect to up to $10 million of net cash proceeds from non real estate asset sales in any fiscal year to the extent reinvested in assets useful to the business;

•	50% of excess cash flow swept on an annual basis;

•	50% of net cash proceeds from equity issuances (subject to certain exceptions, including equity issuances to finance capital expenditures); and

•	100% of cash proceeds from debt issuances that are not permitted by the Bank Group Credit Agreement.

— Covenants

The Bank Group Credit Agreement will require us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which will be subject to customary exceptions, materiality thresholds and qualifications:

•

The affirmative covenants will include the following: (i) delivery of financial statements and other customary financial information; (ii) notices of events of default and other material events; (iii) maintenance of existence, ability to conduct business, properties, insurance and books and records; (iv) payment of certain obligations; (v) inspection rights; (vi) compliance with laws; (vii) use of proceeds; (viii) further assurances; (ix) additional collateral and guarantor requirements; and (x) quarterly conference calls.

•

The negative covenants will include limitations on: (i) liens; (ii) debt (including guaranties); (iii) fundamental changes; (iv) dispositions (including sale leasebacks); (v) affiliate transactions; (vi) restrictive agreements; (vii) restricted payments; (viii) voluntary prepayments of debt; and (ix) amendments to certain material agreements.

•

The financial covenants will include maintenance of the following: (i) a maximum total leverage ratio; (ii) a minimum interest coverage ratio; (iii) minimum consolidated EBITDA, (iv) maximum capital expenditures and (v) minimum available cash (subject to grace periods). The covenant levels will be set prior to the Issue Date.

— Events of Default

The Bank Group Credit Agreement will have customary events of default (subject to materiality thresholds and grace periods), including: (a) non-payment of obligations (subject to a three business day grace period in the case of interest and fees); (b) breach of representations, warranties and covenants (subject to a thirty-day grace period in the case of certain affirmative covenants); (c) bankruptcy (voluntary or involuntary); (d) inability to pay debts as they become due; (e) cross default to material indebtedness; (f) ERISA events; (g) change in control; (h) invalidity of liens; (g) cross acceleration to material leases; and (h) invalidity or illegality of the IBT Agreement.

ABS Facility

During 2010, the Company renewed and entered into a number of amendments to its ABS facility that, among other things, addressed liquidity and covenant relief. Yellow Roadway Receivables Funding Corporation (“YRRFC”), a special purpose entity and wholly-owned subsidiary of the Company, operates the ABS facility. Below we discuss aspects of the ABS facility in its current form after giving effect to the renewal and amendments.

— Maturity and Capacity

The ABS facility is scheduled to expire on October 19, 2011. The ABS facility is a facility with a maturity of less than one year because many of the purchasers of our accounts receivable underlying our ABS facility finance their purchases by issuing short term notes in the commercial paper markets backed by these and other companies’ receivables. We have historically renewed the ABS facility at or before its scheduled expiration. If we are unable to extend or renew the ABS facility or replace it with an alternative financing, there is a substantial risk that we could not repay the entire facility or have funds sufficient to operate our business. We anticipate that the ABS facility would be replaced with an asset-backed lending facility pursuant to the Restructuring contemplated by the Term Sheet.

The aggregate commitments under the ABS facility are currently $325 million, and the letter of credit facility sublimit is $84 million. At March 31, 2011, there was $5.6 million available capacity based on qualifying accounts receivables and certain other provisions under the ABS facility.

— Financial Covenants

The financial covenants under the ABS facility for minimum consolidated EBITDA, available cash and capital expenditures are consistent with the Credit Agreement’s covenants. See “Credit Agreement—Financial Covenants” above.

On February 28, 2011, we entered into an amendment to the ABS facility that modified a covenant under the ABS facility to permit an audit opinion with respect to the Company’s financial statements for the fiscal year ended 2010 that contains a going concern qualification.

As of March 31, 2011, we were in compliance with the covenants of our ABS facility except the Pension Fund Condition was not satisfied by the required date.

— Interest and Fee Deferrals

In connection with Amendment No. 18 to the ABS facility, we paid fees to the Co-Agents (the “Closing Fees”). The Closing Fees were paid by the Company by the issuance to the Co-Agents (or their designees) of an aggregate of 1.0 million shares of unregistered restricted common stock of the Company of which 0.8 million shares were issued as of June 30, 2010 and the remaining 0.2 million shares were issued on July 22, 2010. To value these shares issued in lieu of cash fees, we completed a fair value analysis and concluded that the value of these shares as of June 30, 2010 was $3.0 million.

Interest and fees under the ABS facility has been deferred as described below.

In October 2010, we paid the Co-Agents the interest and letter of credit, program and administration fees that were previously deferred, which was approximately $13 million. The portion of the interest and letter of credit, program and administration fees in excess of the interest and fees in place prior to February 12, 2009 began to again be deferred from October 20, 2010 until the Accelerated Deferred Fee Payment Date (as defined below), at which time YRRFC will begin to make cash payments for such interest and fees and prior deferred interest and fees will be due and payable. If the ABS facility is refinanced by the Accelerated Deferred Fee Payment Date, then YRRFC will not have to pay the interest and letter of credit, program and administration fees that are deferred from October 20, 2010.

The $10 million deferred commitment fee payable in two installments of $5 million on each of March 1, 2011 and April 30, 2011 (each a “Commitment Fee Payment Date”) has been deferred as described below. If a Milestone Failure (as defined in the Credit Agreement) does not occur on or prior to the applicable Commitment Fee Payment Date, then the portion of the commitment fee due on that date will be deferred until the Accelerated Deferred Fee Payment Date (as defined below). However, if the ABS facility is refinanced, then YRRFC will not have to pay any portion of the deferred commitment fee that is due and payable after the refinance date. In addition, if there is an Accelerated Deferred Fee Payment Date for any reason other than a Milestone Failure, any unpaid portion of the deferred commitment fee will be due and payable. A Milestone Failure has occurred because the Pension Fund Condition was not satisfied by the required date, and, as a result, a $5 million commitment fee would have been due and payable on April 30, 2011. The Co-Agents, however, agreed on April 29, 2011 to further defer this fee consistent with the discussion above (excluding the occurrence of the Pension Fund Condition Milestone Failure).

“Accelerated Deferred Fee Payment Date” means the earlier to occur of (i) the Amortization Date (as defined in the ABS facility) and (ii) the Deferred Payment Termination Date.

“Deferred Payment Termination Date” means the earliest of the occurrence of (i) the earliest to occur of (a) the fifth day following February 28, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the AIP Condition (as defined in the Credit Agreement) has been satisfied on or prior to February 28, 2011 (or such extended date), (b) the fifth day following April 29, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the Documentation Condition has been satisfied in a manner acceptable to the Agents on or prior to April 29, 2011 (or such extended date) and (c) the fifth day following the Restructuring Closing Date (or if such fifth day is not a business day, the next succeeding business day) (or, in the case of each of the foregoing clauses (a), (b) and (c), such later date as may be agreed to by the Required Co-Agents and YRRFC, but in no event to be later than December 31, 2011) and (ii) any Deferral Termination Event (as defined in the Credit Agreement). On February 28, 2011, the Co-Agents acknowledged that the Term Sheet satisfied the AIP Condition, and on April 29, 2011, the Co-Agents acknowledged that the Documentation Condition had been satisfied.

For purposes of the ABS facility, the dates above may be extended by the Required Co-Agents, but in no event to be later than December 31, 2011. For purposes of the extension of the dates above, “Required Co-Agents” means the Administrative Agent and the Co-Agents (other than the Falcon Agent) for two of the Banks Groups (as defined in the ABS facility).

YRRFC will pay the Co-Agents an additional $5 million fee the fifth business day following July 22, 2011 if the ABS facility is not refinanced by that date.

All deferred fees will accrue and be payable on the Accelerated Deferred Fee Payment Date; provided, that, if the advance rate on the ABS facility exceeds 50% on any business day, all or a portion of deferred fees will be immediately payable in an amount sufficient to reduce the effective advance rate to 50%. Upon the occurrence of a Deferral Suspension Event, the Company will no longer be permitted to defer fees under the ABS facility; however, previously deferred fees will not become due and payable solely as a result of the occurrence of a Deferral Suspension Event and will be due on the Accelerated Deferred Fee Payment Date.

The ABS facility provides for a 1% increase in the Default Rate, LIBOR Rate and LMIR (each as defined in the ABS facility) on each of April 30, 2011 and June 30, 2011. The letter of credit fees will increase by 1% and the program and administrative fees will each increase by 0.5% on each of April 30, 2011 and June 30, 2011 if the ABS facility is not refinanced by those dates.

The ABS facility will be deemed refinanced if: (i) YRRFC has repaid all borrowings under the ABS facility and has paid the Purchasers (as defined in the ABS facility) and Co-Agents all amounts due under the ABS facility; (ii) all letters of credit under the ABS facility have been surrendered; (iii) the commitments of the Purchasers and LC Issuer have terminated; and (iv) there are no continuing obligations of the Purchasers, Co-Agents and LC Issuer under the ABS facility.

— Servicer Defaults

A Servicer Default (as defined in the ABS facility) will occur if, among other things,: (i) the IBT Agreement (as defined below) shall not be in full force and effect; (ii) the Co-Agents do not consent prior to a restructuring of the Company; or (iii) the Required Lenders declare an event of default under the Credit Agreement.

For purposes of the ABS facility, a restructuring of the Company includes, among other things:

•

The issuance of equity if the number of shares of capital stock, on a fully diluted basis, in respect of any such issuances since October 20, 2010 exceeds 5% of the Company’s outstanding shares of capital stock on October 20, 2010; provided, that the issuance of capital stock (i) under the Company’s at-the-market issuance program, (ii) in the conversion of, or payment of interest under, the 6% Notes and (iii) under the Company’s single-employer benefit plans will not count against the 5% limitation described above.

•

The issuance of, entering into, restructuring of or refinancing of any debt securities, notes, credit agreements or credit facilities (other than indebtedness arising under the ABS facility, our Credit Agreement or our 6% Notes) having individually a principal amount in excess of $10 million.

•	The exchange or conversion of any obligations or liabilities for or into capital stock, debt securities or any other instrument or agreement described in the two bullets above.

•	Any Capital Event (as defined in the IBT Agreement).

•	Any amendment, restatement, supplement or other modification to our Credit Agreement or 6% Notes.

6% Notes

In February 2010, we entered into a note purchase agreement with certain investors pursuant to which the investors agreed to purchase up to $70 million in aggregate principal amount of our 6% Notes. The sale of the 6% Notes was structured to occur in two closings. Pursuant to the note purchase agreement, we sold $49.8 million of the 6% Notes to the investors at the first closing in February 2010 and sold an additional $20.2 million of 6% Notes to the investors in the second closing in August 2010. The proceeds from the first closing were used in April 2010 to satisfy and discharge the Company’s remaining $45 million of outstanding 8  1/2% USF senior notes that were not previously exchanged in the Company’s debt-for-equity exchange offer in December 2009. The proceeds from the second closing were used in August 2010 to repurchase $19.8 million of the Company’s 5.0% net share settled contingent convertible notes due 2023 from holders that exercised their put rights.

The 6% Notes bear interest at 6%, payable in February and August of each year. Interest on the 6% Notes will be paid in cash; provided that the Company is permitted to pay interest on the 6% Notes through the issuance of additional shares of its common stock if the Company and its subsidiaries, collectively, determine in their reasonable judgment that they lack sufficient funds necessary to pay the entire amount of the interest then due and payable on the 6% Notes or is otherwise deferring scheduled payments of interest, commitment fees and letter of credit fees under any of the Credit Agreement or the ABS facility (provided that the Company and its subsidiaries would be deemed to have sufficient funds to the extent they had available borrowing capacity under such financing facilities or other lines of credit or sources of capital that is permitted to be used for this purpose). The Company is prohibited by the terms of the Credit Agreement from paying cash interest on the 6% Notes during the period the lenders are deferring interest and fee payments and the Company continues to otherwise defer scheduled payments of interest, commitment fees and letter of credit fees under the Credit Agreement. As a result, the Company issued 211,228 shares and 219,191 shares of its common stock in respect of interest payments in August 2010 and February 2011, respectively.

The 6% Notes are convertible, at the note holder’s option, prior to the maturity date into shares of our common stock. The 6% Notes were initially convertible at a conversion price of $10.75 per share, which is equal to a conversion rate of approximately 93 shares per $1,000 principal amount of 6% Notes, subject to certain adjustments. The 6% Notes provide for caps within the second anniversary of the first closing such that any holder and its affiliates is not entitled to convert its 6% Notes to the extent that the holder and its affiliates would hold greater than 4.9% of the then outstanding common stock after such conversion, unless timely waived by the holder. The 6% Notes also provide a cap through stated maturity such that any holder and its affiliates is not entitled to convert its notes to the extent that the holder and its affiliates would own greater than 9.9% of the voting power of our stock. Beginning on February 23, 2012, we may convert the 6% Notes pursuant to a mandatory conversion into shares of our common stock if the market price of our common stock meets certain thresholds.

Noteholders who convert their 6% Notes at their option or whose 6% Notes are converted in a mandatory conversion at our option will also receive a make whole premium paid in shares of our common stock. The make whole premium will be payable in additional shares of common stock and will be calculated based on the remaining interest payments on the 6% Notes that would have been received through the original scheduled maturity date of the 6% Notes.

On August 2, 2010, we entered into a letter agreement with the investors to facilitate the issuance of the remaining $20.2 million of 6% Notes in the second closing. Pursuant to the letter agreement, we temporarily increased the conversion rate under the 6% Note indenture on the date of the second closing for a period of 20 days to 4,000 shares of our common stock per $1,000 in principal amount of 6% Notes (the “adjusted conversion rate”). This had the effect of reducing the conversion price to $0.25 per share. Using this adjusted conversion rate, the investors converted $590,000 of principal amount of their 6% Notes into an aggregate of 2,360,000 shares of our common stock. The 2,360,000 shares of common stock did not include any common stock to be issued to holders of 6% Notes in respect of interest on the 6% Notes that we paid on August 16, 2010 (in respect of the August 15th interest payment date set forth in the 6% Notes). Immediately following the 20-day period, the conversion rate reverted back to the initial conversion rate of approximately 93 shares of common stock per $1,000 in principal amount of the 6% Notes).

The 6% Notes indenture provides that the maximum number of shares of our common stock that can be issued in respect of the 6% Notes upon conversion or with respect to the payment of interest or in connection with the make whole premium or otherwise shall be limited to 8,075,200 shares of common stock for $70 million in aggregate principal amount of the 6% Notes, subject to certain adjustments. If the limit is reached, no holder is entitled to any other consideration on account of shares not issued. This limitation terminates if the holders of our common stock approve the termination of this limitation. As of May 17, 2011, a maximum of 5,284,781 shares of the Company’s common stock would be available for future issuances in respect of the 6% Notes. Such limitation on the number of shares of common stock issuable in respect of the 6% Notes applies on a pro rata basis to the approximately $69.4 million in aggregate principal amount of outstanding 6% Notes.

ABL Facility

In connection with the restructuring, on May 16, 2011, the Company executed a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) relating to an up to $400.0 million asset-based revolving credit facility (the “ABL Facility”), the proceeds of which will be used to refinance the Company’s current asset-backed securitization facility, to provide working capital and for other general corporate purposes.

Pursuant to the Commitment Letter, Morgan Stanley committed to provide $50.0 million of the principal amount of the ABL Facility and agreed to use best efforts to syndicate the remainder of the ABL Facility, in each case subject to satisfaction (or waiver) of certain conditions precedent as described below. The Company is working with Morgan Stanley, as lead arranger, to obtain commitments for the remainder of the ABL Facility.

The ABL Facility is expected to be provided on the following terms (though the terms on which additional commitments are provided may require changes to the terms set forth below):

•

YRC Inc., USF Holland Inc. and USF Reddaway Inc. (each a subsidiary of the Company) shall be the borrowers under the ABL Facility and the Company shall provide an unsecured guaranty of the ABL Facility;

•	the ABL Facility will include a $165.0 million letter of credit sub-facility;

•

amounts available under the ABL Facility are subject to a borrowing base equal to 85% of eligible accounts receivable of the borrowers less reasonable reserves, as established by Morgan Stanley, as collateral agent, in its permitted discretion;

•	the ABL Facility will mature three years after the closing date;

•

interest on outstanding borrowings is payable at a rate per annum equal to the LIBOR Rate or the Base Rate, at the Borrower’s option, plus an applicable margin, which varies (from 2.00% to 2.75% for Base

Rate loans and 3.00% to 3.75% for LIBOR Rate loans) based on the monthly average excess availability; interest is payable in arrears at the end of every month with respect to Base Rate loans and on the last day of selected interest periods for LIBOR Rate loans (unless such selected interest periods are greater than three months in duration, in which case interest shall be payable every three months);

•

letters of credit issued under the ABL Facility shall be subject to a 0.25% fronting fee and a fee ranging from 3.00% to 3.75% per annum, times the average daily maximum aggregate amount available to be drawn under all letters of credit;

•

during the continuance of an event of default, at the election of the Administrative Agent or at the direction of the required lenders, the interest rate on outstanding obligations and letter of credit fees shall be increased by 2.00% per annum above the rate otherwise applicable;

•

a per annum commitment fee (ranging from 0.625% to 0.375% per annum based on monthly average excess availability), payable on the average daily unused portion of the available amounts under the ABL Facility is payable monthly in arrears;

•	the borrowers may repay all or part of the ABL Facility without premium or penalty;

•

the ABL Facility will be secured by valid and perfected first priority security interests in and liens (subject to permitted liens) upon all accounts receivable (and the related rights) of the borrowers, together with deposit accounts into which the proceeds from such accounts receivable are remitted; the deposit accounts will be subject to springing control agreements; in the event excess availability falls below $50.0 million for four consecutive days or upon the occurrence of any event of default to be mutually agreed, all proceeds from the controlled deposit accounts shall be swept to the collateral agent and applied to the obligations under the ABL Revolver (without a corresponding commitment reduction) or to provide cash collateral for the letters of credit until such time as excess availability exceeds $50.0 million for 30 consecutive days;

•	certain customary affirmative covenants (subject to certain exceptions, qualifications and materiality thresholds);

•

certain customary negative covenants (subject to certain exceptions, qualifications and materiality thresholds), including, without limitation, limitations with respect to voluntary prepayments and modifications of subordinated and certain other material debt instruments, provided that voluntary prepayments on such indebtedness shall be permitted to the extent that pro forma excess availability after giving effect to any such prepayment is at least $150.0 million and certain other conditions must be satisfied to be mutually agreed;

•	a $35.0 million minimum excess availability covenant that the borrowers must maintain at all times;

•	subject to certain exceptions and materiality qualifiers and grace periods, customary events of default; and

•	the ability to increase the revolving line of credit commitments by up to $100.0 million conditioned on, among other things, obtaining such additional commitments.

The obligation of Morgan Stanley to honor its commitment under the Commitment Letter is subject to satisfaction (or waiver) of a number of conditions, including, without limitation:

•	execution and delivery of definitive loan documentation reasonably acceptable to Morgan Stanley and the Company;

•	Morgan Stanley receiving commitments from the lenders (other than Morgan Stanley) in an aggregate amount of not less than $250.0 million, unless otherwise agreed in writing by Morgan Stanley;

•

the absence of a material adverse effect on the business, financial condition, operations, performance or properties of the Company and its subsidiaries, taken as a whole, after giving effect to the Restructuring;

•	a take-down collateral audit with results reasonably satisfactory to Morgan Stanley;

•	consummation of the Restructuring, including, without limitation, receipt by the Company of at least $100.0 million of proceeds in cash from the issuance of the new money convertible secured notes;

•

Morgan Stanley receiving a customary solvency certificate, customary insurance deliverables, financial statement deliverables (which, to the extent not already delivered, must be satisfactory to Morgan Stanley), lien search deliverables and fees and expenses payable at closing;

•

none of the loan parties shall have received any notice from any federal, state or local governmental authority asserting any lien in connection with the underfunding of any multiemployer pension plan;

•

the “consolidated EBITDA” (as such term is defined in Annex I to the commitment letter) of the Company and its subsidiaries for the twelve month period ending as of May 31, 2011 shall be at least $125.0 million;

•

if the closing date shall occur after the 10th business day of July 2011, consolidated EBITDA of the Company and its subsidiaries for the twelve month period ending (i) as of May 31, 2011 and (ii) as of June 30, 2011, utilizing preliminary results for June 2011, shall also be at least $125.0 million;

•

on the closing date (after giving effect to the Restructuring) no more than (a) $50.0 million (plus existing letters of credit in an amount to be agreed upon), plus (b) other amounts as may be mutually agreed, shall be drawn under the ABL Facility;

•

excess availability under the ABL facility, after giving effect to the loans to be made and any letters of credit to be issued under the ABL facility on the closing date and all other transactions in connection with the restructuring, and without any material deterioration in accounts payable on a vendor basis based on customary historical levels of vendor days payable outstanding, is at least $200.0 million;

•	receipt of projections demonstrating that excess availability under the ABL Facility during the twelve month period following the closing date will not at any time be less than $130.0 million;

•

the borrowers shall have used, if requested by Morgan Stanley, commercially reasonable efforts to obtain a corporate credit and family ratings of the borrowers after giving effect to the Restructuring and public credit ratings for the ABL Facility;

•

there shall be no competing issues of debt securities or commercial bank or other debt facilities, mezzanine financing, securitizations (other than ordinary course indebtedness and the financings in connection with the Restructuring) by the Company or any of its subsidiaries being offered, placed or arranged by a financial institution retained by the Company or any of its subsidiaries, which would have a materially adverse impact on a successful syndication of the ABL Facility, without the prior written consent of Morgan Stanley; and

•

the completeness and accuracy in all material respects, when taken as a whole and as supplemented and updated, of the information delivered by the Company and its subsidiaries to Morgan Stanley (other than (a) projections, estimates, budgets and other forward-looking information, which projections, estimates, budgets and other forward looking information shall be prepared in good faith and based upon assumptions believed by the Company to be reasonable at the time of preparation and (b) general economic and industry information).

The commitment and other obligations of Morgan Stanley will automatically terminate unless Morgan Stanley, in its discretion, agrees to an extension in writing, upon the earliest to occur of (i) execution and delivery of definitive loan documentation and the consummation of the Restructuring; (ii) July 22, 2011, if the definitive loan documentation shall not have been executed and delivered; (iii) the date of abandonment of the Transactions; and (iv) a failure of a condition set above that cannot be satisfied.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our certificate of incorporation, as amended (“certificate of incorporation”), our bylaws, as amended (“bylaws”), and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock. See “Description of our New Preferred Stock” for the terms of the Series B Convertible Preferred Stock and “Description of Series A Voting Preferred Stock” for the terms of the Series A Voting Preferred Stock, each of which will be issued upon completion of the exchange offer.

We are authorized to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine the terms with respect to the series of preferred stock being offered, which may included (without limitation) the following:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate or method for determining the rate;

•	the liquidation preference per share of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

General. On September 30, 2010, we amended our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio of one-to-25. Our certificate of incorporation now authorizes us to issue 80,000,000 shares of common stock, $0.01 par value per share. As of May 16, 2011, there were 47,893,815 shares of common stock issued, which included 47,770,650 outstanding shares and 123,165 treasury shares. From the date of this prospectus to the date of such special meeting, the Company will not issue options for shares of its common stock, other than the Union Options and options granted pursuant to the Company’s Union Employee Option Plan, dated February 12, 2009.

Voting Rights. Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Dividends. Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation. In the event of liquidation, holders of shares of common stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other. The holders of shares of common stock have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable and any shares of common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Corporate Governance

At the consummation of the exchange offer, the board of directors will be restructured to consist of six members initially nominated by the Agent and the Steering Group, two members nominated by the IBT and one member that will be the chief executive officer-director. A new chief executive officer and chief financial officer will begin employment at the Company following the close of the exchange offer. A five person committee has been formed to identify candidates to be the chief executive officer and chief financial officer of reorganized Company, which committee consists of three representatives of the Steering Group, a representative of TNFINC, and a representative of the Agent. We have also retained and are compensating a professional search firm selected by the committee to assist the committee.

Management Incentive Plan

The management incentive plan will be implemented as soon as reasonably practicable after the completion of the exchange offer to provide designated members of post-restructuring management with shares of our common stock and/or stock option awards, exercisable for our common stock. The management incentive plan will contain terms and conditions that shall be determined by the new board of directors of the reorganized Company.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or

•

at or subsequent to such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In addition to other exceptions, the three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years, who became an interested stockholder with the approval of a majority of the corporation’s directors or who became an interested stockholder at a time when the corporation was not subject to Section 203 as provided by law.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors unless such business combinations are approved by a majority of continuing directors, or certain fair price provisions are satisfied. “Continuing directors” are persons (a) serving as directors prior to June 1, 1983, (b) elected by the stockholders before a “substantial stockholder” acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” as defined in our certificate of incorporation as (1) any merger or consolidation of the Corporation of any subsidiary (as hereinafter defined) with or into (i) any “substantial stockholder” or (ii) any other corporation (whether or not itself a “substantial stockholder” which, after such merger or consolidation, would be an “affiliate” of a “substantial stockholder,” or (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (i) any “substantial stockholder” or (ii) an “affiliate” of a “substantial stockholder” of any assets of the Company or any subsidiary having an aggregate fair market value of $5,000,000 or more, or (3) the issuance or transfer by the Company or any subsidiary (in one transaction or a series of related transactions) of any securities of the Company or any subsidiary to (i) any “substantial stockholder” or (ii) any other corporation (whether or not itself a “substantial stockholder”) which, after such issuance or transfer, would be an “affiliate” of a “substantial stockholder” in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or (4) the adoption of any plan or proposal for the liquidation of dissolution of the Company proposed by or on behalf of a “substantial stockholder” or an “affiliate” of a “substantial stockholder,” or (5) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Company with any of its subsidiaries or any similar transaction (whether or not with or into or otherwise involving a “substantial stockholder” or an “affiliate” of a “substantial stockholder”) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any “substantial stockholder” or by an “affiliate” of a

“substantial stockholder.” A “substantial stockholder” is generally any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

Amended and Restated Certificate of Incorporation

In connection with the Charter Amendment Merger, we plan to amend and restate YRCW’s certificate of incorporation to increase the amount of authorized shares of common stock to a sufficient number of shares to (i) permit the automatic conversion of all the shares of new preferred stock issued in the exchange offer into shares of our common stock and (ii) allow for conversion of the Series A Notes and the Series B Notes. Under the amended and restated certificate of incorporation, the holders of the Series A Notes and Series B Notes will be entitled to vote, together as a single class, with common stockholders on an As-Converted-to-Common-Stock-Basis. YRCW will elect to no longer be governed by Section 203 of the DGCL, and the certificate of incorporation will no longer include provisions related to supermajority “business combination” approval. Members of the board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the “voting power,” defined as holders of the outstanding shares of the capital stock of the Company and the holders of the Series A Notes and Series B Notes, voting together with the stockholders as a single class. However, vacancies on the board resulting from the removal of a director appointed by the IBT may be filled solely by the IBT as the holder of the one share of Series A Voting Preferred Stock. Stockholders are also entitled to take action by written consent if the board of directors approves in advance of the taking of such action. Special meetings of the stockholders may be called by the secretary of the Company, upon the written request of at least 25% of the voting power if certain notice requirements are met. The bylaws of the corporation may also be amended or repealed, or new bylaws may be adopted, by the affirmative vote of holders of a majority of the voting power.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax considerations of the exchange offer to holders of credit agreement claims. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for the credit agreement claims, persons that hold the credit agreement claims as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the U.S. and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax consequences of the exchange offer. This summary assumes that holders have held the credit agreement claims exclusively as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code (the “Code”).

This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of credit agreement claims that is (1) a citizen or an individual resident of the U.S.; (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the U.S. or any political subdivision of the U.S.; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds credit agreement claims, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The partner and partnership should consult their tax advisors concerning the tax treatment of the exchange offer.

This summary assumes that the credit agreement claims will be treated as “debt” for U.S. federal income tax purposes. Each holder is urged to consult its tax advisor regarding the correctness of this characterization with respect to your particular series of credit agreement claims and the tax consequences of the transactions discussed herein if such characterization is not correct.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER.

IRS Circular 230 Disclosure:

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY TAX ADVICE CONTAINED IN THIS PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE U.S. INTERNAL REVENUE CODE. THE TAX ADVICE CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE PROSPECTUS. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

I. TAX CONSEQUENCES TO U.S. HOLDERS

Credit Agreement Claims

Exchange of Credit Agreement Claims. The U.S. federal income tax consequences of the exchange offer will depend, in part, on whether the U.S. holder’s credit agreement claims constitute “securities” for U.S. federal income tax purposes. If the credit agreement claims constitute securities, the exchange should qualify as a recapitalization for federal income tax purposes.

The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years are unlikely to constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Because the credit agreement claims had an original weighted average maturity of five (5) years, we believe these credit agreement claims should not be treated as securities. You are urged to consult your own tax advisor regarding the characterization as securities for U.S. federal income tax purposes of your credit agreement claims and the consequences of such treatment.

We intend to take the position that the exchange of the credit agreement claims for YRCW stock and new convertible notes pursuant to the exchange offer constitutes a fully taxable exchange. Accordingly, holders of the credit agreement claims should recognize gain or loss on the exchange of their credit agreement claims for YRCW stock and new convertible notes. A holder of a credit agreement claim who is subject to fully taxable exchange treatment should recognize gain or loss equal to the difference between (i) the sum of the issue price of the Convertible A Notes (as discussed in “Ownership and Disposition of New Convertible Notes” below) and the fair market value of the YRCW stock and rights to purchase Convertible B Notes as of the settlement date, and (ii) the holder’s tax basis in the surrendered credit agreement claim. A holder’s adjusted tax basis in a credit agreement claim will generally be equal to the holder’s purchase price for the credit agreement claim. Such gain or loss should be capital in nature (subject to “payment of accrued interest” and “market discount” rules described below) and should be long-term capital gain or loss if the claim was held for more than one year. Such holder’s tax basis in the Convertible A Notes received should equal the issue price of the Convertible A Notes as of the settlement date. Such holder’s tax basis in the YRCW stock and rights to purchase Convertible B Notes received should equal the fair market value of such stock and rights as of the settlement date. Such holder’s tax basis in the Convertible B Notes should equal the fair market value of the rights plus the amount paid for the purchase of the Convertible B Notes. A holder’s holding period for new common stock, Convertible A Notes, and the Convertible B Notes purchased pursuant to the rights should begin on the day following the settlement date. The deductibility of a capital loss is subject to significant limitations.

It is possible that the exchange of credit agreement claims for YRCW stock and new convertible notes could be treated as a recapitalization for U.S. federal income tax purposes. The classification of an exchange as a recapitalization for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. holder, aside from the treatment of consideration allocable to accrued but unpaid interest and possibly accrued original issue discount (“OID”). See “—Payment of Accrued Interest” below. In a recapitalization, a U.S. holder’s aggregate tax basis in the YRCW stock, new convertible notes, and rights to purchase Convertible B Notes received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will equal the U.S. holder’s aggregate adjusted tax basis in the credit agreement claims exchanged therefor, increased or decreased by any gain or loss recognized by the U.S. holder with regard to the exchange, and allocated pro rata between the stock, notes, and rights based on their respective fair market values. In a recapitalization, a U.S. holder’s holding period in the YRCW stock and Convertible A Notes received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will include the U.S. holder’s holding period in the credit agreement claims exchanged therefor. A U.S. holder’s holding period in Convertible B Notes will begin on the day following the exchange date.

You are urged to consult your own tax advisor regarding the characterization of the exchange for U.S. federal income tax purposes of your credit agreement claims and the consequences of such treatment.

Market Discount. A U.S. holder that purchased its credit agreement claims from a prior holder at a “market discount” may be subject to the market discount rules of the Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (a) its stated principal amount or (b) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of credit agreement claims generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. holder, on a constant interest basis) during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If a U.S. holder of credit agreement claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its credit agreement claims, such deferred amounts would, in the case of a fully taxable exchange, become fully deductible at the time of the exchange and would, in the case of a recapitalization, become deductible up to the amount of gain that the U.S. holder recognizes in the exchange.

In the case of an exchange of credit agreement claims that qualifies as a recapitalization, the Code indicates that any accrued market discount in respect of the credit agreement claims in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefore (i.e., to the YRCW stock or new Convertible A Notes received in the exchange), such that any gain recognized by a U.S. holder upon a subsequent disposition (or repayment) of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

Payment of Accrued Interest. In general, to the extent that any consideration received pursuant to the exchange offer (or as a result of a deemed exchange due to the proposed amendments) by a U.S. holder of a credit agreement claim is received in satisfaction of accrued interest during the U.S. holder’s holding period, such amount will be taxable to the U.S. holder as interest income (if not previously included in the U.S. holder’s gross income). Conversely, subject to the next sentence in the case of a recapitalization, a U.S. holder of a credit agreement claim generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID, since such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes. It is also unclear whether, by analogy, a U.S. holder of a credit agreement claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

A U.S. holder’s tax basis in any YRCW stock or Convertible A Notes received in respect of accrued but unpaid interest or OID (except possibly OID in the case of a recapitalization) on a credit agreement claim will equal the fair market value of such shares or notes. A U.S. holder’s tax basis in the Convertible B Notes received will equal the purchase price paid therefor plus the value of the rights to purchase such notes. A U.S. holder’s holding period in such shares or new convertible notes will begin on the day following the exchange date.

You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and OID for U.S. federal income tax purposes.

Ownership and Disposition of YRCW Stock

Holders of credit agreement claims who participate in the exchange offer will receive YRCW common stock and preferred stock in the exchange. The preferred stock is expected to convert into common stock subsequent to the exchange offer. Any such conversion of preferred stock into common stock should be treated as a tax-free recapitalization. In a recapitalization, a U.S. holder’s aggregate tax basis in the common stock received will equal the U.S. holder’s aggregate adjusted tax basis in the preferred stock exchanged therefor. A U.S. holder’s holding period in the common stock received will include the U.S. holder’s holding period in the preferred stock exchanged therefor.

Dividends. Any distributions made on the YRCW stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder’s basis in its shares. Any such distributions in excess of the U.S. holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. holders prior to 2013 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met. The rate of taxation of any such dividends received after 2012 is highly uncertain.

Dividends paid to U.S. stockholders that are corporations generally will be eligible for the dividends-received deduction so long as we have sufficient earnings and profits. However, the dividends received deduction is only available if certain holding period requirements are satisfied. The length of time that a stockholder has held its stock is reduced for any period during which the stockholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

The benefit of the dividends-received deduction to a corporate stockholder may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of Section 1059 of the Code, which may require the corporate stockholder to reduce its adjusted tax basis in its shares by the amount excluded from income as a result of the dividends-received deduction. The excess of the excluded amount over the adjusted tax basis may be treated as capital gain. In the case of common stock, a dividend may be treated as “extraordinary” if (1) it equals or exceeds 10% of the holder’s adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex dividend dates within a 365-day period as one dividend. In the case of preferred stock, a dividend may be treated as “extraordinary” if (1) it equals or exceeds 5% of the holder’s adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex dividend dates within a 365-day period as one dividend.

Sale, Redemption or Repurchase. Unless a non-recognition provision applies and subject to the discussion above relating to market discount in “—Exchange Offer—Character of Gain or Loss,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of YRCW stock in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the YRCW stock and the sum of the cash plus the fair market value of any property received from such disposition.

A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

Ownership and Disposition of New Convertible Notes

Treatment of the New Convertible Notes as Debt or Equity

Whether the new convertible notes are treated as debt or equity for U.S. federal income tax purposes will depend on a number of factual considerations, including the trading price of our common stock relative to the conversion price of the notes on the day the notes are issued. We expect that we will treat the Convertible B Notes as equity and the Convertible A Notes as debt, but our ultimate determination as to how we characterize the new convertible notes may change depending on the trading price of our common stock and these other considerations. Furthermore, regardless of how we characterize the new convertible notes, the IRS could challenge our characterization.

To the extent that either the Convertible A Notes or Convertible B Notes are classified as equity, they will be treated for U.S. federal income tax purposes as described in “Ownership and Disposition of YRCW Stock,” above and any PIK Interest on the new convertible notes will likely be taxable as a dividend as it accrues. The remainder of this discussion describes the treatment of the new convertible notes if they are respected as debt.

Issue Price of the New Convertible Notes

If the Convertible B Notes are treated as debt, their issue price will be equal to the amount paid for such notes pursuant to the initial offering plus the value of the rights to purchase such notes. The determination of the “issue price” of the Convertible A Notes will depend, in part, on whether the Convertible A Notes or the credit agreement claims are traded on an “established market” at any time during the 60-day period ending 30 days after the exchange. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) a qualifying national securities exchange, (ii) certain qualifying interdealer quotation systems, or (iii) certain qualifying foreign securities exchanges, (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value, or (c) the price quotations are readily available from dealers, brokers or traders. The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded would be its stated principal amount.

Accordingly, if neither the Convertible A Notes nor the credit agreement claims are traded on an “established market” within the meaning of the applicable Treasury Regulations, the “issue price” of the Convertible A Notes should equal their stated principal amount. However, if the Convertible A Notes or credit agreement claims are traded on an “established market” within the meaning of the applicable Treasury Regulations, the issue price of the Convertible A Notes would be the fair market value, at the time of the exchange (or deemed exchange, as applicable), (1) of the Convertible A Notes if they are treated as traded on an “established market” or (2) of the credit agreement claims if they are treated as traded on an “established market” and the Convertible A Notes are not treated as traded on an “established market”.

Qualified Stated Interest

A U.S. holder generally will be required to recognize and include in gross income qualified stated interest on the new convertible notes as ordinary income at the time it is paid or accrued on the new convertible notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The new convertible notes do not currently provide for qualified stated interest.

Original Issue Discount

Because interest on the new convertible notes is not unconditionally payable solely in cash at least annually, the new convertible notes will be considered to be issued with OID. Under the rules governing OID, regardless of a U.S. holder’s method of accounting, a U.S. holder will be required to accrue its pro rata share of OID on the new convertible notes on a constant yield basis and include such accruals in gross income, whether or not such U.S. holder receives a payment of interest solely in cash on the new convertible notes on the scheduled interest payment date. The amount of OID on the new convertible notes is the difference between their “stated redemption price at maturity” (i.e., the sum of all payments to be made on the new convertible notes other than “qualified stated interest,” as defined above) and their “issue price” (as defined above). Because interest on the new convertible notes is paid entirely in payment-in-kind (“PIK”) interest instead of paying cash, the stated interest payments on the new convertible notes will not constitute qualified stated interest. Additionally, we expect that the “stated redemption price at maturity” on the new convertible notes will exceed their “issue price” by more than the de minimis threshold if either the credit agreement claims or new convertible notes are treated as traded on an “established market.”

To determine the amount of OID that a U.S. holder must include in income, we will assume, as provided in the Treasury regulations, that we will make or not make elections to redeem the new convertible notes in a manner that minimizes the yield on the new convertible notes. These assumptions are made solely for United States federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or the timing of amounts, that will be paid on the new convertible notes. If the assumptions we make are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the new convertible notes, the new convertible notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” of the new convertible notes (as defined below).

The amount of OID that a U.S. holder is required to include in income is the sum of the “daily portions” of OID with respect to the new convertible notes for each day during the taxable year in which the U.S. holder is the beneficial owner of the new convertible notes. The “daily portions” of OID in respect of the new convertible notes are determined by allocating to each day in an “accrual period” the ratable portion of interest on the new convertible notes that accrues in the “accrual period.” The “accrual period” for the new convertible notes may be of any length and may vary in length over the term of the new convertible notes, provided that each “accrual period” is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an “accrual period.”

The amount of OID on the new convertible notes that accrues in an “accrual period” is the product of the “yield to maturity” on the new convertible notes (determined on the basis of compounding at the close of each accrual period and adjusted to reflect the length of the accrual period) and the “adjusted issue price” of the exchange notes at the beginning of such accrual period, reduced by any qualified stated interest allocable to the accrual period. The “yield to maturity” on the new convertible notes is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to their issue price. The “adjusted issue price” of the new convertible notes at the beginning of the first “accrual period” will equal their “issue price” (as described above) and for any “accrual periods” thereafter will be (x) the sum of the “issue price” of the new convertible notes and any OID previously accrued thereon minus (y) the amount of any payments previously made on the new convertible notes other than payments of qualified stated interest.

The issuance of additional notes in respect of PIK interest is generally not treated as a payment of interest. Instead, the new convertible notes and any additional notes issued in respect of PIK interest thereon are treated as a single debt instrument under the OID rules.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, U.S. holders are urged to consult their own independent tax advisors regarding the application of the OID rules to the new convertible notes.

Market Discount

If a U.S. holder’s initial tax basis in a new convertible note is less than its issue price, subject to a de minimis exception, the U.S. holder will be treated as having purchased the note at a “market discount.” In such case, a U.S. holder will be required to treat any principal payment on, or any gain realized on the sale, exchange or other disposition of, the new convertible note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the new convertible note and not previously included in income (including any accrued but unrecognized market discount which was carried over from a credit agreement claim); a U.S. holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the new convertible note. Alternatively, a U.S. holder may elect (with respect to the new convertible note and all other market discount obligations acquired by the U.S. holder after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election may only be revoked with the consent of the IRS. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the new convertible note, unless a U.S. holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount generally are treated as ordinary interest income.

Acquisition Premium

If a U.S. holder’s adjusted tax basis in a new convertible note (determined as described above under “Exchange Offer”), immediately after the exchange of a credit agreement claim for a new convertible note, is greater than its issue price but is less than or equal to its stated principal amount, the amount by which the U.S. holder’s basis exceeds the issue price of the new convertible notes will be “acquisition premium.” In such case, the daily portion of OID to be included with respect to the new convertible notes will be reduced by an amount equal to the daily portion of OID that the U.S. holder would otherwise include in its gross income multiplied by a fraction. The numerator of such fraction is the amount of acquisition premium, and the denominator is the OID in the new convertible notes. Alternatively, a U.S. holder may elect to amortize acquisition premium on a constant yield to maturity basis, as described above in “—Original Issue Discount.”

Bond Premium

If a U.S. holder’s initial tax basis in a new convertible note is greater than its stated principal amount, such U.S. holder will be treated as having acquired the note with “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect (with respect to the new convertible note and all of the U.S. holder’s other obligations with amortizable bond premium held on or acquired by such U.S. holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the new convertible note and may offset interest income otherwise required to be included in respect of the new convertible note during any taxable year by the amortized amount of such excess for the taxable year. This election may only be revoked with the consent of the IRS.

Constructive Dividends

If at any time we adjust the conversion rate of the new convertible notes, either at our discretion or pursuant to the anti-dilution provisions, the adjustment may be deemed to be the payment of a taxable dividend to the U.S. holders of the new convertible notes. Generally, a reasonable adjustment in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Sale, Conversion, Exchange, Redemption or Retirement of the Notes

Upon a sale, or exchange of a new convertible note for cash or other property, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property realized on the sale or exchange (less an amount equal to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income by the U.S. holder) and such U.S. Holder’s adjusted tax basis in the new convertible note. Such capital gain or loss should be long-term capital gain or loss if the note was held for more than one year. A U.S. Holder’s adjusted tax basis in a new convertible note will generally be equal to the U.S. Holder’s purchase price for the note (including the value of any rights to purchase such note), increased by any accrued OID.

Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Upon conversion of a new convertible note into YRCW stock, a U.S. holder should generally not recognize gain or loss for U.S. federal income tax purposes. A U.S. holder’s aggregate tax basis in the YRCW stock received in a conversion (except to the extent treated as received in respect of accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income by the U.S. holder, and possibly accrued OID) will equal the U.S. holder’s aggregate adjusted tax basis in the new convertible note exchanged therefor. A U.S. holder’s holding period in the YRCW stock received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will include the U.S. holder’s holding period in the new convertible note exchanged therefor.

Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the exchange offer and payments of proceeds from the sale, retirement or other disposition of YRC stock or new convertible notes, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax liability, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

II. TAX CONSEQUENCES TO NON-U.S. HOLDERS

As used herein, the term “Non-US. holder” means a holder of credit agreement claims other than a partnership or a U.S. holder.

Exchange Offer

Consequences of Exchange. Subject to the discussion below with respect to accrued interest, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of credit agreement claims pursuant to the exchange offer (or as a result of a deemed exchange due to the proposed amendments), unless (a) the holder is an individual who was present in the United States for 183 days or more during the taxable year (and is not otherwise a resident alien subject to the rules discussed above under “Tax Consequences to U.S. Holders”) and such holder has a “tax home” in the United States and certain conditions are met; (b) such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States); or (c) we were considered a United States real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such exchange or such holder’s holding period. If the first exception applies, to the extent that any gain is taxable (i.e., not deferred under the rules applicable to recapitalizations), the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the credit agreement claims. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, while we believe we have not been a USRPHC during the relevant period, and consider it unlikely that we will become so based on our current business plans and operations, if we were considered a USRPHC, any gain recognized by an exchanging Non-U.S. holder of the credit agreement claims should be treated as income effectively connected with such holder’s U.S. trade or business (except the branch profits tax should not apply). However, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the Non-U.S. holder disposing of the credit agreement claims did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the applicable class of the credit agreement claims.

Accrued Interest. Payments to a Non-U.S. holder that are attributable to accrued interest (including OID) generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that the Non-U.S. holder is not a U.S. person, unless:

(1)	the Non-U.S. holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock that are entitled to vote,

(2)	the Non-U.S. holder is a “controlled foreign corporation” that is a “related person” with respect to us (each, within the meaning of the Code),

(3)	the Non-U.S. holder is not a bank whose receipt of interest on the new convertible notes is described in Section 881(c)(3)(A) of the Code, or

(4)	such interest is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (in which case, provided the Non-U.S. holder provides a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. holder’s effectively connected earnings and profits that are attributable to the interest or OID at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued interest (including OID). For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Treaty Benefits. To claim the benefits of a treaty, a Non-U.S. holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.

Foreign Government Exemption. Foreign government related entities should furnish on an IRS Form W-8EXP (or successor form) to establish an exemption from withholding under Section 892 of the Code.

Ownership and Disposition of YRCW Stock

Dividends. Any distributions made on YRCW stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on YRCW stock held by a Non-U.S. holder that are not effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. holder generally will be required to satisfy certain IRS certification requirements to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8EXP (or, in either case, a successor form) upon which the Non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid on YRCW stock held by a Non-U.S. holder that are effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Sale, Redemption or Repurchase. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of YRCW stock received in the exchange offer unless (1) such holder is an individual who was present in the United States for 183 days or more during the taxable year (and is not otherwise a resident alien subject to the rules discussed above under “Tax Consequences to U.S. Holders”) and has a “tax home” in the United States and certain conditions are met, (2) such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States) or (3) we are or have been a USRPHC at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If the first exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the YRCW stock. If the second exception applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. holder, and a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

While we believe that we have not been a USRPHC for U.S. federal income tax purposes, and we consider it unlikely based on our current business plans and operations, if we were considered a USRPHC, a Non-U.S. holder might be subject to U.S. federal income tax (but not the branch profits tax) with respect to gain realized on the disposition of YRCW stock. However, such gain would not be subject to U.S. federal income or withholding tax if (1) our stock is regularly traded on an established securities market and (2) the Non-U.S. holder disposing of YRCW stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the value of our equity, including our common stock, and, if treated as equity, the Convertible B Notes.

Ownership and Disposition of New Convertible Notes

Treatment of the New Convertible Notes as Debt or Equity

Whether the new convertible notes are treated as debt or equity for U.S. federal income tax purposes will depend on a number of factual considerations, including the trading price of our common stock relative to the conversion price of the notes on the day the notes are issued. We expect that we will treat the Convertible B Notes as equity and the Convertible A Notes as debt, but our ultimate determination as to how we characterize the new convertible notes may change depending on the trading price of our common stock and these other considerations. Furthermore, regardless of how we characterize the new convertible notes, the IRS could challenge our characterization.

To the extent that either the Convertible A Notes or Convertible B Notes are classified as equity, they will be treated for U.S. federal income tax purposes as described above in “Ownership and Disposition of YRCW Stock” above and any PIK Interest on the new convertible notes will likely be taxable as a dividend as it accrues. The remainder of this discussion describes the treatment of the new convertible notes if they are respected as debt.

To the extent that either the Convertible A Notes or Convertible B Notes are treated as indebtedness for U.S. federal income tax purposes, interest on the new convertible notes, and gain on the sale, exchange, retirement or other disposition of the new convertible notes will be considered “U.S. trade or business income” of a Non-U.S. holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. holder. The discussion below applies only with respect to New Convertible Notes that are treated as indebtedness for U.S. federal income tax purposes.

Interest Accruals on the New Convertible Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. holder will not be subject to U.S. federal income or withholding tax (other than interest that is effectively connected with the conduct of a U.S. trade or business) in respect of interest paid on the new convertible notes if the interest qualifies for the “portfolio interest exemption.” Interest generally will qualify for the portfolio interest exemption if each of the following requirements is satisfied:

•	the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock that are entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the Company through sufficient stock ownership;

•	the Non-U.S. holder is not a bank whose receipt of interest on the new convertible notes is described in section 881(c)(3)(A) of the Code;

•	such interest is not deemed to be contingent interest within the meaning of the portfolio interest exemption provisions of the Code, and

•	the Company or its paying agent has received appropriate documentation (generally, an IRS Form W-8BEN or applicable substitute form) establishing that the Non-U.S. holder is not a U.S. person.

Although not free from doubt, the Company believes that the payments on the new convertible notes (to the extent respected as debt) should not be treated as contingent interest within the meaning of the portfolio interest exemption provisions of the Code. The certification requirement for the portfolio interest exemption generally will be satisfied if the Non-U.S. holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. holder and stating, among other things, that the Non-U.S. holder is not a United States person. Prospective Non-U.S. holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a Non-U.S. holder, a 30% U.S. federal income withholding tax will apply to amounts treated as interest paid on the new convertible notes to such Non-U.S. holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of a Non-U.S. holder and the Non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form) or (in certain cases) IRS Form W-8BEN (or suitable substitute form). If the interest is U.S. trade or business income of a Non-U.S. holder, such Non-U.S. holder generally will be subject to U.S. federal income tax with respect to all interest from the new convertible notes in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange, or Retirement of the New Convertible Notes

Generally, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain (if any) recognized on the taxable sale, exchange or retirement of the new convertible notes (other than amounts received attributable to interest, which should be taxable as discussed above) unless:

•	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the U.S.; or

•

the Non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale (and is not otherwise a resident alien subject to the rules discussed above under “Tax Consequences to U.S. Holders”), and certain other conditions are met.

A Non-U.S. holder described in the first bullet point above will be required to pay U.S. federal income tax on any gain derived from the sale generally in the same manner as if such Non-U.S. holder were a U.S. holder unless an applicable income tax treaty provides otherwise, and if such Non-U.S. holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate or an applicable lower treaty rate on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Non-U.S. holder is not considered a resident of the U.S.

Information Reporting and Backup Withholding

A Non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest (including accruals of OID) or dividends and any other reportable payments, including amounts received pursuant to the exchange offer and payments of proceeds from the sale, retirement or other disposition of the YRCW stock, as long as (1) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (2) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. In addition to the foregoing, we generally must report to a Non-U.S. holder and to the IRS the amount of interest (including OID) and dividends paid to each Non-U.S. holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. holder is a resident under the provision of an applicable income tax treaty or other agreement.

Reportable Transactions

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the exchange offer would be subject to these regulations and require disclosure on your tax return.

Consequences to the Company

For U.S. federal income tax purposes, many of our subsidiaries are members of an affiliated group of corporations of which the Company is the common parent, and file a single consolidated U.S. federal income tax return (the “YRCW Group”). The YRCW Group expects to report consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $319 million as of the end of 2010, and will likely recognize an additional operating loss for 2011.

As discussed below, in connection with the exchange offer, the amount of the YRCW Group’s consolidated NOL carryforwards may be significantly reduced or eliminated, and other tax attributes of the YRCW Group may be reduced.

Cancellation of Debt

In general, the Code provides that a solvent taxpayer must include in its taxable income the amount of any cancellation of debt (“COD”) that it realizes. The amount of COD income realized is generally the amount by which the amount of indebtedness discharged exceeds the value of any consideration given in exchange therefor. COD income is excluded from income if a taxpayer is insolvent (but only to the extent of the taxpayer’s insolvency) or if the COD income is realized pursuant to a confirmed plan of reorganization or court order in a chapter 11 bankruptcy case.

When the insolvency or bankruptcy exception to income inclusion applies, the Code provides that a taxpayer must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any COD excluded from income. The taxpayer can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the taxpayer and other members of the group be reduced. Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD income is realized.

We may realize a substantial amount of COD income as a result of the refinancing of our debt obligations, including the exchange offer. The amount of COD income will depend on the value of YRCW stock issued in satisfaction of our debt obligations and it is therefore impossible at the present time to know how much COD income we will realize. Depending on the amount of COD income incurred, a significant amount of our NOLs may be used to offset such taxable COD income.

Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the settlement date, remaining NOL carryforwards (if any) and certain other tax attributes (including current year NOLs, if any) allocable to periods prior to such date (collectively, “pre-change losses”) will be subject to limitation if Section 382 of the Code applies to us as a result of the ownership change rules described below. Any Section 382 limitations apply in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the exchange offer.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. We expect that the issuance of our common stock pursuant to the exchange offer will constitute an “ownership change” of the YRCW Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (4.55% for ownership changes occurring in May 2011). Because the ownership change resulting from the exchange will occur outside of the bankruptcy process, certain provisions of Section 382 will not be available that might otherwise increase or eliminate the annual limitation.

Any portion of an annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. Generally, NOL carryforwards expire after 20 years.

Section 382 of the Code also limits the deduction of certain built-in losses recognized within the five-year period subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the amount of such net unrealized built-in gain or loss is greater than the lesser of (a) $10 million or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

We expect that our ability to use any remaining pre-change losses will be significantly limited following the ownership change.

Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is generally reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

NON-U.S. OFFER RESTRICTIONS

This prospectus will not, subject to limited exceptions, be distributed outside the United States and is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made into those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action in any jurisdiction to facilitate a public offer of securities outside the United States or to facilitate the distribution of this prospectus outside of the United States. This prospectus does not constitute an invitation to participate in this exchange offer in any jurisdiction in which it is unlawful to make such invitation under applicable securities laws. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by the Company to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction other than the United States by the Company in relation to this exchange offer described herein that would permit a public offering of securities. Non-U.S. holders should consult their advisors in considering whether they may participate in this exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions that may apply in their home countries. We cannot provide any assurance about whether such limitations may exist.

LEGAL MATTERS

The validity of the exchange securities will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph stating that our significant declines in operations, cash flows and liquidity raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELIVERY OF LETTERS OF EXCHANGE

Manually signed facsimile copies of the letters of exchange will be accepted. The letters of exchange and any other required documents should be sent or delivered by each holder submitting credit agreement claims for exchange to the Information and Exchange Agent, at its address set forth on the back cover of this prospectus.

The Information and Exchange Agent for the exchange offer is U.S. Bank National Association.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

YRC Worldwide Inc.

Offer to Exchange for Credit Agreement Claims

described herein

Issuance of Shares of Series B Convertible Preferred Stock to an Employee Stock Trust or Tax Qualified Plan

Questions, requests for assistance and requests for additional copies of this prospectus may be directed to the Information and Exchange Agent at its address set forth below:

The Information and Exchange Agent for the exchange offer is:

U.S. Bank National Association

Two Liberty Place

50 S. 16th Street, Suite 2000

Mail Station: EX-PA-WBSP

Philadelphia, PA 19102

Attention: George Rayzis

Banks and Brokers call: (215) 761-9317

All others call toll free: (800) 945-4689

By Facsimile

(For Eligible Institutions Only)

(215) 761-9412

Confirmation: (215) 761-9317

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by the Company in connection with the offering of the securities registered under this registration statement. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$0.1
Printing expenses	0.1
Legal fees and expenses	4.0
Lender and Advisor fees and expenses	21.6
Accounting fees and expenses	0.5
Miscellaneous expenses	3.5

Total	$29.8

Item 14. Indemnification of Directors and Officers

Delaware Law

YRC Worldwide Inc. (the “Company”), and registrants YRC Enterprise Services, Inc. (“YRC Enterprise”), YRC Regional Transportation, Inc. (“YRC Regional”), USF Sales Corporation (“USF Sales”), YRC Association Solutions, Inc. (“YRC Association”), Express Lane Service, Inc. (“Express Lane”), YRC International Investments, Inc. (“YRC International”), Roadway Express International, Inc. (“Roadway Express”), USF Canada Inc. (“USF Canada”), USF Mexico Inc. (“USF Mexico”) and USFreightways Corporation (“US Freightways”), are all incorporated under the laws of the State of Delaware.

The Certificate of Incorporation, as amended, of each of the Company, YRC Enterprise, YRC Regional, USF Sales, YRC Association, Express Lane, USF Canada, USF Mexico and USFreightways provides that such registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of YRC International provides that such registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as the same exists or may be amended. The Certificate of Incorporation and Bylaws of each of the Company, YRC Regional, USF Sales, YRC Association, Express Lane and USFreightways also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of such registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws of each of the Company, YRC Enterprise, YRC Regional, USF Sales, YRC Association, Express Lane, YRC International, Roadway Express, USF Canada, USF Mexico and USFreightways, and DGCL Section 145 together provide that such registrants shall indemnify its present or former directors and officers, as well as other employees and may indemnify other individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the registrant’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the applicable registrant. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers’ insurance policy for employees (including officers) that are licensed to practice law (“counsel”).

The Company has entered into indemnification agreements with certain of its directors, officers, and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party’s entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

Roadway LLC (“Roadway”), USF RedStar LLC (“USF RedStar”) and YRC Mortgages, LLC (“YRC Mortgages”) are each organized as a limited liability company under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands. The limited liability company agreement of each of Roadway, USF RedStar and YRC Mortgages provides that, to the maximum extent permitted by law, the company shall indemnify any person who is or was a manager or member of the company, or who is or was serving at the request of the company as a manager, director or office of any other enterprise against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually incurred in connection with such action.

Pennsylvania Law

Roadway Next Day Corporation (“Roadway”), USF Glen Moore Inc. (“Glen Moore”) and New Penn Motor Express, Inc. (“New Penn”) are incorporated under the laws of the State of Pennsylvania. Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.

The Bylaws of each of USF provide that USF shall indemnify Indemnified Parties, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with a derivative action, if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to USF’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action.

The Bylaws of each of Glen Moore and New Penn provide that the company shall indemnify, to the extent permitted by law, any and all directors and officers of the corporation and any other person designated by the board against any liability incurred in connection with any proceeding in which such person is involved by fact of serving in the capacity of director, officer, employee or agent of the corporation, or at the request of the company, as a director, officer, employee agent, fiduciary or trustee of another enterprise, except where the conduct has been finally determined (i) to constitute willful misconduct of recklessness, (ii) to be attributable to the receipt by such indemnified party of a benefit to which it is not legally entitled or (iii) otherwise adjudicated to be unlawful.

Michigan Law

USF Holland Inc. (“Holland”) is incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders. The Bylaws of Holland provide that Holland shall indemnify Indemnified Parties, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with a derivative action, if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Holland’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action.

Oregon Law

USF Reddaway Inc. (“Reddaway”) is incorporated under the laws of the State of Oregon. The Oregon Business Corporation Act (the “OBCA”) permits a corporation to include in its articles of incorporation a provision indemnifying a director if (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. In addition, the OBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceedings. Reddaway’s articles of incorporation do not limit such right of indemnification.

Illinois Law

YRC Logistics Services, Inc. (“Logistics”) and USF Technology Services Inc. (“USF Technology”) are each incorporated under the laws of the State of Illinois. Under Section 8.75 of the Illinois Business Corporation Act

of 1983, Logistics and USF Technology are empowered, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened action (other than an action by or in the right of the corporation) to which such person is made a party or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of Logistics or USF Technology, or serving or having served at the request of Logistics or USF Technology as a director, officer, employee or agent of another enterprise. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of Logistics or USF Technology who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person. The Bylaws of Logistics provide that Logistics shall indemnify Indemnified Parties, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with a derivative action, if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Logistics’ best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action.

Hawaii Law

IMUA Handling Corporation (“IMUA”) is incorporated under the laws of the State of Hawaii. The Certificate of Incorporation of IMUA provides that directors shall not be personally liable to IMUA for any actions brought by shareholders or the corporation for monetary damages except for: (i) personal benefit received by a director to which the director is not entitled, (ii) an intentional inflection of harm on the corporation or the shareholders, (iii) a violation of Section 414-223 of the Hawaii Revised States (“HSR”) or (iv) an intentional violation of criminal law.

Pursuant to Section 414-242 of the Hawaii Revised States (“HSR”) and resolutions adopted by the board of IMUA, IMUA indemnifies its officers and directors to the full extent permitted by law if (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Subject to the same exceptions, IMUA shall indemnify its officers and directors in any derivative action, except where the officer or director received a financial benefit to which it was not entitled. In addition, in accordance with resolutions of the board of IMUA and Section 414-223 of HSR provides that, IMUA shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceedings.

Kansas Law

USF Dugan Inc. (“USF Dugan”) is incorporated under the laws of the State of Kansas. Section 17-6305 of the Kansas General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such action, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless otherwise determined by the court in which such proceeding is pending. A Kansas corporation may also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Bylaws of USF Dugan provide that USF Dugan shall indemnify Indemnified Parties, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with a derivative action, if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to USF Dugan’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action.

Ohio Law

Roadway Reverse Logistics, Inc. is incorporated under the laws of the State of Ohio. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

Arizona Law

USF Bestway Inc. (“USF Bestway”) is incorporated under the laws of the State of Arizona. Section 10-851 of the Arizona Revised Statutes authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual’s conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in best interests of the corporation, or in all other cases, that the conduct was at least not opposed to its best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to Section 10-202, subsection B, paragraph 2. Section 10-851 also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

Unless otherwise limited by its articles of incorporation, Section 10-852 of the Arizona Revised Statutes requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the Arizona Revised Statutes provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

The Articles of Incorporation of USF Bestway provide that USF Bestway shall indemnify any and all of its existing and former directors, officers, employees and agents against any and all expenses incurred, including but not limited to legal fees, judgments, penalties and amounts paid in compromise and settlement, which may arise or be incurred, rendered or levied in any legal action brought against them for or on account of any act or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met satisfactory standards of conduct appropriate in the circumstances. No such indemnification is available with respect to liabilities under the Securities Act of 1933 or comparable Arizona statutes, and USF Bestway has the right to refuse to indemnify in any instance in which the person to whom indemnification would otherwise have been applicable has unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action.

Item 15. Recent Sales and Unregistered Securities.

On February 23, 2010 the Company sold $49.8 million in aggregated principal amount of its 6% convertible notes due 2014. On August 3, 2010 the Company sold an additional $20.2 million in aggregate principal amount of its 6% convertible notes due 2014. The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act since each such transaction did not involve a public offering. In that regard, each purchaser of these securities represented to the Company in connection with such offer and sale that it was an “Accredited

Investor” within the meaning of Rule 501 of Regulation D under the Securities Act and that it was acquiring such securities in these transactions for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

A list of exhibits filed with this Registration Statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Worldwide Inc.

By:	/s/ William D. Zollars
William D. Zollars
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Zollars William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 17, 2011

/s/ William L. Trubeck William L. Trubeck	Director, Interim Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President, Investor Relations, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2011

/s/ Eugene I. Davis Eugene I. Davis	Director	May 17, 2011

/s/ Dennis E. Foster Dennis E. Foster	Director	May 17, 2011

/s/ Teresa Ghilarducci Teresa Ghilarducci	Director	May 17, 2011

/s/ Marnie S. Gordon Marnie S. Gordon	Director	May 17, 2011

Signature	Title	Date

/s/ Beverly K. Goulet Beverly K. Goulet	Director	May 17, 2011

/s/ Mark E. Holliday Mark E. Holliday	Director	May 17, 2011

/s/ John A. Lamar John A. Lamar	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Enterprise Services, Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President and Chief Executive Officer (Principal Executive Officer) and Director	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

Roadway LLC

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Manager	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Manager	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Manager	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

Roadway Next Day Corporation

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Regional Transportation, Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Sales Corporation

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on May 17, 2011.

USF Holland Inc.

By:	/s/ Daniel L. Olivier
Daniel L. Olivier
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Rogers Jeffrey A. Rogers	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Daniel L. Olivier Daniel L. Olivier	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clackamas, State of Oregon, on May 17, 2011.

USF Reddaway Inc.

By:	/s/ Thomas S. Palmer
Thomas S. Palmer
Vice President - Finance and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. O’Connor Thomas J. O’Connor	President and Chief Executive Officer (Principal Executive Officer) and Director	May 17, 2011

/s/ Thomas S. Palmer Thomas S. Palmer	Vice President - Finance and Chief Financial Officer (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Glen Moore Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Pruden Gary Pruden	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Logistics Services, Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

IMUA Handling Corporation

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Association Solutions, Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

Express Lane Service, Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC International Investments, Inc.

By:	/s/ Paul J. Liljegren
Paul J. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric A. Friedlander Eric A. Friedlander	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul J. Liljegren Paul J. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF RedStar LLC

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Manager	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Manager	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Manager	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Dugan Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Technology Services Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

YRC Mortgages, LLC

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul F. Liljegren Paul F. Liljegren	President (Principal Executive, Financial and Accounting Officer) and Manager	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Manager	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Manager	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

New Penn Motor Express, Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven D. Gast Steven D. Gast	President and Chief Executive Officer (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President - Legal and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

Roadway Express International, Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Smid Michael J. Smid	President (Principal Executive Officer) and Director	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

Roadway Reverse Logistics, Inc.

By:	/s/ Phil J. Gaines
Phil J. Gaines
Senior Vice President - Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy Riddell Randy Riddell	President (Principal Executive Officer)	May 17, 2011

/s/ Phil J. Gaines Phil J. Gaines	Senior Vice President - Finance (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Jeff P. Bennett Jeff P. Bennett	Vice President and Secretary and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Bestway Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Canada Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USF Mexico Inc.

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 17, 2011.

USFreightways Corporation

By:	/s/ Paul F. Liljegren
Paul F. Liljegren
Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Trubeck, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff P. Bennett Jeff P. Bennett	President and Secretary (Principal Executive Officer) and Director	May 17, 2011

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President (Principal Financial and Accounting Officer) and Director	May 17, 2011

/s/ Michael J. Smid Michael J. Smid	Director	May 17, 2011

Schedule of Exhibits

1.1	At Market Issuance Sales Agreement, dated as of May 3, 2010, among the Company, Wm Smith & Co. and McNicoll, Lewis & Vlak LLC (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K, filed on May 4, 2010, File No. 000-12255).

2.1	Asset Purchase Agreement dated November 23, 2009 between YRC Logistics Services, Inc. and Greatwide Dedicated Transport, LLC (incorporated by reference to Exhibit 2.1 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

2.2	Equity Interest Purchase Agreement, dated June 25, 2010, between the Company and CEG Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 9, 2010, File No. 000-12255).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2002, File No. 000-12255), as amended by Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed on December 23, 2003, File No. 000-12255), Certificate of Ownership and Merger (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on January 3, 2006, File No. 000-12255), Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.4 to the Annual Report on Form 10-K for the year ended December 31, 2009, File No. 000-12255), Certificate of Designations, Preferences, Powers and Rights of Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255), Certificate of Elimination of Class A Convertible Stock of the Company (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on April 30, 2010, File No. 000-12255) and Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1.4 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

3.2	Bylaws of the Company, as amended through February 10, 2011 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on February 11, 2011, File No. 000-12255).

3.3	Amended and Restated Certificate of Incorporation of YRC Inc., as further amended (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.4	Amended and Restated Bylaws of YRC Inc., f/k/a Roadway Express, Inc. (incorporated by reference to Exhibit 3.21 to Yellow Roadway Corporation’s Registration Statement on Form S-3 filed on February 23, 2004, File No. 333-113021).

3.5	Certificate of Formation of Roadway LLC, as amended (incorporated by reference to Exhibit 3.18 to Yellow Roadway Corporation’s Registration Statement on Form S-3 filed on February 23, 2004, File No. 333-113021).

3.6	Limited Liability Company Agreement of Roadway LLC (incorporated by reference to Exhibit 3.19 to Yellow Roadway Corporation’s Registration Statement on Form S-3 filed on February 23, 2004, File No. 333-113021).

3.7	Certificate of Incorporation of Roadway Next Day Corporation (incorporated by reference to Exhibit 3.22 to Yellow Roadway Corporation’s Registration Statement on Form S-3 filed on February 23, 2004, File No. 333-113021).

3.8	Bylaws of Roadway Next Day Corporation (incorporated by reference to Exhibit 3.23 to Yellow Roadway Corporation’s Registration Statement on Form S-3 filed on February 23, 2004, File No. 333-113021).

3.9	Certificate of Incorporation of YRC Enterprise Services, Inc., as amended (incorporated by reference to Exhibit 3.15 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.10	Bylaws of YRC Enterprise Services, Inc. (incorporated by reference to Exhibit 3.16 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.11	Certificate of Incorporation of YRC Regional Transportation, Inc., as amended (incorporated by reference to Exhibit 3.17 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.12	Amended and Restated Bylaws of YRC Regional Transportation, Inc., f/k/a USF Corporation (incorporated by reference to Exhibit 3.27 to Yellow Roadway Corporation’s Registration Statement on Form S-4 filed on June 21, 2005, File No. 333-126006).

3.13	Certificate of Incorporation of USF Sales Corporation, as amended (incorporated by reference to Exhibit 3.19 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.14	Amended and Restated Bylaws of USF Sales Corporation (incorporated by reference to Exhibit 3.20 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.15	Certificate of Incorporation of USF Holland Inc., as amended (incorporated by reference to Exhibit 3.21 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.16	Amended and Restated Bylaws of USF Holland Inc. (incorporated by reference to Exhibit 3.29 to Yellow Roadway Corporation’s Registration Statement on Form S-4 filed on June 21, 2005, File No. 333-126006).

3.17	Certificate of Incorporation of USF Reddaway Inc., as amended (incorporated by reference to Exhibit 3.23 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.18	Bylaws of USF Reddaway Inc. (incorporated by reference to Exhibit 3.24 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.19	Certificate of Incorporation of USF Glen Moore Inc., as amended (incorporated by reference to Exhibit 3.25 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.20	Bylaws of USF Glen Moore Inc. (incorporated by reference to Exhibit 3.26 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.21	Certificate of Incorporation of YRC Logistics Services, Inc., f/k/a USF Distribution Services, Inc., as amended (incorporated by reference to Exhibit 3.27 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.22	Amended and Restated Bylaws of YRC Logistics Services, Inc., as further amended (incorporated by reference to Exhibit 3.28 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.23	Certificate of Incorporation of IMUA Handling Corporation, as amended (incorporated by reference to Exhibit 3.29 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.24	Bylaws of IMUA Handling Corporation, as amended (incorporated by reference to Exhibit 3.30 to the Company’s Registration Statement on Form S-3, filed on February 12, 2010, File No. 333-164877).

3.25*	Certificate of Incorporation of YRC Association Solutions, Inc.

3.26*	Amended and Restated Bylaws of YRC Association Solutions, Inc.

3.27*	Certificate of Incorporation of Express Lane Service, Inc.

3.28*	Bylaws of Express Lane Service, Inc.

3.29*	Certificate of Incorporation of YRC International Investments, Inc.

3.30*	Bylaws of YRC International Investments, Inc.

3.31*	Certificate of Formation of USF RedStar LLC.

3.32*	Limited Liability Company Agreement of USF RedStar LLC.

3.33*	Articles of Incorporation of USF Dugan Inc., f/k/a Dugan Truck Line, Inc., as amended.

3.34*	Amended and Restated Bylaws of USF Dugan Inc.

3.35*	Articles of Incorporation of USF Technology Services Inc., as amended.

3.36*	Bylaws of USF Technology Services Inc.

3.37*	Certificate of Formation of YRC Mortgages, LLC, f/k/a YRC Mortgages, Inc.

3.38*	Limited Liability Company Agreement of YRC Mortgages, LLC

3.39*	Articles of Incorporation of New Penn Motor Express, Inc., f/k/a NPME, Inc., as amended.

3.40*	Bylaws of New Penn Motor Express, Inc.

3.41*	Certificate of Incorporation of Roadway Express International, Inc., as amended.

3.42*	Amended and Restated Bylaws of Roadway Express International, Inc.

3.43*	Articles of Incorporation of Roadway Reverse Logistics, Inc., f/k/a Roadway Managed Return Services, Inc., as amended.

3.44*	Code of Regulations of Roadway Reverse Logistics, Inc., f/k/a Roadway Managed Return Services, Inc.

3.45*	Articles of Incorporation of USF Bestway Inc., f/k/a Best-Way Transportation, as amended.

3.46*	Bylaws of USF Bestway Inc., f/k/a Best-Way Transportation.

3.47*	Certificate of Incorporation of USF Canada Inc.

3.48*	Amended and Restated Bylaws of USF Canada Inc.

3.49*	Certificate of Incorporation of USF Mexico Inc.

3.50*	Amended and Restated Bylaws of USF Mexico Inc.

3.51*	Certificate of Incorporation of USFreightways Corporation, f/k/a USF Corporation, as amended.

3.52*	Bylaws of USFreightways Corporation

4.1.1	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.1.2	Supplemental Indenture, dated as of December 31, 2009, between the Company, the guarantors signatory thereto and Deutsche Bank Trust Company Americas, as trustee, supplementing the Indenture, dated as of December 31, 2004 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.2.1	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.2.2	Supplemental Indenture, dated as of December 31, 2009, between the Company, the guarantors signatory thereto and Deutsche Bank Trust Company Americas, as trustee, supplementing the Indenture, dated as of December 31, 2004 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the 3.375% Net Share Settled Contingent Convertible Senior notes due 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.3.1	Indenture (including form of note), dated as of February 23, 2010, by and among the Company, as issuer, the Guarantors and US Bank, National Association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on February 24, 2010, File No. 000-12255).

4.3.2	Supplemental Indenture, dated August 3, 2010, by and among the Company, as issuer, the Guarantors and U.S. Bank National Association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on August 3, 2010, File No. 000-12255).

4.3.3	Letter Agreement, dated August 2, 2010, by and among the Company and certain investors in the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-12255).

4.4	Commitment Letter, dated as of May 15, 2011 and agreed and accepted by the Company on May 16, 2011, by and between the Company and Morgan Stanley (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K, filed on May 17, 2011, File No. 000-12255).

4.5**	Form of Indenture (including form of note), dated as of , 2011, by and among the Company, as issuer, the subsidiaries party thereto as guarantors and U.S. Bank National Association, as trustee, related to the Company’s 10% Series A Convertible Senior Secured Notes due 2015.

4.6**	Form of Indenture (including form of note), dated as of , 2011, by and among the Company, as issuer, the subsidiaries party thereto as guarantors and U.S. Bank National Association, as trustee, related to the Company’s 10% Series B Convertible Senior Secured Notes due 2015.

4.7**	Form of Registration Rights Agreement, dated as of , 2011, among the Company, the guarantors named therein and the holders of the Company’s 10% Series A Convertible Senior Secured Notes due 2015 named therein.

4.8**	Form of Registration Rights Agreement, dated as of , 2011, among the Company, the guarantors named therein and the holders of the Company’s 10% Series B Convertible Senior Secured Notes due 2015 named therein.

4.9**	Form of Registration Rights Agreement, dated as of , 2011, among the Company, the guarantors named therein and the holders of the Company’s Series B Convertible Preferred Stock, named therein.

4.10**	Form of Certificate of Designations, Preferences, Powers and Rights of Series A Voting Preferred Stock.

4.11**	Form of Certificate of Designations, Preferences, Powers and Rights of Series B Convertible Preferred Stock.

4.12.1	Indenture, dated as of May 5, 1999, among YRC Regional Transportation, Inc. (formerly, USFreightways Corporation), the Guarantors named therein and NBD Bank, as trustee (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-126006).

4.12.2	Form of 8 1/2% Guaranteed Note due April 15, 2010 issued by YRC Regional Transportation, Inc. (formerly, USFreightways Corporation) (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-126006).

4.12.3	Supplemental Indenture, dated as of June 27, 2005, among the Company, as New Guarantor, YRC Regional Transportation, Inc. (formerly, USF Corporation), the Existing Guarantor Subsidiaries under the Indenture and J.P. Morgan Trust Company, National Association as Trustee, supplementing the Indenture, dated as of May 5, 1999 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the YRC Regional Transportation, Inc. (formerly USFreightways Corporation) 8 1/2% Guaranteed Notes due April 15, 2010 (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 15, 2006, File No. 000-12255).

4.12.4	Supplemental Indenture, dated as of December 31, 2009, between YRC Regional Transportation, Inc. (formerly USFreightways Corporation), the guarantors signatory thereto, and The Bank of New York Mellon Trust Company, N.A. (successor-in-interest to NBD Bank), as trustee, supplementing the Indenture, dated as of May 5, 1999 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the 8 1/2% Guaranteed Notes due April 15, 2010 (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.13.1	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.13.2	Supplemental Indenture, dated as of December 31, 2009, between the Company, the guarantors signatory thereto and Deutsche Bank Trust Company Americas, as trustee, supplementing the Indenture, dated as of December 31, 2004 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.14.1	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

4.14.2	Supplemental Indenture, dated as of December 31, 2009, between the Company, the guarantors signatory thereto and Deutsche Bank Trust Company Americas, as trustee, supplementing the Indenture, dated as of December 31, 2004 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the 3.375% Net Share Settled Contingent Convertible Senior notes due 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.15	Mutual Release, dated as of December 31, 2009, by and among the Company, YRC Regional Transportation, Inc. and certain holders of 8 1/2% Guaranteed Notes due April 15, 2010, 3.375% Contingent Convertible Senior Notes due 2023, 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023, 5% Contingent Convertible Senior Notes due 2023 and 5% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K, filed on January 7, 2010, File No. 000-12255).

4.16	Registration Rights Agreement, dated as of February 11, 2010, by and among the Company and persons defined as Purchasers and Guarantors therein (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed on February 11, 2010, File No. 000-12255).

4.17	Indenture (including form of note), dated as of February 23, 2010, by and among the Company, as issuer, the Guarantors and US Bank, National Association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on February 24, 2010, File No. 000-12255).

4.18	Supplemental Indenture, dated August 3, 2010, by and among the Company, as issuer, the Guarantors and U.S. Bank National Association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed on August 3, 2010, File No. 000-12255).

4.19	Letter Agreement, dated August 2, 2010, by and among the Company and certain investors in the Company’s 6% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-12255).

5.1**	Opinion of Kirkland & Ellis LLP

5.2**	Opinion of Kobayashi, Sugita & Goda with respect to IMUA Handling Corporation.

5.3**	Opinion of Clark Hill PLC with respect to USF Holland Inc.

5.4**	Opinion of Stoel Rives, LLP with respect to USF Reddaway Inc.

5.5**	Opinion of Morgan, Lewis & Bockius LLP with respect to Roadway Next Day Corporation.

5.6**	Opinion of Morgan, Lewis & Bockius LLP with respect to USF Glen Moore Inc.

5.7**	Opinion of Morgan, Lewis & Bockius LLP with respect to New Penn Motor Express, Inc.

5.8**	Opinion of Husch Blackwell with respect to USF Dugan Inc.

5.9**	Opinion of Snell & Wilmer L.L.P. with respect to USF Bestway Inc.

5.10**	Opinion of Baker Hostetler LLP with respect to Roadway Reverse Logistics, Inc.

8.1**	Opinion of Kirkland & Ellis LLP regarding certain tax matters.

10.1	Support Agreement among the Company and certain lenders under its Credit Agreement (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K, filed on April 29, 2011, File No. 000-12255).

10.2	Support Agreement among the Company and TNFINC (incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K, filed on April 29, 2011, File No. 000-12255).

10.2.1	Summary of Principal Terms of Proposed Restructuring, dated as of April 21, 2011 (incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K, filed on April 29, 2011, File No. 000-12255).

10.3.1	Credit Agreement, dated as of August 17, 2007, among the Company; the Canadian Borrowers and UK Borrowers party thereto; the Lenders party thereto; Bank of America, N.A. and SunTrust Bank, as Syndication Agents; U.S. Bank National Association, Wachovia Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as Documentation Agents; JP Morgan Chase Bank, National Association, Toronto Branch, as Canadian Agent; J.P. Morgan Europe Limited, as UK Agent; and JPMorgan Chase Bank, National Association, as Administrative Agent (hereinafter referred to as the “Credit Agreement”) (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on August 22, 2007, File No. 000-12255).

10.3.2	Amendment No. 1, dated as of April 18, 2008, to the Credit Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on April 21, 2008, File No. 000-12255).

10.3.3	Waiver No. 1, dated as of January 15, 2009, to the Credit Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on January 22, 2009, File No. 000-12255).

10.3.4	Waiver and Amendment No. 2, dated as of February 12, 2009, and Consent, Waiver and Amendment No. 3, dated February 27, 2009, to the Credit Agreement (incorporated by reference to Exhibit 10.1.4 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.3.5	Amendment No. 4, dated April 15, 2009, to the Credit Agreement (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009, File No. 000-12255).

10.3.6	Amendment No. 5 (dated as of May 14, 2009), Amendment No. 6 (dated as of May 15, 2009) and Amendment No. 7 (dated as of June 17, 2009) to the Credit Agreement (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009, File No. 000-12255).

10.3.7	Amendment No. 8 (dated as of July 13, 2009), Amendment No. 9 (dated as of July 30, 2009), Amendment No. 10 (dated as of August 28, 2009), Waiver and Amendment No. 11 (dated as of October 9, 2009) and Waiver (dated as of October 26, 2009) to the Credit Agreement (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.3.8	Amendment No. 12 (dated as of October 27, 2009) to the Credit Agreement (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.3.9	Amendment No. 13 (dated as of December 15, 2009) and Amendment No. 14 (dated as of December 21, 2009) to the Credit Agreement (incorporated by reference to Exhibit 10.1.9 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.3.10	Amendment No. 15 (dated as of February 10, 2010) to the Credit Agreement (incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K, filed on February 11, 2010, File No. 000-12255).

10.3.11	Amendment No. 16 (dated as of March 11, 2010) to the Credit Agreement (incorporated by reference to Exhibit 10.1.11 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.3.12	Amendment No. 17, dated May 3, 2010, to the Credit Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on May 4, 2010, File No. 000-12255).

10.3.13	Amendment No. 18, dated July 28, 2010, to the Credit Agreement (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-12255).

10.3.14	Amendment No. 19 (dated December 20, 2010) and Amendment No. 20 (dated February 28, 2011) to the Credit Agreement (incorporated by reference to Exhibit 10.1.14 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.3.15	Amendment No. 21 (dated April 29, 2011) to the Credit Agreement (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.4.1	Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, among Yellow Roadway Receivables Funding Corporation, as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; YRC Assurance Co. Ltd., as an uncommitted purchaser; the financial institutions party thereto as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer; SunTrust Robinson Humphrey, Inc., as Three Pillars Agent, The Royal Bank of Scotland plc (successor to ABN AMRO Bank, N.V.), as Amsterdam Agent, and JPMorgan Chase Bank, N.A., as Falcon Agent and as Administrative Agent (hereinafter referred to as the “ABS Facility”) (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on April 21, 2008, File No. 000-12255).

10.4.2	Omnibus Consent and Amendment No. 1 to the ABS Facility, Amendment No. 4 to Receivables Sale Agreement among YRC Inc., USF Reddaway, Inc. and USF Holland, Inc., as Originators, and Yellow Roadway Receivables Funding Corporation, as Seller (hereinafter referred to as the “ABS Sale Agreement”) and Amendment No. 1 to Performance Undertaking, dated as of September 25, 2008, (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 10, 2008, File No. 000-12255).

10.4.3	Limited Waiver and Second Amendment, dated as of January 15, 2009, to the ABS Facility (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on January 22, 2009, File No. 000-12255).

10.4.4	Omnibus Amendment [Waiver and Amendment No. 3 to the ABS Facility, and Amendment No. 4 to ABS Sale Agreement], dated as of February 12, 2009, and Waiver and Amendment No. 4 to the ABS Facility, dated February 27, 2009 (incorporated by reference to Exhibit 10.2.4 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.4.5	Amendment No. 5 (dated May 15, 2009) and Amendment No. 6 (dated May 20, 2009) to the ABS Facility (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009, File No. 000-12255).

10.4.6	Amendment No. 7 (dated July 30, 2009), Amendment No. 8 (dated August 28, 2009), Omnibus Amendment No. 9 (dated September 14, 2009), Amendment No. 10 (dated September 22, 2009), Waiver and Amendment No. 11 (dated October 9, 2009), Omnibus Amendment No. 12 (dated October 15, 2009) and Waiver and Amendment No. 13 (dated October 26, 2009) to the ABS Facility (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.4.7	Amendment No. 14 (dated October 27, 2009) to the ABS Facility (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.4.8	Amendment No. 15 (dated as of December 15, 2009) and Amendment No. 16 (dated as of December 21, 2009) to the ABS Facility (incorporated by reference to Exhibit 10.2.8 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.4.9	Amendment No. 17, dated May 3, 2010, to the ABS Facility (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on May 4, 2010, File No. 000-12255).

10.4.10	Amendment No. 18, dated June 11, 2010, to the ABS Facility (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on June 14, 2010, File No. 000-12255).

10.4.11	Amendment No. 19, dated October 20, 2010, to the ABS Facility (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on October 26, 2010, File No. 000-12255).

10.4.12	Amendment No. 20 (dated November 8, 2010), Amendment No. 21 (dated December 20, 2010), and Omnibus Amendment No. 22 (dated February 28, 2011) to the ABS Facility (incorporated by reference to Exhibit 10.2.12 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.4.13	Amendment No. 23 (dated April 29, 2011) to the ABS Facility (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.5.1	National Master Freight Agreement, effective April 1, 2008, among the International Brotherhood of Teamsters, YRC Inc. (formerly, Yellow Transportation, Inc. and Roadway Express, Inc.), USF Holland Inc. and New Penn Motor Express, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on February 11, 2008, File No. 000-12255).

10.5.2	Amended and Restated Memorandum of Understanding on the Job Security Plan, dated July 9, 2009, among the International Brotherhood of Teamsters, YRC Inc., USF Holland Inc. and New Penn Motor Express, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on July 14, 2009, File No. 000-12255).

10.5.3	Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies and related Term Sheet/Proposal (the “Restructuring Plan”), dated September 24, 2010, among the International Brotherhood of Teamsters, YRC Inc., USF Holland Inc. and New Penn Motor Express, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on September 29, 2010, File No. 000-12255).

10.5.4	Certification and Amendment (dated December 31, 2010) and Certification and Second Amendment (dated February 28, 2011) to the Restructuring Plan Term Sheet (incorporated by reference to Exhibit 10.3.4 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.6.1	Contribution Deferral Agreement, dated as of June 17, 2009, by and between YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway Inc., the Trustees for the Central States, Southeast and Southwest Areas Pension Fund and the other Funds from time to time party thereto and Wilmington Trust Company, as Agent (hereinafter referred to as the “Contribution Deferral Agreement”) (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009, File No. 000-12255).

10.6.2	Consent and Amendment Agreement (dated September 22, 2009) and Amendment 2 (dated November 5, 2009) to Contribution Deferral Agreement (incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.6.3	Amendment 3 (dated February 10, 2010) to Contribution Deferral Agreement (incorporated by reference to Exhibit 99.4 to Current Report on Form 8-K, filed on February 11, 2010, File No. 000-12255).

10.6.4	Amendment No. 4, dated May 3, 2010 to Contribution Deferral Agreement (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K, filed on May 4, 2010, File No. 000-12255).

10.6.5	Consent and Amendment 5, effective August 4, 2010, and Consent and Amendment 6, effective August 10, 2010, to Contribution Deferral Agreement (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-12255).

10.6.6	Amendment No. 7 (dated December 30, 2010) and Consent and Amendment No. 8 (dated February 28, 2011) to Contribution Deferral Agreement (incorporated by reference to Exhibit 10.4.7 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.6.7	Amendment No. 9 (dated April 29, 2011) and Amendment No. 10 (dated April 29, 2011) to the Contribution Deferral Agreement (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.7.1	Real Estate Sales Contract, effective December 19, 2008, between NATMI Truck Terminals, LLC and the Company, as amended by Amendment No. 1, effective January 21, 2009, and Amendment No. 2, effective February 12, 2009 (incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.7.2	Amendment No. 3 (effective March 6, 2009), Amendment No. 4 (effective March 31, 2009) and Amendment No. 5 (effective April 21, 2009) to Real Estate Sales Contract, effective December 19, 2008, between NATMI Truck Terminals, LLC and the Company (incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009, File No. 000-12255).

10.8	Form of Real Estate Sales Contract, dated February 13, 2009, between Estes Express Lines and YRC Inc., USF Reddaway, Inc. or USF Holland Inc. (incorporated by reference to Exhibit 10.9 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009, File No. 000-12255).

10.9.1	Real Estate Sales Contract, effective August 14, 2009, between North American Terminals Management, Inc. and the Company (hereinafter referred to as “First Pool Real Estate Sales Contract”) and First Amendment (effective August 21, 2009), Second Amendment (effective September 21, 2009), Third Amendment (effective September 23, 2009), Fourth Amendment (effective October 7, 2009), Fifth Amendment (effective October 9, 2009) and Sixth Amendment (effective November 4, 2009) to First Pool Real Estate Sales Contract (incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.9.2	Real Estate Sales Contract, effective August 14, 2009, between North American Terminals Management, Inc. and the Company (hereinafter referred to as “Second Pool Real Estate Sales Contract”) and First Amendment (effective August 21, 2009), Second Amendment (effective September 21, 2009) and Third Amendment (effective November 4, 2009) to Second Pool Real Estate Sales Contract (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.9.3	Fourth Amendment (effective November 23, 2009), Fifth Amendment (effective December 2, 2009), Sixth Amendment (effective December 3, 2009), Seventh Amendment (effective December 9, 2009), Eighth Amendment (effective December 23, 2009) and Ninth Amendment (effective January 15, 2010) to Second Pool Real Estate Sales Contract (incorporated by reference to Exhibit 10.7.3 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.10	Note Purchase Agreement, dated February 11, 2010, by and among the Company, the investors listed on the Schedule of Buyers attached as Annex I thereto, and the subsidiaries of the Company listed on the Schedule of Guarantors attached as Annex II thereto (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K, filed on February 11, 2010, File No. 000-12255).

10.11	Escrow Agreement, dated as of February 23, 2010, by and among the Company, the persons defined as Buyers therein, and U.S. Bank National Association, as escrow agent (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K, filed on February 24, 2010, File No. 000-12255).

10.12.1	YRC Worldwide Inc. Director Compensation Plan (incorporated by reference to Exhibit 10.12.1 to Annual Report on Form 10-K/A for the year ended December 31, 2010, filed on April 29, 2011, File No. 000-12255).

10.12.2	Form of Director Share Unit Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on July 25, 2005, File No. 000-12255).

10.13.1	Employment Agreement dated January 25, 2006, by and between the Company and William D. Zollars (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on January 26, 2006, File No. 000-12255).

10.13.2	Amendment effective December 30, 2008 to Employment Agreement, dated as of January 25, 2006, by and between the Company and William D. Zollars (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on January 6, 2009, File No. 000-12255).

10.13.3	Letter Agreement, dated September 28, 2010, between the Company and William D. Zollars (incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010, File No. 000-12255).

10.14	Form of Indemnification Agreement between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, filed on March 15, 2007, File No. 000-12255).

10.15	Form of Executive Severance Agreement between the Company and each of the following executive officers: William D. Zollars, Sheila K. Taylor, Michael J. Smid, Daniel J. Churay, Phil J. Gaines, James G. Kissinger, Paul F. Liljegren and Michael J. Naatz incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009, File No. 000-12255).

10.16	YRC Worldwide Inc. Executive Severance Policy (incorporated by reference to Exhibit 10.9 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009, File No. 000-12255).

10.17	Yellow Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 6, 2003, Reg. No. 000-12255).

10.18	Yellow Corporation 1997 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005, Reg. No. 000-12255).

10.19	Yellow Corporation 2002 Stock Option and Share Award Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8, filed on May 15, 2002, File No. 333-88268).

10.20	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 6, 2003, File No. 000-12255).

10.21	YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan, as amended with effect from June 29, 2010 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on June 29, 2010, File No. 000-12255).

10.22	Form of Share Unit Agreement (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008, File No. 000-12255).

10.23	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on May 19, 2008, File No. 000-12255).

10.24	YRC Worldwide Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008, File No. 000-12255).

10.25	YRC Worldwide Inc. Annual Incentive Bonus Program (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on May 23, 2007, File No. 000-12255).

10.26.1	YRC Worldwide Inc. Supplemental Executive Pension Plan (Effective January 1, 2005) (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on July 25, 2006, File No. 000-12255).

10.26.2	Amendment to YRC Worldwide Inc. Supplemental Executive Pension Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed on July 8, 2008, File No. 000-12255).

10.27.1	YRC Worldwide Inc. Defined Contribution Supplemental Executive Retirement Plan (Effective January 1, 2005) (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on July 25, 2006, File No. 000-12255).

10.27.2	Amendment to YRC Worldwide Inc. Defined Contribution Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.21.2 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.28.1	Yellow Corporation Pension Plan, amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.27 to Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004, File No. 000-12255).

10.28.2	Amendment No. 1 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 9, 2005, File No. 000-12255).

10.28.3	Amendment No. 2 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.28.3 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.28.4	Amendment No. 3 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed on July 8, 2008, File No. 000-12255).

10.28.5	Amendment No. 4 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.22.5 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.28.6	Amendment No. 5 and Amendment No. 6 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.28.6 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.28.7	Amendment No. 7 to Yellow Corporation Pension Plan, as amended and restated as of January 1, 2004 (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 9, 2010, File No. 000-12255).

10.29	YRC Worldwide Inc. Non-Union Employee Option Plan (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K, filed on January 6, 2009, File No. 000-12255).

10.30	YRC Worldwide Inc. Union Employee Option Plan (incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, File No. 000-12255).

10.31	YRC Worldwide Inc. Second Union Employee Option Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on March 5, 2010, File No. 000-12255).

10.32	Form of YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 Current Report on Form 8-K, filed on April 3, 2009, File No. 000-12255).

10.33	Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement dated June 2, 2009 by and between the Company and Michael J. Smid (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on June 2, 2009, File No. 000-12255).

10.34	Form of Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement between the Company and each of the following executive officers: Sheila K. Taylor, Daniel J. Churay, James G. Kissinger, and Michael J. Naatz (incorporated by reference to Exhibit 10.35 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.35	Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement dated December 16, 2008 by and between the Company and Phil J. Gaines (as amended by that certain letter agreement dated November 24, 2009) (incorporated by reference to Exhibit 10.38 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.36	Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement dated January 6, 2010 by and between the Company and Timothy A. Wicks (incorporated by reference to Exhibit 10.39 to Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010, File No. 000-12255).

10.37	Letter Agreement, dated November 8, 2010, between the Company and John A. Lamar (incorporated by reference to Exhibit 10.37 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

10.38	Separation Agreement and Release dated March 6, 2011, between the Company and Sheila K. Taylor (incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.39	Amendment to Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement dated March 6, 2011, between the Company and Sheila K. Taylor (incorporated by reference to Exhibit 10.9 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.40	Letter Agreement, effective March 28, 2011, between the Company and Phil J. Gaines (incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

10.41	Written Description of Compensatory Arrangement with William L. Trubeck, dated March 7, 2011 (incorporated by reference to Exhibit 10.11 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, File No. 000-12255).

12.1*	Statements re Computation of Ratios.

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011, File No. 000-12255).

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.3**	Consent of Kobayashi, Sugita & Goda (included in Exhibit 5.2).

23.4**	Consent of Clark Hill PLC (included in Exhibit 5.3).

23.5**	Consent of Stoel Rives, LLP (included in Exhibit 5.4).

23.6**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.5).

23.7**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.6).

23.8**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.7).

23.9**	Consent of Husch Blackwell (included in Exhibit 5.8).

23.10**	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.9).

23.11**	Consent of Baker Hostetler LLP (included in Exhibit 5.10).

24.1**	Powers of Attorney (included in signature pages).

25.1*	Statement of Eligibility of Trustee on Form T-1.

99.1**	Form of Letter of Exchange.

99.2**	Form of Subscription Certificate.

*	Indicates documents filed herewith.
**	To be filed by amendment.